                                                Filed pursuant to Rule 424(b)(3)
                                                          SEC File No. 333-19013

LATEX RESOURCES, INC.                                    ALLIANCE RESOURCES PLC

                MERGER PROPOSAL -- YOUR VOTE IS VERY IMPORTANT

     The Boards of Directors of LaTex Resources, Inc. and Alliance Resources Plc have agreed on a merger intended to create an oil and gas exploration, development and production company with greater opportunity for growth through domestic acquisitions and participation in foreign concessions than either of the companies could achieve separately. The combined company will be named Alliance Resources Plc; its executive office will be in London, England and its principal U.S. offices will be in Tulsa, Oklahoma.

     If the merger is completed, the Alliance Stock will be "reverse split" so that each Alliance shareholder at the time of the merger will receive one New Alliance Share for each 40 Existing Alliance Shares and each LaTex shareholder at the time of the merger will receive 0.85981 of a New Alliance Share for each share of LaTex Common Stock then held, 2.58201 New Alliance Shares for each share of LaTex Series A Stock then held, 6.17632 New Alliance Shares for each share of LaTex Series B Stock then held, and a warrant to purchase 0.85981 of a New Alliance Share for each share of LaTex Common Stock subject to warrants issued by LaTex then held. The New Alliance Shares to be issued to LaTex shareholders will represent approximately 72% of the outstanding stock of Alliance after the merger. The New Alliance Shares held by Alliance shareholders will represent approximately 28% of the outstanding stock of Alliance after the merger. If Alliance also issues New Alliance Shares, Bank Notes and Bank Warrants to LaTex's bank in payment of certain fees and in exchange for an overriding royalty interest held by the bank, as it has agreed in principle to do, the bank will hold additional New Alliance Shares amounting to approximately 4.8% of outstanding stock of Alliance and will hold convertible notes and warrants convertible or exercisable into additional shares amounting to approximately 6.8% of the then outstanding stock of Alliance.

     The merger cannot be completed unless the shareholders of both companies approve it. This document is being furnished only to the LaTex shareholders, however, as the Alliance shareholders are receiving a separate document prepared under English law. Both LaTex and Alliance have scheduled special meetings for their respective shareholders to vote on the merger. YOUR VOTE IS VERY IMPORTANT.

     The Board of Directors of LaTex Resources, Inc., by unanimous vote of the Board and of the independent Directors, have approved the Merger Agreement and authorized the Merger and unanimously recommend that you vote FOR the adoption of the Merger Agreement and authorization of the Merger.

     Whether or not you plan to attend the LaTex meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger. If you fail to return your card, your proxy will be counted as a vote against the merger.

     The date, time and place of the special meeting of the LaTex shareholders is:

                                         9 a.m., Local Time
                                         April 30, 1997
                                         Doubletree Downtown Hotel
                                         616 W. 7th
                                         Tulsa, Oklahoma 74127 U.S.A.

     This Proxy Statement provides you with detailed information about the proposed merger. In addition, you may obtain information about both LaTex and Alliance from documents that we have filed with the Securities and Exchange Commission ("SEC"). We encourage you to read this entire document carefully.



Jeffrey T. Wilson                                             John A. Keenan
Chairman of the Board and President,                         Managing Director
LaTex Resources, Inc.                                            Alliance
Resources Plc

Proxy Statement dated March 14, 1997, and first mailed to shareholders on or about April 7, 1997.

                             QUESTIONS AND ANSWERS
                        ABOUT THE ALLIANCE/LATEX MERGER

Q:   WHY ARE THE TWO COMPANIES PROPOSING TO MERGE? HOW WILL I BENEFIT?

A: This merger has been approved by the Boards of both LaTex and Alliance as a means to create an independent oil company that has a larger interest in U.S. properties than either of the separate companies currently have, which, with the potential improvements to cash flow and greater prospect for financial leverage that this base provides, is anticipated to have a greater ability to participate in additional domestic and international oil and gas projects. We believe that the merger will allow the combined companies to pursue opportunities that would otherwise be unavailable or incapable of being exploited by either company separately. Management of Alliance intends to focus particularly on opportunities in the United States, the former Soviet Union and the Middle East, but will consider opportunities throughout the world. Of course, there is no guarantee that the combined companies will be successful in their efforts.

Q:   WHAT DO I NEED TO DO NOW?

A: Mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the LaTex special meeting which will take place April 30, 1997. The Board of Directors of LaTex unanimously recommends voting in favor of the proposed merger.

Q:   PLEASE EXPLAIN THE EXCHANGE RATIO.

A: At the time of the merger, LaTex shareholders will receive 0.85981 of a New Alliance Share for each share of LaTex Common Stock they hold, 2.58201 New Alliance Shares for each share of LaTex Series A Stock they hold, 6.17632 New Alliance Shares for each share of LaTex Series B Stock they hold, and a warrant to purchase 0.85981 of a New Alliance Share for each share of LaTex Common Stock subject to warrants issued by LaTex they hold. Fractional New Alliance Shares will not be issued in the merger. Instead, the shares issued to each holder will be rounded to the nearest whole number of New Alliance shares. No cash will be paid for fractional shares not received.

     Example: if you currently own 100 shares of LaTex Common Stock, then after the merger you will be entitled to receive 86 New Alliance Shares.

Q:   WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: The Boards of Directors of both companies are working towards completing the merger as quickly as possible. In addition to shareholder approvals, we must also obtain regulatory approvals in both countries. We hope to complete the merger as early as April 30, 1997.

Q:   WHAT ARE THE TAX CONSEQUENCES TO LATEX SHAREHOLDERS OF THE MERGER?

A: The exchange of LaTex shares by LaTex shareholders in the merger into New Alliance Shares will be taxable. The taxable income or loss each LaTex shareholder must recognize will generally be equal to the amount that the middle market quotation as derived from the Daily Official List of the London Stock Exchange of the New Alliance Shares held by a shareholder immediately after the merger exceeds the shareholder's tax basis in the LaTex Shares. To review the tax consequences to shareholders in greater detail, see page 69.

Q:   HOW ARE THE ALLIANCE SHARES BEING CHANGED?

A: As part of the merger, the Alliance shareholders are being asked to approve a 40-to-1 reverse stock split of the Alliance stock. It is a condition to the merger that this reverse stock split be approved by the Alliance shareholders. Therefore, in connection with the merger, each 40 Existing Alliance Shares held by an Alliance shareholder at the time of the merger will be converted into one New Alliance Share. In this Proxy Statement, all references to the New Alliance Shares mean the Alliance shares after this reverse stock split.

Q:   HOW DO I REVOKE MY PROXY IF I DECIDE TO DO SO?

A: You have the unconditional right to revoke your proxy at any time before your shares are voted. You can revoke the proxy either by appearing in person and notifying the officials at the special meeting that you wish to revoke your proxy or by notifying LaTex in writing addressed to: 4200 East Skelly Drive, Suite 1000, Tulsa, Oklahoma 74135, Attention: Stacey D. Smethers, Secretary. Your revocation will not be effective unless it has been received by the Secretary of LaTex before the day of the special meeting or by the officials in charge of the special meeting before the shares are voted.

Q:   HOW DO I DISSENT AND SEEK AN APPRAISAL OF MY SHARES IF I WISH TO DO SO?

A: If you wish to dissent from the merger and receive the fair value of your LaTex shares in cash, you must deliver to LaTex, before the special meeting, a written demand for the appraisal of your LaTex Shares. This demand must reasonably inform LaTex of your identity and that you intend to demand the appraisal of your shares. You also must not vote in favor of the merger. After the vote on the merger, you must then follow additional steps to obtain the appraisal of your shares. See page 33 for additional information concerning your dissent and appraisal rights and how to pursue those rights.

Q:   SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, we will send you written instructions for exchanging your share certificates.

                    [This page is left blank intentionally]

                            ALLIANCE RESOURCES PLC

     THIS DOCUMENT SERVES AS A PROSPECTUS FOR SHARES OF ALLIANCE RESOURCES PLC AND ALSO AS A PROXY STATEMENT FOR A SPECIAL MEETING OF SHAREHOLDERS OF LATEX RESOURCES, INC. TO BE HELD ON APRIL 30, 1997

     This Proxy Statement relates to 21,448,787 ordinary shares of (Pounds)0.40 each (the "New Alliance Shares") in the capital of Alliance Resources Plc ("Alliance") that may be issued to the shareholders of LaTex Resources, Inc. ("LaTex") in exchange for the outstanding shares of its common and preferred stock, par value $.01 per share (the "LaTex Shares"), pursuant to an Agreement and Plan of Merger (the "Merger Agreement") providing for the merger (the "Merger") of Alliance Resources (Delaware), Inc. ("Alliance Delaware"), a newly formed wholly owned subsidiary of Alliance, into LaTex, and are being offered subject to the approval of the shareholders of LaTex and subject to the satisfaction of the other conditions set forth herein and in the Merger Agreement. A copy of the Merger Agreement is attached as Appendix B to this Proxy Statement. This Proxy Statement also relates to warrants (the "New Warrants") to be issued by Alliance in the Merger to replace currently outstanding warrants issued by LaTex to purchase 2,242,250 shares of LaTex Common Stock, and to 1,927,908 New Alliance Shares issuable upon exercise of those New Warrants. The Merger and the Merger Agreement are to be submitted to a vote of the shareholders of LaTex at a special meeting to be held on April 30, 1997. If the Merger is completed, the outstanding LaTex Shares (other than shares, if any, held by LaTex in treasury and shares held by dissenters) will be automatically canceled and LaTex shareholders will receive New Alliance Shares at the rate provided in the Merger Agreement (the "Conversion Rate"). See "The Merger--Terms of the Merger." This document also serves as a Prospectus with respect to up to 2,578,125 New Alliance Shares and warrants (the "Bank Warrants") that may be converted into or exercised for 1,210,938 additional New Alliance Shares and the New Alliance Shares issuable upon exercise of the Bank Warrants.

     The currently outstanding Alliance shares (the "Existing Alliance Shares") are traded on the London Stock Exchange under the symbol "ARS." In connection with the Merger, the Existing Alliance Shares will be subject to a 40-to-1 reverse split, pursuant to which each 40 Existing Alliance Shares will be consolidated into one New Alliance Share of (Pounds)0.40 each. In view of the size of the Merger relative to Alliance, the London Stock Exchange, at Alliance's request, has suspended trading in the Existing Alliance Shares until the Merger is completed. LaTex's Common Stock is traded on the Nasdaq SmallCap Market ("Nasdaq") under the symbol LATX. On August 9, 1996, the last trading day before the announcement of the Merger Agreement, the middle market quotation (as derived from the Daily Official List of the London Stock Exchange) for the Existing Alliance Shares was (Pounds)0.02 ($0.032) per share (equivalent to (Pounds)0.80 ($1.28) per New Alliance Share) and the last reported sale price on Nasdaq for LaTex's Common Stock was $0.41 per share. On March 14, 1997, the last reported sale price for LaTex's Common Stock as reported by Nasdaq was $0.344 per share.

     SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

     Application is being made to list the New Alliance Shares to be issued in connection with the Merger and to the Bank on the London Stock Exchange.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this Proxy Statement is March 14, 1997.

     Alliance has filed a registration statement with the Securities and Exchange Commission (the "SEC" or the "Commission") for the New Alliance Shares and New Warrants to which this Proxy Statement relates. See "Additional Information." For information concerning the circumstances in which this Proxy Statement may be used, see "The Merger--Registration and Resale."

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ABOUT ALLIANCE, THE NEW ALLIANCE SHARES, THE NEW WARRANTS OR ANY MATTER REFERRED TO IN THIS PROXY STATEMENT OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS PROXY STATEMENT. IF ANY OTHER INFORMATION OR REPRESENTATION IS GIVEN OR MADE, THAT INFORMATION OR REPRESENTATION MAY NOT BE RELIED UPON. NEITHER THE DELIVERY OF THIS PROXY STATEMENT NOR ANY DISTRIBUTION OF THE NEW ALLIANCE SHARES OR NEW WARRANTS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF LATEX OR ALLIANCE SINCE THE DATE HEREOF. HOWEVER, IF ANY MATERIAL CHANGE IN THE AFFAIRS OF LATEX OR ALLIANCE OCCURS AT ANY TIME WHEN THIS PROXY STATEMENT IS REQUIRED TO BE DELIVERED, THE PROXY STATEMENT WILL BE AMENDED OR SUPPLEMENTED.

     Until June 14, 1997 (90 days after the date of this Proxy Statement), all dealers effecting transactions in the securities offered hereby, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligations of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

     In this Proxy Statement, references to "dollar" and "$" are to United States dollars, and the terms "U.S." and "United States" means the United States of America, its states, its territories, its possessions and all areas subject to its jurisdiction. All references to "pound," "sterling," or "(Pounds)" are to United Kingdom currency, and the terms "United Kingdom," "U.K." and "UK" mean the United Kingdom of Great Britain and Northern Ireland, its possessions and all areas subject to its jurisdiction. Certain amounts stated in sterling herein have been also stated in dollars solely for convenience, and should not be construed as a representation that such sterling amounts actually represent such dollar amounts or could be, or could have been, converted into dollars at the rate indicated or at any other rate. Unless otherwise indicated, such dollar amounts have been derived by converting from sterling to dollars at the rate of (Pounds)1.00 equals $1.60, the New York foreign exchange selling rate applicable to trading among banks in amounts of $ 1 million and more, as quoted at 4 p.m. Eastern time on March 7, 1997, as reported by the Wall Street Journal on March 10, 1997. This rate may differ from the actual rate that may have been available at that time. Furthermore, such rate was not used by Alliance in the preparation of its consolidated financial statements included in this Proxy Statement.

     There are currently no UK decrees or regulations restricting the import or export of capital or affecting the remittance of dividends or other payments to holders of the Alliance shares who are non-residents of the UK.

                               ________________

     THIS PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE NEW ALLIANCE SHARES OR THE NEW WARRANTS IN ANY STATE OR OTHER JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                               TABLE OF CONTENTS

                                                                                                            PAGE
                                                                                                            ----
SUMMARY....................................................................................................    1
     The Companies.........................................................................................    1
     Our Reasons for the Merger............................................................................    1
     Recommendation to LaTex Shareholders..................................................................    2
     The Merger............................................................................................    2
     What LaTex Shareholders Will Receive..................................................................    2
     Ownership of the New Alliance Following the Merger....................................................    2
     Board of Directors and Management of the New Alliance Following the Merger............................    2
     Conditions to the Merger..............................................................................    3
     Termination of the Merger Agreement...................................................................    3
     Termination Fees......................................................................................    3
     Other Interests of Officers and Directors in the Merger...............................................    3
     Accounting Treatment..................................................................................    4
     Opinion of Financial Advisor..........................................................................    4
     Material Tax Considerations...........................................................................    4
     Restrictions on Resales...............................................................................    4
     Dissent and Appraisal Rights..........................................................................    4
     Comparative per Share Market Price Information........................................................    4
     Listing of Alliance Shares............................................................................    4

SUMMARY SELECTED HISTORICAL AND UNAUDITED PRO FORMA
     COMBINED CONDENSED FINANCIAL AND RESERVE INFORMATION..................................................    5
     Summary Historical and Pro Forma Financial Information................................................    5
     Summary Oil and Natural Gas Reserve Information.......................................................    8

RISK FACTORS...............................................................................................    9
     Volatility of Oil and Gas Prices and Supplies.........................................................    9
     Need to Replace Reserves..............................................................................    9
     Drilling and Operating Risks..........................................................................    9
     Uncertainty of Estimates of Oil and Natural Gas Reserves..............................................   10
     Acquisition Risks.....................................................................................   10
     International Acquisitions and Operations.............................................................   11
     Substantial Capital Requirements......................................................................   11
     Non-Majority Ownership of Properties..................................................................   11
     Dependence on Other Operators.........................................................................   11
     Dependence on Key Personnel...........................................................................   12
     Competition...........................................................................................   12
     Governmental and Environmental Regulation.............................................................   12
     No Dividends..........................................................................................   12
     Credit Facility Covenants and Restrictions............................................................   12
     Forward-looking Information...........................................................................   13
     Trading Markets.......................................................................................   13
     Enforceability of the U.S. Securities Laws............................................................   14

THE MERGER.................................................................................................   14
     Introduction..........................................................................................   14

     Background of the Merger..............................................................................   14
     Reasons for the Merger................................................................................   18
     Opinion of LaTex's Financial Advisor..................................................................   19
     Terms of the Merger...................................................................................   22
          General..........................................................................................   22
          The Merger.......................................................................................   22
          Conversion Rate..................................................................................   22
          Conduct of Business Prior to the Merger..........................................................   23
          Conditions to the Merger.........................................................................   23
          Disposition of Certain Assets....................................................................   24
          Termination......................................................................................   24
          No Solicitation Covenants........................................................................   24
     Effective Time of the Merger..........................................................................   25
     Exchange of Certificates..............................................................................   25
     Registration and Resale...............................................................................   25
     Regulatory Matters....................................................................................   26
     Interests of Certain Persons in the Merger............................................................   26
     Accounting Treatment..................................................................................   26
     Summary Comparison of LaTex Common Stock and New Alliance Shares......................................   26
     Restrictions on Resales by Affiliates.................................................................   34
     Appraisal Rights of Dissenting LaTex Shareholders.....................................................   34

PRICE RANGE OF STOCK AND DIVIDENDS.........................................................................   37
     Exchange Rates........................................................................................   38

SPECIAL MEETING OF SHAREHOLDERS............................................................................   38
     Purpose of the Meeting................................................................................   38
     Quorum and Voting.....................................................................................   38
     Recommendation........................................................................................   39

PRINCIPAL SHAREHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT...................................................   39

LATEX......................................................................................................   41

ALLIANCE...................................................................................................   42
     General...............................................................................................   42
     Recent Developments...................................................................................   42
     Acquisition of Overriding Royalty Interest from Bank..................................................   43
     Oil and Gas Interests.................................................................................   43
     Financing.............................................................................................   45
     International.........................................................................................   45
     Operations............................................................................................   46
     Reserves..............................................................................................   46
     Productive Wells and Acreage..........................................................................   47
     Drilling Activity.....................................................................................   48
     Product Marketing.....................................................................................   49
     Significant Oil and Natural Gas Purchasers............................................................   49
     Title to Properties...................................................................................   49
     Employees.............................................................................................   49

     Competition...........................................................................................   50
     Litigation............................................................................................   50
     Regulation............................................................................................   50

SELECTED CONSOLIDATED FINANCIAL INFORMATION OF ALLIANCE....................................................   53

UNAUDITED PRO FORMA FINANCIAL STATEMENTS OF ALLIANCE.......................................................   54

NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS..........................................................   58
     Condensed Pro Forma Combined Balance Sheet............................................................   58
     Condensed Pro Forma Combined Statements of Income.....................................................   59

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
     FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ALLIANCE.............................................   60
     General...............................................................................................   60
     Six Months Ended October 31, 1996 Compared with Six Months Ended October 31, 1995.....................   60
     1996 Compared with 1995...............................................................................   61
     1995 Compared with 1994...............................................................................   62
     Liquidity and Capital Resources.......................................................................   63

MANAGEMENT.................................................................................................   65
     Directors and Executive Officers of Alliance..........................................................   65
     Executive Compensation................................................................................   66

SUMMARY COMPENSATION TABLE.................................................................................   67

DESCRIPTION OF ALLIANCE SHARES.............................................................................   68
     Dividends.............................................................................................   69
     Options...............................................................................................   69
     Liquidation Rights....................................................................................   69
     Voting Rights.........................................................................................   69
     Pre-emptive Rights....................................................................................   69
     Variation of Rights...................................................................................   70
     Disclosure of Interests...............................................................................   70
     Exchange Controls and Other Limitations Affecting Security Holders....................................   70

MATERIAL TAX CONSIDERATIONS................................................................................   70
     U.S. Tax Consequences of the Merger...................................................................   71
     UK and US Tax Consequences of Ownership and Disposition of New Alliance Shares........................   72
          Taxation of Dividends............................................................................   72
          Backup Withholding and Information Reporting.....................................................   73
          Taxation of Capital Gains........................................................................   73
          Estate and Gift Tax..............................................................................   74
          Stamp Duty and Stamp Duty Reserve Tax............................................................   74
          Controlled Foreign Corporation Status............................................................   74
          Passive Foreign Investment Company Status........................................................   74

CERTAIN LONDON STOCK EXCHANGE LISTING REQUIREMENTS.........................................................   76

EXPERTS....................................................................................................   76

U.K. LISTING PARTICULARS...................................................................................   77

LEGAL MATTERS..............................................................................................   77

SHAREHOLDER PROPOSALS......................................................................................   78

ENFORCEABILITY OF CIVIL LIABILITIES UNDER
     UNITED STATES FEDERAL SECURITIES LAWS.................................................................   78

ADDITIONAL INFORMATION.....................................................................................   78

REPORTS TO SHAREHOLDERS....................................................................................   79
ALLIANCE FINANCIAL STATEMENTS..............................................................................  F-1
Appendix A - Definitions...................................................................................  A-1
Appendix B - Agreement and Plan of Merger as amended.......................................................  B-1
Appendix C - Opinions of Wood Roberts LLC..................................................................  C-1
Appendix D - Delaware General Corporation Law (S)262.......................................................  D-1
LaTex Annual Report Form 10-K/A for the Year Ended July 31, 1996
LaTex Quarterly Report on Form 10-Q/A for the Quarter Ended October 31, 1996

--------------------------------------------------------------------------------

                                    SUMMARY

          This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the Merger fully and for a more complete description of the legal terms of the Merger Agreement, you should read carefully this entire document.


THE COMPANIES (SEE PAGE 40)

Alliance Resources Plc                  Alliance is a London-based holding
Kingsbury House                         company of a group whose principal
15-17 King Street                       activities are the exploration,
London SW1Y 6QU                         development and production of oil and
England                                 gas in the United States. The group's
Telephone: 44 171 930 9337              existing producing oil and gas
                                        interests are located in the State of
                                        Louisiana. Alliance is organized as a
                                        public limited company under the laws
                                        of England and Wales. After the
                                        Merger, Alliance's principal United
                                        States operating offices will be
                                        located at 4200 East Skelly Drive,
                                        Suite 1000, Tulsa, Oklahoma 74135.


LaTex Resources, Inc.                   LaTex is an independent oil and gas
4200 East Skelly Drive, Suite 1000      exploration and production company
Tulsa, Oklahoma 74135                   located in Tulsa, Oklahoma, primarily
U.S.A.                                  engaged in the acquisition and
Telephone:  (918) 747-7000              exploitation of producing oil and gas
                                        properties. LaTex owns and operates
                                        producing oil and gas properties
                                        located in 13 states with reserves
                                        located primarily in the states of
                                        Mississippi, Louisiana, Oklahoma,
                                        Texas and Alabama. Additional
                                        information concerning LaTex is
                                        included on LaTex's Annual Report on
                                        Form 10-K for the Year Ended July 31,
                                        1996 and Quarterly Report on Form
                                        10-Q for the Quarter Ended October
                                        31, 1996, which accompany this Proxy
                                        Statement. LaTex is a Delaware
                                        corporation.


OUR REASONS FOR THE MERGER (SEE PAGE 18)

          The combined company will have a larger interest in U.S. properties than either of the separate companies and, with the potential improvements to cash flow and greater prospect for financial leverage that this base provides, is anticipated to have a greater ability to participate in domestic and international projects. In particular, the management and Boards of Directors of both companies believe that the Merger will allow the combined company to pursue development and acquisition projects that would otherwise be unavailable or incapable of being exploited by either company separately. Following the Merger, management of Alliance intends to focus particularly

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

on opportunities in the United States, the former Soviet Union and the Middle East, but will consider acquisitions throughout the world. Of course, there is no guarantee that the combined company will be successful in its efforts.

          Management of both LaTex and Alliance are confident that the two companies may be combined efficiently. The combined company's headquarters will be located in Alliance's current London offices, which will provide greater access to international opportunities, while LaTex's Tulsa office will become headquarters for domestic operations by integrating Alliance's smaller U.S. operation. In recommending the Merger to its shareholders, LaTex's Board of Directors considered a number of factors, including (a) the strategic aspects of a merger with Alliance; (b) the worsening financial condition of LaTex; (c) management's unsuccessful attempts to secure additional debt and/or equity financing; (d) the difficulties of continuing to operate as a small independent oil and gas company in the face of increasing competition for domestic and international opportunities; and (e) the difficulty of significantly increasing the company's assets, revenue or cash flow by pursuing only domestic projects.

RECOMMENDATION TO LATEX SHAREHOLDERS (SEE PAGE 38)

          The LaTex Board of Directors believes that the Merger is in your best interest and unanimously recommends that you vote FOR the proposal to approve and adopt the Merger Agreement and the Merger.

THE MERGER (SEE PAGE 22)

          The Merger Agreement is attached as Appendix B to this Proxy Statement. The LaTex Board of Directors encourages you to read the Merger Agreement as it is the legal document that governs the Merger.

          As part of the Merger, the Alliance shareholders are being asked to approve a 40-to-1 reverse stock split of the Existing Alliance Shares. It is a condition to the Merger that this reverse stock split be approved by the Alliance shareholders. Therefore, in connection with the Merger, each 40 Existing Alliance Shares of (Pounds)0.01 each at the time of the Merger will be consolidated into one New Alliance Share of (Pounds)0.40 each. In this Proxy Statement, all of the references to the New Alliance Shares mean the Alliance stock after this reverse stock split.

WHAT LATEX SHAREHOLDERS WILL RECEIVE (SEE PAGE 22)

          Alliance will issue up to 21,448,787 New Alliance Shares to LaTex shareholders in the Merger. At the time of the Merger, LaTex shareholders will receive 0.85981 of a New Alliance Share for each share of LaTex Common Stock they hold, 2.58201 New Alliance Shares for each share of LaTex Series A Stock they hold, 6.17632 New Alliance Shares for each share of LaTex Series B Stock they hold, and a New Warrant to purchase 0.85981 of a New Alliance Share for each share of LaTex Common Stock subject to warrants issued by LaTex outstanding at the time of the Merger. No fractional shares will be issued. Instead, the shares issued to each holder will be rounded to the

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

nearest whole number of New Alliance Shares. No cash will be paid for fractional shares not received.

          You should not send in your stock certificates until instructed to do so after the Merger is completed.

OWNERSHIP OF THE NEW ALLIANCE FOLLOWING THE MERGER (SEE PAGE 39)

          The New Alliance Shares issued to LaTex shareholders in the Merger will constitute approximately 73% of the outstanding common stock of Alliance immediately after the Merger. In addition, persons who hold warrants at the time of the Merger to purchase LaTex Shares will receive New Warrants to purchase 1,927,908 New Alliance Shares, or approximately 6.1% of the New Alliance Shares outstanding after the Merger, and assuming exercise of all of the New Warrants. If Alliance also issues New Alliance Shares, Bank Notes and Bank Warrants to LaTex's bank in payment of certain fees and in exchange for an overriding royalty interest held by the bank, as it has agreed in principle to do, the bank will hold additional New Alliance Shares amounting to approximately 4.8% of outstanding stock of Alliance and will hold convertible notes and warrants convertible or exercisable into additional shares amounting to approximately 6.8% of the then outstanding stock of Alliance.

BOARD OF DIRECTORS AND MANAGEMENT OF THE NEW ALLIANCE FOLLOWING THE MERGER (SEE PAGE 64)

          It is expected by the current management and the Board of Directors of both companies that after the Merger is completed John A. Keenan will continue as Managing Director of the new Alliance, Paul R. Fenemore will continue as Director of Operations and Business Development of the new Alliance, and H. Brian K. Williams will continue as Finance Director of the new Alliance. The current Board of Directors of Alliance will comprise the Board of Directors of the new Alliance with the addition of two LaTex members to a total of 10 members. Upon completion of the Merger, Jeffrey T. Wilson will resign from his position as LaTex's Chief Executive Officer. Mr. Wilson and John R. Martinson, both directors of LaTex, will become non-executive directors of the new Alliance.

CONDITIONS TO THE MERGER (SEE PAGE 23)

          The completion of the Merger depends upon meeting a number of conditions, including the following:

          (a) approvals by the holders of a majority of the voting stock of each of Alliance and LaTex.

          (b) the approval of governmental authorities and the London Stock Exchange;

          (c) the absence of any change in or affecting either of the companies that causes a material adverse effect on either of them; and

--------------------------------------------------------------------------------

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          (d)  the number of LaTex shareholders demanding an appraisal of their shares prior to the LaTex Special Meeting not exceeding 5% of any class of the outstanding LaTex Shares.

          The condition limiting the level of shareholders demanding an appraisal of their LaTex Shares may be waived by both Alliance and LaTex.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 24)

          The Boards of Directors of either LaTex and Alliance have the right to terminate the Merger Agreement without completing the Merger, and either party can terminate the Merger Agreement if any of the following occurs:

          (a)  the Merger is not completed by April 30, 1997; or

          (b) the approval of the holders of a majority of the stock of either Alliance or LaTex is not received; or

          (c) a court or other relevant governmental authority prohibits the Merger; or

          (d) the other party breaches or materially fails to comply with any of its representations or warranties or obligations under the Merger Agreement; or

          (e) the Board of Directors of the other party either: (i) withdraws or modifies in any adverse manner its approval or recommendation in favor of the Merger, or (ii) approves or recommends a significant transaction with a third party; or

          (f)  the business of the other party materially changes for the worse;
               or

          (g) the Board of Directors of either company determines, under certain circumstances, that the board's fiduciary obligations require acceptance of an offer from a third party to enter into a significant transaction.

TERMINATION FEES (SEE PAGE 24)

          The Merger Agreement requires Alliance or LaTex to pay to the other a termination fee of $1 million, plus expenses, if the Merger terminates under certain circumstances, including a determination by the Board of Directors of Alliance or LaTex to accept an offer from a third party to enter into a significant transaction with a third party.

OTHER INTERESTS OF OFFICERS AND DIRECTORS IN THE MERGER (SEE PAGE 26)

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                                       4

--------------------------------------------------------------------------------

          In considering the Board's recommendation that you vote in favor of the Merger, you should be aware that Jeffrey T. Wilson, LaTex's Chief Executive Officer, will have a consulting agreement with Alliance that will provide him with interests in the Merger that are different from, or in addition to, yours. In addition, John R. Martinson, a director of LaTex, is a principal in Wood Roberts, LLC, which on completion of the Merger will receive a fee for rendering the fairness opinions and other services in connection with the Merger.

ACCOUNTING TREATMENT (SEE PAGE 26)

          The Board of Directors of LaTex expects the Merger to be treated as a purchase for accounting and financial reporting purposes. For US GAAP purposes, because LaTex is the larger company, this means that the transaction will be treated as if LaTex had acquired and assumed the operations of Alliance at the Effective Time of the Merger.

          The combined company will adopt Alliance's year end, which is April
30.

OPINION OF FINANCIAL ADVISOR (SEE PAGE 19)

          In deciding to approve the Merger, the LaTex Board of Directors considered opinions provided by LaTex's financial advisor, Wood Roberts, LLC. ("Wood Roberts"), as to the fairness to the LaTex shareholders of the terms of the Merger from a financial point of view. These opinions are attached as Appendix C to this Proxy Statement. We encourage you to read these opinions.
The payment of Wood Roberts' fees for rendering the fairness opinions and other matters in connection with the Merger is contingent upon completion of the Merger.

          In connection with delivering these opinions, Wood Roberts performed a variety of analyses. These included comparing the relative oil and gas reserve values and net assets of Alliance and LaTex and comparing the financial results and historical stock prices of LaTex and Alliance to those of other selected oil and gas companies traded on the London Stock Exchange.

MATERIAL TAX CONSIDERATIONS (SEE PAGE 69)

          The exchange of LaTex Shares by LaTex shareholders in the Merger into New Alliance Shares will be taxable under United States tax law. The taxable income or loss each LaTex shareholder must recognize will generally be equal to the amount by which the market value of the New Alliance Shares held by a shareholder immediately after the Merger differs from the shareholder's basis in the LaTex Shares.

RESTRICTIONS ON RESALES (SEE PAGE 33)

          There are certain restrictions on resales of New Alliance Shares to be received by affiliates of LaTex in the Merger.

DISSENT AND APPRAISAL RIGHTS (SEE PAGE 33)

--------------------------------------------------------------------------------

          Under Delaware law, any LaTex shareholder will have the right to demand an appraisal of, and a cash payment for the fair value of, his LaTex Shares by delivering to LaTex before the Special Meeting a written demand for appraisal. This demand must reasonably inform LaTex of the shareholder's identity and that the shareholder intends to demand the appraisal of his shares. The shareholder must then follow the other requirements for demanding an appraisal.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION (SEE PAGE 36)

          The Existing Alliance Shares are traded on the London Stock Exchange and are not traded in the United States. On August 9, 1996, the last full trading day on the London Stock Exchange prior to the public announcement of the Merger Agreement, Alliance stock closed at (Pounds)0.02 ($0.032) per Existing Alliance Share (equivalent to (Pounds)0.80 ($1.28) per New Alliance Share). At the request of Alliance, the London Stock Exchange has suspended the Existing Alliance Shares from trading since the announcement of the Merger.

          LaTex Common Stock is traded and quoted on the Nasdaq SmallCap Market. On August 9, 1996, LaTex Common Stock closed at $0.41 per share on Nasdaq. On March 14, 1997, LaTex Common Stock closed at $0.344 on Nasdaq.

LISTING OF ALLIANCE SHARES (SEE PAGE 36)

          Based on their knowledge of the prices and share trading activity of small independent oil and gas companies on the London Stock Exchange, Alliance and LaTex believe that the trading market for small independent oil and gas companies is generally more favorable in London than in the U.S. This belief is supported by the analysis of Wood Roberts described in detail under "The Merger-Opinion of LaTex's Financial Advisor." Therefore, Alliance is applying for listing on the London Stock Exchange of the New Alliance Shares to be issued in connection with the Merger. See "The Merger-Opinion of LaTex's Financial Advisor." Of course, there is no assurance that the trading market for New Alliance Shares on the London Stock Exchange will be more favorable than the current market for LaTex Common Stock in the U.S. Alliance does not intend to list the New Alliance Shares on any United States stock exchange or the Nasdaq National Market System or SmallCap Market, but anticipates that the New Alliance Shares may be traded from time to time over the counter. Quotations for shares listed on the London Stock Exchange are not generally readily available in newspapers or other publications in the United States, but are available in the daily U.S. edition of the Financial Times. However, investors may place orders for the purchase or sale of shares traded on the London Stock Exchange through most licensed broker dealers in the United States. Under current U.K. law, the transfer of New Alliance Shares will generally give rise to a liability to U.K. stamp duty, normally at the rate of 50p for every (Pounds)100 (or part thereof) of the actual consideration paid.


              SUMMARY SELECTED HISTORICAL AND UNAUDITED PRO FORMA
              COMBINED CONDENSED FINANCIAL AND RESERVE INFORMATION

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

          The summary selected historical financial information presented in the tables below has been derived from the audited consolidated financial statements of Alliance for each of the five years ended April 30, 1996, the audited consolidated financial statements of LaTex for each of the five years ended July 31, 1996, the unaudited interim results of Alliance for the six months ended October 31, 1996 and the unaudited Form 10-Q of LaTex for the three months ended October 31, 1996. The summary historical financial data is qualified in its entirety and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of Alliance," Alliance's "Consolidated Financial Statements" on page F-1, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Consolidated Financial Statements and Notes" of LaTex included in the LaTex Form 10-K and "Part I-Financial Information" of LaTex included in the LaTex Form 10-Q.

--------------------------------------------------------------------------------

Alliance(1)

                                                  AS OF AND FOR THE
                                                  SIX MONTHS ENDED
                                                      OCTOBER 31,        AS OF AND FOR THE YEAR ENDED APRIL 30,
                                                 ---------------------  -----------------------------------------------------
                                                  1996      1995          1996      1995(2)      1994       1993     1992
                                                  ----      ----          ----      -------      ----       ----     ----
                                                                 (IN THOUSANDS EXCEPT PER SHARE DATA)
SELECTED INCOME STATEMENT DATA
Amounts in accordance with UK GAAP
 Total revenues................................. 1,998     1,551         3,686        1,483       837        631      972
 Depletion, depreciation and
  amortization..................................   820     1,175         1,668       14,944       128        278      347
 (Loss) from continuing operations before
   and after income taxes.......................  (987)   (2,388)       (3,593)     (18,213)  (1,177)     (1,627)    (818)

Approximate amounts in accordance with US
GAAP
 Net (loss).....................................  (679)   (2,118)       (3,428)     (21,641)
 (Loss) per Existing Alliance Share (cents).....  (0.2)     (0.7)         (1.1)       (15.4)

SELECTED BALANCE SHEET INFORMATION..............
Amounts in accordance with UK GAAP
 Working capital (deficiency)................... 2,523                     536       (8,215)  (1,478)     (2,022)  (2,364)
 Net property, plant and equipment.............. 4,368                   7,311        8,047   14,484      10,594   10,064
 Long-term debt, net of current liabilities.....    88                      92        1,240      925       1,203        -
 Total assets................................... 8,794                   9,845        9,335   16,334      11,132   10,358
 Total liabilities.............................. 1,991                   2,090       10,773    4,045       5,068    2,667
 Shareholders' equity........................... 6,803                   7,755       (1,438)  12,289       6,064    7,691

Approximate amounts in accordance with US
GAAP
 Total assets................................... 6,816                   7,582        6,907
 Long term debt, net of current liabilities.....    88                      92        1,240

____________________
(1)  All figures are denominated in U.S. currency.
(2) The 1995 figures have been restated, as explained in Note 1 to Alliance's Consolidated Financial Statements.

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                                       8

--------------------------------------------------------------------------------

LaTex

                                                          AS OF AND FOR THE
                                                         THREE MONTHS ENDED
                                                           OCTOBER 31,            AS OF AND FOR THE YEAR ENDED JULY 31,
                                                       --------------------     --------------------------------------------
                                                         1996     1995          1996      1995     1994      1993     1992
                                                         ----     ----          ----      ----     ----      ----     ----
                                                                                      RESTATED (1)
                                                                                     (IN THOUSANDS)
SELECTED INCOME STATEMENT INFORMATION
Total revenues........................................   2,718    3,459       13,531    10,443     12,085    11,477    7,549
 Depletion, depreciation and amortization.............   2,608    1,248        4,706     2,711      2,214     2,899    1,724
 (Loss) from continuing operations before income taxes  (3,789)    (839)      (8,420)   (2,456)      (423)     (335)    (462)

 Net (loss) from continuing operations................  (3,789)    (839)      (8,420)   (2,491)      (423)     (190)    (303)

Income (loss) per common share........................   (0.20)   (0.05)       (0.60)    (0.15)     (0.02)    (0.06)   (0.10)

SELECTED BALANCE SHEET INFORMATION
 Working capital (deficit )........................... (28,041)              (27,805)   (7,119)    (1,111)   (2,117) (10,353)
 Net property, plant and equipment....................  29,549                31,945    37,709     13,077    12,440   12,304
Total assets..........................................  35,817                38,966    47,923     21,259    21,246   35,399
Long-term debt, net of current liabilities............       0                     0    20,635      4,467     4,868    2,544
Total.................................................  32,760                32,648    31,922     10,979    13,030   32,760
Shareholders' equity..................................   3,057                 6,318    16,001     10,280     8,216    2,639

_____________________
(1) The 1995 figures have been restated, as explained in Note 16 to LaTex's Consolidated Financial Statements, included in the LaTex Form 10-K.

Pro Forma Combined

                                                 FOR THE       AS OF AND FOR THE SIX
                                                YEAR ENDED         MONTHS ENDED
                                              APRIL 30, 1996     OCTOBER 31, 1996
                                              --------------   ---------------------
SELECTED INCOME STATEMENT INFORMATION
 Total revenues.............................        17,804             6,962
 Depletion, depreciation and amortization...         7,637             4,802
 (Loss) before income taxes.................       (12,961)          (14,556)
 Net (loss).................................       (12,961)          (14,556)


SELECTED BALANCE SHEET INFORMATION
 Working capital (deficiency)...............                          (6,986)
 Net property, plant and equipment..........                          42,262
 Total assets...............................                          52,661
 Long-term debt, net of current maturities..                          22,653
 Total liabilities..........................                          38,489
 Shareholders' equity.......................                          14,172

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                                       9

--------------------------------------------------------------------------------

SUMMARY OIL AND NATURAL GAS RESERVE INFORMATION

  The net proved oil and natural gas reserve estimates as of April 30, 1996 with respect to approximately 70% in value of Alliance's properties have been prepared by Ryder Scott Company, independent petroleum engineers, with the estimates for the remainder of Alliance's properties having been prepared by internal engineers. The net proved oil and natural gas reserve estimates as of July 31, 1996, for LaTex have been prepared by Lee Keeling and Associates, Inc., independent petroleum engineers.

  Additional information about Alliance's and LaTex's oil and natural gas reserves is discussed in "Risk Factors--Uncertainty of Estimates of Oil and Natural Gas Reserves," "Alliance--Oil and Gas Properties," Note 11 to the Consolidated Financial Statements of Alliance, "Supplemental Oil and Gas Data" and "Item 1 and Item 2. Business and Properties" and Note 20 to the Consolidated Financial Statements of LaTex in the LaTex Form 10-K included with this Proxy Statement.

                                         AS OF AND FOR THE YEAR ENDED
                                      -----------------------------------
                                       APRIL 30, 1996     JULY 31, 1996
                                        ALLIANCE (1)          LATEX
                                      -----------------  ----------------
ESTIMATED PROVED RESERVES:
 Oil (Mbbls)........................            628             6,353
 Natural gas (Mmcf).................          2,384            28,172
 Oil equivalent (MBOE)..............          1,026            11,048
 Present value of estimated future
   net revenues (thousands) (2).....          8,897(3)         40,448(4)
 Average Oil Price Used.............        $ 22.34           $ 19.74
 Average Gas Price Used.............        $  2.68           $  2.66
Production
 Oil (bbls).........................        125,000           405,000
 Natural Gas (Mcf)..................        602,000         3,481,000

_______________
(1) Subsequent to April 30, 1996, Alliance has sold substantial properties. See "Alliance - Recent Developments." The disposals represented approximately 25% of Alliance's estimated future net revenue discounted at 10% per annum as at April 30, 1996.
(2) Present value determined based on period-end unescalated prices and costs in accordance with the guidelines of the Commission, discounted at 10% per annum.
(3)  Computed before taxes.
(4)  Computed after taxes.

--------------------------------------------------------------------------------

                                 RISK FACTORS

VOLATILITY OF OIL AND GAS PRICES AND SUPPLIES

  The revenues, profitability and future rates of growth of both Alliance and LaTex are substantially dependent upon the price of, and demand for, oil, natural gas and natural gas liquids. Historically the markets for oil and natural gas have been volatile and are likely to continue to be volatile in the future. Prices for oil and natural gas are subject to wide fluctuations in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of additional factors that are beyond the control of the companies. These factors include the level of consumer product demand, weather conditions, availability of alternative fuels, political conditions in the Middle East and other petroleum producing areas, the foreign supply of oil and natural gas, the price of foreign imports and overall economic conditions and domestic and foreign government negotiations. It is therefore impossible to predict future oil and natural gas price movements with any certainty. Declines in oil and natural gas prices would not only reduce the combined company's cash flow, liquidity and profitability, but could also reduce the combined amount of oil and natural gas that can be produced economically and could, therefore, have a material adverse effect on the combined company's financial condition, results of operations and reserves. Although it is the intention of Alliance management to hedge a substantial portion of the commodity price risk associated with the combined company's production of oil and natural gas to achieve some level of constant commodity pricing, the hedging policy for the combined group has not yet been determined. Alliance does not currently engage in any hedging activity. Therefore, its operations are fully exposed to future changes in oil and gas prices. In connection with the credit agreement that Alliance will enter into at or before the time of the Merger, it will agree to enter into hedging arrangements before July 1, 1997, on terms mutually satisfactory to Alliance and the Bank of America.

  The availability of a ready market for oil and natural gas production also depends on a number of factors, including the demand for and supply of oil and natural gas and the proximity of reserves to, and the capacity of, oil and natural gas gathering systems, pipelines or trucking and terminal facilities. Wells may be temporarily shut in for lack of a market or due to inadequacy or unavailability of pipeline or gathering system capacity.

NEED TO REPLACE RESERVES

  The combined company's future success depends on its ability to find, develop or acquire additional oil and natural gas reserves that are recoverable on an attractive economic basis. Unless Alliance successfully replaces the reserves that it produces (through development, exploration or acquisitions), its proved reserves will decline. Approximately 29.3% of the combined company's total proved reserves at July 31, 1996 on a pro forma basis were either proved undeveloped or proved developed non-producing. Recovery of such reserves will require significant capital expenditures and successful drilling operations, and there can be no assurance that Alliance will be successful in its effort to develop or replace its proved reserves or that the combined company will have success adding reserves at low finding and development costs. Furthermore, although the combined company's reserves may increase if oil and natural gas prices increase, the combined company's finding costs for additional reserves could also increase.

DRILLING AND OPERATING RISKS

  Drilling activities are subject to many risks, including the risk that no commercially productive reservoirs will be encountered. There can be no assurance that new wells drilled by Alliance will be productive or that the combined company will recover all or any portion of its investment. Drilling for oil and natural gas may involve unprofitable efforts, not only from dry wells but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. The cost of drilling, completing and operating wells is often uncertain. In addition, the combined company's drilling operations may be curtailed, delayed or canceled as a result of numerous factors, many of which are beyond the combined company's control, including title problems, weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment and services.

  Alliance's operations are and will continue to be subject to all of the risks normally incident to the operation and development of oil and natural gas properties and the drilling of oil and natural gas wells, including encountering unexpected formations or pressures, blow-outs, the release of contaminants into the environment, cratering and fires, all of which could result in personal injuries, loss of life, damage to property of Alliance and others and the imposition of fines and penalties pursuant to environmental legislation. See "Governmental and Environmental Regulation." The combined company is not and will not be fully insured against all of these risks, nor are all such risks insurable, although Alliance maintains liability insurance in the amount of $3,000,000, which it considers to be sufficient to cover reasonably foreseeable occurrences. However, the nature of these risks is such that liabilities could exceed policy limits or, as in the case of environmental fines and penalties, be uninsurable, in which event the combined company could incur significant costs that could have a material adverse effect upon its financial condition. Alliance believes that it has proper procedures in place and that its operating staff carries out their work in a manner designed to mitigate these risks.

UNCERTAINTY OF ESTIMATES OF OIL AND NATURAL GAS RESERVES

  Estimates of proved developed oil and natural gas reserves and future net revenues therefrom appearing elsewhere herein are based on reserve reports prepared by independent petroleum engineers. The estimation of reserves requires substantial judgment on the part of the petroleum engineers, resulting in imprecise determinations, particularly with respect to new discoveries. Different reserve engineers may make different estimates of reserve quantities and revenues attributable thereto based on the same data. The accuracy of any reserve estimate depends on the quality of available data as well as engineering and geological interpretation and judgment. Results of drilling, testing and production or price changes subsequent to the date of the estimate may result in revisions to such estimates.

  The discounted future net cash flows referred to in this document should not be construed as the current market value of the estimated oil and natural gas reserves attributable to either company's properties. In accordance with applicable requirements of the SEC, the estimated discounted future net cash flows from proved reserves are based on prices and costs as of the date of the estimate, whereas actual future prices and costs may be materially higher or lower. Actual future net cash flows will also be affected by factors such as the amount and timing of actual production, supply and demand for oil and natural gas, curtailments or increases in consumption by natural gas purchasers and changes in governmental regulations or taxation. The timing of actual future net cash flows from proved reserves, and thus their actual present value, will be affected by the timing of both the production and the incurrence of expenses in connection with development and production of oil and natural gas properties. In addition, the 10% discount factor, which is required by the SEC to be used to calculate discounted future net cash flows for reporting purposes, is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with either company or the oil and natural gas industry in general.

ACQUISITION RISKS

  After the Merger, Alliance intends to pursue acquisition opportunities on terms management considers favorable. There can be no assurance that suitable acquisition candidates will be identified in the future, nor that they will be integrated successfully into the combined company's operations or successful in achieving desired profitability objectives. In addition, Alliance will compete against other companies for acquisitions, and there can be no assurance that it will be successful in the acquisition of any material property interests.

  The successful acquisition of producing properties requires an assessment of recoverable reserves, exploration potential, future oil and natural gas prices, operating costs, potential environmental and other liabilities and other factors beyond Alliance's control. In connection with such an assessment, the combined company will review the subject properties in a manner that it believes to be generally consistent with industry practices. Nonetheless, the resulting assessments are necessarily inexact and their accuracy inherently uncertain, and such a review may not reveal all existing or potential problems, nor will it necessarily permit a buyer to become sufficiently familiar with the properties to fully assess their merits and deficiencies. Inspections may not always be performed on every platform or well, and structural and environmental problems are not necessarily observable even when an inspection is undertaken.

  Additionally, significant acquisitions can change the nature of the operations and business of Alliance depending upon the character of the acquired properties, which may be substantially different in operating and geologic characteristics or geographic location than existing properties. While it is Alliance's current intent to concentrate on acquiring producing properties with development and exploration potential, there is no assurance that Alliance will not pursue acquisitions or properties with differing characteristics.

INTERNATIONAL ACQUISITIONS AND OPERATIONS

  Although Alliance's operations are currently conducted in the United States, it is the intention of management after the Merger to explore and develop projects both domestically and internationally, particularly in the former Soviet Union and the Middle East. Such international operations are subject to political, economic and other uncertainties, including, among others, risk of war, revolution, border disputes, expropriation, renegotiation or modification of existing contracts, import, export and transportation regulations and tariffs, taxation policies, including royalty and tax increases and retroactive tax claims, exchange controls, currency fluctuations and other uncertainties arising out of foreign government sovereignty over the combined company's potential operations.

Alliance's proposed international operations may also be adversely affected by laws and policies of the United States affecting foreign trade, taxation and investment. Furthermore, in the event of a dispute arising from international operations, Alliance may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of courts in the United States or Great Britain.

SUBSTANTIAL CAPITAL REQUIREMENTS

  In the future, Alliance will require additional funds to develop, maintain and acquire additional interests in existing or newly-acquired properties. Historically, Alliance and LaTex have financed these expenditures primarily with proceeds from debt and equity financings, cash provided by operating activities, asset sales and sales of partial interests in international and domestic concessions. Alliance currently plans to increase capital expenditures from approximately US$1.7 million in fiscal 1996 to approximately US$2.7 million in fiscal 1997, principally for remedial and developmental capital expenditures for the combined company's assets in Alabama, Mississippi and Louisiana. Management believes that, after debt service, it will have sufficient cash provided by operating activities, availability under the Alliance Credit Agreement and asset sales to fund planned capital expenditures in 1997. Alliance anticipates that cash from operating activities and property sales will provide sufficient funds to meet debt service requirements under the Alliance Credit Agreement with Bank of America. See "Alliance--Financing." In addition, based on its knowledge of the market for oil and gas properties and its recent property sales, Alliance believes that it will be able to sell certain non-strategic properties for up to $4.8 million during 1997. Alliance intends to use the proceeds of these sales to reinvest in the purchase and development of non-producing properties and to reduce negative working capital.

  There can be no assurance that additional capital will always be available to Alliance in the future or that it will be available on terms that are acceptable to Alliance. Should outside capital resources be limited, the rate of growth would be adversely affected, and there can also be no assurance that Alliance would be able to increase its oil and natural gas production or oil and natural gas reserves. If revenues decrease as a result of lower oil and natural gas prices or otherwise, Alliance may have limited ability to expend the capital necessary to replace its reserves or to maintain production at current levels, resulting in a decrease in production over time.

NON-MAJORITY OWNERSHIP OF PROPERTIES

  As with many independent oil and gas companies, Alliance is not the majority owner in all of its oil and gas properties. The combined company will be the operator for only a small portion of the properties it owns. Therefore, it may have no control over the timing or amount of capital expenditures associated with these properties. If Alliance is unable to fund its pro rata share of capital expenditures, the company's interests in its properties may be reduced or forfeited. If Alliance's cash flow from operations is not sufficient to satisfy its capital expenditure requirements, there can be no assurance that additional debt or equity financing, asset sales or sales of partial interests will be available to meet these requirements.

DEPENDENCE ON OTHER OPERATORS

  With respect to wells not operated by LaTex and Alliance in which they own a working interest, the independent operators are, in some cases, privately-held companies which may have limited financial resources. If a third party operator experiences financial difficulty and fails to pay for materials and services in a timely manner, the wells operated by such third party operators could be subject to material and workmen's liens. In such event, the combined company would occur costs in discharging such liens.

DEPENDENCE ON KEY PERSONNEL

  Alliance believes that the continued success of the combined company will depend to a significant extent upon the abilities and continued efforts of its Board of Directors and its senior management, particularly John A. Keenan, its Managing Director. The loss of the services from any of its key personnel could have a material adverse effect on its results of operations. Alliance anticipates that it will obtain key-man insurance in the amount of $2,000,000 with respect to Mr. Keenan. The success of Alliance will also depend, in part, upon its ability to find, hire and retain additional key management personnel who are also being sought by other businesses. The inability to find, hire and retain such personnel could have a material adverse effect upon Alliance's results of operations. See "Management--Directors and Executive Officers."

COMPETITION

  Alliance operates in a highly competitive environment. It competes with major integrated and independent energy companies for the acquisition of desirable oil and natural gas properties, as well as for the equipment and labor required to develop and operate such properties. Many of these competitors have financial and other resources substantially greater than those of the combined company. See "Business and Properties--Competition."

GOVERNMENTAL AND ENVIRONMENTAL REGULATION

  The production of oil and natural gas is subject to regulation under a wide range of international and United States federal and state statutes, rules, orders and regulations. In the United States, state and federal statutes and regulations require permits for drilling, reworking and recompletion operations, drilling bonds and reports concerning operations. Most states in which the combined company will own and operate properties have regulations governing conservation matters, including provisions for the unitization or pooling of oil and natural gas properties, the establishment of maximum rates of production from oil and natural gas wells and the regulation of the spacing, plugging and abandonment of wells. Many states also restrict production to the market demand for oil and natural gas and several states have indicated interest in revising applicable regulations in light of the persistent oversupply and low prices for oil and natural gas production. These regulations may limit the rate at which oil and natural gas could otherwise be produced from properties. Some states have also enacted statutes prescribing ceiling prices for natural gas sold within the state.

  Various federal, state and local laws and regulations relating to the protection of the environment may affect Alliance's operations and costs. In particular, Alliance's production operations, its salt water disposal operations and its use of facilities for treating, processing or otherwise handling hydrocarbons and wastes therefrom are subject to stringent environmental regulation. Although compliance with these regulations increases the cost of operations, such compliance has not had a material effect on Alliance's capital expenditures, earnings or competitive position. Environmental regulations have historically been subject to frequent change by regulatory authorities and Alliance is unable to predict the ongoing cost of complying with these laws and regulations or the future impact of such regulations on its operations. Alliance's general liability coverage of $3,000,000 applies to certain, but not all, environmental liabilities. A significant discharge of hydrocarbons into the environment could, to the extent such event is not insured, subject Alliance to substantial expense.

NO DIVIDENDS

  Neither Alliance nor LaTex has paid any dividends on its outstanding ordinary or common shares, nor does Alliance intend to do so in the foreseeable future. In addition, Alliance is precluded from paying dividends until such time as its retained loss is cleared and will further be restricted from paying dividends under the credit facility it will have with Bank of America after the Merger. The combined company currently intends to retain its cash for the operation and expansion of its business, including exploration, development and acquisition activities. Accordingly, Alliance's ability to pay dividends will depend upon such restrictions and the company's results of operations, financial condition, capital requirements and other facts deemed relevant by the Board of Directors.

CREDIT FACILITY COVENANTS AND RESTRICTIONS

  LaTex currently owes approximately $19,385,496 under the LaTex Credit Agreement with the Bank of America. The interest rate on the indebtedness is, at the option of LaTex, either the lending bank's base interest rate plus 1% or up to 2% (based on the principal balance outstanding) over the rate for borrowing dollars by the lending bank in the London Interbank (LIBOR) market. The principal must be amortized at the rate of $322,500 per month with the entire outstanding balance due March 31, 2000. The credit facility is secured by first mortgages on all of LaTex's oil and gas properties. The LaTex Credit Agreement contains various affirmative and negative covenants including, among others, the requirements that LaTex maintain certain ratios of current assets to current liabilities, minimum tangible net worth, restrictions on selling, general and administrative expenses and the payment of dividends. Material breaches of these or other covenants that are not cured or waived could result in a default under the LaTex Credit Agreement, in which case this indebtedness would become immediately due and payable, and the lender could foreclose against the collateral for the loan. LaTex has been in default under various affirmative and negative covenants of the LaTex Credit Agreement with respect to which the Bank of America has agreed to not take any action before April 30, 1997.

  Alliance will enter into a Credit Agreement (the "Alliance Credit Agreement") with the Bank of America at or before the time of Merger, amending and restating the LaTex Credit Agreement in order to restructure LaTex's indebtedness to the Bank. The Alliance Credit Agreement will become effective on the date of the Merger. The terms of the Alliance Credit Agreement are similar to those of the LaTex Credit Agreement, except that principal payments will be suspended until October 31, 1998 following completion of the Merger. This suspension of payments will not include cash flows generated by the combined company that are in excess of those agreed between the Bank and Alliance. Alliance believes that it will be in compliance with all representations and covenants under the Alliance Credit Agreement at the date of the Merger and anticipates that it will be able to remain in compliance with those covenants after that date.

FORWARD-LOOKING INFORMATION

  All statements other than statements of historical fact contained in this Proxy Statement, including statements in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Alliance," and all statements contained in LaTex's Form 10-K, including statements in "Management's Discussion and Analysis of Financial Condition and Results of Operations," and " Business," are accompanied by words such as "anticipate," "believe," "estimate," "project" or "expect" or similar statements and are "forward-looking statements" as defined in U.S. securities laws. Although Alliance and LaTex believe that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct. Factors that could cause actual results to differ materially from the results discussed in such forward-looking statements include the risks described under "Risk Factors" above, such as the fluctuations of the prices received or demand for oil and natural gas, the uncertainty of drilling results and reserve estimates, operating hazards, acquisition risks, requirements for capital, general economic conditions, the competition from other exploration, development and production companies and the effects of governmental and environmental regulation. All forward-looking statements in this Proxy Statement and LaTex's Form 10-K and Form 10-Q are expressly qualified in their entirety by the cautionary statements in this paragraph.

TRADING MARKETS

  The LaTex Common Stock is presently quoted on Nasdaq. Until September 4, 1996, the LaTex Common Stock was also listed on the Pacific Stock Exchange at which time it was delisted due to a lack of adequate trading volume. Based on their knowledge of the prices and volumes of trading of small independent oil and gas companies on the London Stock Exchange, as reflected in the analysis of Wood Roberts, Alliance and LaTex believe that the trading market for small independent oil and gas companies is generally more favorable in London than in the U.S. At this time, Alliance is applying for listing on the London Stock Exchange of the New Alliance Shares to be issued to LaTex shareholders in the Merger. See "The Merger-Opinion of LaTex's Financial Advisor." Of course, there is no assurance that the trading market for New Alliance Shares on the London Stock Exchange will be more favorable than the current market for LaTex Common Stock in the U.S. Alliance does not intend to list the New Alliance Shares on any U.S. stock exchange or Nasdaq. Quotations for shares listed on the London Stock Exchange are not generally readily available in newspapers or other publications in the United States, but are available in the daily U.S. edition of the Financial Times. However, investors may place orders for the purchase or sale of shares traded on the London Stock Exchange through most licensed broker dealers in the United States. As a result, a shareholder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the New Alliance Shares to be received in the Merger. Under current U.K. law, the transfer of New Alliance Shares will generally give rise to a liability to U.K. stamp duty, normally at the rate of 50p for every (Pounds)100 (or part thereof) of the actual consideration paid.

ENFORCEABILITY OF THE U.S. SECURITIES LAWS

  Alliance is organized under the laws of England. Six of its ten directors after completion of the Merger are not subject to the jurisdiction of the U.S. because they are neither citizens nor residents of the U.S. Alliance has been advised by its English solicitors that there is doubt as to the enforceability in the U.K. against Alliance or any of its subsidiaries or any of their respective directors, controlling persons or executive officers or any of the experts named in this Proxy Statement in actions for enforcement of judgments of U.S. courts of liabilities predicated upon, or in original actions predicated solely upon, U.S. federal or state securities laws. Nevertheless, Alliance has irrevocably agreed that, after the Merger is completed, it may be served with process with respect to actions based on the offer and sale of the New Alliance Shares made by this Proxy Statement by serving Alliance at its principal U.S. operations office: Attention: President, 4200 East Skelly Drive, Suite 1000, Tulsa, Oklahoma 74135.


                                   THE MERGER

INTRODUCTION

  At the Special Meeting, the shareholders of LaTex will consider and take action with respect to the Merger Agreement pursuant to which Alliance Resources (Delaware) Inc., a wholly owned subsidiary of Alliance, will be merged with and into LaTex. As a result of the Merger, each outstanding LaTex Share (other than LaTex Shares, if any, held by LaTex in treasury and LaTex Shares held by a shareholder who has properly exercised his dissent and appraisal rights) will automatically be canceled and LaTex shareholders will receive New Alliance Shares at the Conversion Rate. The Board of Directors of LaTex has unanimously approved the Merger Agreement as being in the best interests of LaTex and its shareholders and directed that the Merger Agreement be submitted to LaTex's shareholders for approval.

BACKGROUND OF THE MERGER

  Upon completion by LaTex of the acquisition of Germany Oil Company in April 1995, management of LaTex engaged the investment banking firm of Rauscher, Pierce & Clark ("RP&C") for the purpose of assisting LaTex in seeking new equity or convertible debt financing. Management's view was that additional financing was necessary to provide new growth opportunities through acquisitions and further development of its oil and gas properties. During the summer of 1995, RP&C reviewed oil and gas reserve and cash flow information provided by LaTex. During meetings conducted in Tulsa, Oklahoma in September, LaTex management concluded that any efforts to raise convertible debt financing through RP&C's efforts in Europe were possible only at a conversion price of $0.35 - 0.50 per share of LaTex Common Stock, which would have been significantly dilative to LaTex shareholders. LaTex's management therefore decided not to seek additional funds through a convertible debt offering.

  Following this conclusion, LaTex management determined that additional financing might be available through a combination of LaTex and another oil and gas company, and LaTex, through RP&C, initiated merger discussions with Harken Energy Inc. Although Harken and LaTex discussed a combination of the two companies, the discussions did not result in either a letter of intent or definitive merger agreement. Discussions with Harken terminated in March 1996. LaTex representatives also met with Tautest, Inc. in November 1995, Call, Inc. in December 1995 and coho Resources in February 1996 to discuss possible business combinations or equity infusions. All of these discussions were unsuccessful.

  The hedging arrangement between LaTex and Bank of America had the effect of reducing LaTex's working capital in fiscal 1996 by $1,979,956 as a result of additional payments to the bank above scheduled principal and interest payments. At July 31, 1996 the future impact of this hedging arrangement was anticipated to result in additional losses of $3,649,287 based on the then prevailing commodity prices and interest rate. As a result of the negative impact on cash flow of LaTex's hedge arrangement with the bank, and the bank's requirement that substantially all of the proceeds from the sale of non-strategic properties be applied to prepay borrowing, management became convinced that under the likely future oil and gas price environment, substantial equity or new financing was required to stabilize LaTex's deteriorating financial condition.

  Therefore, while continuing its policy to package and sell non-strategic oil and gas properties and attempting to obtain approval of its principal bank for the use of a portion of the sale proceeds for working capital, management of LaTex continued to seek both merger partners and/or debt financing. LaTex met with and provided information to the Strategic Group of Miami, Florida in an effort to obtain either supplemental financing or a re-financing of its bank debt. Strategica submitted a written proposal in April 1996 to loan LaTex $2-3 million for development activities in exchange for certain collateral guarantees, a financial advisor retainer fee and stock and warrants that would ultimately comprise some 20-30% of the equity of LaTex. As a result of the dilutive nature of this offer and due to the discussions having been initiated on March 17, 1996, with Alliance, as discussed below, management rejected the Strategica offer.

  During early April 1996, LaTex, through RP&C, met with National Energy Group at their offices in Dallas, Texas. These discussions did not result in any further action by either party. In late June 1996, LaTex received an unsolicited inquiry from Gothic Energy of Tulsa, Oklahoma. Gothic subsequently made a written offer to exchange shares of its common and preferred stock with LaTex's shareholders such that the consideration to be received by LaTex's shareholders would have approximated the then current $0.35 market price of LaTex Common Stock, payable in Gothic stock. The Gothic offer was rejected by management as significantly deficient to the offer from Alliance which had, in the meantime, been accepted by LaTex's Board. The Gothic offer was considered deficient primarily because it was based on the current stock market values of Gothic and LaTex as opposed to the proposed Alliance transaction which was based on net asset values of the two companies, which imputed a higher value to LaTex than did the Gothic offer. No further discussions with Gothic resulted.

  In its effort to refinance its senior debt in light of the proposed merger with Alliance, LaTex's management through Wood Roberts held discussions with Midland Bank Plc and Union Bank of California during the period from August to October 1996. Neither initiative resulted in a financing proposal.

  John A. Keenan, the chief executive of Alliance, is an attorney who has been involved in oil and gas transactions and has been an officer of oil and gas companies in Houston for several years. John Martinson, a director of LaTex, is also located in Houston and has been involved in numerous transactions with oil and gas companies. Messrs. Keenan and Martinson have had a business acquaintance for several years. In February 1996, they had a telephone discussion regarding Mr. Keenan's recent involvement with Alliance, prior to his appointment as the chief executive, as an advisor and non-executive director. The telephone conversation consisted mainly of Mr. Keenan's description of the state of Alliance's operations and the acquisition strategy that the company had adopted. Mr. Martinson then indicated that LaTex might be interested in a potential combination with Alliance.

  Several phone conversations between Messrs. Keenan and Martinson ensued regarding a potential combination between Alliance and LaTex which resulted in a meeting between the two men on March 11, 1996. At the meeting, Mr. Keenan gave Mr. Martinson an update on Alliance, including some discussion of Alliance's current activities, potential ventures in the former Soviet Union as well as background on Alliance's largest shareholder, Trans Arabian Energy Limited ("Trans Arabian"). Both men agreed to engage in further discussions after briefing management at their respective companies.

  On March 12, 1996, LaTex held a board of directors meeting at which the possibility of a merger with Alliance was discussed and in which the LaTex Board noted that a merger with Alliance could enhance the ability of the combined company to raise equity capital. At this meeting the LaTex board authorized management to discuss with representatives of Alliance a possible merger of the two companies. This was followed by a meeting in Houston on March 17, 1996 by and among Mr. Keenan, Mr. Martinson and Jeffrey T. Wilson, the Chairman and CEO of LaTex. The meeting was general in nature and included discussions of both companies and the relative merits of a combination. Mr. Wilson indicated LaTex's concern that a combined company retain key employees of LaTex, other than Messrs. Wilson and Henley. Mr. Keenan related that he would discuss a potential combination with Rothschild Natural Resources, L.L.C. ("Rothschild"), financial advisers to Alliance, and Messrs. Martinson and Wilson agreed to discuss same with Bank of America, LaTex's principal lender.

  Subsequent discussions with those parties elicited positive responses, which led to a meeting in LaTex's offices in Tulsa, Oklahoma on April 9, 1996, where Mr. Keenan met with the members of LaTex Board of Directors and senior management. At this meeting, the parties discussed a number of issues that would need to be resolved in connection with a combination, including a disposition of LaTex's interests in Wexford Technology, Inc. ("Wexford") and Imperial Petroleum, Inc. ("Imperial") as well as its international operations, the fair treatment for holders of LaTex's two classes of preferred stock and warrants, the required approval by the Bank of America, and the future role of Mr. Wilson as a consultant to the combined company. Mr. Keenan stated that as a condition to any transaction, Alliance would require the disposition of both Wexford and Imperial in order to allow the combined company to focus its efforts and available resources on its core oil and gas business. In addition, the parties discussed their mutual preference that the common stock of the combined company be traded on the London Stock Exchange rather than Nasdaq and their desire that LaTex's non-strategic properties be sold before the merger if possible.

  On April 23, 1996, a conference call involving Messrs. Keenan, Martinson and Wilson led to the creation of a list of the key issues discussed in the April 9 meeting being agreed. At this time, LaTex drafted a letter of intent which was circulated internally for discussion purposes.

  Mr. Martinson met Mr. Keenan and Mr. Christopher Samuelson, a non-executive director of Alliance, on April 26, 1996, to discuss the potential merger of LaTex and Alliance. Mr. Samuelson discussed potential international opportunities that might be available to the combined companies after a merger and indicated a desire to proceed with discussions. By a memorandum dated May 1, 1996, Mr. Martinson recommended a merger with Alliance to fellow board members of LaTex.

  On May 6th, Mr. Martinson held separate discussions with Mr. Keenan and Mr. Wilson concerning the merger, which culminated in Mr. Wilson agreeing to provide Alliance with a copy of the Lee Keeling oil and gas reserve analysis prepared for LaTex and a decision by Messrs. Wilson and Martinson and Mr. Philip Wade, an outside director and significant shareholder of LaTex, to travel to London the week of May 22, 1996, to discuss the potential merger between Alliance and LaTex and to meet members of Alliance's board. On May 13, 1996, Messrs. Martinson and Keenan met in Houston to review the status of the discussions. At the meeting, Mr. Keenan indicated that he was to be named as Managing Director of Alliance and discussed Alliance's future business strategy. This meeting led to the Board of LaTex agreeing to allow Mr. Wilson to enter into formal discussions with Alliance regarding a merger of the two companies.

  Prior to arrival in London, Mr. Keenan held telephone conversations with Mr. Wilson and Mr. Martinson and Mr. Keenan agreed to supply to LaTex a copy of Alliance's oil and gas reserve analysis. A list of discussion items was also agreed, as well as an agenda. On May 22nd, Messrs. Wilson, Martinson and Wade met in London with representatives of Alliance to discuss the method of the merger, advisors, regulatory requirements and general structuring.

  Meetings were held all day on May 23rd, at which the participants discussed the value of each company and the relative portion of the combined company that should be held by each group of shareholders. The participants also discussed various United Kingdom brokers who might act as sponsors of the transaction in the United Kingdom, the need for Alliance to effect a reverse split of its shares, and the disposition of LaTex's interests in Wexford and Imperial as well as its international operations. The parties agreed to hold further meetings with their respective Boards of Directors to explore the discussions and agreed that Mr. Keenan and Mr. Wilson would determine the next steps, if any.

  On June 3rd, the members of the LaTex Board of Directors discussed the transaction by telephone. In particular, the Board reviewed the matters discussed at the recent meetings in London and discussed the strategic reasons for the merger, the future plans of Alliance, including possible future acquisitions, none of which were seriously pursued, Alliance's management, the potential value of the combined company and the new proposal of Alliance that Holders of LaTex shares would receive 72% of the shares of the combined company and the holders of Alliance shares would retain the balance of 28% of the shares of the combined company. This meeting led to the transmittal of a letter of intent from LaTex to Alliance on June 4th. The LaTex Board of Directors also discussed the continued engagement of Wood Roberts as its financial advisor in connection with the discussions and any transaction. On June 6th, Mr. Martinson and Mr. Keenan met in London to discuss the letter of intent. Further discussions among the parties took place over the next week leading to a meeting on June 17, 1996 in London among Messrs. Martinson, Keenan and Mr. Michael Humphries of Rothschild. All facets of the proposed merger were discussed, including the management of the combined company, updates of the financial condition of both parties, and the oil and gas reserves of both parties. Mr. Wilson was briefed by Mr. Martinson following the meeting.

  Various meetings in London followed over the next week concerning the details of the proposed merger which led to a revised draft letter of intent from LaTex to Alliance dated June 24, 1996. On June 25th, Alliance forwarded a revised form of a draft letter of intent to LaTex which led to further discussions by the parties. A revised letter of intent dated June 28, 1996, was executed by both parties.

  During July, both companies conducted due diligence, Williams de Broe indicated that it would continue as Alliance's broker, Alliance delivered an initial draft of the Merger Agreement to LaTex, LaTex undertook a review of the legal and tax implications of the Merger, and the parties engaged in negotiations concerning the definitive merger agreement. On July 31, 1996, the Board of Directors of LaTex met to review the status of the merger discussions, review and approve the sale of assets excluded from the Merger and request a fairness opinion from Wood Roberts. This culminated with a meeting of the LaTex Board of Directors on August 9, 1996, at which time, after receiving a report from Wood Roberts concerning the fairness of the Merger from a financial point of view to the shareholders of LaTex (included in Appendix C), the LaTex board unanimously resolved to accept the Merger Agreement as previously negotiated. On August 12, 1996, the parties executed the Merger Agreement.

  As originally executed, the Merger Agreement provided that certain actions were to take place before September 15, 1996. On September 16, 1996, both companies executed a letter agreement providing that those actions could take place at any time before September 27, 1996. The Merger Agreement also contained a condition to closing that Alliance deliver to LaTex an opinion of counsel that the Merger would not result in the shareholders of LaTex recognizing taxable income or loss as a result of the Merger. If Alliance were to be unable to deliver such an opinion, it could elect at its option to restructure the Merger so that LaTex would be the surviving entity and the existing shareholders of Alliance would receive shares of LaTex Common Stock in exchange for the Existing Alliance Shares in an amount that would result in the same percentage ownership of the resulting entity as in the Merger. After execution of the Merger Agreement, Alliance determined that it would in fact not be able to deliver the indicated tax opinion. In addition, after further discussions, the Boards of Directors of both parties concluded that, in the opinion of each, the New Alliance Shares to be issued in the Merger would be likely to trade at a more attractive price on the London Stock Exchange than on a U.S. market and that the shares of a U.K. public limited company would be likely to trade at a more attractive price on the London Stock Exchange than the shares of a U.S. corporation. Therefore, the parties agreed to amend the Merger Agreement to eliminate the condition regarding the delivery of the tax opinion. This amendment was executed effective September 27, 1996.

  As originally approved by the LaTex Board of Directors, the Merger Agreement provided that the New Alliance Shares would be allocated to the LaTex Series A Stock and the Series B Stock on the basis of the number of shares of LaTex Common Stock into which the LaTex Series A Stock and

LaTex Series B Stock are convertible. Each share of LaTex Series A Stock is convertible into approximately three shares of LaTex Common Stock and each share of LaTex Series B Stock is convertible into approximately 6.67 shares of LaTex Common Stock.

  By the terms of the LaTex Series A Stock and the LaTex Series B Stock, LaTex is permitted, under certain circumstances, to pay accrued dividends on those
shares in additional shares of the same series rather than in cash.   Effective
December 31, 1996, and again effective March 31, 1997, the LaTex Board of Directors determined to pay the dividends in kind. Because the negotiations with Alliance had resulted in the agreement that the shareholders of LaTex, as a whole, would hold 72% of the outstanding shares of the combined company and the shareholders of Alliance would hold 28% of the outstanding shares of the combined company, the payment of dividends in kind did not increase the total number of New Alliance Shares to be issued in the Merger, but increased the number of New Alliance Shares that would be issued to the holders of the LaTex Series A Stock and LaTex Series B Stock, and correspondingly decreased the number of New Alliance Shares to be issued to the holders of the LaTex Common Stock.

  In January 1997, Enron Reserve Acquisition Corp. ("Enron"), which owns all of the LaTex Series B Stock, notified LaTex that it did not believe the allocation of New Alliance Shares between the LaTex Common Stock and the LaTex Series B Stock was appropriate.

  On February 4, 1997, representatives of Enron, LaTex and Alliance met to discuss the allocation. On February 6, 1997, the Board of Directors of LaTex met to discuss the allocation issues and requested Wood Roberts to advise it whether the allocation was appropriate. On February 17, 1997, Wood Roberts advised the LaTex Board of Directors that, in Wood Roberts' view, the allocation should be adjusted so that the holders of the LaTex Series B Stock would receive a greater portion of the New Alliance Shares.

  On March 7 and March 10, 1997, Jeffrey T. Wilson and representatives of Enron had further discussions, as a result of which Mr. Wilson recommended to the LaTex Board of Directors that the allocation be adjusted so that each share of LaTex Series B Stock would be allocated the same number of New Alliance Shares as would be allocated to approximately 7.18 shares of LaTex Common Stock. Because this allocation was not contemplated in the Merger Agreement, Mr. Wilson's recommendation required an amendment of the Merger Agreement.

  Also during January and February, 1997, representatives of Alliance discussed with Bank of America NT & SA the possibility that the Bank would accept New Alliance Shares as payment for the $200,000 fee previously agreed to be paid to the Bank upon the assumption by Alliance of the LaTex Credit Agreement and in consideration for the transfer to Alliance of an overriding royalty interest (the "ORRI") held by the Bank that burdened certain of LaTex's oil and gas properties. On February 19, 1997, Alliance and the Bank agreed in principle that the Bank would receive 156,250 New Alliance Shares in payment of the $200,000 fee and, in exchange for the ORRI, would receive additional New Alliance Shares or their equivalent amounting to approximately 2,421,875 shares of outstanding stock of Alliance and warrants exercisable for additional shares amounting to approximately 1,210,938 New Alliance Shares at a price of (Pounds)1.00 per share. Because the issuance of New Alliance Shares and warrants to the Bank was not contemplated in the Merger Agreement, particularly in the agreement of the parties that ownership of the combined company would be divided 73% to the former LaTex Shareholders and 27% to the holders of Existing Alliance Shares, the agreement in principle with the Bank required an amendment to the Merger Agreement.

  On March 12, 1997, the LaTex Board of Directors met to consider the various matters that required amendments to the Merger Agreement. At this meeting, the Board of Directors of LaTex received an opinion of Wood Roberts concluding that the financial terms of the Merger are fair to the holders of each class of LaTex Shares. This opinion is included in Appendix C. After discussion, the LaTex Board of Directors unanimously approved an amendment to the Merger Agreement revising the allocation of New Alliance Shares to be as reflected in this Proxy Statement and extending the date after which the Merger Agreement may be terminated by either party to April 30, 1997.

REASONS FOR THE MERGER

  In considering the merits of a potential merger with Alliance, the LaTex Board of Directors considered a number of factors and issues, including: (1) the financial condition of both LaTex and Alliance; (2) the strategic aspects of a merger with Alliance; (3) management's unsuccessful attempts to secure additional debt and or equity financing; (4) management's prior discussions with other potential merger candidates; (5) the stock market implications to LaTex shareholders; (6) the tax consequences to LaTex shareholders; (7) the social issues with respect to LaTex's management and staff and (8) the relationship between Alliance and its principal shareholder.

  In considering the financial condition of Alliance and its suitability as a merger partner, it was important to LaTex management to determine the level of
financing or cash that would be available to LaTex following a merger.   LaTex
evaluated the oil and gas assets of Alliance, including computations of future cash flow, reviewed the public filings of Alliance to determine its working capital position and assessed the likely impact of Alliance's legal action against its former chief executive. Based on its internal evaluation, LaTex determined that as a result of Alliance's negotiations with LaTex's senior lender, the combined company will have sufficient additional borrowing capacity in conjunction with abatement of principal payments until July 31, 1998 and cash to stabilize the financial condition of the combined company. LaTex management determined that Alliance's properties would likely be able to support additional debt or equity financing in excess of $3 million and most likely in the $5 million range. In addition, LaTex determined that Alliance's actions against its former chief executive would require resolution prior to the execution of a merger agreement between the companies.

  The ability of LaTex to execute its strategy of acquiring additional oil and gas assets had been hampered as a result of its financial condition and limitations in the LaTex Credit Agreement. Based on LaTex's review of Alliance and the improved financial condition of LaTex after the Merger, which would allow refinancing of its senior debt, the Board of Directors of LaTex viewed the potential Merger with Alliance as a strategic step to allow LaTex to become active again in the acquisition and exploitation of oil and gas properties. Additionally, because of LaTex's historical attempts to access and participate in significant international ventures and because of Alliance's intentions to pursue such ventures, the Board of Directors of LaTex deemed the overall strategies of the companies to be consistent.

  Because the share price of LaTex's Common Stock remained around $0.40 per share and as a result of the terms of the proposed merger with Alliance whereby the common shareholders would receive between .8 and .9 of a share of Alliance which, after giving effect to its reverse split, was trading on the London Stock Market at $1.24 per share, the Board viewed the exchange of shares with Alliance as likely to result in an increase in the share value of the combined company.

  While the LaTex Board acknowledged the potential for an increased cost to its shareholders and a likelihood that initially certain of its shareholders may find it more difficult to both follow and trade the combined company's stock on the London Stock Exchange, the LaTex Board deemed the possibility of a significant share price increase and the financial and strategic benefits of the Merger as more important. Of equal importance to the Board was the consideration of market support for the combined company after completion of the Merger.

  Initially, the LaTex Board had included as a condition of the Merger that the transaction be tax-free to LaTex's shareholders. However, after it became apparent that Alliance would be unable to accomplish a tax-free structure in the time available, the LaTex Board re-evaluated its position. After reviewing the tax implications of the Merger and discussions with its own advisors, the LaTex Board determined that the taxable nature of the transaction would likely affect two groups of its shareholders most: (i) insiders and (ii) shareholders who have purchased the stock at its present price. Although the preferred position of the Board was to effect a tax-free transaction, it was determined that the personal tax considerations of these groups of shareholders could not be known with certainty, and that the financial and strategic considerations for LaTex were significant enough to proceed with the Merger under a taxable structure.

  Because Trans Arabian had recently acquired a significant position in Alliance and had obtained two of eight board seats, management of LaTex investigated the potential motives and ramifications of Trans Arabian's involvement. Alliance had suggested that in the future it may consider acquiring assets from corporations affiliated with Trans Arabian. LaTex's major concern was to ensure that any future transactions with related parties would occur for value and in a manner deemed appropriate. After reviewing the corporate governance requirements for companies domiciled in the UK and, after discussions with members of the Board of Alliance nominated by Trans Arabian, LaTex determined that these issues could best be resolved by requiring equal representation on Alliance's Board with the Trans Arabian group. As a result, LaTex included as a condition of the Merger the expansion of the Alliance Board to ten members and the nomination of Messrs. Wilson and Martinson to the Board of Alliance.

  As a result of the limited staff of Alliance, LaTex viewed Alliance as a preferable merger partner when considering the livelihood of its employees. LaTex's staff has been proficient at its core business through the years and the Board deemed its preservation as an important benefit to the Merger and future growth of LaTex. In addition, Mr. Wilson agreed to enter into a consulting agreement concurrent with the Merger to provide a minimum of six months of transition and to assist the combined company in the acquisition of oil and gas properties.

OPINION OF LATEX'S FINANCIAL ADVISOR

  Wood Roberts was engaged by LaTex to examine the terms of the proposed Merger and to render an opinion as to the fairness of such terms from a financial standpoint to the shareholders of LaTex. On August 8, 1996, Wood Roberts delivered its written opinion, along with related documentation, to the Board of Directors of LaTex to the effect that the terms of the proposed Merger were fair from a financial standpoint to the shareholders of LaTex.

  On September 30, 1996, LaTex asked Wood Roberts to examine the proposed amendment to the terms of the Merger whereby the exchange of LaTex Shares and warrants for Alliance shares and warrants ceased to be a tax-free reorganization, and to render an opinion as to the fairness of such amendment from a financial standpoint to the shareholders of LaTex. On October 1, 1996, Wood Roberts delivered its second written opinion, along with related documentation, to the Board of Directors of LaTex to the effect that the amended terms of the proposed Merger remained fair from a financial standpoint to the shareholders of LaTex.

  On March 11, 1997 Wood Roberts delivered its third opinion to the effect that the allocation of New Alliance Shares among the three classes of LaTex Shares was fair to holders of each class.

  The text of the written opinions, which set forth the assumptions made, matters considered, limitations to and scope of the review undertaken by Wood Roberts in rendering its opinions are attached as Appendix C to this Proxy Statement and are incorporated herein by reference.

  In arriving at its opinions, Wood Roberts reviewed the Merger Agreement and the amendment thereto, information provided by the management of LaTex and Alliance and by certain of their professional advisors, as well as information in the public domain. In addition, Wood Roberts met with the management of LaTex and Alliance to discuss the historical and current business of each company, their prospects as stand-alone entities and the potential short-term and medium-term strategic and financial benefits of the proposed Merger.

  Wood Roberts' review of the terms of the Merger was undertaken with reference to, among other things: the relative net asset value, financial condition and debt ratios; earnings, cash flow and ability to develop or re-work assets of both LaTex and Alliance; and the pro forma financial position of the merged company and its ability to obtain debt or equity funding. Wood Roberts analyzed certain financial, industry and market-related information and data and examined data indicative of the relative merits of LaTex shareholders exchanging their shares for shares listed for trading on the London Stock Exchange. Wood Roberts was not asked to undertake an independent analysis of comparable transactions but reviewed certain published data in this regard.

  In rendering its opinions, Wood Roberts did not independently verify any of the foregoing information and, in using such information in its review of the Merger, relied upon it being complete and accurate in all material respects. Furthermore, Wood Roberts assumed that the appropriate regulatory and governmental approvals to the Merger would be forthcoming and that no restriction would be imposed that would have a material adverse effect on the contemplated benefits of the Merger. Wood Roberts was not asked to examine in detail the terms of the disposal of certain assets of LaTex.

  Wood Roberts rendered its opinions on the basis of its knowledge of the circumstances disclosed to it as of the date of the opinions.

  Analysis of Exchange Ratio (Relative Contribution Analysis). Wood Roberts performed a relative contribution analysis to examine the relationship between the percentage ownership of the combined company that the shareholders of LaTex and the shareholders of Alliance would have following the Merger. In making this analysis, Wood Roberts considered (i) the percentage of the merged company's outstanding stock that the shareholders of each of LaTex and Alliance would hold following the Merger, (ii) the relative reserve values of each company, adjusted by Wood Roberts to the extent it deemed appropriate, and (iii) the net asset value of each company, taking into account bank debt and payables. Based on this analysis, Wood Roberts calculated that LaTex was contributing 71.67% of the pro forma assets of the combined company. Under the terms of the Merger, LaTex shareholders will receive 73% of the stock in the combined company, without taking into account the New Alliance Shares and Bank Warrants to be issued to the Bank or the ORRI to be acquired from the Bank.

  Comparable Public Company Analysis in Relation to Valuation on the London Stock Exchange. Wood Roberts also compared certain financial results and assets of LaTex, Alliance and selected companies whose shares are traded on the London Stock Exchange and that LaTex and Wood Roberts deemed to possess certain characteristics similar to those the combined company would have (the "Comparable Public Companies"). The Comparable Public Companies selected by LaTex included Great Western Resources Inc., Aminex PLC, Aviva Petroleum Inc., Dominion Energy PLC, Tuskar Resources PLC and United Energy PLC.

  The primary purpose of this analysis was to assess the public market valuations of the Comparable Public Companies on the London Stock Exchange relative to the current public market valuation of LaTex on Nasdaq and, on the same basis, to estimate an indicated value for the shares of the combined company. The two primary ratios used in this comparison were net assets and cash flow relative to share price. Based on this analysis, Wood Roberts calculated an approximate indicated value of the shares of the combined company on the London Stock Exchange of $1.11 to $1.22 per share, compared to a pro forma net asset value calculated by Wood Roberts of approximately $1.41 per share. Wood Roberts stated that such indicated value is not a forecasting tool as the actual price at which the shares will trade will depend upon many factors.

  Other Matters. Certain other matters were considered by Wood Roberts in rendering its opinion that the terms of the Merger were fair to the shareholders of LaTex. These additional matters included, but were not limited to, the determination by Wood Roberts that it was more likely than not:

     (i) That the Merger would improve the ability of the combined company to refinance the current LaTex bank debt and payables because Alliance has no debt and has a positive working capital balance; LaTex has significant debt and working capital deficit; the Merger reduces the debt ratio (liabilities/assets) from 44% to a more manageable 35%; Wood Roberts had proposed to other banks that they refinance LaTex's debt, but the banks declined to do so; and Bank of America will not refinance LaTex's debt in the absence of the Merger;

     (ii) That the liquidity of and market for the shares of the combined company on the London Stock Exchange would be greater than the current market for LaTex shares because the combined company will have the support of a major merchant bank, its U.S. natural resource subsidiary and a good quality stockbroker, the involvement of which should be expected to have the effect of causing institutional investors in the U.K. and the U.S. to consider the combined company as a potential investment, to offer the likelihood of placing larger blocks of shares with such institutional investors, to provide investor research coverage and to have the overall effect of increasing international and private investor awareness and, currently, LaTex does not have any such support;

     (iii) That, in the absence of the Merger, LaTex would be unable to raise new equity capital without significant dilution to the LaTex shareholders at a price that reflects the asset value of LaTex because the price of LaTex Common Stock is at an all-time low; LaTex has a weak balance sheet; LaTex is in default in its loan obligations to Bank of America, to its suppliers and to its royalty owners; and consequently, in such a situation it is unlikely that new equity could be raised at anywhere near the estimated net asset value per share of $1.41. In comparison, by Alliance merging with LaTex, Alliance is in effect providing new equity at a price estimated to be the equivalent of $1.43 per share;

     (iv) That the management would be stronger as a result of the Merger because the management of Alliance brings broad domestic and international experience in technical, financial and corporate management and the managing director has extensive experience working with lending banks; and

     (v) That the Merger would increase the ability of the LaTex shareholders to benefit from growth by acquisition because in its current financial state LaTex was unlikely to be able to issue shares for an acquisition at a price that would be acceptable to the owners of the target company without diluting the current shareholders significantly; a potential target company is expected to be more likely to agree to be acquired by the combined company, with its lower debt ratio and stronger management, than by LaTex; and LaTex is expected to be unable to take on more debt in view of its financial position and its default with Bank of America.

  Wood Roberts did not weight or quantify their consideration of these factors, but viewed all of them as contributing to their opinion.

  There is no assurance that any of the results anticipated in the Wood Roberts analysis will actually occur. These determinations were made by Wood Roberts solely for the purpose of analyzing the financial terms of the Merger.

  The summary set forth above is not a complete description of Wood Roberts' analysis of the terms of the Merger or consideration of the fairness of such terms to the shareholders of LaTex. Such analysis included the consideration of many factors and assumptions with respect to the energy industry as a whole, general business and economic conditions, the subjective market valuations placed on the stock of companies traded on the London Stock Exchange and other matters, many of which are or may be beyond the control of the combined company and its management.

  Estimates made by Wood Roberts in its opinions are not necessarily indicative of actual values and share prices imputed by the analysis performed by Wood Roberts may not necessarily reflect the actual price placed upon the shares of the merged company. As such analysis and estimates are inherently subject to uncertainty, none of Wood Roberts, LaTex or Alliance assume responsibility for their accuracy.

  Wood Roberts is an investment banking firm and as part of its investment banking business is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions and other corporate
relationships.   LaTex selected Wood Roberts to render a fairness opinion in connection with the Merger because of Wood Roberts' expertise in the oil and gas industry and its experience in transactions similar to the Merger, as well as Wood Roberts' prior relationship and familiarity with LaTex. From time to time, since August 1994, Wood Roberts has provided investment banking services to LaTex and has acted as financial adviser in matters unrelated to the Merger. Wood Roberts has received customary compensation for such services. As compensation for initiating the Merger, rendering the fairness opinions and other services in connection with the Merger, LaTex has agreed to pay Wood Roberts a fee of $240,000. LaTex has also agreed to reimburse Wood Roberts for its reasonable expenses in relation to its services and to indemnify Wood Roberts for any liability arising from its engagement as financial advisor to LaTex. LaTex has also agreed to pay Wood Roberts a fee of 100,000 shares of LaTex Common Stock upon the successful restructuring of the LaTex Credit Agreement. Because the LaTex Credit Agreement will be restructured in connection with the Merger, Wood Roberts will receive 85,981 New Alliance Shares in payment of this fee upon completion of the Merger. In addition, Wood Roberts and its affiliates hold warrants to purchase 756,000 shares of LaTex Common Stock at exercise prices of $0.75 to $1.20 per share.

  John R. Martinson, a director of LaTex, is a principal of Wood Roberts and will be a director of Alliance after the Merger. Mr. Martinson recused himself from consideration of the terms of the Merger for the purpose of the fairness opinions.

 TERMS OF THE MERGER

  General. The detailed terms and conditions of the Merger are contained or described in the Merger Agreement, which is included in this Proxy Statement as Appendix B. The Merger Agreement sets forth the representations and warranties of the parties, certain agreements between the parties pending the Merger, the conditions precedent to the Merger, the terms of the Merger, the method of effecting the Merger, the manner of converting LaTex Shares into New Alliance Shares and certain other provisions. The statements made in this Proxy Statement with respect to the terms of the Merger are qualified in their entirety by, and made subject to, the more complete information contained in the Merger Agreement.

  The Merger Agreement was entered into between LaTex and Alliance on August 12, 1996. Pursuant to the terms of the Merger Agreement, LaTex will acquire Alliance through the merger of Alliance into LaTex.

  The Merger.   Under the DGCL, the affirmative vote of the holders of a
majority of the outstanding shares of LaTex's Common Stock is required to approve and adopt the Merger Agreement.

  The Merger is also subject to certain conditions, some of which are beyond the control of any of the parties to the Merger Agreement. See "Conditions to the Merger." Consequently, there can be no assurance that the Merger will take place, even though the Merger Agreement contains the agreement of each of the parties thereto to use their best efforts to complete the Merger.

  Immediately after approval and adoption of the Merger Agreement by the requisite votes of LaTex's and Alliance's shareholders and the satisfaction or waiver of the conditions to the Merger described below, the parties will conduct a closing for purposes of executing and delivering such documents and certificates as may be required under the Merger Agreement (the date of such closing being referred to hereinafter as the "Closing Date"). The Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware (the "Effective Time of the Merger"). It is presently contemplated that the Effective Time of the Merger will, subject to the terms and conditions of the Merger Agreement, occur either the same day as the Special Meeting or the following business day. At and after the Effective Time of the Merger, the surviving company will be a wholly owned subsidiary of Alliance.

  At the Effective Time of the Merger, by virtue of the Merger and without any further action on the part of the holder thereof, each then outstanding LaTex Share (other than LaTex Shares, if any, held by LaTex in treasury and shares held by a shareholder who has properly exercised his dissent and appraisal rights) will automatically be canceled and LaTex shareholders will receive New Alliance Shares at the Conversion Rate. Each LaTex Share held by LaTex in treasury will be canceled. No fractional New Alliance Shares will be issued in connection with the Merger. Instead, the shares issued to each holder will be rounded to the nearest whole number of New Alliance Shares. No cash will be paid for fractional shares not received. The surrender of certificates representing LaTex's stock for certificates representing New Alliance Shares will be effected pursuant to documents that will be sent to shareholders as promptly as practicable after the Effective Time of the Merger. See "Exchange of Certificates."

  Conversion Rate. If the Merger Agreement is approved and the Merger is completed, each holder of LaTex Shares will be entitled to receive the number of New Alliance Shares determined by multiplying the number of LaTex Shares held by the holder by the Conversion Rate. The Conversion Rate will be 0.85981 of a New Alliance Share for each share of LaTex Common Stock, 2.58201 New Alliance Shares for each share of LaTex Series A Stock, 6.17632 New Alliance Shares for each share of LaTex Series B Stock and a New Warrant to subscribe 0.85981 of a New Alliance Share for each share of LaTex Common Stock subject to warrants issued by LaTex. Fractional New Alliance Shares will not be issued in the Merger. Instead, the shares issued to each holder will be rounded to the nearest whole number of New Alliance Shares. No cash will be paid for fractional shares not received.

  Conduct of Business Prior to the Merger. Both parties have agreed in the Merger Agreement that, from the date of the Merger Agreement until the Effective Time of the Merger, except as expressly contemplated by the Merger Agreement, each will carry on business in the usual, regular and ordinary course in substantially the same manner as previously conducted and use all reasonable efforts to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and key employees, (iii) preserve its relationships with customers, suppliers and any others having business dealings with them and (iv) comply with all laws applicable to them and their respective properties, operations, business and employees that if not complied with would result in a material adverse effect to the party. In particular, the Merger Agreement provides that, prior to the Effective Time of the Merger, unless consented to by the other party, neither party will (a) engage in any of certain restricted acts set forth in the Merger Agreement, (b) enter into any transaction other than in the ordinary course of business or (c) amend its respective organizational or governing documents.

  Conditions to the Merger. The obligation of LaTex to consummate the Merger is subject to the following: (i) the shareholders of Alliance shall have approved the Merger, the issue of the New Alliance Shares and the 40-to-1 reverse stock split of the Existing Alliance Shares; (ii) all of the terms, covenants and conditions of the Merger Agreement to be complied with or performed by Alliance at or before the Effective Time of the Merger shall have been complied with and performed in all material respects; (iii) all representations and warranties of Alliance in the Merger Agreement shall be true in all material respects as of the Effective Time of the Merger and LaTex shall have received a certificate to that effect; (iv) all consents, waivers, approvals, licenses, authorizations of, or filings or declarations with third parties or governmental entities required to be obtained by Alliance in order to permit the Merger to be consummated in accordance with governmental laws, rules, regulations and agreements shall have been obtained; (v) LaTex shall have received a customary opinion from counsel to Alliance with respect to corporate organization, capitalization, authority to complete the Merger, necessary consents from third parties and litigation relating to Alliance; (vi) all actions, proceedings, instruments and documents in connection with the Merger shall have been approved in form and substance by counsel to LaTex; (vii) Alliance shall have furnished such certificates of its officers and others to evidence compliance with the conditions of the Merger, as may be reasonably requested by LaTex or its counsel; (viii) there shall not have been any material loss resulting from destruction of the assets of the Alliance due to acts of God, fire, explosion or other casualty that is not reimbursable in all material respects under policies of insurance maintained by or for the benefit of Alliance; (ix) no material information or data provided or made available to LaTex by or on behalf of Alliance shall be incorrect in any material respect and
(x) the New Alliance Shares to be issued pursuant to the Merger shall have been approved for listing on the London Stock Exchange and the listing shall have become effective in accordance with the listing rules of the London Stock Exchange.

  The obligation of Alliance to consummate the Merger is subject to the following: (i) holders of LaTex's common stock shall have approved the Merger;
(ii) all of the terms, covenants and conditions of the Merger Agreement to be complied with or performed by LaTex at or before the Effective Time of the Merger shall have been complied with and performed in all material respects;
(iii) all representations and warranties of LaTex set forth in the Merger Agreement shall be true in all material respects as of the Effective Time of the Merger and Alliance shall have received a certificate to such effect; (iv) all consents, waivers, approvals, licenses, authorizations of, or filings or declarations with third parties or governmental entities required to be obtained by LaTex in order to permit the transactions contemplated by the Merger Agreement to be consummated in accordance with governmental laws, rules, regulations and agreements shall have been obtained; (v) LaTex shall have delivered to Alliance an agreement executed by each of LaTex's Affiliates regarding his or its investment in the Alliance Shares; (vi) Alliance shall have received a customary opinion of counsel to LaTex with respect to corporate organization, capitalization, authority to complete the Merger, necessary consents from third parties and litigation relating to LaTex; (vii) the aggregate number of each class of LaTex's stock held by LaTex's shareholders who have delivered and not withdrawn a written demand for appraisal of their shares shall not exceed five percent of that class of capital stock outstanding and entitled to vote at the meeting of LaTex's shareholders; (viii) all actions, proceedings, instruments and documents in connection with the completion of the Merger shall have been approved in form and substance by counsel to Alliance;
(ix) LaTex shall have furnished such certificates to evidence compliance with the conditions set forth in the Merger Agreement as may be reasonably requested by Alliance or its counsel; (x) there shall not have been any material loss resulting from destruction of the assets of LaTex due to acts of God, fire, explosion or other casualty which is not reimbursable in all material respects under policies of insurance maintained by or for the benefit of LaTex; (xi) no material information or data provided or made available to Alliance by or on behalf of LaTex shall be incorrect in any material respect; (xiii) LaTex shall have sold or otherwise disposed of its interests in certain entities and (xiv) the New Alliance Shares to be issued to LaTex's shareholders pursuant to the Merger shall have been approved for listing on the London Stock Exchange and the listing shall have become effective in accordance with the listing rules of the London Stock Exchange.

  Disposition of Certain Assets. LaTex is required to dispose of its interests in its unconsolidated affiliates Wexford and Imperial, and its interests in its wholly-owned subsidiaries LaTex Resources International, Inc. ("LaTex Resources International") and Phoenix Metals, Inc. ("Phoenix Metals"). Effective July 31, 1996, LaTex has written off its $2,372,452 investment in Wexford, its $1,797,378 investment in Imperial and its $3,446,795 investment in LaTex Resources International (which includes $2,491,299 in dry hole costs and $955,496 in abandonments relating to LaTex's investments in Tunisia and Kazakhstan, respectively). Effective July 31, 1994, LaTex wrote off its $22,918 investment in Phoenix Metals. LaTex has entered into a Purchase Agreement with Imperial pursuant to which LaTex will sell its interests in Wexford, Imperial, LaTex Resources International and Phoenix Metals to Imperial for 100,000 shares of LaTex Common Stock.

  Termination. Notwithstanding approval of the Merger by LaTex's shareholders, the Merger Agreement may be terminated at any time prior to the Effective Time of the Merger by the mutual written consent authorized by the Boards of Directors of LaTex and Alliance. In addition, the Merger Agreement may be terminated by either party if the Merger is not completed by April 30, 1997.
The Merger Agreement may also be terminated by Alliance prior to the Effective Time of the Merger if (i) any representation, warranty or covenant made in the Merger Agreement for the benefit of Alliance is untrue in any material respect and such breach is not cured within ten days of notice thereof; (ii) all of the conditions to Alliance's obligation to complete the Merger shall not have been satisfied or waived by Alliance prior to the Closing Date or (iii) completion of the Merger would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction. The Merger Agreement may be terminated by LaTex if (i) Alliance has materially breached the representations and warranties contained in the Merger Agreement or has failed to comply in any material respect with its covenants and agreements set forth in the Merger Agreement and Alliance shall not have cured such breach or failure within 10 business days of receipt of notice thereof from LaTex, (ii) all of the conditions to LaTex's obligation to complete the

Merger shall have not been satisfied or waived by LaTex prior to the Closing Date or (iii) completion of the Merger would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction. If either party receives an unsolicited offer from another person to enter into a merger, sale or similar transaction at a time when the party has not breached the Merger Agreement and determines to accept the offer, the party may terminate the Merger Agreement by paying the other party a termination fee of $1,000,000 plus the other party's expenses. Similarly, if a party receives an offer from another person to enter into a merger, sale or similar transaction and the party accepts the offer or has knowingly breached the Merger Agreement, then the other party may terminate the Merger Agreement and receive from the first party a termination fee of $1,000,000 plus expenses.

  No Solicitation Covenants. LaTex and Alliance have entered into certain mutual covenants and agreements in the Merger Agreement, including covenants that provide that neither party will (and will cause each of the executive officers, directors, employees, representatives or agents not to) directly or indirectly solicit, initiate or knowingly encourage the initiation of inquiries or proposals from, or provide any confidential information to, or enter into any agreement with, any person or entity concerning any sale of their assets or shares of capital stock or any merger, consolidation, business combination, liquidation or similar transaction involving the respective company. However, if either company receives an unsolicited offer from a third party that, in the exercise of its fiduciary duty after consideration of advice from its legal and financial advisors, the Board of Directors of the company determines is likely to be more beneficial to its shareholders than the Merger, the respective Board of Directors may respond to the offer, but will promptly communicate to the other party to the Merger the terms of any proposal that it may receive in respect of any such transaction and will keep the other party informed as to the status of any actions, including negotiations or discussions.

EFFECTIVE TIME OF THE MERGER

  It is currently anticipated that if all conditions to the Merger are satisfied or waived by that time, the Effective Time of the Merger will occur on either the same day as the Special Meeting or the following business day.

EXCHANGE OF CERTIFICATES

  At and after the Effective Time of the Merger, no transfer of LaTex Shares outstanding prior to the Effective Time of the Merger will be made on the stock transfer books of LaTex. As soon as practicable after the Effective Time of the Merger, a letter of transmittal (the "Letter of Transmittal") will be mailed to all holders of record of the LaTex Shares at the close of business on the date of the Effective Time of the Merger to be used by such holders in surrendering to the transfer agent of Alliance (the "Transfer Agent") certificates that, prior to the Merger, represented LaTex Shares. The Letter of Transmittal will contain instructions concerning the surrender of such certificates. CERTIFICATES FOR LATEX SHARES SHOULD NOT BE SURRENDERED UNTIL THE LETTER OF TRANSMITTAL IS RECEIVED BY THE SHAREHOLDER.

  Following the surrender of certificates formerly representing LaTex Shares, shareholders will receive in exchange therefor certificates representing the whole number of New Alliance Shares to which the holder is entitled. After the Effective Time of the Merger and until so surrendered, each certificate that prior to the Effective Time of the Merger represented outstanding LaTex Shares shall be deemed for all corporate purposes to represent and evidence ownership of the proportional number of New Alliance Shares, except that no dividends or other distributions payable by Alliance will be paid with respect to such certificates and no voting rights will accrue to the holders thereof until surrendered. Such dividends and distributions, if any, will be accumulated and, at the time of such surrender, all such unpaid dividends or distributions will be paid, without interest. If a certificate for New Alliance Shares is to be issued to a person other than the person in whose name the certificates representing LaTex Shares is registered, it will be a condition of exchange that the LaTex Shares certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the person requesting the exchange will pay any transfer or other taxes required by reason of the issuance of the Alliance certificate to a person other than the registered holder of the LaTex certificate surrendered or establish to the satisfaction of Alliance that such tax has been paid or is not applicable. The Transfer Agent will issue certificates representing New Alliance Shares attributable to any certificate that has been lost or destroyed only upon receipt of satisfactory evidence of ownership of the shares represented thereby and after appropriate indemnification.

REGISTRATION AND RESALE

  Pursuant to the Registration Statement of which this Proxy Statement is a part, Alliance has registered under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Act") the 21,448,787 New Alliance Shares to be issued in the Merger, the New Warrants to be issued by Alliance in the Merger to replace currently outstanding warrants issued by LaTex, the 1,927,908 New Alliance Shares issuable on exercise of the New Warrants, the 2,578,125 New Alliance Shares and the Bank Warrants with respect to 1,210,938 New Alliance Shares to be issued to the Bank as payment for certain fees to the Bank and in exchange for an overriding royalty interest in certain of LaTex's properties currently owned by the Bank, as well as the 1,210,938 New Alliance Shares issuable upon exercise of the Bank Warrants.

  This Proxy Statement may be used in connection with the following transactions:

     (i) the issuance by Alliance of 21,448,787 New Alliance Shares in connection with the Merger, and the resale of any of such Shares by any person who may be deemed to be an underwriter thereof;

     (ii) the issuance of the New Warrants by Alliance in the Merger to replace currently outstanding warrants issued by LaTex, and the resale of any of such New Warrants by any person who may be deemed to be an underwriter thereof;

     (iii) the issuance by Alliance of up to 1,927,908 New Alliance Shares issuable on exercise of the New Warrants;

     (iv) the issuance by Alliance of up to 2,578,125 New Alliance Shares to the Bank, and the resale of any such shares by any person who may be deemed to be an underwriter thereof;

     (v) the issuance of the Bank Warrants by Alliance, and the resale of any of the Bank Warrants by any person who may be deemed to be an underwriter thereof; and

     (vi) the issuance by Alliance of up to 1,210,938 New Alliance Shares issuable on exercise of the Bank Warrants.

  In connection with any resales or transfers of any of the New Alliance Shares, New Warrants, Bank Shares or Bank Warrants by any person who may be deemed to be an underwriter of such securities, such person will be obligated to provide to the purchaser or transferee a copy of the Proxy Statement containing current information with respect to Alliance and all of the matters described herein and will be subject to all of the provisions of the Act which relate to statutory underwriters. Alliance is not aware that, except as otherwise disclosed in this Proxy Statement, any of such persons has, as of the date hereof, a specific plan for the sale, transfer or other distribution of any of such securities. Such sales, transfers or other distributions may, from time to time, include sales in any market for such securities, including the London Stock Exchange, privately negotiated transactions or transactions executed with or through the facilities of one or more brokers or dealers.

REGULATORY MATTERS

  No federal, state or other regulatory approvals are required to be obtained, nor any regulatory requirements complied with, by any party to the Merger Agreement, except for the requirements of the DGCL in connection with the approval of LaTex's shareholders and completion of the Merger and the requirements of applicable federal and state securities laws.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In the Merger Agreement, the parties agreed that, as a condition to the Merger, Alliance would enter into an agreement with Jeffrey T. Wilson, Chairman and President of LaTex, satisfactory to both parties, pursuant to which Mr. Wilson will provide certain consulting services to Alliance relating to acquisitions in the energy industry for Alliance subsequent to the Merger. The consulting agreement will be for a term of six months and will provide for a monthly fee of $10,000.

  As compensation for initiating the Merger, rendering the fairness opinion and other services in connection with the Merger, LaTex has agreed to pay Wood Roberts a fee of $240,000 upon completion of the Merger. LaTex has also agreed to reimburse Wood Roberts for its reasonable expenses in relation to its services and to indemnify Wood Roberts for any liability arising from its engagement as financial advisor to LaTex. LaTex has also agreed to pay Wood Roberts a fee of 100,000 shares of LaTex Common Stock upon the successful restructuring of the LaTex Credit Agreement. Because the LaTex Credit Agreement will be restructured in connection with the Merger, Wood Roberts will receive 85,981 New Alliance Shares in payment of this fee upon completion of the Merger. In addition, Wood Roberts and its affiliates hold warrants to purchase 756,000 shares of LaTex Common Stock at exercise prices of $0.75 to $1.20 per share. John R. Martinson, a director of LaTex, is a principal of Wood Roberts and will be a director of Alliance after the Merger. Mr. Martinson recused himself from consideration of the terms of the Merger for the purpose of the fairness opinion.

ACCOUNTING TREATMENT

  LaTex expects the Merger will be treated as a purchase for accounting and financial reporting purposes. Because LaTex is the larger company, this means that the transaction will be treated as if LaTex had acquired and assumed the operations of Alliance on the Effective Time of the Merger.

SUMMARY COMPARISON OF LATEX COMMON STOCK AND NEW ALLIANCE SHARES

  Because LaTex is incorporated under the laws of Delaware while Alliance is a public limited company organized under the laws of England, there are a number of differences between the attributes of the LaTex Common Stock and the New Alliance Shares, as well as the rights and privileges of the holders of each of them. The following summary compares a number of the principal differences. The attributes of the New Alliance Shares described below reflect an amendment to Alliance's Articles of Association that is to be adopted concurrently with the Merger.

                             LATEX COMMON STOCK
                             ------------------

                  Right to Call Meetings and Submit Proposals

As permitted by the DGCL, LaTex's Bylaws provide that the holders of at least 51% of the outstanding shares may request, in writing, a special meeting of shareholders at any time and for any lawful purpose, specifying the matter or matters (that are appropriate for action at a special meeting) proposed to be presented to the meeting. Each special meeting will be held at such place as the person or persons calling the meeting shall fix.

                              NEW ALLIANCE SHARES
                              -------------------

Under English law, notwithstanding any provision to the contrary in a company's articles of association, an extraordinary general meeting of shareholders may be called by a request of shareholders holding not less than one-tenth of the paid-up capital of the company having voting rights at general meetings.

                        Conduct of Shareholder Meetings

Under the DGCL, all matters required to be approved by shareholders must be approved by the affirmative vote of the holders of at least a majority of the outstanding shares of LaTex Common Stock. Written notice of a meeting of shareholders must be given, personally or by mail, not fewer than ten nor more than sixty days before the meeting (unless otherwise required by law) to each shareholder entitled to vote at such meeting. This notice must state the place, date and hour of the meeting and the purpose or purposes for which the meeting is called and the name or names of the persons who have directed the calling of the meeting.

An ordinary resolution requires 14 clear days' notice and requires a majority vote of those present and voting. An extraordinary resolution requires 14 clear days' notice and a three-quarters majority vote of those present and voting. A special resolution requires 21 clear days' notice and a three-quarters majority vote of those present and voting. An annual general meeting requires 21 clear days' notice regardless of the type of resolution to be proposed. The term "clear days' notice" means calendar days and excludes the day of mailing, the deemed date of receipt of such notice (normally the day following such mailing, if sent by first class mail) and the date of the meeting itself. "Extraordinary resolutions" are limited to certain matters out of the ordinary course of business, such as a proposal to wind up the affairs of the company. Proposals that are the subject of "special resolutions" include proposals to change the name of a company, proposals to alter a company's capital structure (but not to increase an existing class of share capital), proposals to change or amend the rights of shareholders, proposals to amend a company's objects (purpose clause) and Articles of Association and proposals to carry out certain other matters where either a company's Articles of Association or the Companies Act require a "special resolution." Most other proposals relating to the ordinary course of a company's business, such as the election of directors, are the subject of an ordinary resolution. Notice of any type of meeting must state the place, date and hour of the meeting and the general nature of the business to be transacted at the meeting.

                          Right to Shareholder Lists

Shareholders of LaTex have the right, in person or by attorney or other agent, upon written demand stating the purpose thereof, during usual business hours, to inspect for any proper purpose a list of the names, addresses and shares held by shareholders.

The register of shareholders and index of shareholders' names of an English company may, in general, be inspected by a shareholder during business hours without charge, and by other persons upon payment of a charge. Any person may request to be supplied with a copy of the whole or part of the register upon payment of a charge.

                   Right to Inspection of Books and Records

Under the DGCL, any shareholder of LaTex, upon written request stating the purpose of the inspection, has the right to inspect for any proper purpose LaTex's books and records, and to make copies of those records.

A shareholder of any English company may inspect the minutes of shareholder meetings and obtain copies (within 7 days) upon payment of a charge. Shareholders are not entitled to inspect the accounting records of a company or minutes of directors' meetings. However, the Secretary of State of Trade and Industry may, on the application of at least 200 shareholders or of shareholders holding not less than 10% of the issued share capital of a company, appoint inspectors to investigate the affairs of the company and inspect all documents relating of or to the company.

Certain registers required to be kept by a company are open to public inspection, including the Register of Directors and Secretaries, Register of Directors' Interests in Shares and Debentures, Register of Charges, the Register of Debenture Holders and the Register of Interests in Shares. Service contracts of directors of the company are available for inspection in certain circumstances and at certain times. Copies of instruments creating charges that are registrable with the Registrar of Companies together with any other charges in the Register of Charges of the company must be kept and be made available for inspection by shareholders and creditors without charge.

                                 Voting Rights

The DGCL provides that, unless otherwise provided in a company's certificate of incorporation, each shareholder is entitled to one vote for each share of stock held by such shareholder, on each matter submitted to a vote of shareholders of the company. LaTex's Certificate of Incorporation provides that a shareholder is entitled to one vote for each share of LaTex Common Stock held by such shareholder.

As permitted by its Certificate of Incorporation, LaTex has filed a Certificate of Designation providing for the issuance of preferred stock. Holders of LaTex's preferred stock are not given any voting rights.

Under the DGCL, voting by shareholders for directors is noncumulative unless provided otherwise in the certificate of incorporation. LaTex's Certificate of Incorporation does not provide for cumulative voting. Therefore, LaTex currently employs noncumulative voting. Under noncumulative voting, each shareholder entitled to vote for directors may vote, for each director, the number of votes equal to the number of shares held by the shareholder. Since voting is noncumalative, the holders of a majority of the voting stock may elect all of the Directors.

Under English law, the voting rights of shareholders are governed by the Companies Act, as amended, and by a company's articles of association. Shareholders have the statutory right to demand a poll (a vote by the number of shares held rather than by a show of hands) at a general meeting in certain circumstances. Under Alliance's Articles of Association, a poll may be demanded at any general meeting by (i) the chairman of the meeting, (ii) at least three shareholders present in person or by proxy and having the right to vote at the meeting, (iii) a shareholder or shareholders present in person or by proxy representing not less than 10% of the total voting rights of all the shareholders having the right to vote at the meetings or (iv) a shareholder or shareholders present in person or by proxy holding shares conferring a right to vote at the meeting, being shares on which an aggregate sum has been paid-up equal to, but not less than 10% of the total sum paid-up on all the shares conferring that right.

Cumulative voting is essentially unknown under English law. Two shareholders present in person constitute a quorum for purposes of a meeting unless a company's articles of association specify otherwise. Alliance's Articles of Association specify that two persons entitled to vote on the business to be transacted, each being a shareholder or a proxy for a shareholder or a duly authorized representative of a corporation that is a shareholder, shall constitute a quorum.

Subject to any special rights or restrictions attached to any shares, on the show of hands, every shareholder who (being an individual) is present in person or (being a corporation) is present by a duly authorized representative at any meeting by proxy and is entitled to vote shall have one vote, and on a poll every shareholder who is present either personally or by proxy and is entitled to vote shall have one vote for every ordinary share held by him. Although a proxy is normally only valid for the meeting therein mentioned, it is also valid for any adjournment of the meeting. To be valid, the proxy must be in writing and be deposited in accordance with Alliance's Articles of Association, which generally requires the proxy to be delivered to Alliance no later than the last time at which an instrument of proxy should have been delivered in order to be valid for use at that meeting.

If there is a failure by a shareholder within 14 days to comply with a request made by Alliance to disclose certain information regarding his shares under
Section 212 of the Act, the Board may suspend the shareholder's voting rights in relation to such shares and, where his shareholding represents one-quarter of one percent or more of the issued shares of any class of shares, may direct that Alliance retain dividends or other moneys payable upon such shares and/or that no transfer, other than an "approved transfer" as a defined in the Articles of Association, of any such shares shall be registered.

Should all the members entitled to vote at a general meeting sign written resolutions in lieu of a vote at such meeting, such written resolutions shall be valid and effective as resolutions passed at a general meeting. For as long as Regulated Entity or its affiliates is a holder of New Alliance Shares, it will not be entitled to vote more than 5.0% of the total votes normally exercisable by holders of New Alliance Shares. Upon a transfer of any New Alliance Shares to a non-Regulated Entity, this restriction will cease to apply to those New Alliance Shares.

                          Distributions and Dividends

LaTex has not paid any dividends on its outstanding common shares during the last five years. In addition, LaTex is restricted from paying cash dividends under the LaTex Credit Agreement. LaTex's Bylaws provide that the Board of Directors, at any regular or special meeting thereof, may declare dividends upon the issued and outstanding shares of LaTex's Common Stock, subject to the prior payment of dividends upon any series of preferred stock outstanding. The holders of Series B Senior Convertible Preferred Stock are paid cumulative cash dividends at the annual rate of $1.20 per share. Subject to the prior and superior rights of the holders of any series of LaTex's preferred stock ranking prior and superior to the shares of Series A Convertible Preferred Stock, including the prior and superior rights of the holders of LaTex's Series B Senior Convertible Preferred Stock, the holders of Series A Convertible Preferred Stock will be paid cumulative cash dividends at the annual rate of $.20 per share. In lieu of paying cash dividends on the LaTex Series A Stock and LaTex Series B Stock, LaTex may pay such dividends in the form of additional shares of such preferred stock.

The ability of LaTex's Board of Directors to declare dividends for holders of the common stock is limited by the rights and priority of holders of LaTex's preferred stock.

Holders of New Alliance Shares will be entitled to receive such dividends as may be declared by the Board of Directors of Alliance. All of LaTex's outstanding preferred shares will be converted into New Alliance Shares in the Merger. In the Merger, Alliance will be assuming LaTex's obligations under the LaTex Credit Agreement, which will continue to prohibit Alliance from paying dividends. In addition, Alliance is precluded from paying dividends until such time as its retained loss is cleared or canceled by court order. Alliance has not paid any dividends on its outstanding ordinary shares during the last five years and currently intends to retain its cash for the continued expansion of its business, including exploration, development and acquisition activities.

                                   Dilution

LaTex's Certificate of Incorporation permits the issuance of additional shares of common stock or shares of preferred stock, pursuant to which the interests in the assets, liabilities, cash flow, and results of operations of LaTex represented by the shares of LaTex Common Stock may be diluted. Under Nasdaq rules, LaTex may not issue common stock equal to 20% or more of the then outstanding shares in connection with the acquisition of the stock or assets of another entity without shareholder approval. Issuances of additional shares of common stock or preferred stock could adversely affect existing shareholders' equity interest in LaTex and the market price of the common stock. LaTex's Board of Directors by resolution may establish one or more classes or series of preferred stock having the number of shares, designations, relative voting rights, preferences, and limitations that the Board of Directors fixes without any shareholder approval.

Under the DGCL, shareholders are denied preemptive rights unless preemptive rights are provided for in the certificate of incorporation. LaTex's Certificate of Incorporation currently does not provide for preemptive rights.

Without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, any shares in the capital of Alliance may be issued with such special rights, privileges or restrictions as Alliance general meeting may (before the issuance of such shares) from time to time determine.

Alliance may from time to time by ordinary resolution of shareholders increase its capital by the creation of new shares, consolidate all or any of its shares into shares of a larger amount than its existing shares and subdivide its existing shares or any of them into shares of smaller amount.

In connection with soliciting approval of the Merger, Alliance is also soliciting approval of its shareholders to authorize the Board of Directors of Alliance to issue additional New Alliance shares in an amount up to 33% of the total outstanding shares after the Merger generally and up to 5% other than in accordance with statutory pre-emption rights. The Board of Directors of Alliance has indicated that it has no present intention of exercising this authority, but may do so in the future if they deem appropriate.

                                  Liquidation

In the event of a liquidation, dissolution, or winding up of the affairs of LaTex, after payment or provision for payment of the debts and liabilities of LaTex, the holders of the Series B Senior Convertible Preferred Stock are entitled to receive out of the remaining assets of LaTex $10 for each share of Series B Senior Convertible Preferred Stock they hold, plus an amount equal to all dividends accumulated and unpaid on each such share through the date fixed for distribution, before any distribution may be made to holders of any shares of Common Stock and Series A Convertible Preferred Stock. In the event of a liquidation, dissolution, or winding-up of the affairs of LaTex, after payment or provision for payment of debts and liabilities of LaTex, and after payment of any prior and superior rights of any series of LaTex's preferred stock ranking prior and superior to the shares of Series A Convertible Preferred Stock with respect to liquidation, including the prior and superior rights of the holders of LaTex's Series B Senior Convertible Preferred Stock, the holders of the Series A Convertible Preferred Stock are entitled to receive out of the remaining assets of LaTex $10 for each of the shares of Series A Convertible Preferred Stock they hold, plus an amount equal to all dividends accumulated and unpaid on each such share through the date fixed for distribution, before any distribution can be made to holders of Common Stock or any other capital stock of the Company ranking junior to the Series A Convertible Preferred Stock. After payment to the holders of the Series A Convertible Preferred Stock, the entire remaining assets and funds of LaTex legally available for distribution, if any, will be distributed among the holders of Common Stock and any other capital stock of the Company ranking junior to the Series A Convertible Preferred Stock in proportion to the shares of such stock then held by them.

Alliances's Articles of Association provide that if the Company is wound up, a court-appointed liquidator may, with the authority of an extraordinary resolution and any other sanction required by law, divide among the shareholders in specie the whole or any part of the assets of Alliance, and for that purpose, set such values as he deems fair upon the property to be divided, and determine how the division shall be carried out between the shareholders. The liquidator may, with like authority, vest any part of the assets in trustees upon such trust for the benefit for shareholders as he, with like authority shall think fit.

                                Transferability

LaTex Shares are transferable on LaTex's books, pursuant to applicable law and any rules as the Board of Directors may prescribe from time to time.

There are, in general, no restrictions in Alliance's Articles of Association on the transferability of fully-paid ordinary shares. The board may in its absolute discretion, and without giving a reason therefor, decline to register a transfer of any share that is not fully-paid to a person of whom it does not approve or of any share over which it has a lien. The board may also in certain circumstances, decline to register a transfer of a share in respect of which the shareholder has not replied to a request by the company as to the identity of persons interested in such share. A Regulated Entity holding more than 5.0% of the outstanding Ordinary Shares at any time will be subject to additional transfer restrictions.

                               Redemption Rights

LaTex, at its option and subject to conditions stated in its Certificate of Designation, may at any time and from time to time, redeem all or any part of the outstanding Series B Senior Convertible Preferred Stock at the rate of $10 per share of such Preferred Stock plus all dividends accumulated and unpaid on such share through the date of redemption. Subject to the prior and superior rights of the holders of any series of LaTex's preferred stock ranking prior and superior to the shares of Series A Convertible Preferred Stock with respect to redemption, including the prior and superior rights of the holders of LaTex's Series B Senior Convertible Preferred Stock with respect to redemption, LaTex, at its option and subject to the conditions stated in its Certificate of Designation, may at any time and from time to time, redeem all or any part of the outstanding Series A Convertible Preferred Stock at the rate of $10 per share plus all dividends accumulated and unpaid on such share through the date of redemption. LaTex Common Stock is not redeemable.

Holders of Alliance ordinary shares will have no right to surrender their shares in exchange for the pro rata share of Alliance's net assets attributable to such shares, and the ordinary shares are not redeemable. If Alliance shareholders so authorize, Alliance may repurchase its shares. Any shares repurchased must be canceled.

                               Change of Control

Certain provisions in LaTex's Certificate of Incorporation, including the ability of the Board of Directors to issue classes or series of preferred stock and restrictions on the ability of shareholders to call meetings and propose business at meetings of the common shareholders, may impede a takeover attempt. LaTex is subject to the provisions of Section 203 of the DGCL, which restricts "business combinations" involving a company and an "interested shareholder" for three years following the date on which the shareholder acquired 15% or more of the outstanding voting stock of the company, unless certain statutory exceptions are satisfied.

For a company such as Alliance listed on the London Stock Exchange, shareholder approval may be required for certain acquisitions or disposals of assets involving directors or substantial shareholders or their associates. In addition, takeovers of public companies are regulated by the City Code on Takeovers and Mergers (the "City Code"), nonstatutory rules that are unenforceable at law but administered by the Panel on Takeovers and Mergers, a body comprised of representatives of certain City of London financial and professional institutions that oversees the conduct of such takeovers. The City Code provides that (i) when any person acquires, whether by a series of transactions over a period of time or not, shares that (taken together with shares held or acquired by persons acting in concert with him) carry 30% or more of the voting rights of a public company; or (ii) when any person, together with persons acting in concert with him, holds not less than 30% but not more than 49% of the voting rights and such person, or any person acting in concert with him, acquires in any period of 12 months additional shares carrying more than 1% of the voting rights, such person must generally make an offer for all of the equity shares of the company (whether voting or nonvoting) and all the voting non-equity shares of the company for cash, or accompanied by a cash alternative, at not less than the highest price paid for the relevant shares during the 12 months preceding the date of the offer.

                                Indemnification

Section 145 of the DGCL permits a corporation to indemnify any person who is, or is threatened to be made, a party to any suit owing to the fact that the person is or was a director, officer, employee or agent acting on behalf of the corporation, subject to a determination by the board of directors that the person has met certain standards of conduct. Section 145 also provides that it is not exclusive of any other rights to indemnification or advancement of expenses. LaTex's bylaws require indemnification of any director or officer of LaTex to the fullest extent permitted by Delaware law and permit indemnification of any employee, attorney, agent or representative to the extent permitted by Delaware law. LaTex's bylaws also authorize the advancement of expenses incurred by the Indemnitee. LaTex's Certificate of Incorporation authorizes the indemnification of any person, in accordance with Delaware law, who is, or is threatened to be made a party to such a suit.

Under English law, Alliance may only indemnify its officers and directors against liabilities they incur in defending proceedings (whether civil or criminal) in which (i) a judgment has been given in the indemnitee's favor (ii) the indemnitee is acquitted or (iii) relief has been granted to the indemnitee by the court from liability for negligence, default, breach of duty or breach of trust in relation to the affairs of Alliance or its subsidiaries. The Articles of Association of Alliance provide that directors and officers of Alliance will be entitled to the benefit of this indemnification.

                       Limits on Management's Liability

LaTex's Certificate of Incorporation, as permitted by the DGCL, eliminates the monetary liability of LaTex's directors for a breach of their fiduciary duty as directors,except for liability (i) for any breach of a director's duty of loyalty to LaTex or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the DGCL (which provides for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.

English law does not provide any mechanism for limiting the liability of directors.

                               Appraisal Rights

Under the DGCL, a holder of LaTex Shares who does not vote in favor of a merger or consolidation of LaTex may, upon compliance with certain procedures, be entitled to receive the fair value of the shares in cash in lieu of the consideration that would otherwise be received in the merger or consolidation. Appraisal rights are not available in certain mergers, including (a) mergers in which LaTex is the surviving corporation and in which no vote of its shareholders was required and (b) mergers when the shares were then listed on a national securities exchange or held of record by more than 2,000 holders and the holders of shares are not required to accept in exchange for their shares anything other than shares of stock of the surviving corporation that, on the effective date of the merger, would be listed on a national securities exchange or held of record by more than 2,000 holders, cash in lieu of fractional shares, or any combination thereof.

While English law does not generally provide for appraisal rights, if a shareholder applies to a court as described below, the court may specify such terms for the acquisition as it considers appropriate.

The Companies Act provides that where a take-over offer (as defined therein) is made for the shares of a company incorporated in the UK and the offeror has, within four months of the date of the offer, acquired or contracted to acquire not less than nine-tenths in value of the shares to which the offer relates, the offeror may, within two months of reaching the nine-tenths level, notify shareholders who did not accept the offer and require them to transfer their shares on the terms of the offer. A dissenting shareholder may apply to the court within six weeks of the date on which such notice is given, objecting to the transfer or its proposed terms. The court is unlikely (absent fraud or oppression) to exercise its discretion to order that the acquisition not take effect, but it may order that the offeror shall not be entitled to acquire the relevant shares or specify such terms of the transfer as it finds appropriate. A minority shareholder is also entitled in these circumstances to require the offeror to acquire his shares on the terms of the offer.

                             Conflicts of Interest

LaTex's Certificate of Incorporation provides that, to the extent pro-vided by the DGCL, no contract or transaction between LaTex and one or more of its directors or officers or between LaTex and any other company, partnership, association or other organization in which one or more of its directors or officers are directors or officers of LaTex or have a financial interest, shall be void or voidable solely for this reason, or solely because the directors or officers are present at or participate in the meeting of the board or committee thereof which authorizes the contract or transaction, or solely because the directors or officers or their votes are counted for such purpose.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or a committee thereof which authorizes the contract or transaction.

Alliance's Articles of Association provide that a director, or a firm in which he is interested, may act in a professional capacity for Alliance and will be entitled to remuneration for such services as if he were not a director, except that such party is not authorized to act as auditor to Alliance. A director may contract with Alliance provided he discloses his interests. Alliance's Articles of Association also detail those matters on which an interested director may and may not vote.

                               Trading in Shares

LaTex's Common Stock is traded on the Nasdaq SmallCap Market under the symbol "LATX." Quotations for shares traded on Nasdaq are generally avail- able in newspapers and other publications, as well as some computer onlineservices. Investors may place orders for the purchase or sale of shares traded on Nasdaq through most licensed broker dealers in the United States.

The Existing Alliance Shares are traded on the London Stock Exchange under the symbol "ARS." Based on their knowledge of the prices and share trading activity of small independent oil and gas companies on the London Stock Exchange, Alliance and LaTex believe that the trading market for small independent oil and gas companies is generally more favorable in London than in the U.S. This belief is supported by the analysis of Wood Roberts described in detail under "The Merger-Opinion of LaTex's Financial Advisor." Therefore, Alliance is applying for listing on the London Stock Exchange of the New Alliance Shares to be issued in connection with the Merger. Of course, there is no assurance that the trading market for New Alliance Shares on the London Stock Exchange will be more favorable than the current market for LaTex Common Stock in the U.S. Quotations for shares listed on the London Stock Exchange are not generally readily available in newspapers or other publications in the United States, but are available in the daily U.S. edition of the Financial Times. However, investors may place orders for the purchase or sale of shares traded on the London Stock Exchange through most licensed broker dealers in the United States. Under current U.K. law, the transfer of New Alliance Shares will generally give rise to a liability to U.K. stamp duty, normally at the rate of 50p for every (Pounds)100 (or part thereof) of the actual consideration paid.

RESTRICTIONS ON RESALES BY AFFILIATES

  The issuance of the New Alliance Shares to be received by LaTex shareholders in connection with the Merger, has been registered under the Securities Act. Except as described in this paragraph, the New Alliance Shares may be traded without restriction under the Securities Act. The New Alliance Shares to be issued in the Merger and received by persons who are deemed to be "affiliates" (as that term is defined in Rule 144 under the Securities Act) of LaTex prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 or other applicable exemption. The principal requirement of Rule 145 is that an affiliate of LaTex may not (together with other persons whose sales are aggregated under Rule 145) sell during any three-month period a number of New Alliance Shares exceeding the greater of (i) one percent of the total number of outstanding New Alliance Shares or (ii) the average weekly trading volume of New Alliance Shares for a specified four-week period.

APPRAISAL RIGHTS OF DISSENTING LATEX SHAREHOLDERS

  Any person who is a holder of record of LaTex Shares and who objects to the terms of the Merger may seek appraisal of the "fair value" of such holder's LaTex Shares under and in compliance with the requirements of Section 262 of the DGCL (the LaTex Shares as to which such appraisal rights have been asserted being referred to herein as the "Dissenting Shares"). Section 262 provides a procedure by which persons who are holders of LaTex Shares at the Effective Time of the Merger may seek an appraisal of part or all of their LaTex Shares in lieu of accepting New Alliance Shares in exchange therefor as described above under "Terms of the Merger." In any such appraisal proceeding, the Delaware Court of Chancery (the "Chancery Court") would determine the "fair value" of the Dissenting Shares. Holders of LaTex Shares should recognize that such an appraisal could result in a determination of a value higher or lower than, or equivalent to, the New Alliance Shares they would receive in the Merger. The following is a summary of the principal provisions of Section 262 and does not purport to be a complete description. A copy of Section 262 is attached hereto as Appendix D and is incorporated herein by reference.

  FAILURE TO TAKE ANY NECESSARY STEPS FULLY AND PRECISELY TO SATISFY THE REQUIREMENTS OF SECTION 262 OF THE DGCL WILL RESULT IN A TERMINATION OR WAIVER OF THE APPRAISAL RIGHTS OF THE LATEX STOCKHOLDER UNDER SUCH SECTION. IN THAT CASE, EACH LATEX SHARE OWNED BY SUCH STOCKHOLDER IMMEDIATELY PRIOR TO THE EFFECTIVE DATE WILL BE CONVERTED INTO THE RIGHT TO RECEIVE NEW ALLIANCE SHARES PURSUANT TO THE MERGER.

  Under Section 262, a corporation, not less than 20 days prior to the meeting at which a proposed merger is to be voted on, must notify each of its shareholders entitled to appraisal rights as of the record date of the meeting that appraisal rights are available and include in the notice a copy of Section
262.  This Proxy Statement constitutes the notice to the holders of LaTex
Shares.

  A holder of LaTex Shares electing to exercise appraisal rights under Section 262 must (a) deliver to LaTex, before the taking of the vote on the Merger, a written demand for appraisal that is made by or on behalf of the person who is the holder of record of the Dissenting Shares and (b) not vote in favor of adoption of the Merger. A proxy or vote against approval and adoption of the Merger does not constitute a sufficient demand. In addition, mere failure, after the completion of the Merger, to execute and return a letter of transmittal to the Transfer Agent does not constitute a demand. A holder of LaTex Shares electing to demand appraisal must do so before the taking of the vote on the Merger by a separate written demand that reasonably informs LaTex of the identity of the holder of LaTex Shares of record and of the holder's intention thereby to demand the appraisal of the holder's LaTex Shares. Written demands for appraisal should be directed to LaTex Resources, Inc., 4200 East Skelly Drive, Suite 1000, Tulsa, Oklahoma 74135, Attention: Stacey D. Smethers, Secretary.

  Only the holder of record of LaTex Shares is entitled to assert appraisal rights for the LaTex Shares registered in that holder's name. The holder of LaTex Shares asserting appraisal rights must hold LaTex Shares on the date of record of making the demand and continuously through the Effective Time of the Merger. The demand should be executed by or for the holder of record, fully and correctly, as the holder's name appears on the holder's stock certificates. If the stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner or owners.

  A record holder who holds LaTex Shares as nominee for beneficial owners may exercise the holder's right of appraisal with respect to the LaTex Shares held for all or less than all of such beneficial owners. In that case, the written demand should set forth the number of shares of LaTex Shares covered by it. Where no number of shares of LaTex Shares is expressly mentioned, the demand will be presumed to cover all LaTex Shares held in the name of the record holder.

    Within ten days after the Effective Time of the Merger, Alliance will send notice of the effectiveness of the Merger to each person who, prior to the Effective Time of the Merger, made proper written demand for appraisal and who did not vote in favor of, or consent to, the Merger.

  Within 120 days after the Effective Time of the Merger, Alliance or any holder of Dissenting Shares may file a petition in the Chancery Court demanding a determination of the fair value of all of the Dissenting Shares. Holders of Dissenting Shares should not assume that (i) Alliance will file a petition with respect to the appraisal value of their Dissenting Shares, (ii) Alliance will initiate any negotiations with respect to the "fair value" of such Dissenting Shares or (iii) Alliance will notify them of any act in connection with the Merger other than as required by law. Accordingly, holders of LaTex Shares should regard it as their obligation to initiate all necessary action with respect to the perfection of their appraisal rights within the time periods prescribed in Section 262 of the DGCL.

  Within 120 days after the Effective Time of the Merger, any holder of Dissenting Shares is entitled, upon written request, to receive from Alliance a statement setting forth the aggregate number of Dissenting Shares and the aggregate number of holders of Dissenting Shares. Alliance is required to mail this statement within ten days after it receives a written request therefor.

  If a petition for an appraisal is timely filed, after a hearing on such petition, the Chancery Court will determine the holders of LaTex Shares entitled to appraisal rights and will appraise the Dissenting Shares owned by the holders, determining their "fair value" exclusive of any element of value arising from the accomplishment or expectation of the Merger and will determine a fair rate of interest, if any, to be paid upon the "fair value." In determining "fair value" of the Dissenting Shares, the Chancery Court will take into account all relevant factors. The Delaware Supreme Court has stated that such factors include "market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of merger which throw any light on future prospects of the merged corporation." The Delaware Supreme Court has also stated, among other things, that "proof of value by any techniques or methods generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. The value so determined for the Dissenting Shares could be more or less than, or the same as, the New Alliance Shares to be received in the Merger. The Chancery Court may allocate the costs of the appraisal proceedings as it deems equitable in the circumstances. The Chancery Court may also order that all or a portion of the expenses incurred by any holder of Dissenting Shares in connection with an appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the Dissenting Shares.

  Any holder of LaTex Shares who has duly demanded an appraisal in compliance with Section 262 will not, after the Effective Time of the Merger, be entitled to vote the LaTex Shares subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on the LaTex Shares (other than those payable or deemed to be payable to holders of LaTex Shares of record as of a date prior to the Effective Time of the Merger) or on any New Alliance Shares otherwise issuable, but for the appraisal demand, in substitution therefor.

  A holder of LaTex Shares will fail to perfect, or effectively lose, the holder's right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time of the Merger, or if a holder of LaTex Shares delivers to LaTex a written withdrawal of the holder's demand for an appraisal and an acceptance of the Merger, except that any such attempt to withdraw made more than 60 days after the Effective Time of the Merger requires the written approval of Alliance. Holders of LaTex Shares should also note that surrender to the designated exchange agent of certificates for their LaTex Shares may constitute a waiver of appraisal rights under the DGCL.

  If an appraisal proceeding is timely instituted, the proceeding may not be dismissed, without the approval of the Chancery Court as to any holder of LaTex Shares who has perfected his right of appraisal.

                       PRICE RANGE OF STOCK AND DIVIDENDS

  The Existing Alliance Shares are traded on the London Stock Exchange under the symbol "ARS."LaTex's Common Stock is traded on the Nasdaq under the symbol "LATX" and until September 4, 1996, was listed on the Pacific Stock Exchange under the symbol "LAT," at which time it was removed from listing due to lack of adequate trading volume. At the request of Alliance, the trading of the Existing Alliance Shares on the London Stock Exchange was suspended upon the announcement of the Merger Agreement and will remain suspended until completion or abandonment of the Merger. Also at the request of Alliance, the trading of the Existing Alliance Shares was suspended from September 6, 1995 to November 2, 1995 in connection with the investigation of the matters relating to Mr. O'Brien, Alliance's former chief executive.

  The following table sets forth the high and low sales prices for the Existing Alliance Shares on the London Stock Exchange (in pounds) and the high and low closing bid prices per share of LaTex Common Stock on Nasdaq (in dollars) for the periods indicated. Bid quotations represent quotations between dealers without adjustment for retail mark-ups, mark-downs or commissions and may not necessarily represent actual transactions.

                                                                      PRICES
                                           ----------------------------------------------------------
                                                     ALLIANCE SHARES          LATEX COMMON STOCK
                                           ----------------------------------------------------------
                                             HIGH((Pounds))) LOW((Pounds))    HIGH($)        LOW($)
                                                             -------------   -------        ------
Year Ended December 31, 1994:
  First Quarter.......................            .0725          .0660         1.563         0.813
  Second Quarter......................            .0700          .0676         0.938         0.625
  Third Quarter.......................            .0776          .0676         1.625         0.875
  Fourth Quarter......................            .1126          .0926         1.063         0.750
Year Ended December 31, 1995:
  First Quarter.......................            .1000          .0660         0.875         0.500
  Second Quarter......................            .0726          .0546         0.688         0.438
  Third Quarter.......................             .066           .046         1.000         0.156
  Fourth Quarter......................             .046           .016         0.625         0.344
Year Ended December 31, 1996:
  First Quarter.......................             .050           .030         0.531         0.313
  Second Quarter......................            .0325          .0276         0.563         0.313
Third Quarter (through August 11 for
  Alliance)...........................            .0276          .0176         0.500         0.375
  Fourth Quarter......................              N/A            N/A         0.422         0.266
Year Ended December 31, 1997:
  First Quarter (through March 14)....              N/A            N/A         0.486         0.281

  As of March 14, 1997, the approximate number of record holders of the existing Alliance shares was 2,730.

  As of March 14, 1997, the approximate number of record holders of LaTex Common Stock was 507.

  On August 9, 1996, the last complete trading day prior to the announcement of the Merger Agreement, the closing sales prices of LaTex Common Stock was $0.41 per share and of the Existing Alliance Shares on the London Stock Exchange was (Pounds)0.02 per share.

  On March 14, 1997, the closing bid price of LaTex Common Stock on Nasdaq was $0.344 per share.

  Based on their knowledge of the prices and volumes of trading of small independent oil and gas companies on the London Stock Exchange, as reflected in the analysis of Wood Roberts, Alliance and LaTex believe that the trading market for small independent oil and gas companies is generally more favorable in London than in the U.S., Alliance is applying for listing on the London Stock Exchange of the New Alliance Shares to be issued in connection with the Merger. See "The Merger-Opinion of LaTex's Financial Advisor." Of course, there is no assurance that the trading market for New Alliance Shares on the London Stock Exchange will be more favorable than the current market for LaTex Common Stock in the U.S. Alliance does not intend to list the New Alliance Shares on any United States stock exchange or the Nasdaq National Market System or SmallCap Market, but anticipates that the New Alliance Shares may be traded from time to time over the counter. Quotations for shares listed on the London Stock Exchange are not generally readily available in newspapers or other publications in the United States, but are available in the daily U.S. edition of the Financial Times. However, investors may place orders for the purchase or sale of shares traded on the London Stock Exchange through most licensed broker dealers in the United States. Under current U.K. law, the transfer of New Alliance Shares will generally give rise to a liability to U.K. stamp duty, normally at the rate of 50p for every ((Pounds)) 100 (or part thereof) of the actual consideration paid.

    Neither Alliance nor LaTex have paid any cash dividends on the Existing Alliance Shares or LaTex Common Stock for at least the last two completed fiscal years. In addition, LaTex is restricted from paying cash dividends under the LaTex Credit Agreement and Alliance will be restricted from paying dividends under the Alliance Credit Agreement.

EXCHANGE RATES

    The table below sets forth, for the periods and dates indicated, certain information regarding the US dollar/pound sterling exchange rate, based on the Noon Buying Rate, expressed in US dollars per (Pounds)1.00. Such rates were not used by Alliance in the preparation of its consolidated financial statements included in this Proxy Statement.

 CALENDAR                                        PERIOD   AVERAGE
   YEAR                                           END     RATE(1)    HIGH   LOW
   ----                                           ---     -------    ----   ----
   1992                                           1.51     1.81      2.00   1.51
   1993                                           1.48     1.50      1.59   1.42
   1994                                           1.56     1.53      1.64   1.45
   1995                                           1.56     1.58      1.66   1.52
   1996                                           1.71     1.56      1.72   1.49

_______________
(1) The average daily closing values on the London Stock Exchange for each year in question as quoted by Datastream (1992-1993) and Bloomberg (1994-1996).


                        SPECIAL MEETING OF SHAREHOLDERS

    The Special Meeting is scheduled to be held at 9 a.m. (Local time) on April 30, 1997, at the Doubletree Downtown Hotel, 616 W. 7th, Tulsa, Oklahoma 74217.

PURPOSE OF THE MEETING

    The purpose of the Special Meeting is to consider and vote upon a proposal to approve and adopt a proposed Agreement and Plan of Merger, dated as of August 12, 1996 as amended, among LaTex, Alliance and Alliance Resources (Delaware), Inc., which is a newly formed, wholly owned subsidiary of Alliance, pursuant to which, among other things, (i) Alliance Resources (Delaware), Inc. will be merged with and into LaTex resulting in LaTex becoming a wholly owned subsidiary of Alliance and (ii) outstanding shares of LaTex's Common Stock will be canceled and LaTex shareholders will receive New Alliance Shares at the Conversion Rate.

QUORUM AND VOTING

    The record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting was the close of business on March 14, 1997
(the "Record Date").   As of the Record Date, there were 19,805,495 shares of
LaTex's Common Stock issued and outstanding.

    Each share of LaTex's Common Stock is entitled to one vote on all matters to be acted upon at the Special Meeting. The presence, in person or by proxy, of holders of a majority of the issued and outstanding shares of LaTex's Common Stock entitled to vote at the meeting is necessary to constitute a quorum to transact business. Abstentions are counted towards determining whether a quorum is present. Shares represented by broker non-votes are not considered present at the meeting and are not counted towards a quorum. Abstentions and broker non-votes are not counted in determining the number of shares voted for or against any proposal.

  The affirmative vote of a majority of the shares of LaTex's Common Stock is required for the approval and adoption of the Merger Agreement. The directors and executive officers of LaTex beneficially own and have the right to vote approximately 28% of the outstanding shares of LaTex's Common Stock and have indicated their intention to vote in favor of the approval and adoption of the Merger Agreement at the Special Meeting.

  WHEN PROXIES IN THE ACCOMPANYING FORM ARE PROPERLY EXECUTED AND RECEIVED, THE SHARES REPRESENTED WILL BE VOTED AT THE SPECIAL MEETING IN ACCORDANCE WITH THE DIRECTIONS NOTED. IF NO DIRECTION IS INDICATED, SHARES WILL BE VOTED IN FAVOR OF THE MERGER, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO ANY OTHER MATTER THAT IS PROPERLY BROUGHT BEFORE THE MEETING.

  Each shareholder of LaTex giving a proxy has the unconditional right to revoke the proxy at any time prior to its exercise either in person at the Special Meeting or by giving written notice to LaTex addressed to: 4200 East Skelly Drive, Suite 1000, Tulsa, Oklahoma 74135, Attention: Stacey D. Smethers, Secretary. No revocation by written notice will be effective until the notice has been received by the Secretary of LaTex prior to the day of the Special Meeting or by the inspector(s) of elections at the Special Meeting prior to the closing of the polls.

  In addition to the solicitation of proxies by use of the mail and through this Proxy Statement, directors, officers and regular employees of LaTex may solicit the return of proxies, either by mail, personal contact, telephone, telecopy or telegraph. Officers and employees of LaTex will not be additionally compensated for their solicitation efforts but will be reimbursed for any out-of-pocket expenses incurred. Brokerage houses and other custodians, nominees and fiduciaries will be requested, in connection with shares registered in their names, to forward solicitation materials to the beneficial owners of the shares.

RECOMMENDATION

  THE LATEX BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS IN YOUR BEST INTEREST AND HAS UNANIMOUSLY RECOMMENDED THAT YOU VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND MERGER.


            PRINCIPAL SHAREHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT

  The following table and the notes thereto set forth certain information regarding the beneficial ownership of LaTex Common Stock as of the Record Date, by (i) each current director of LaTex and Alliance; (ii) each officer of LaTex who received at least $100,000 in salary and bonus in fiscal 1996; (iii) all present executive officers and directors of LaTex as a group and of Alliance as a group and (iv) each other person known to LaTex or Alliance to own beneficially more than five percent of the presently outstanding LaTex Common Stock or Existing Alliance Shares; and the number of New Alliance Shares that will be held immediately after the Merger by (i) each of the foregoing persons and (ii) each other person known to Alliance who will own beneficially more than five percent of the New Alliance Shares after the Merger, based on their ownership on the Record Date and after giving effect to the 40-to-1 reverse split of the Existing Alliance Shares.

                                              BEFORE THE MERGER                                        AFTER THE MERGER
                              ---------------------------------------------------    -----------------------------------------------


                                                                      AMOUNT AND
                                                                      CLASS OF
                                                                      EXISTING
                                AMOUNT AND                            ALLIANCE
                              CLASS OF LATEX                           SHARES          PERCENT      NEW ALLIANCE
   NAME AND ADDRESS OF         SHARES OWNED        PERCENT OWNED       OWNED            OWNED       SHARES OWNED     PERCENT OWNED
   BENEFICIAL OWNER(1)         BENEFICIALLY        BENEFICIALLY (2)  BENEFICIALLY     BENEFICIALLY   BENEFICIALLY   BENEFICIALLY(10)
   -------------------        --------------      ---------------   ------------     ------------   ------------    ----------------
Jeffrey T. Wilson (3)            4,235,000              21.4%                0                -      3,641,295              11.7%
A. Dean Fuller                   1,058,000               5.3%                0                -        909,678               2.9%
Malcolm W. Henley (4)              510,000               2.6%                0                -        438,503               1.4%
John R. Martinson (5)              856,000               4.2%                0                -        821,978               2.6%
John W. Heinsius (4)               271,500               1.4%                0                -        233,438                 *
Robert L. Hull (4)                 325,000               1.6%                0                -        279,438                 *
John L. Cox (4)                    230,500               1.2%                0                -        198,186                 *
Enron Reserve
 Acquisition Corp. (6)           3,496,913              15.0%                0                -      3,006,680               8.8%
Trans Arabian Energy Ltd. (7)            0                 -        63,035,000             19.4%     1,575,875               5.1%
Bank of America NT & SA (8)              0                 -                 0                -      3,789,063              11.4%
D. Patrick Maley                         0                 -           500,000                *         12,500                 *
William J. A. Kennedy                    0                 -           165,000                *          4,125                 *
M. Philip Douglas                        0                 -         1,983,333                *         49,583                 *
Christopher R. L. Samuelson              0                 -                 0                -              0                 -
Stanley J. Robinson                      0                 -                 0                -              0                 -
John A. Keenan                           0                 -         6,000,000(9)           1.8%       150,000(9)              *
Paul R. Fenemore                         0                 -         1,000,000(9)             *         25,000(9)              *
H. Brian K. Williams                     0                 -         2,500,000(9)             *         62,500(9)              *
All Executive Officers and       6,428,000              31.3%                0                -       5,526,858             17.4%
Directors of LaTex as a group
 (7 persons)
All Executive Officers,          5,091,000(11)          25.2%        9,898,333              3.0%      4,766,981             14.9%
 Directors and Proposed
 Directors of Alliance as a
 group (10 persons)

____________________
*  Less than one percent.

(1) All of LaTex's directors and officers may be contacted at LaTex's offices, 4200 East Skelly Drive, Suite 1000, Tulsa, Oklahoma 74135. All of the Alliance's directors and proposed directors may be contacted at Alliance's offices, Kingsbury House, 15-17 King Street, London SW1Y 6QU.

(2) Based on 19,805,495 issued and outstanding shares of LaTex Common Stock at the Record Date. Shares of LaTex Common Stock that an individual has the right to acquire within 60 days pursuant to the exercise of options, warrants, or other convertible securities are deemed to be outstanding for the purpose of computing the percentage ownership of such individual, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person or group shown in the table.

(3) Includes (a) 300,000 shares of Restricted Stock (See "Item 11. Executive Compensation--Restricted Stock Grants." in the LaTex Form 10-K) and (b) 100,000 shares held by Wexford Technology, Inc., a corporation in which Mr. Wilson serves as Chairman of the Board and Chief

    Executive Officer and with respect to such shares, Mr. Wilson disclaims any beneficial ownership. Excludes 300,000 shares held by the Old National Bank in Evansville, Indiana, Trustee of the Jeffrey T. Wilson and Annalee Wilson Irrevocable Family Trust for the benefit of the Wilson children.

(4) Includes: (a) with respect to Mr. Henley, 300,000 shares of Restricted Stock; (b) with respect to Mr. Heinsius, 250,000 shares of Restricted Stock;
    (c) with respect to Mr. Hull, 325,000 shares of Restricted Stock and (d) with respect to Mr. Cox 225,000 shares of Restricted Stock. See LaTex Form 10-K, Item 12. Security Ownership of Certain Beneficial Owners and Management.

(5) Includes presently exercisable warrants to purchase 436,000 shares held by Wood Roberts, Inc., a corporation under the control of Mr. Martinson, presently exercisable warrants to purchase 320,000 shares held by Wood Roberts, LLC., a Texas limited liability company 50% owned by Mr. Martinson and, upon completion of the Merger, 85,981 New Alliance Shares issued to Wood Roberts LLC. in payment of a fee payable by LaTex in connection with the restructuring of the LaTex Credit Agreement.

(6) Represents LaTex Common Shares that may be acquired upon conversion of LaTex Series B Stock. The address of Enron Reserve Acquisition Corp. is 1400 Smith Street, Houston, Texas 77002.

(7) The address of Trans Arabian Energy Ltd. is 50 Town Range, Gibraltar. It is wholly owned by Sheikh Ahmed Mannai of Qatar.

(8) Consists of 1,500,000 New Alliance Shares, convertible loan notes (the "Bank Notes") and immediately exercisable warrants convertible into or exercisable for 2,289,063 New Alliance Shares to be issued to an affiliate of the Bank concurrently with and contingent upon completion of the Merger. The address of the Bank is 231 S. LaSalle Street, Chicago, Illinois 60697.

(9) Consists of options to purchase the specified number of shares at a price of 2p. per share. The options which were granted on 16 December 1996 and can be exercised not earlier than three years from the date of grant and not later than 10 years from that date. The number of options and the exercise price will be adjusted to reflect the 40-for-1 reverse stock split.

(10) Based on issued New Alliance Shares upon completion of the Merger, and based on the exercise of all warrants by the applicable holder and conversion of all Bank Notes held by the holder.

(11) Consists of LaTex Shares and warrants to purchase LaTex Shares currently owned by Jeffrey T. Wilson and John R. Martinson, who are proposed to become directors of Alliance upon completion of the Merger.

In addition to the foregoing, Alliance's settlement with Mr. O'Brien, see "Alliance - Recent Developments," requires the disposal of 10,351,966 Existing Alliance Shares held in the name of Progas Holdings Limited and the payment of the proceeds from sale of those shares to Alliance.

These shares are currently in the custody of an independent third party, pending their sale. Mr. Keenan has a proxy over the voting rights of these shares and to certain other shares in the Company held by Diamond Securities Limited and Havensworth Limited (being companies beneficially owned by Mr. O'Brien) and is entitled to a proxy over the voting rights of certain other shares in the Company held by Mr. O'Brien and is entitled to a proxy over the voting rights of certain other shares in the Company held by Mr. O'Brien, pending their sale by Mr. O'Brien and these companies as required by the settlement.

                                     LATEX

  LaTex is an independent oil and gas exploration and production company located in Tulsa, Oklahoma, primarily engaged in the acquisition of producing oil and gas properties. LaTex owns and operates producing oil and gas properties located in 13 states with crude reserves located primarily in the states of Mississippi, Louisiana, Oklahoma, Texas and Alabama. The executive offices of LaTex are at 4200 East Skelly Drive, Suite 1000, Tulsa, Oklahoma 74135.

  ADDITIONAL INFORMATION CONCERNING LATEX, INCLUDING ITS BUSINESS, PROPERTIES, FINANCIAL STATEMENTS AND MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND THE RESULTS OF OPERATIONS, IS INCLUDED IN ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED JULY 31, 1996 AND ITS QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED OCTOBER 31, 1996 WHICH ARE INCLUDED WITH THIS PROXY STATEMENT.

                                    ALLIANCE

GENERAL

  Alliance is a London-based holding company of a group whose principal activities are the exploration, development and production of oil and gas in the United States. In May 1996, John A. Keenan was appointed as chief executive of Alliance. In connection with the change in management, Alliance has adopted a new business strategy. As formulated by its current management, Alliance's near-term strategy is to focus its operations on the development, enhancement and operation of producing properties in the United States, which would generate the cash flow necessary to provide initial funding for international oil development and enhancement projects, particularly in the former Soviet Union and the Middle East.

  Alliance believes that opportunities to increase production in older or undeveloped fields employing new technology and capital have become available internationally as a result of the eroding geographic, political and economic barriers to private investment, particularly in the former Soviet Union and the Middle East. However, realization of this strategy requires that Alliance has a sufficient quantity of assets and cash flow to fund the process of identifying and securing additional properties for exploitation. Therefore, in 1996, Alliance concentrated on pursuing acquisition opportunities that would provide a base of properties with relatively stable cash flow.

  The Board of Directors of Alliance believes that the Merger will provide necessary critical mass to Alliance, which will enhance prospects for its further growth and the realization of its stated objective of building an international portfolio of development prospects. At this time, other than Alliance's interest in the Delvina field in Albania, discussed below, neither Alliance nor LaTex holds any rights to international projects. However, Alliance's management intends to pursue additional United States acquisitions with the ultimate intention of utilizing the cash flow generated by those properties to fund international development, exploitation and enhancement projects.

  Alliance was incorporated and registered under the laws of England and Wales on August 20, 1990. Alliance's principal executive offices are at Kingsbury House, 15-17 King Street, London SW1Y 6QU, England. After completion of the Merger, Alliance will maintain corporate headquarters in London but intends that its U.S. operations office will be located in LaTex's current offices at 4200 East Skelly Drive, Suite 1000, Tulsa, Oklahoma 74135.

RECENT DEVELOPMENTS

  Until September 1995, Mr. John O'Brien served as Alliance's chief executive and as a director. In August 1995, the Board of Directors of Alliance questioned Mr. O'Brien's past representations to the Board concerning Alliance's interest in the Valentine Field in Louisiana. Thereafter, an internal investigation was carried out that raised further issues regarding Mr. O'Brien's conduct. Therefore, on September 6, 1995, the Alliance Board of Directors removed Mr. O'Brien as a director and the chief executive and requested the suspension of trading in Alliance's shares on the London Stock Exchange. After an extensive investigation by the Board of Directors, that included work by specially engaged forensic accountants, independent petroleum reservoir engineers and legal counsel, Alliance determined to file litigation against Mr. O'Brien and to report the matters to the Serious

Fraud Office of the United Kingdom, which continues to conduct its investigation. On August 13, 1996, Alliance announced that it had agreed to stay its litigation against Mr. O'Brien. The terms of the settlement are confidential.

  D. Patrick Maley, a director of Alliance since November 29, 1995, served as Chairman of the Company on an interim basis until May 1996. At that time, John
A. Keenan, who had been a non-executive director of Alliance since April 1996, was appointed as chief executive of Alliance. In addition, Alliance's Board of Directors appointed Paul Fenemore as Director of Operations and Business Development of Alliance in May 1996 and Brian Williams as Financial Director of Alliance in June 1996. Accordingly, although the events surrounding Mr. O'Brien's activities created significant turmoil within Alliance, Alliance has now appointed new management and has adopted a new business strategy for Alliance.

  After its fiscal year ended April 30, 1996, Alliance disposed of certain of its properties and other assets. Specifically, on May 13, 1996, Alliance sold its interest in four leases offshore Matagorda Island, Texas for net cash consideration of $432,000. Alliance's interest in these blocks varied between 4.2% and 6.3%. On August 15, 1996, Alliance disposed of its interest in four leases in Lovaca County, Texas for net cash consideration of $435,000. Alliance's working interest in these blocks varied between 17.7% and 42.4%. Also in August 1996, Alliance disposed of its interest in Geological Forecast Technology Ltd. to Geos Seismology Limited by transferring its 50 A Shares as part of a final settlement of actions brought by the latter.

  In October 1996, Alliance sold its interest in three oil and gas fields located in Texas and Oklahoma for net cash consideration of $1,425,000. The fields had combined remaining reserves of approximately 25,920 barrels of oil and 1,720 million cubic feet of gas as of May 1, 1996, representing approximately 16% of Alliance's total proved and probable reserves. The interest comprised 21 wells and Alliance's working interest in those wells varied between 3% and 28%.

ACQUISITION OF OVERRIDING ROYALTY INTEREST FROM BANK

  Effective February 19, 1997, Alliance has conditionally agreed with an affiliate of the Bank of America NT & SA (the "Bank") to acquire from the Bank an overriding royalty interest (the "ORRI") held by the Bank in certain oil and gas properties in which LaTex has an ownership interest. The Bank previously acquired the ORRI from LaTex in connection with the Bank's extension of credit to LaTex. In consideration for the ORRI, Alliance will issue to the Bank 1,343,750 New Alliance Shares, warrants to purchase 1,210,938 New Alliance Shares and loan notes convertible into 1,078,125 New Alliance Shares. The zero-coupon convertible loan notes (the "Bank Notes") are convertible into 1,078,125 New Alliance Shares at any time during the period of 10 years from issuance at the discretion of the Bank or at the option of the Company for six months following 10 years after issuance, in each case after the payment by the Bank of 1p per share and warrants (the "Bank Warrants") will give the right to purchase 1,210,938 New Alliance Shares at an exercise price of (Pounds)1.00 per share. The Bank Notes will be convertible in whole or in part, and if not previously converted, will be repayable at (Pounds)1.62 per Note 10 years and six months after issuance. The Company has agreed, under certain circumstances, to register the Bank Notes, the Bank Warrants and the New Alliance Shares issuable upon conversion or exercise of the Bank Notes and Bank Warrants. For purposes of determining whether to acquire the ORRI, Alliance estimated the future net revenues of the ORRI as of November 1, 1996 by using escalated prices and costs discounted at 10% per annum. For this purpose, Alliance used an oil price of $20.00 per barrel for 1996 and 1997, $19.00 for 1998 and thereafter escalating at an annual rate of three percent to a maximum of $40.00 and then held constant for the life of each lease. Gas prices used were $1.90 per mmbtu for 1996 and 1997 escalating thereafter at an annual rate of three percent to $3.50 per mmbtu and then held constant for the life of the lease. Operating expenses were based on actual operating costs for 1996 and 1997 and then escalated at an annual rate of three percent. On this basis Alliance estimated that the future net revenues, discounted at 10% per annum, from the proved reserves attributable to the ORRI at approximately $4.7 million and that additional probable and possible reserves attributable to the ORRI. This estimate was not made on the basis required to be used by the Commission for purposes of filings with the Commission and is not intended to be a prediction of the actual cash flow from the ORRI, but was used by Alliance solely to determine the appropriate consideration to be paid for the ORRI. Alliance estimated the value of the ORRI at $3.8 million. Acquisition of the ORRI will increase Alliance's cash flow, without significantly increasing Alliance's capital or personnel needs, because the ORRI only burdens properties in which LaTex already has an interest. Acquisition of the ORRI is conditioned on the completion of the Merger, but the Merger will be completed regardless whether the ORRI acquisition is completed.

OIL AND GAS INTERESTS

  Alliance recently completed the disposal of all of its remaining non-operated oil and gas properties located in Texas and Oklahoma, as described above, and currently owns and/or operates oil and gas properties with proved reserves located in the State of Louisiana. The net proceeds generated from the property disposals subsequent to the April 30, 1996 fiscal year end represented approximately 25% of Alliance's estimated future net revenue discounted at 10% per annum as at April 30, 1996.

  As at December 1996 Alliance operated 31 producing wells and also owned non-operated interests in four producing wells in Louisiana. Gross daily production for the oil and gas properties in which Alliance has an interest is approximately 808 bopd and 981 mcfgpd as of December 15, 1996, and Alliance's net share is 413 bopd and 193 mcfgpd. Net proved reserves to Alliance as of April 30, 1996 were 1,026 mbbls of oil equivalent.

  The following is a summary of Alliance's principal areas of oil and gas production activity:

  South Elton Field. The South Elton Field is located twelve miles north of the town of Jennings in Jefferson Davis Parish, Louisiana. Alliance currently has a leasehold of approximately 664 acres and in December 1996 operated five producing wells, two saltwater disposal wells and five shut-in wells. The field was discovered by Stanolind in the early 1930's. Production has been established in four Homeseeker (Middle Frio) Sands, five Ortego (Upper Frio) Sands and two Marginulina (Lower Anahuac) Sands. The productive reservoirs occur at depths at between 7,180 to 9,300 feet. The reservoir traps are faulted anticlines caused by south dipping growth faults.

  Gross daily production from the field is approximately 372 bopd and 329 mcfgpd, and Alliance's net share of production is 210 bopd and 100 mcfgpd as of December 15, 1996. Net proved reserves to Alliance as of April 30, 1996 were 334 mboe (using a 6:1 conversion factor for gas to oil).

  Valentine Field. The Valentine Field is located south of New Orleans in Lafourche Parish, Louisiana. Alliance currently has a leasehold of approximately 77 acres and in December 1996 operated two producing wells and seven shut-in wells. In addition, Alliance has a non-operated interest in the Arrowhead #1 Valentine Sugars well. The field was discovered in 1935 when Pan American drilled the Marang # 1 well. Production has been established in Middle Miocene Sands at depths of between 6,450-10,800 feet. Alliance's oil and gas interests are situated on the west flank of a salt dome.

  Gross daily production from Alliance's oil and gas interests in the field as at December 15, 1996 was approximately 145 bopd and 652 mcfgpd, and Alliance's net share of production is 97 bopd and 92 mcfgpd as of December 15, 1996. Net proven reserves to Alliance as of April 30, 1996 were 113 mboe.

  Jennings Field. The Jennings Field is located seven miles north of the town of Jennings in Acadia Parish, Louisiana. Alliance has a leasehold of approximately 275 acres and operates 20 producing wells, four saltwater disposal wells and 26 shut-in wells. The field was discovered by the Maywood Brothers in 1901. Production has been established in multiple Miocene age sandstone reservoirs draped over a salt dome.

  Gross daily production from the field is approximately 110 bopd and Alliance's net share was 77 bopd as of December 15, 1996. Recent work activity in November/December 1996 has increased gross production from 65 bopd to the current level of 110 bopd. Net proved reserves to Alliance as of April 30, 1996 are 63 mboe.

  South Crowley Field. South Crowley Field is located 5 miles southeast of the town of Crowley in Acadia Parish, Louisiana. Alliance has a leasehold of approximately 40 acres and operates one producing oil well. The field was discovered in the 1930's by Gulf and has been developed by many operators. Production has been established in multiple sands ranging in age from Upper Miocene to Middle Frio. The Guillot #1 well was drilled in August 1992 and completed as a flowing well from perforations at a depth of 6,743-44 feet.

  Gross daily production from the Guillot #1 well was approximately 32 bopd as of December 15, 1996. Net proved reserves to Alliance as of April 30, 1996 are 30 mboe.

  North Tepetate Field. The North Tepetate Field is located 24 miles northeast of the town of Jennings in Acadia Parish, Louisiana. Alliance presently holds approximately 80 acres under lease and operates one producing well and one saltwater disposal well. The field was discovered in the 1940's by Vincent and Welch and production has been established in Oligocene age sands. The reservoir trap is an anticlinal closure between two south dipping growth faults. The Sweeney #3 well was drilled in July 1983 and is currently completed in the Marginulina sands at a depth of approximately 7,000 feet.

  Gross daily production from the Sweeney #3 well is approximately 29 bopd and Alliance's net share of production was 11 bopd as of December 15, 1996. Net proved reserves to Alliance as of April 30, 1996 were 19 mboe.

  Jefferson Island Field. The Jefferson Island field is located near the town of Delcambre, approximately 9 miles west of the city of New Iberia in Iberia Parish, Louisiana. Alliance is operator for a 525 acre leasehold which is currently being maintained by production from the Will Drill Resources (Texaco) #4 JISMC well. The Alliance lease has five shut-in wells located on it. The field was discovered by Texaco in May 1938. Since then production has been established by various operators in Siphoni Divisi and Discorbis B age sandstone reservoirs. The reservoir traps are combination structural-stratigraphic traps in a salt dome piercement setting. Alliance currently has not established production on the lease and net proved (behind pipe) reserves to Alliance as of April 30, 1994 were 15 mboe of oil. A number of potential drilling locations have been identified on the lease for future exploration activity.

FINANCING

  A subsidiary of Alliance has entered into a Credit Agreement (the "Alliance Credit Agreement") with Bank of America NT & SA (the "Bank") effective as of March 19, 1997, amending and restating LaTex's Amended and Restated Credit Agreement dated as of October 20, 1995 between LaTex Petroleum Corporation, LaTex/GOC Acquisition, Inc. and Germany Oil Company (the "Existing Borrowers"), as borrowers, and the Bank, as the lender (the "LaTex Credit Agreement"), in order to restructure LaTex's existing indebtedness to the Bank. As a restructuring fee, in connection with entering into the Alliance Credit Agreement, Alliance agrees to issue to the Bank the 156,250 New Alliance Shares and to pay the Bank $150,000, payable in cash or, at Alliance's option, further zero coupon convertible loan notes.

  Under the Alliance Credit Agreement principal payments will be suspended until October 31, 1998 following completion of the Merger. However, cash flows generated by Alliance and its subsidiaries in excess of amounts shown in the business plan that formed the basis of negotiation with the Bank will be used to reduce outstanding principal indebtedness. The maturity date of the existing line of credit remains at March 31, 2000.

  Substantially all of the existing security for the outstanding indebtedness under the LaTex Credit Agreement, being the mortgages of all of LaTex's producing oil and gas properties and pledges of stock of the Existing Borrowers and ENPRO, remains in place. As additional security, the Bank is receiving mortgages on substantially all of Alliance's producing oil and gas properties and pledges of the stock of Alliance's subsidiaries.

  Under the Alliance Credit Agreement, the borrowing base will be equal to the outstanding indebtedness under the LaTex Credit Agreement as of the date of the Merger. The borrowing base is to be redetermined semiannually as of December 31 and June 30 of each year.

  Borrowing under the Alliance Credit Agreement maintained from time to time as a "Base Rate Loan" bear interest, payable monthly, at a fluctuating rate equal to the higher of (i) the rate of interest announced from time to time by the Bank as its "reference rate" plus 1% or (ii) the "Federal Funds Rate" (as defined in the Alliance Credit Agreement) plus 1 1/4%. Borrowing under the Alliance Credit Agreement maintained from time to time as a "LIBO Rate Loan" bear interest, payable on the last day of each applicable interest period (as defined in the Alliance Credit Agreement), at a fluctuating rate equal to the LIBO Rate (Reserve Adjusted) (as defined in the Alliance Credit Agreement) plus 2%.

  As a condition to the Bank making the loans under the LaTex Credit Agreement, LaTex's subsidiary, LaTex Petroleum, entered into hedging agreements with the Bank designed to enable LaTex to (a) obtain agreed upon net realized prices for LaTex's oil and gas production (the "Oil and Gas Hedging Agreements") and (b) protect LaTex against fluctuations in interest rates with respect to the principal amounts of all loans under the LaTex Credit Agreement. Under the Alliance Credit Agreement, the Bank has agreed to make available, at its sole discretion, to Alliance the amount of $2,500,000 to reduce or terminate the Oil and Gas Hedging Agreements.

INTERNATIONAL

  In Albania, Alliance held the negotiating rights to the Delvina gas and condensate field and rights, negotiated by the previous management, for production enhancement at the Kucova/Arrza oil fields. Following a review of the prospects by its technical staff, it was determined to focus on the Delvina Field, as the Kucova/Arrza wells were not sufficiently productive to obtain economic returns. Accordingly, Alliance has notified Albpetrol, the Albanian national oil company, that it has relinquished its exclusive negotiating right to the Kucova/Arrza Fields.

  Alliance continued its studies and negotiations with Albpetrol in respect of participation in the Delvina gas condensate field in Albania. The studies confirmed that at least one new gas pipeline with a minimum length of in excess of 80 kilometers, connecting Delvina with the main Albanian gas market, would have to be laid due to the poor condition of the existing pipeline, which is currently unserviceable. The large up-front capital expenditure on the new pipeline, in conjunction with the high costs and risk associated with fracture stimulation of the tight Delvina limestone unit, renders the economics of the project marginal. Alliance's exclusive rights to negotiate terms of participation in the Delvina field lapsed in February 1997 and Alliance has determined that it will not pursue an extension of these rights.

  Alliance continues to appraise international opportunities with particular emphasis on the former Soviet Union. A number of oil and gas opportunities in Russia and Kazakhstan were identified during the period although Alliance is awaiting completion of the proposed Merger before finalizing its international strategy.

OPERATIONS

  For the year ended April 30, 1996, Alliance carried out the following activities on its oil and gas properties. In March 1995 Alliance successfully drilled and completed the Tupper #7 well in South Elton Field, Jefferson Davis Parish, Louisiana. The well initially produced upwards of 168 barrels of oil per day (bopd) and 160 thousand cubic feet of gas per day and was a significant contributor to revenue during the year. In April 1996 Alliance completed the workover of the Valentine Sugars #3 well which added 120 bopd to production from the well which had been shut-in since December 1993.

  The Gueno #1 well was drilled in July 1995 in the Branch Field in Acadia Parish, Louisiana and has been temporarily abandoned. The well encountered two of the four objective productive sands, but at downdip locations. The leasehold has been maintained for redrill at an upstructure location. In September 1995 the Jefferson Island Salt Mining Company #1 well was drilled in Iberia Parish. The well was abandoned following the drill pipe being stuck and the hole junked. Alliance has received a number of farmout proposals on this lease and is actively considering its strategy having recently completed extensive geological re-mapping and re-appraisal of the lease. In October 1995 Alliance farmed out its interest in Valentine Sugars #2 well to American Explorer. The well was unsuccessful and was plugged and abandoned.

  Alliance completed its review of non-core assets after the fiscal year end, notably the nonoperated properties owned by the wholly-owned subsidiary ARNO Inc. Subsequent to the year end, these properties have been disposed of for a cash consideration in excess of US$2.250 million. Following a review of the US operations, Alliance also made some significant cuts to its overhead commensurate with the size of the operations.

RESERVES

  Ryder Scott Company ("Ryder Scott"), independent petroleum engineering consultants, has prepared a reserve report with respect to properties having approximately 71% of the total value of Alliance's proved reserves at April 30, 1996. Alliance's internal engineers have estimated the Proved Reserves attributable to Alliance's remaining properties, as well as the estimated future net cash flows therefrom, at the same date. The information presented below and elsewhere in this Proxy Statement with respect to Alliance's properties is based on the Ryder Scott reserve report and the estimates of Alliance's internal engineers. Alliance believes that the description contained in this Proxy Statement of the report and these estimates is fair and accurate.

  The quantities of Alliance's proved reserves of oil and natural gas presented below include only those amounts that Alliance reasonably expects to recover in the future from known oil and gas reservoirs under existing economic and operating conditions. Proved developed reserves are limited to those quantities that are recoverable commercially at current prices and costs, under existing regulatory practices and with existing technology. Accordingly, any changes in prices, operating and development costs, regulations, technology or other factors could significantly increase or decrease estimates of Alliance's proved developed reserves. Alliance's proved undeveloped reserves include only those quantities that Alliance reasonably expects to recover from the drilling of new wells based on geological evidence from offsetting wells. The risks of recovering these reserves are higher from both geological and mechanical perspectives than the risk of recovering proved developed reserves.

  Set forth below are estimates as of April 30, 1996 of Alliance's net proved reserves and proved developed reserves and the estimated future net revenues from such reserves and the present value thereof based upon the standardized measure of discounted future net cash flows relating to proved oil and gas reserves in accordance with the provisions of Statement of Financial Accounting Standards No. 69. "Disclosures about Oil and Gas Producing Activities." Estimated future net cash flows from proved reserves are determined by using estimated quantities of proved reserves and the periods in which they are expected to be developed and produced based on economic conditions at date of the report. The estimated future production is priced at current prices at the date of the report. The resulting estimated future cash inflows are then reduced by estimated future costs to develop and produce reserves based on cost levels at the date of the report. No deduction has been made for depletion, depreciation or income taxes or for indirect costs, such as general corporate overhead. Present values were computed by discounting future net revenues at 10% per annum. Additional information concerning Alliance's reserves is included in "Supplemental Oil and Gas Data" in the Notes to Alliance's Financial Statements beginning on page F-36.

  The following table sets forth estimates of the proved oil and natural gas reserves of Alliance at April 30, 1996.

                                 OIL (MBBLS)                         GAS (MMCF)
                      -------------------------------      -------------------------------
                      DEVELOPED    UNDEVELOPED  TOTAL      DEVELOPED   UNDEVELOPED   TOTAL
                      ---------    -----------  -----      ---------   -----------   -----
Louisiana                   561              -    561            170             -     170
Other                        67              -     67          2,214             -   2,214
                      ---------    -----------  -----      ---------   -----------   -----
Total                       628              -    628          2,384             -   2,384
                      =========    ===========  =====      =========   ===========   =====

  The following table sets forth amounts as of April 30, 1996 determined in accordance with the requirements of applicable accounting standards, to the estimated future net cash flows from production and sale of the proved reserves attributable to Alliance's oil and gas properties before income taxes and the present value thereof. Benchmark prices used in determining the future net cash flow estimates at April 30, 1996 were $22.34 per barrel for oil and $2.68 per MMBto for gas.

                                                      AT APRIL 30, 1996
                                              --------------------------------
                                                       (IN THOUSANDS)
                                                PROVED     PROVED       TOTAL
                                              DEVELOPED  UNDEVELOPED   PROVED
                                               RESERVES    RESERVES   RESERVES
                                              ---------  -----------  --------
Estimated future net cash flows from
   proved reserves before income taxes           11,780            -    11,780

Present value of estimated future net
   cash  flows from proved reserves before
   income taxes (discounted at 10%)               8,897            -     8,897

Subsequent to April 30, 1996, Alliance has sold substantial properties. See "Alliance - Recent Developments." The disposals represented approximately 25% of Alliance's estimated future net revenue discounted at 10% per annum as at April 30, 1996.

  The estimation of oil and gas reserves is a complex and subjective process that is subject to continued revisions as additional information becomes available. Reserve estimates prepared by different engineers from the same data can vary widely. Therefore, the reserve data presented herein should not be construed as being exact. Any reserve estimate depends in part on the quality of available data, engineering and geologic interpretation, and thus represents only an informed professional judgment. Subsequent reservoir performance may justify upward or downward revision of such estimate.

  Estimates of Alliance's proved reserves have not been filed or included in reports to any United States' authority or agency. Alliance has filed estimates of proved reserves with the London Stock Exchange. These estimates do not differ materially from those contained in this Proxy Statement.

  For further information on reserves, costs relating to oil and gas activities, and results of operations from producing activities, see page F-36 to Alliance's Consolidated Financial Statements - Supplemental Oil and Gas Data incorporated by reference herein.

PRODUCTIVE WELLS AND ACREAGE

  The following table sets forth Alliance's producing wells at April 30, 1996.

                               PRODUCTIVE WELLS
     ----------------------------------------------------------------------
                OIL                    GAS                     TOTAL
     ------------------------   ---------------------   -------------------
        GROSS         NET         GROSS       NET        GROSS       NET
     -----------   ----------   ---------   ---------   --------  ---------
           64.00        59.08       52.00       14.52     116.00      73.60

  Productive wells consist of producing wells and wells capable of production, including gas wells awaiting pipeline connections to commence deliveries and oil wells awaiting connection to production facilities. Wells that are completed in more than one producing horizon are counted as one well. Of the gross wells reported above, none had multiple completions.

  The following table sets forth the developed and undeveloped leasehold acreage held by Alliance at April 30, 1996. Developed acres are acres that are spaced or assignable to productive wells. Undeveloped acres are acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas, regardless of whether or not such acreage contains proved reserves. Gross acres are the total number of acres in which Alliance has a working interest. Net acres are the sum of Alliance's fractional interests owned in the gross acres.

Developed and Undeveloped Acreage

                                       GROSS    NET
                                      ------  ------
               Developed acreage      17,357   3,271
               Undeveloped acreage     7,521   7,517
                                      ------  ------
               Total                  24,696  10,768
                                      ======  ======

States in which Alliance held developed and undeveloped acreage at April 30, 1996, include Texas, Louisiana, and Oklahoma.

Production, Unit Prices and Costs

  The following table sets forth information with respect to production and average unit prices and costs for the periods indicated.

                                         YEAR ENDED APRIL 30
                                         -------------------
                                         1994   1995   1996
                                         -----  -----  -----
Production:
  Gas (Mmcf)                               153    238    602
  Oil (Mbbls)                               27     47    125
Average Sales Prices:
  Gas (per Mcf)                           2.59   1.65   1.73
  Oil (per Bbl)                          16.33  16.53  18.30
Average Production costs per BOE (1)     12.12   9.77   9.24

____________________
(1) The components of production costs may vary substantially among wells depending on the methods of recovery employed and other factors, but generally include production taxes, lease overhead, maintenance and repair, labor and utilities.

DRILLING ACTIVITY

  During the periods indicated, Alliance drilled or participated in the drilling of the following exploratory and development wells:

                                         YEAR ENDED APRIL 30
                      ----------------------------------------------------------
                             1994                1995                1996
                      -----------------   ------------------  ------------------
                       GROSS      NET       GROSS      NET      GROSS     NET
                      --------  -------   ---------  -------  --------  --------
Exploratory
 Productive                  2      .94           1      .70         0         0
 Non-Productive              1      .72           0        0         2        .6
   Total                     3     1.66           1      .70         2        .6
Development
 Productive                  1      .11           0        0         2         1
 Non-Productive              0        0           0        0         0         0
   Total                     1      .11           0        0         2         1

  At April 30, 1996, Alliance was not participating in the drilling or completion of any oil and gas wells.

PRODUCT MARKETING

  Alliance's production is primarily from developed fields close to major pipelines or refineries and established infrastructure. As a result, Alliance has not experienced any difficulty in finding a market for all of its product as it becomes available or in transporting its product to these markets.

  Oil Marketing. Alliance markets its oil to a variety of purchasers, most of which are large, established companies. The oil is generally sold under short-term contracts with the sales price based on an applicable posted price, plus a negotiated premium. This price is determined on a well-by-well basis and the purchaser generally takes delivery at the wellhead.

  Natural Gas Marketing. Virtually all of Alliance's natural gas production is close to existing pipelines and, consequently, Alliance generally has a variety of options to market its natural gas. Alliance sells the majority of its natural gas on the spot market with prices fluctuating month-to-month based on published pipeline indices with slight premiums or discounts to the index.

SIGNIFICANT OIL AND NATURAL GAS PURCHASERS

  Oil and natural gas sales from operated properties are made under short-term contracts at the current area market price as adjusted for the relevant premium or discount. The loss of any purchaser would not be expected to have a material adverse effect upon operations. For the period ended April 30, 1996, Alliance sold 10% or more of its net production of oil to Texaco Trading and Transportation, Inc. Alliance's gas production was largely from non-operated properties for which revenues are received directly from the operator rather than a third party.

TITLE TO PROPERTIES

  As is customary in the oil and natural gas industry, Alliance conducts only a perfunctory title examination at the time properties believed to be suitable for drilling operations are first acquired. Prior to commencement of drilling operations, a thorough drill site title examination is normally conducted and curative work is performed with respect to significant defects. During acquisitions, title reviews are performed on all properties; however, formal title opinions are obtained on only the higher value properties.

EMPLOYEES

  At January 31, 1997, Alliance had eight management and administrative employees and seven technical and operating employees.

COMPETITION

  The oil and natural gas industry is highly competitive in all its phases. Alliance encounters strong competition from many other energy companies in acquiring economically desirable producing properties and drilling prospects and in obtaining equipment and labor to operate and maintain its properties. In addition, many energy companies possess greater resources than Alliance.

LITIGATION

  Alliance is party to the following litigation:

  Alliance is seeking to recover $1,300,000 of unpaid drilling costs from Drexco, Inc., Drexco, Inc. and H. Huizenga claim unspecified damages with respect to the conduct and removal of Alliance Resources (USA) Inc as operator of the Valentine field. Alliance has obtained legal advice and will vigorously prosecute its claim against Drexco, Inc. Alliance denies the counter claim and will vigorously defend the matter.

  Alliance received, on September 12, 1996, a writ from Best Royalties Plc claiming $186,368 and declaring that they are entitled to a sum equal to 40 per cent of Alliance USA, Inc.'s net cash proceeds received from the Arrowhead well (and payment of the said sum), or in the alternative damages plus interest thereon. Alliance denies the claim and will vigorously defend this matter.

  Ernest M. Closuit et al has asserted a claim against Alliance for alleged underpayment of amounts due for Ernest M. Closuit et al's interest in the Buller No. 2 well in the South Elton field and has further claimed an interest in past and future production from certain other wells in the field. Total claims amount to approximately $1,200,000. Discovery has just begun. Alliance denies all allegations and claims and will vigorously defend this matter.

REGULATION

  The availability of a ready market for oil and gas production depends upon numerous factors beyond Alliance's control. These factors include regulation of natural gas and oil production, federal and state regulations governing environmental quality and pollution control, state limits on allowable rates of production by well or proration unit, the amount of natural gas and oil available for sale, the availability of adequate pipeline and other transportation and processing facilities and the marketing of competitive fuels. State and federal regulations generally are intended to prevent waste of natural gas and oil, protect rights to produce natural gas and oil between owners in a common reservoir, control the amount of natural gas and oil produced by assigning allowable rates of production and control contamination of the environment. Pipelines are subject to the jurisdiction of various federal, state and local agencies. The following discussion summarizes the regulation of the United States oil and gas industry and is not intended to constitute a complete discussion of the various statutes, rules, regulations and governmental orders to which Alliance's operations may be subject.

  Regulation of Natural Gas and Oil Exploration and Production. Alliance's operations are subject to various types of regulation at the federal, state and local levels. Such regulation includes requiring permits for the drilling wells, maintaining bonding requirements in order to drill or operate wells and regulating the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilled in, the plugging and abandoning of wells and the disposal of fluids used in connection with operations. Alliance's operations are also subject to various conservation laws and regulations. These include the regulation of the size of drilling and spacing units or proration units and the density of wells that may be drilled in and the unitization or pooling of oil and gas properties. In addition, state conservation laws establish maximum rates of production from oil and gas wells, generally prohibit the venting or flaring of gas, and impose certain requirements regarding the ratability of production. The effect of these regulations may limit the amount of oil and gas that Alliance can produce from its wells and may limit the number of wells or the locations at which Alliance can drill. The regulatory burden on the oil and gas industry increases Alliance's costs of doing business and, consequently, affects profitability. Inasmuch as such laws and regulations are frequently expanded, amended and reinterpreted, Alliance is unable to predict the future cost or impact of complying with such regulations.

  Federal Regulation of Sales and Transportation of Natural Gas. Federal legislation and regulatory controls in the U.S. have historically affected the price of the natural gas produced by Alliance and the manner in which such production is marketed. The Federal Energy Regulatory Commission (the "FERC") regulates the interstate transportation and sale for resale of natural gas by interstate and intrastate pipelines. The FERC previously regulated the maximum selling prices of certain categories of gas sold in "first sales" in interstate and intrastate commerce under the Natural Gas Policy Act. Effective January 1, 1993, however, the Natural Gas Wellhead Decontrol Act (the "Decontrol Act") deregulated natural gas prices for all "first sales" of natural gas, which includes all sales by Alliance of its own production. As a result, all sales of Alliance's domestically produced natural gas may be sold at market prices, unless otherwise committed by contract. The FERC's jurisdiction over natural gas transportation and gas sales other than first sales was unaffected by the Decontrol Act.

  Alliance's natural gas sales are affected by the regulation of intrastate and interstate gas transportation. In an attempt to restructure the interstate pipeline industry with the goal of providing enhanced access to, and competition among, alternative natural gas supplies, the FERC, commencing in April 1992, issued Order Nos. 636, 636-A and 636-B ("Order No. 636"), which have altered significantly the interstate transportation and sale of natural gas. Among other things, Order No. 636 required interstate pipelines to unbundle the various services that they had provided in the past, such as sales, transmission and storage, and to offer these services individually to their customers. By requiring interstate pipelines to "unbundle" their services and to provide their customers with direct access to pipeline capacity held by them, Order No. 636 has enabled pipeline customers to choose the levels of transportation and storage service they require, as well as to purchase natural gas directly from third-party merchants other than the pipelines and obtain transportation of such gas on a non-discriminatory basis. The effect of Order No. 636 has been to enable Alliance to market its natural gas production to a wider variety of potential purchasers. Alliance believes that these changes generally have improved Alliance's access to transportation and have enhanced the marketability of its natural gas production.

  To date, Order No. 636 has not had any material adverse effect on Alliance's ability to market and transport its natural gas production. However, Alliance cannot predict what new regulations may be adopted by the FERC and other regulatory authorities, or what effect subsequent regulation may have on Alliance's activities. In addition, Order No. 636 and a number of related orders were appealed. Recently, the United States Court of Appeals for the District of Columbia Circuit issued an opinion largely upholding the basic features and provisions of Order No. 636. However, even though Order No. 636 itself has been judicially approved, several related FERC orders remain subject to pending appellate review and further changes could occur as a result of court orders or at the FERC's own initiative.

  In recent years the FERC also has pursued a number of other important policy initiatives that could significantly affect the marketing of natural gas. Some of the more notable of these regulatory initiatives include (i) a series of orders in individual pipeline proceedings articulating a policy of generally approving the voluntary divestiture of interstate natural gas pipeline-owned gathering facilities to pipeline affiliates, (ii) the completion of a rulemaking involving the regulation of interstate natural gas pipelines with marketing affiliates under Order No. 497, (iii) FERC's on-going efforts to promulgate standards for pipeline electronic bulletin boards and electronic data exchange,
(iv) a generic inquiry into the pricing of interstate pipeline capacity, (v) efforts to refine FERC's regulations controlling the operation of the secondary market for released interstate natural gas pipeline capacity, and (vi) a policy statement regarding market-based rates and other non-cost-based rates for interstate pipeline transmission and storage capacity. Several of these initiatives are intended to enhance competition in natural gas markets. While any resulting FERC action would affect Alliance only indirectly, the ongoing, or in some instances, preliminary evolving nature of these regulatory initiatives makes it impossible at this time to predict their ultimate impact upon Alliance's activities.

  Oil Price Controls and Transportation Rates. Sales of crude oil, condensate and gas liquids by Alliance are not currently regulated and are made at market prices. Commencing in October 1993, the FERC has modified its regulation of oil pipeline rates and services in order to comply with the Energy Policy Act of 1992. That Act mandated the FERC to streamline oil pipeline ratemaking by abandoning its old, cumbersome procedures and issue new procedures to be effective January 1, 1995. In response, the FERC issued a series of rules (Order Nos. 561 and 561-A) establishing an indexing system under which oil pipelines will be able to change their transportation rates, subject to prescribed ceiling levels. The FERC's new oil pipeline ratemaking methodology was recently affirmed by the Court. Alliance is not able at this time to predict the effects of Order Nos. 561 and 561-A, if any, on the transportation costs associated with oil production from Alliance's oil producing operations.

  Environmental Regulations. Alliance's operations are subject to numerous laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. Public interest in the protection of the environment has increased dramatically in recent years. The trend of more expansive and stricter environmental legislation and regulations could continue. To the extent laws are enacted or other governmental action is taken that restricts drilling or imposes environmental protection requirements that result in increased costs to the oil and gas industry in general, the business and prospects of Alliance could be adversely affected.

  The EPA and various state agencies have limited the approved methods of disposal for certain hazardous and nonhazardous wastes. Certain wastes generated by Alliance's oil and natural gas operations that are currently exempt from treatment as "hazardous wastes" may in the future be designated as "hazardous wastes," and therefore be subject to more rigorous and costly operating and disposal requirements.

  Alliance currently owns or leases numerous properties that for many years have been used for the exploration and production of oil and gas. Most of these properties have been operated by prior owners, operators and third parties whose treatment and disposal or release of hydrocarbons or other wastes was not under Alliance's control. These properties and the wastes disposed thereon may be subject to Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), Federal Resource Conservation and Recovery Act and analogous state laws. Under such laws, Alliance could be required to remove or rededicate previously disposed wastes (including wastes disposed of or released by prior owners or operators) or property contamination (including groundwater contamination) or to perform remedial plugging operations to prevent future contamination.

  Alliance's operations may be subject to the Clean Air Act ("CAA") and comparable state and local requirements. Certain provisions of CAA may result in the gradual imposition of certain pollution control requirements with respect to air emissions from the operations of Alliance. The EPA and states have been developing regulations to implement these requirements. Alliance may be required to incur certain capital expenditures in the next several years for air pollution control equipment in connection with maintaining or obtaining operating permits and approvals addressing other air emission-related issues. However, Alliance does not believe its operations will be materially adversely affected by any such requirements.

  Federal regulations require certain owners or operators of facilities that store or otherwise handle oil, such as Alliance, to prepare and implement spill prevention, control, countermeasure and response plans relating to the possible discharge of oil into surface waters. The Oil Pollution Act of 1990 ("OPA") contains numerous requirements relating to the prevention of and response to oil spills into waters of the United States. The OPA subjects owners of facilities to strict joint and several liability for all containment and cleanup costs and certain other damages arising from a spill, including, but not limited to, the costs of responding to a release of oil to surface waters. Regulations are currently being developed under the OPA and state laws concerning oil pollution prevention and other matters that may impose additional regulatory burdens on Alliance.

  Alliance also is subject to a variety of federal, state and local permitting and registration requirements relating to protection of the environment. Management believes that Alliance is in substantial compliance with current applicable environmental laws and regulations and that continued compliance with existing requirements will not have a material adverse impact on Alliance.

            SELECTED CONSOLIDATED FINANCIAL INFORMATION OF ALLIANCE

  The selected historical financial information presented in the table below for and at the end of each of the years ended April 30, 1992, 1993, 1994, 1995 and 1996 is derived from the audited consolidated financial statements of Alliance. The audited financial statements of Alliance for the year ended April 30, 1996 are included in this Proxy Statement. The selected historical financial information for the years ended April 30, 1992, and 1993 presented in the table below are derived from audited financial statements of Alliance that are not included in this Proxy Statement. The selected historical financial information for the periods ended October 31, 1996 and 1995 is derived from the unaudited interim statement included with this Proxy Statement. The selected financial information presented below should be read in conjunction with Alliance's consolidated financial statements and the notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations, included elsewhere in this Proxy Statement.

                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES

                          SELECTED FINANCIAL DATA(1)

                                     AS OF AND FOR THE
                                     SIX MONTHS ENDED
                                         OCTOBER 31,           AS OF AND FOR THE YEAR ENDED APRIL 30,
                                     ----------------  ----------------------------------------------------
                                      1996    1995     1996     1995(2)      1994       1993         1992
                                     ------  -------   -------  ----------  --------  ---------  ----------
                                                     (IN THOUSANDS EXCEPT PER SHARE DATA)
SELECTED INCOME STATEMENT DATA
Amounts in accordance with UK GAAP
 Total revenues....................  1,998    1,551    3,686     1,483         837     631      972
 Depletion, depreciation and
  amortization.....................    820    1,175    1,668    14,944         128     278      347
 (Loss) from continuing operations
   before and after income taxes...   (987)  (2,388)  (3,593)  (18,213)     (1,177) (1,627)    (818)

Approximate amounts in accordance
 with US GAAP
 Net (loss)........................   (679)  (2,118)  (3,428)  (21,641)
 (Loss) per Existing Alliance Share
  (cents)..........................   (0.2)    (0.7)    (1.1)    (15.4)

SELECTED BALANCE SHEET INFORMATION
Amounts in accordance with UK GAAP
Working capital (deficiency).......  2,523               536    (8,215)     (1,478) (2,022)  (2,364)
Net Property, Plant and Equipment..  4,368             7,311     8,047      14,484  10,594   10,064
Long-term debt, net of current
 liabilities.......................     88                92     1,240         925   1,203        -
Total assets.......................  8,794             9,845     9,335      16,334  11,132   10,358
Total Liabilities..................  1,991             2,090    10,773       4,045   5,068    2,667
Shareholders' equity...............  6,803             7,755    (1,438)     12,289   6,064    7,691
Approximate amounts in accordance
 with US GAAP
Total Assets.......................  6,816             7,582     6,907
Long term debt, net of current
  liabilities......................     88                92     1,240

______________________
(1)  All figures are denominated in U.S. currency.
(2) The 1995 figures have been restated, as explained in Alliance's Consolidated Financial Statements.

                              UNAUDITED PRO FORMA
                       FINANCIAL STATEMENTS OF ALLIANCE

  The following unaudited condensed pro forma combined balance sheet and unaudited condensed pro forma combined statement of income for Alliance (collectively, the "unaudited pro forma financial statements") have been prepared to illustrate the estimated effect of the proposed combination of Alliance and LaTex pursuant to the Merger and the acquisition of the Bank of America Overriding Royalty Interest and are based upon the assumptions set forth below and in the notes to such statements. The respective historical consolidated financial statements of Alliance and LaTex are included elsewhere in this Proxy Statement.

  The merger will be treated as a purchase and, as a result of the LaTex shareholders owning approximately 73% of the combined company prior to issuance of New Alliance Shares, Bank Notes and Bank Warrants to the Bank, LaTex will be treated as having acquired Alliance. Accordingly, in the unaudited pro forma financial statements, it is the assets and liabilities of Alliance that are recorded at fair value while the assets of LaTex are recorded at historical cost.

  The unaudited pro forma financial statements include the unaudited condensed pro forma combined balance sheet at October 31, 1996, giving effect to the Merger and the purchase of the Bank of America Overriding Royalty Interest as if these were consummated on that date. Also presented is the unaudited condensed pro forma combined statement of income for the year ended April 30, 1996 and the unaudited condensed pro forma combined statement of income for the six months ended October 31, 1996 after giving effect to the Merger and the purchase of the Bank of America Overriding Royalty Interest as if these were consummated on May 1, 1995.

  The unaudited pro forma financial statements are prepared in accordance with US GAAP. The financial statements of Alliance have been prepared in accordance with UK GAAP and the financial statements of LaTex have been prepared in accordance with US GAAP. Included are relevant adjustments to the Alliance financial statements to state these in accordance with US GAAP.

  The unaudited pro forma financial statements and accompanying notes, which are an integral part of such statements, should be read in conjunction with the respective historical financial statements, including the notes thereto, and other financial information of Alliance and LaTex included elsewhere in this Proxy Statement. The unaudited pro forma financial statements are provided for illustrative purposes only and do not purport to represent what the financial position or results of operations of Alliance and LaTex would actually have been if the Merger and the purchase of the Bank of America Overriding Royalty Interest had in fact occurred on the dates indicated or to project the financial position or results of operations for any future date or period.

                  CONDENSED PRO FORMA COMBINED BALANCE SHEET
                            AS OF OCTOBER 31, 1996
                                  (UNAUDITED)


                                              ALLIANCE
                                    LATEX        UK        US GAAP     ALLIANCE US       PRO FORMA          PRO
                                 HISTORICAL     GAAP     ADJUSTMENTS       GAAP         ADJUSTMENTS        FORMA
                                 -----------  ---------  ------------  ------------  ------------------  ---------
                                     $000        $000         $000         $000           $000              $000
Assets:
Current assets:
Cash and cash equivalents                20      2,515             -         2,515                   -      2,535
Receivables:
Trade                                 3,209        673             -           673                   -      3,882
  Other                                 513        554   (a)    (295)          259                   -        772
Prepaid expenses                          -        684             -           684                   -        684
Inventory                               175          -             -             -                   -        175
Other current assets                     22          -             -             -                   -         22
Assets held for sale                    165          -             -             -                            165
                                   --------   --------   -----------       -------              ------   --------
Total current assets                  4,104      4,426          (295)        4,131                   -      8,235
                                   --------   --------   -----------       -------            --------   --------
Net property, plant and
 equipment                           29,549      4,368   (b)  (1,683)        2,685       (c)     6,228     42,262
                                                                                         (h)     3,800
Other assets:
Notes receivable, net of current        630          -             -             -                   -        630
  portion
Deposits and other assets               124          -             -             -                   -        124
Accounts and notes receivable - related
 parties                                  2          -             -             -                   -          2
Intangible assets net of
 amortization                         1,408          -             -             -                   -      1,408
                                   --------   -----------     ------      --------              ------   --------
Total assets                         35,817      8,794        (1,978)        6,816              10,028     52,661
                                   ========   ===========     ======      ========            ========   ========
Liabilities and stockholders'
 equity
Current liabilities:
Bank loans and overdrafts                 -         10             -            10                   -         10
Trade accounts payable                9,991      1,043             -         1,043                   -     11,034
Accrued expenses                        593        383             -           383       (d)     2,300      3,276
Current portion of long term
 debt                                21,127          6             -             6       (g)   (21,127)         6
Other                                   434        461             -           461                   -        895
                                   --------   --------   -----------       -------            --------   --------
Total current liabilities            32,145      1,903             -         1,903             (18,827)    15,221
Long-term debt, excluding current
 installments                             -         88             -            88       (g)    21,127     22,653
                                                                                         (h)     1,438
Other liabilities                       615          -             -             -                   -        615
                                   --------   --------   -----------       -------            --------   --------
Total liabilities                    32,760      1,991             -         1,991               3,738     38,489
                                   --------   --------   -----------       -------            --------   --------
Stockholders' equity:
Ordinary shares, (Pounds)0.01
 par value; issued
 324,152,633 (Alliance)                   -      5,105             -         5,105       (e)    (5,105)         -
Common stock, $0.01 par value (LaTex)   208          -             -             -       (f)      (208)         -
Ordinary shares, (Pounds)0.40
 par value issued
 31,052,603 shares issued                 -          -             -             -       (e)     5,105     20,404
                                                                                         (d)       104
                                                                                         (f)    14,299
                                                                                         (h)       896
Series A convertible preferred
 stock                                    4          -             -             -       (f)        (4)        -
Series B convertible preferred
 stock                                    5          -             -             -       (f)        (5)        -
Additional paid in capital           19,032          -             -             -       (c)     6,228     9,471
                                                                                         (d)    (2,404)
                                                                                         (e)      (280)
                                                                                         (f)   (14,571)
                                                                                         (h)     1,466
Treasury stock                         (489)         -             -             -       (f)       489         -
Share premium                             -     20,157             -        20,157       (e)   (20,157)        -
Merger reserve                            -        401             -           401       (c)      (401)        -
Accumulated deficit                 (15,703)   (18,860)  (a)   (295)       (20,838)      (e)    20,838   (15,703)
                                    --------    --------                   -------           ---------    ------
                                                         (b) (1,683)
Total stockholders' equity            3,057      6,803       (1,978)         4,825               6,290    14,172
                                   --------   --------   -----------       -------            --------  --------
Total liabilities and
  stockholders' equity               35,817      8,794       (1,978)         6,816              10,028    52,661
                                   ========   =========  ==========        ========            =======   ========

               CONDENSED PRO FORMA COMBINED STATEMENT OF INCOME
                           YEAR ENDED APRIL 30, 1996
                                  (UNAUDITED)



                                      LATEX
                                    HISTORICAL
                                   YEAR ENDED    ALLIANCE       US
                                    JULY 31,      UK           GAAP         ALLIANCE US    PRO FORMA      PRO
                                     1996        GAAP        ADJUSTMENTS       GAAP      ADJUSTMENTS     FORMA
                                    ---------- ---------- ---------------  -----------  ------------  ------------
                                      $000       $000         $000             $000          $000         $000
Revenues:
Oil and natural gas sales and
  other operating revenues            13,531         3,686             -         3,686   (f)   587    17,804
                                     -------       -------   -----------        ------    --------    ------
Costs and expenses:
Exceptional amounts written off
 oil and gas interests                     -                           -             -           -         -

Exceptional costs arising from
 irregularities                            -          (589)    (a)  (272)         (861)          -      (861)
Direct operating expenses             (6,608)       (2,262)            -        (2,262)          -    (8,870)
Dry hole costs and abandonments       (3,586)            -             -             -           -    (3,586)
Selling, general and
 administrative expenses              (3,027)       (2,629)            -        (2,629)          -    (5,656)
 Depreciation, depletion and
 amortization                         (4,706)       (1,668)    (b)   437        (1,231)  (c)(1,113)   (7,637)
                                     -------       -------        ------        -------    -------
                                                                                         (f)  (587)
                                                                                           -------

Operating (loss)                      (4,396)       (3,462)          165        (3,297)     (1,113)   (8,806)

Other income and deductions
Interest (net)                        (2,205)          229             -           229           -    (1,976)
Profit on sale of fixed assets         2,366             -             -             -           -     2,366
Equity losses and asset
 write-offs of joint
   ventures and affiliates            (4,185)         (201)            -          (201)          -    (4,386)
Foreign exchange losses                    -          (159)            -          (159)          -      (159)
                                     -------       -------   -----------        ------     -------  --------
Net (loss) from continuing
 operations                           (8,420)       (3,593)          165        (3,428)     (1,113)  (12,961)
                                     =======       =======   ===========       =======     =======   ========

Loss per share from continuing
  operations (cents)                            (d)  (45.3)                 (d)  (43.2)                (42.0)

Weighted average number of shares
  outstanding                               (d)  7,929,391              (d)  7,929,391            30,878,178
                                                 =========                  ==========            ==========

               CONDENSED PRO FORMA COMBINED STATEMENT OF INCOME
                       SIX MONTHS ENDED OCTOBER 31, 1996
                                  (UNAUDITED)

                                                  ALLIANCE
                                        LATEX        UK          US GAAP     ALLIANCE US    PRO FORMA        PRO
                                      HISTORICAL    GAAP       ADJUSTMENTS       GAAP      ADJUSTMENTS      FORMA
                                      ----------   ------     ------------      -----     ------------     ------
                                         $000       $000          $000          $000          $000          $000
Revenues:
Oil and natural gas sales and
 other operating revenues              4,690         1,998            -         1,998     (f)    274      6,962
                                       -----       -------      -------         -----          -----      -----
Costs and expenses:
Exceptional amounts written off
 oil and gas interests                (1,548)            -            -             -              -     (1,548)

Exceptional costs arising from
 irregularities                            -          (120)           -          (120)             -       (120)

Direct operating expenses             (2,697)         (816)           -          (816)             -     (3,513)
Dry hole costs and abandonments       (3,608)            -            -             -              -     (3,608)
Selling, general and
 administrative expenses              (2,711)       (1,315)           -        (1,315)             -     (4,026)
Depreciation, depletion and
 amortization                         (1,871)         (821) (b)     308          (513)    (c)   (596)    (3,254)
                                    --------       -------         ----       -------                  --------
                                                                                          (f)   (274)
                                                                                               -----

Operating (loss)                      (7,745)       (1,074)         308          (766)          (596)    (9,107)

Other income and deductions
Interest (net)                        (1,512)           31            -            31              -     (1,481)
Profit on sale of fixed assets           614             -            -             -     (e)   (542)        72
Equity losses and asset write-offs
 of joint ventures and affiliates     (4,096)            -            -             -              -     (4,096)
Foreign exchange gains                     -            56            -            56              -         56
                                    --------       -------        -----       -------         ------   --------
Net (loss) from continuing
  operations                         (12,739)         (987)         308          (679)        (1,138)   (14,556)
                                    ========          ====        =====       =======         ======   ========
Loss per share from continuing
 operations (cents)                             (d)  (12.2)                  (d) (8.4)                    (46.9)

Weighted average number of
 shares outstanding                          (d) 8,103,816              (d) 8,103,816                31,052,603
                                                 =========                  =========                ==========

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

The unaudited pro forma financial statements include the following adjustments:

CONDENSED PRO FORMA COMBINED BALANCE SHEET

Alliance US GAAP adjustments:

(a) To eliminate from 'other receivables' an amount recognized as a receivable, under UK GAAP, relating to the right to receive the proceeds of the sale of Alliance shares resulting from the settlement with Mr. O'Brien. Under US GAAP, such proceeds are recognized only on receipt.

(b) To adjust the oil and gas properties as at October 31, 1996 to reflect the cumulative effect of the ceiling test write down made in the year ended April 30, 1995 under US GAAP. Under US GAAP ceiling tests are computed at current prices discounted to present value at 10%; under UK GAAP, a ceiling test is based on the company's best estimate of the future cash flows from the underlying properties.

Pro forma adjustments:

(c) To record the Alliance oil and gas properties at their fair values under US GAAP.

     The purchase price has been derived from Alliance's market capitalization at the date of the announcement of the merger based on a price of 2 pence per share and 324,152,640 shares in issue. This has been converted to U.S. dollars at a rate of US$1.5511:(Pounds)1. The costs of the acquisition have also been included to arrive at a total consideration of $11,053,000 which has been allocated as follows:

                                                             $000
                                                            ------
               Fixed assets                                  8,913
               Cash                                          2,515
               Other net current assets and liabilities       (281)
               Debt                                            (94)
                                                            ------
                                                            11,053
                                                            ======

(d) To record an accrual for the expenses of the merger and the share issue (including the restructuring fee payable to Bank of America of $200,000 which is to be settled by the issue of 156,250 shares).

(e) To eliminate the existing capital and reserves of Alliance (other than the par value of the Ordinary shares) from the condensed pro forma combined balance sheet.

(f) To record the par value of the New Alliance shares to be issued as a consequence of the Merger and their exchange for the whole of the issued share capital of LaTex. This represents 21,448,787 shares of 40p each at an exchange rate of $1.6667:(Pounds)1.

(g) To record the revised maturity of LaTex's bank borrowing following the renegotiation referred to under "Alliance-Financing" in this Proxy Statement.

(h) To record the issue of 1,343,750 shares of 40p each, Loan notes convertible into up to 1,078,125 New Alliance Shares and 1,210,938 warrants to acquire shares at an option price of (Pound)1.00 per share to Bank of America in exchange for the Overriding Royalty Interest.

CONDENSED PRO FORMA COMBINED STATEMENTS OF INCOME

Alliance US GAAP adjustments:

(a) To eliminate income recognized under UK GAAP, relating to the right to receive proceeds from the sale of Alliance shares resulting from the settlement with Mr. O'Brien. Under US GAAP, such proceeds are recognized only on receipt.

(b) To adjust the depreciation, depletion and amortization charge to reflect the ceiling test write down adjustment made in the condensed pro forma combined balance sheet described above.

Pro forma adjustments:

(c) To adjust the depreciation, depletion and amortization charge to reflect the adjustments made to Alliance's oil and gas properties restated at their fair value under US GAAP using LaTex accounting policies. LaTex uses the successful efforts method of accounting for oil and gas properties whereas Alliance uses the full cost method.

(d) The weighted average number of shares outstanding and the loss per share have been calculated after giving retroactive effect to the proposed 40:1 reverse stock split.

(e) To reflect the sale of oil and gas properties by Alliance under LaTex's accounting policies. Alliance uses the full cost method under which (generally) the proceeds of the sale of oil and gas properties reduces the carrying value of the full cost pool. Under the successful efforts method used by LaTex the profit or loss on disposal of each property is recognized in the income statement at the time of sale.

(f)  To reflect the acquisition of the Overriding Royalty Interest.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ALLIANCE

GENERAL

  The information in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" refers to the Consolidated Financial Statements of Alliance included in this Prospectus which are prepared in accordance with UK GAAP. UK GAAP differs in certain significant respects from US GAAP. A discussion of the principal differences is set out in Note 29 to Alliance's Consolidated Financial Statements. The Consolidated Financial Statements contain a reconciliation of loss after tax (net loss) and shareholders' equity to US GAAP.

  Alliance's operating results are affected by a variety of factors, the most significant of which is crude oil and natural gas prices. Lower product prices have a negative effect on the operating income and cash flow of Alliance. For a summary of other factors which may affect Alliance's operating results and financial condition, see "Risk Factors." Although Alliance is organized in the United Kingdom, all of its operations are located in the United States and its financial statements are presented in U.S. dollars. Therefore, fluctuations in the exchange rate of the pound sterling to the U.S. dollar do not significantly impact the revenues and net income of Alliance.

SIX MONTHS ENDED OCTOBER 31, 1996 COMPARED WITH SIX MONTHS ENDED OCTOBER 31,
1995

  Operating Results

  Production.  Despite the sale of certain non-core, predominantly gas producing
  ----------
properties, Alliance's production in the six months to October 31, 1996 amounted to 93,000 boe, only marginally lower than production for the comparable six months last year of 98,000 boe. This reflects the increase in oil volumes in the current period, which is largely the result of improved production from the successful workover program on the Valentine field and the successful well drilled on the South Elton field.

  All Alliance production came from the US. Natural gas represented approximately 15% of total production in the six months to October 31, 1996 compared with 52% in the equivalent six months in 1995.

  Sales.  Total sales increased 29% from $1.551 million in the six months to
  -----
October 31, 1995 to $1.998 million in the six months to October 31, 1996, reflecting the firmer prices together with the increase in oil production and decrease in gas production.

  Louisiana South Sweet crude fluctuated between $17.50 per barrel and $24.25 per barrel during the current six months. Alliance's average crude oil price realized for the six months to October 31, 1996 was $21.39 per barrel compared with $16.81 per barrel in the equivalent period in 1995.

  The realized average natural gas price increased from $1.46 per thousand cubic feet in 1995 to $2.41 per thousand cubic feet in 1996.

  Costs and expenses. The operating costs for the six months to October 31, 1996
  ------------------
were $0.817 million, against $1.089 million in the equivalent period in 1995, a decrease of 25%. This decrease resulted from a combination of increased efficiencies in field operations, which included the replacement of direct staff with contract gaugers, slightly lower production and a reclassification of workover rig and field equipment income as a reduction in operating costs (rather than as additional income).

  Depletion on oil and gas interests which is calculated on a unit of production
(boe) basis, amounted to $0.785 million, reflecting the upward revision of reserves at April 1996 together with slightly lower production volumes. The depletion charge for the comparable period last year amounted to $1.150 million.

  The exceptional costs arising from irregularities in the six months to October 31, 1995 of $0.499 million, relate primarily to professional fees incurred in connection with the investigations into the involvement of Mr. O'Brien in the affairs of Alliance. The exceptional costs arising from irregularities in 1996 of $0.120 million relate to additional professional fees incurred in connection with the aforementioned investigations.

  The general and administrative expenses incurred in the six months to October 31, 1996 amounted to $1.351 million compared with $1.433 million in the equivalent period last year. The six months to October 31, 1995 included a number of non-recurring items which were incidental to the investigation into the activities of Mr. O'Brien.

  Loss before and after tax (Net loss).  The loss before and after tax was
  ------------------------------------
$0.987 million for the current six months compared with a loss of $2.388 million in 1995. The improvement stemmed from the increase in revenues resulting from the firmer oil prices in the current period, lower operating costs arising from improved efficiencies and a significant decrease in exceptional costs.

  Net interest income decreased from net interest payable of $0.232 million in the six months to October 31, 1995 to net interest receivable of $0.87 million in the current six months. The decrease reflects the lower average cash balances held this year. Interest as at October 1995 reflected the cash balances following the open offer and share placing in May 1995.

  Loss per Ordinary Share for the six months to October 31, 1996 was (0.3) cents compared with the loss per Ordinary Share for the six months to October 31, 1995 of (0.8) cents.

1996 COMPARED WITH 1995

  Operating Results

  Production.  In the year ended April 30, 1996, Alliance's production amounted
  ----------
to 225,000 barrels of oil equivalent ("boe"). The increase of 158% in Alliance's production over 87,000 boe in the year April 30, 1995 was principally due to the inclusion of a full year's contribution from Source Petroleum Inc. (which was acquired by Alliance on January 25, 1995) and a full year's contribution from the producing assets acquired by Alliance from North American Gas Investment Trust PLC (NAGIT) on April 10, 1995. Production was also enhanced by the successful drilling during the year ended April 30, 1996 of a well on the South Elton field.

  All Alliance production came from the U.S. Natural gas represented approximately 45% of total production in both 1996 and 1995.

  Sales.  Louisiana, South Sweet crude oil prices fluctuated between $15.00 per
  -----
barrel and over $23.25 per barrel during the year ended April 30, 1996. Alliance's average crude oil price realized in 1996 was $18.36 per barrel compared with $16.53 per barrel in 1995. Total sales increased by 148% from $1.483 million in 1995 to $3.686 million in 1996, reflecting the significant increase in production.

  In 1996 and 1995, all crude oil was sold under contracts with terms of up to six months.

  The average realized natural gas price increased from $1.65 per mcf in 1995 to $1.73 per mcf in 1996.

  Costs and expenses.  1996 operating costs were $2.318 million, compared $0.996
  ------------------
million in 1995, an increase of 133%. This increase reflects the higher production volumes resulting from a full year's contribution from Source Petroleum Inc. and the NAGIT assets. On a per barrel basis, lease operating costs decreased, largely due to reductions in fixed costs, mainly field labor.

  Depreciation, which is calculated on a unit of production (boe) basis, amounted to $1.612 million, reflecting the higher production volumes. In the previous year, depletion was included as part of the exceptional write down of oil and gas interests totaling $14.881 million.

  Exceptional costs arising from irregularities in 1996 were $0.589 million, which relate primarily to professional fees incurred in connection with the investigations into the involvement of Mr. O'Brien in the affairs of Alliance, and are net of the estimated proceeds resulting from the settlement with Mr. O'Brien. The exceptional costs arising from irregularities in 1995 of $1.787 million reflect the financial loss resulting from a number of transactions involving Mr. O'Brien or parties now known to have been connected with him.

  The general and administrative expenses incurred in 1996 of $2.629 million (1995 - $1.637 million) include a number of non-recurring items which were incidental to the investigation into the activities of Mr. O'Brien.

  Loss before and after tax (Net loss).  The loss before and after tax was
  ------------------------------------
$3.593 million in 1996 compared with a loss of $18.213 million in 1995. The 1995 loss included the exceptional write-down of $14.881 million of oil and gas assets to the carrying value of Alliance's estimated proved oil and gas reserves together with the exceptional charge of $1.787 million relating to the loss arising from transactions with certain companies related to Mr. O'Brien.

  Net interest income increased from net interest payable of $0.114 million in 1995 to net interest receivable of $0.070 million in 1996. The increase in interest receivable from $0.049 million in 1995 to $0.257 million in 1996 arose as the result of higher cash balances following the receipt of $11.7 million from the placing and open offer in May 1995. This also enabled Alliance to substantially reduce its debt and hence reduce bank interest payable from $0.163 million in 1995 to $0.028 million in 1996.

  Exceptional amounts written off investments in 1996 of $0.201 represent additional charges made to the profit and loss account in respect of costs incurred in relation to investments written off in the year to 30 April 1995 of $0.464 million.

  Loss per Existing Alliance Share in 1996 was (0.8)p [($0.01)] compared with the loss per Existing Alliance Share in 1995 of (8.1)p [$0.13].

1995 COMPARED WITH 1994

  Operating Results.

  Production. In the year ended April 30, 1995, Alliance's production amounted to 87,000 boe. The increase of 102% in Alliance production over 43,000 boe in the year ended April 30, 1994 was principally due to the inclusion of six months' contribution from Source Petroleum Inc. (which was acquired by Alliance on January 25, 1995 with an effective date of November 1, 1994) and four months' contribution from the producing assets acquired by Alliance from North American Gas Investment Trust PLC (NAGIT) on April 10, 1995 (effective January 1, 1995).

  All Alliance production came from the US. Natural gas represented approximately 45% of total production in 1995 against 35% in 1994.

  Sales.  Total sales increased by 79% from $0.837 million in 1994 to $1.483
  -----
million in 1995, reflecting the significant increase in production. South Louisiana Sweet crude fluctuated between $15.00 per barrel and over $19.00 per barrel during the year to April 1995. Alliance's average crude oil price realized in 1995 was $16.53 per barrel compared with $16.55 per barrel in 1994. In 1995 and 1994, all crude oil was sold under contracts with terms of up to six months.

  The average realized natural gas price decreased from $2.59 per mcf in 1994 to $1.65 per thousand cubic feet in 1995.

  Costs and expenses.  1995 operating costs were $0.996 million compared with
  ------------------
$0.521 million in 1994, an increase of 79%. This increase principally reflects the higher production volumes resulting from a half year's contribution from Source Petroleum Inc. and four months from the NAGIT assets. On a per barrel basis however, lease operating costs actually decreased, largely due to reductions in fixed costs, mainly field labor.

  Depletion was included as part of the exceptional write down of oil and gas interests totaling $14.881 million. The depletion charge for 1994 was $0.125 million.

  The exceptional costs arising from irregularities in 1995 of $1.787 million reflect the financial loss resulting from a number of transactions involving Mr. O'Brien or parties now known to have been connected with him. No such exceptional costs were reported in 1994.

  The general and administrative expenses incurred in 1995 of $1.637 million (1994 - $1.312 million) reflect the increased overheads attributable to the enlarged group following the acquisition of Source Petroleum Inc.

  Profit before and after tax (Net loss).  The loss before and after tax was
  --------------------------------------
$18.213 million in 1995 compared with a loss of $1.177 million in 1994. The 1995 loss included the exceptional write-down of $14.881 million of oil and gas assets to the carrying value of Alliance's estimated proved oil and gas reserves together with the exceptional charge of $1.787 million relating to loss arising from transactions with certain companies related to Mr. O'Brien.

  Net interest payable increased from $0.056 million in 1994 to $0.114 million in 1995, largely reflecting the increase in debt at April 1995.

  Exceptional amounts written off investments in 1995 of $0.464 represent charges made to the profit and loss account in respect of costs incurred in relation to investments written off in the year to 30 April 1995. No such charges were incurred in 1994.

  Loss per Existing Alliance Share in 1995 was (8.1)p [($0.13)] compared with the loss per Existing Alliance Share in 1994 of (0.01)p [($0.02)].

LIQUIDITY AND CAPITAL RESOURCES

  In the six months to October 31, 1996 cash outflow from operating activities was $0.529 million compared with an outflow for the comparable period in 1995 of $4.776 million. In the six months to October 31, 1995 a portion of the proceeds to the placing and open offer was used to reduce operating creditors by almost $2.3 million.

  In 1996 cash outflow from operating activities was $5.399 million compared with an inflow in 1995 of $1.987 million. In 1996 a portion of the proceeds from the placing and open offer was used to reduce operating creditors by almost $3.5 million. By comparison, in the year ended April 1995, operating creditors had increased by $4.7 million.

  Cash outflow in the six months to October 31, 1995 and in the year to April 30, 1996 also increased due to high professional fees incurred in connection with the investigation into the affairs of Mr. O'Brien and overall, general and administrative expenses increased due to a number of non-recurring items which were incidental to the O'Brien investigation. The net outflow on investing activities was $2.512 million in 1996 compared with $4.045 million in 1995.

  Capital expenditures in the six months to October 31, 1996 were $0.114 million compared with $1.509 million in the comparable period in 1995 reflecting the low level of both drilling activity and acquisitions in the current period.

  Capital expenditures in 1996 were $1.672 million compared with $8.533 million in 1995 (1994 - $4.006 million). Of the $8.533 million, $2.264 million related to the acquisition of Source Petroleum Inc. and $3.080 million related to the purchase of a portfolio of producing properties located in the US from NAGIT. In addition, the Valentine well was drilled and costs associated with the Valentine well were capitalized amounting to $1.838 million. Following the completion of the investigation into the affairs of Mr. O'Brien, $1.685 million of the $1.838 million was identified as a loss arising from transactions with certain companies related to Mr. O'Brien and accordingly reclassified. The capital expenditure in 1996 included the drilling of three wells, one of which, in part of the South Elton field, was successful and contributed significantly to the uplift in reserves.

  At April 1995, Alliance had capital commitments amounting to $5.300 million (1994 - $6.037 million). At April 1996, Alliance had no capital commitments.

  At April 1995, Alliance had total borrowings of $3.962 million (1994 - $1.692 million) and after deduction of cash, net borrowings of $3.898 million (1994 - $1.404 million). In May 1995, Alliance raised $11.700 million (net) by way of a placing and open offer and at April 1996 Alliance had reduced its debt to $0.134 million giving a net cash position of $1.043 million. In the six months to October 31, 1996, Alliance raised net proceeds of $2.227 million from the disposal of various non-operated predominantly gas producing properties. At October 31, 1996 Alliance had debt of $0.104 million giving a net cash position of $2.411 million.

  Alliance currently plans to increase capital expenditures to approximately $2.7 million in fiscal 1997 principally for remedial and developmental capital expenditures for the combined company's assets in Alabama, Mississippi and Louisiana. Management believes that, after debt service, it will have sufficient cash provided by operating activities, availability under the Alliance Credit Agreement, and asset sales to fund planned capital expenditures in 1997. Cash from operating activities is anticipated to provide sufficient funds to meet debt service requirements under the Alliance Credit Agreement. See "Alliance-- Financing." In addition, based on its knowledge of the market for oil and gas properties and its recent property sales, Alliance believes that it will be able to sell certain non-strategic properties for up to $4.8 million during calendar 1997. Alliance intends to use the proceeds of these sales to reinvest in the purchase and development of non-producing properties and to reduce negative working capital. Similarly, based on anticipated revenues from the proved developed oil and gas properties of the combined company as reflected in the reserve reports for Alliance and LaTex, management of Alliance believes that cash generated from operating activities will provide sufficient funds to meet debt service requirements and fund planned capital expenditures through at least April 30, 1999. Substantially all of Alliance's capital expenditures are discretionary until shortly before being made and, therefore, permit flexibility in planning. There can be no assurance, however, that the cash will be available as anticipated or that the capital expenditures will be successfully made. Alliance has also agreed in principle with the Bank to acquire from the Bank an overriding royalty interest (the "ORRI") held by the Bank in certain oil and gas properties in which LaTex has as ownership interest.

  Impact of Inflation and Changing Prices. The business of Alliance is not seasonal but is sensitive to crude oil and natural gas pricing, margins between crude oil and refined products, and chemical margins. Inflation impacts Alliance by increasing costs of labor and suppliers, and increasing costs of acquiring and replacing property, plant and equipment. The replacement cost of property, plant and equipment is generally greater than the historical cost as a result of inflation.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF ALLIANCE

  The following table sets forth the name, age, position with Alliance and principal occupations of each of the present and proposed directors and executive officers of Alliance.


            NAME               AGE   POSITION WITH ALLIANCE AND PRINCIPAL OCCUPATION
-----------------------------  ---  -------------------------------------------------
D. Patrick Maley                52  Chairman
John A. ("Jak") Keenan          42  Managing Director, Chief Executive Officer
H. Brian K. Williams            42  Director, Chief Financial Officer
Paul R. Fenemore                41  Director, Operations and Business Development
M. Philip Douglas               57  Director (Chairman of the Remuneration Committee)
William J. A. Kennedy           57  Director (Chairman of the Audit Committee)
Stanley J. Robinson             48  Director
Christopher R. L. Samuelson     50  Director
John R. Martinson               61  Proposed Director
Jeffrey T. Wilson               43  Proposed Director

  D. Patrick Maley is the non-executive Chairman of Alliance and has over 25 years experience in the oil and gas industry. He has held a variety of positions with Mobil and Transworld Oil in London, New York and the Middle East. For the past four years he has been a principal of a consulting firm specializing in petroleum industry asset evaluation and business development. Mr. Maley is a U.S. citizen resident in the United Kingdom.

  John A. ("Jak") Keenan is an experienced executive in the U.S. and international oil industry. From 1986 until 1992, Mr. Keenan was First Vice President of Corporate Development for Great Western Resources Inc., an independent oil and gas exploration and production company listed on the London Stock Exchange. In that role he oversaw corporate acquisitions and divestitures and also was the senior legal officer for the company. In 1990, Mr. Keenan assumed the additional role of Chief Operating Officer for Great Western and in that role was responsible for day to day administration of the company's affairs. In 1992, Mr. Keenan was elected a director of Great Western and appointed President of its Oil & Gas Division. In that capacity he oversaw the day to day operations of the division that included both domestic operations as well as international operations in Peru. He resigned his position at Great Western in August, 1995 and accepted a position with the law firm of Jenkens & Gilchrist in Houston, Texas, where he specialized in oil and gas transactions. He left Jenkens & Gilchrist in February, 1996 to assume a role overseeing Alliance's U.S. operations. He was elected a director of Alliance in April, 1996 and appointed Managing Director in May, 1996. Mr. Keenan is a U.S. citizen.

  H. Brian K. Williams joined the Board as Finance Director in June 1996. He is a chartered accountant and formerly the Finance Director of Pict Petroleum PLC and previously with Hamilton Brothers and British National Oil Corporation. Mr. Williams is a citizen of the United Kingdom.

  Paul R. Fenemore was appointed to the Board of Alliance in May 1996 as Operations and Business Development Director. He has previously served in a variety of technical and management positions in Amoco, Gulf Oil, Hamilton Brothers, Cairn Energy and Amerada Hess. Mr. Fenemore is a citizen of the United Kingdom.

  M. Philip Douglas is Chairman of the Remuneration Committee and is a former director of and head of international investment at Morgan Grenfell, where he spent 16 years. He is also a director of GT Management. Mr. Douglas is a citizen of the United Kingdom.

  William J. A. Kennedy is Chairman of the Audit Committee. After 25 years in the investment industry, he served as a vice president of a major conglomerate, Crownx Inc. For the past five years he has operated a management consulting service and sits on the boards of three public Canadian companies. Mr. Kennedy is a citizen of Canada.

  Stanley J. Robinson was appointed to the Board as a non-executive director in April 1996. He is a Vice President for Mannai Corporation and is responsible for its activities outside of the Middle East. In recent years, his work has largely concentrated on the development of businesses in the CIS and Eastern Europe. He currently sits on a number of boards, both public and private, in executive and non-executive roles. Mr. Robinson is a citizen of the United Kingdom.

  Christopher R. L. Samuelson joined the Board as a non-executive director in April 1996. He has an extensive background in investment management and banking and currently holds the position of Group Chief Executive of Valmet, a large international trust company with whom he has been associated for the last twelve years. He also holds a wide number of directorships around the world. Mr. Samuelson is a citizen of the United Kingdom.

  John R. Martinson has been a Director of LaTex since May 4, 1995. Mr. Martinson is the principal and founder of Wood Roberts, Inc., an investment banking firm. Since April 1988 Wood Roberts has been involved primarily in the petroleum industry, with a particular focus on initiating and advising on merger transactions and arranging financing. In January 1996, Wood Roberts, Inc. and J L Ogden & Co, LLC. formed Wood Roberts, LLC., which also pursues investment banking and financial advisory activities. In 1995, Mr. Martinson was also a principal in the merchant banking firm Martinson, O'Dell & Ogden, L.L.C., specializing in corporate and project finance. From 1973 to 1988, Mr. Martinson was an independent oil operator and investor, including the founding and management of companies involved in oil and gas exploration and development, crude oil and products trading, refining and marketing, natural gas gathering and processing and electric utility load management. Mr. Martinson is a U.S. citizen.

  Jeffrey T. Wilson has been a Director, Chairman of the Board and Chief Executive Officer of LaTex since December 1991. Mr. Wilson was a Director and Executive Vice President of Vintage Petroleum, Inc. ("Vintage") from May 1990 to July 1991. He was Vice President-Production of Vintage from January 1984 to May 1990 and Manager-Acquisitions of Vintage from May 1983 to January 1984. Mr. Wilson is a U.S. citizen.

  Directors are elected by the shareholders of Alliance and hold office until their earlier death, resignation, retirement, disqualification or removal. The directors may at any time appoint additional directors who will hold office until the next annual general meeting of Alliance, when they will be eligible for re-election. One third of the directors retire from office at each annual general meeting of Alliance but are eligible for re-election. The Board may appoint any director to the office of Chief Executive or Managing Director or other executive office upon such terms and for such period as they think fit.

  No family relationships exist among the directors or executive officers of Alliance or its subsidiaries.

  Except as indicated above, none of the directors of Alliance is a director of any other company that has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, or that is subject to the requirements of Section 15(b) of that Act or any company registered as an investment company under the Investment Company Act of 1940.

  Committees. The Board has established standing committees. The Remuneration Committee is composed of Mr. M. P. Douglas (chair), Mr. C.R.L. Samuelson and Mr. S.J. Robinson. Its responsibilities include advising the Board on remuneration of the executive directors. During 1996, the committee met once. The Audit Committee is composed of Mr. W. J. A. Kennedy (chair), Mr. M.P. Douglas and Mr. S.J. Robinson. Its responsibilities include recommending to the shareholders the firm to be employed as Alliance's independent auditors and consulting with, and reviewing the reports of, Alliance's independent auditors and financial staff. During fiscal 1996, the committee met once.

EXECUTIVE COMPENSATION

  The aggregate compensation paid by Alliance to its directors and executive officers as a group for services in all capacities for the year ended April 30, 1996 was $573,223. During the year ended April 30, 1996, Alliance set aside or accrued $7,000 for pension, retirement or similar benefits for directors and officers. The total compensation paid for each of the three fiscal years ended April 30, 1996, to the persons who served as Managing Director and chief executive, and to each other executive officer who earned at least $100,000 in salary and bonus in fiscal 1996 (collectively, the "Named Executive Officers"), is set forth below in the following Summary Compensation Table:


                           SUMMARY COMPENSATION TABLE

                                                                                        LONG TERM
                                                                                      COMPENSATION
                                                      ANNUAL COMPENSATION                AWARDS

                                                                                      SECURITIES         ALL OTHER
                                                                                      UNDERLYING         COMPEN-
                                         FISCAL                                        OPTIONS/           SATION
NAME AND PRINCIPAL POSITION               YEAR        SALARY ($)      BONUS ($)        SARS (#)            ($)
-----------------------------            ------       ----------      ---------       ------------       ---------
D. Patrick Maley, Acting                  1996          57,311           125                  --               --
 Executive Chairman (1)

John X F O'Brien, Former                  1996          25,009            --           2,500,000               --
 Managing Director (2)                    1995         104,611            --                  --               --
                                          1994          82,138            --                  --               --

Robert N. Sheard, Former                  1996          77,628        30,107                  --           45,018
 Managing Director (3)

Nicholas C. Gray, Former                  1996         115,672            --           1,500,000           45,018
 Finance Director (4)                     1995          64,372            --                  --               --
                                          1994          51,477            --                  --               --

_______________
(1) Mr. Maley acted as Executive Chairman from November 29, 1995 to May 22,
    1996.
(2) Mr. O'Brien was removed from all offices with Alliance on September 6, 1995.
(3) Mr. Sheard served as Managing Director from September 6, 1995 to April 3, 1996.
(4) Mr. Gray resigned his position with Alliance on March 6, 1996.

    The following table discloses, for each of the Named Executive Officers, options granted during the fiscal year ended April 30, 1996 and the potential realizable values for such options:


                   OPTIONS/SAR GRANTS IN LAST FISCAL YEAR(1)

                                            POTENTIAL REALIZABLE VALUE AT
                                            ASSUMED ANNUAL RATES OF STOCK
                                                 PRICE APPRECIATION
                                                  INDIVIDUAL GRANTS                         FOR OPTION TERM (1)
                          ------------------------------------------------------------      --------------------
                                             % OF TOTAL
                           SECURITIES      OPTIONS/SHARES
                          UNDERLYING        GRANTED TO        EXERCISE
                           OPTIONS         EMPLOYEES IN       OR BASE      EXPIRATION
NAME                      GRANTED (#)     FISCAL YEAR(2)      PRICE($)        DATE             5%         10%
----                      -----------     --------------      --------        ----             --         ---
JOHN F X O'BRIEN          2,500,000            47%               .10          3/6/98         $156,190   $404,110
NICHOLAS C. GRAY          1,500,000            28%               .10          9/6/98           93,714    242,466

_____________
(1) All options reflected in this table expired on the removal or resignation of the option holder during fiscal 1996.

  Director Compensation. The compensation of the non-executive directors is reviewed by the board of directors from time to time to ensure that this compensation is in line with current market practice. Under Alliance's Articles of Association, shareholders determine the maximum aggregate amount payable by way of fees to directors and this maximum amount is currently fixed at (Pounds)100,000 per year. During 1996, the following directors were paid the indicated fees for their services as directors: Mr. Douglas $30,012, Mr. Kennedy $10,504, Mr. Roberts $2,626, and Mr. Jones

$2,626. In addition, Mr. Kennedy was awarded $52,764 for his executive services as chairman of the management committee from September 4, 1995.

  Management Employment Agreements. Each of Messrs. Keenan, Williams and Fenemore have entered into Executive Service Agreements with Alliance providing for his employment in his current capacity for an initial fixed term of two years beginning October 15, 1996, December 16, 1996, and September 20, 1996, respectively, and automatic extensions of the initial term for additional one year periods unless written notice of either party's intention not to extend has been given to the other party at least three months prior to the expiration of the then effective one year period of employment, provided that the executive may at any time terminate his employment by giving a minimum of three months notice. If the executive's employment terminates for any reason other than the executive's breach of the agreement, disability or malfeasance, Alliance must pay the executive an amount equal to the executive's salary for the then remaining term of the executive's employment. Upon the involuntary termination of the executive's employment without cause or voluntary termination by the executive after a change in his office location, his responsibilities or reduction in compensation following a change in control of Alliance, the executive is entitled to the payment in one lump sum of cash in an amount equal to two times the average annual salary, bonus and benefits paid to the executive for the previous two years.

  The annual salary under the agreements is $160,000 for Mr. Keenan, (Pounds)85,000 for Mr. Williams, and (Pounds)96,000 for Mr. Fenemore, plus any bonuses or other compensation determined by Alliance's Board of Directors in its discretion. The agreements also provide for the grant of stock options at an exercise price of 2p per share for 6,000,000 Existing Alliance Shares for Mr. Keenan, 2,500,000 Existing Alliance Shares for Mr. Williams, and 1,000,000 Existing Alliance Shares for Mr. Fenemore.

  Stock Option Plans. Alliance has two stock option plans in existence. Both plans are administered by the remuneration committee of the Board of Directors (the "Committee"). All directors are employees of Alliance and any other company of which Alliance has control, as well as consultants to any director or employee of the consultants to Alliance who does not give less than 20 hours per week to his duties with Alliance, are eligible to receive awards under the plans. The exercise price of options granted under the plans are determined by the Committee, but may not be less than the higher of the nominal value of the shares and the market value of the shares on the London Stock Exchange. Options may be awarded during the six weeks following the announcement of Alliance's final or interim results for any financial period and are not transferrable or assignable. No option may be granted if, as a result, the total number of shares issuable in respect of options granted within the ten years or the three years preceding the date of grant would exceed 10% or 3%, respectively, of Alliance's issued ordinary share capital on that date. No option may be granted to an eligible employee within two years before his normal retirement date, and the total market value of shares subject to options granted to an individual, when taken together with the total market value of any other shares the individual has acquired or may acquire on the exercise of options granted within the previous 10 years, generally may not exceed four times the individual's cash earnings from Alliance (or preceding tax year, whichever is greater). Options granted under the plans may become exercisable beginning three years after the date of the grant, and must be exercised before the 10th anniversary of the date of the grant.


                        DESCRIPTION OF ALLIANCE SHARES

  The authorized capital stock of Alliance consists of 465,000,000 ordinary shares of (Pounds)0.01 each. Upon completion of the Merger, the authorized capital stock will consist of 46,000,000 New Alliance Shares of (Pounds)0.40 each, of which 29,552,603 shares will be outstanding if only the Merger is completed, or 31,052,603 shares will be outstanding if both the Merger and the acquisition of the ORRI are completed. The following sections include certain information concerning such shares, based on English law and a summary of certain provisions of the Memorandum and Articles of Association of Alliance. This information and summary do not purport to be complete and are qualified in their entirety by reference to the full Memorandum and Articles of Association, copies of which have been filed as exhibits to the Registration Statement of which this Proxy Statement forms a part. The description below reflects an amendment to the Articles of Association that is to be adopted concurrently with the completion of the Merger. LaTex shareholders should also review "The Merger
- Summary Comparison of LaTex Common Stock and New Alliance Shares."

  All of the 324,152,640 issued and outstanding Existing Alliance Shares are fully paid or credited as fully paid and not subject to calls for additional payments of any kind. The Existing Alliance Shares are, and the New Alliance Shares will be, issued in registered form.

DIVIDENDS

  Holders of Alliance Shares are entitled to receive such dividends as may be declared by the board of directors. To date there have been no dividends paid to holders of Alliance Shares.

OPTIONS

  In addition to options granted to management, see "Alliance - Management - Executive Compensation," and the warrants to be issued in the Merger, see "The Merger - Registration and Resale," by an agreement dated March 31, 1994, Alliance granted to John Duncan and Co Limited an option to subscribe for 2,000,000 Existing Alliance Shares at 7.5p per share in consideration for professional services. The option is exercisable in whole or in part at any time from January 1, 1996 up to and including December 31, 2001.

LIQUIDATION RIGHTS

  On a liquidation, the court-appointed liquidator may (with the sanction of an extraordinary resolution) divide amongst the holders of the Alliance shares the whole or any part of the assets of Alliance and may, for such purpose, set such values as he deems fair upon any property to be divided and may determine how such division shall be carried out as between the shareholders.

VOTING RIGHTS

  Voting at any general meeting of shareholders is by a show of hands unless a poll is duly demanded. A poll may be demanded by (i) the chairman of the meeting, (ii) at least three shareholders entitled to vote at the meeting, (iii) any shareholder or shareholders representing in the aggregate not less than one-tenth of the total voting rights of all shareholders entitled to vote at the meeting or (iv) any shareholder or shareholders holding shares conferring a right to vote at the meeting on which there have been paid up sums in the aggregate equal to not less than one-tenth of the total sum paid up on all the shares conferring that right.

  On a show of hands, every shareholder who (being an individual) is present in person (or being a corporation) is present by a duly authorized representative at a shareholders meeting of Alliance and entitled to vote will have one vote, and on a poll, every shareholder who is present in person or by proxy shall have one vote per share. The necessary quorum for a shareholders' meeting shall be a minimum of two persons (each of whom is a shareholder or proxy).

  If all the members entitled to vote at a general meeting sign written resolutions in lieu of a vote at such meeting, such resolutions shall be valid and effective as resolutions passed at a general meeting.

  Unless otherwise required by law or the Alliance's Articles of Association, voting in a general meeting is by ordinary resolution (e.g., resolutions for the election of directors, the approval of financial statements, the declaration of final dividends, the appointment of auditors, the increase of authorized share capital or the grant of authority to allot shares). An ordinary resolution requires the affirmative vote of a majority of the votes of those persons present at a meeting at which there is a quorum. A special resolution (e.g., modifying the rights of any class of shares at a meeting concerning an alteration of Alliance's Memorandum or Articles of Association or a winding-up of Alliance) or an extraordinary resolution requires the affirmative vote of not less than three-fourths of the eligible votes. Meetings are generally convened upon advance notice of 21 or 14 days (not including the days of delivery or receipt of the notice) depending on the nature of the business to be transacted.

  For as long as a Regulated Entity or its affiliate is a holder of New Alliance Shares, it will not be entitled to vote more than 5% of the total votes normally exercisable by holders of New Alliance Shares. Upon a transfer of any New Alliance Shares to a Regulated Entity, this restriction will cease to apply to those New Alliance Shares.

PRE-EMPTIVE RIGHTS

  The Companies Act of 1985, as amended (the "Companies Act") confers upon shareholders, to the extent not disapplied, rights of pre-emption in respect of the allotment of equity securities that are or are to be paid up wholly in cash. These provisions may be disapplied by a special resolution of the shareholders, either generally or specifically, for a period not exceeding five years. Additionally, the Articles of Association of Alliance provide the shareholders with such a pre-emptive right unless Alliance shall by special resolution otherwise direct.

VARIATION OF RIGHTS

  If at any time the share capital of Alliance is divided into different classes of shares, the rights attached to any class may be varied or abrogated, subject to the provisions of the Companies Act, with the written consent of the holders of not less than three-quarters of the issued shares of the class, or with the sanction of any extraordinary resolution passed at a separate meeting of the holders of the shares of that class. At every such separate meeting, the quorum shall be members of the class present in person or by proxy holding not less than one-third of the issued shares of the class, or at an adjourned meeting of such holders as described above a quorum will be established if any one person entitled to vote at the meeting (or his proxy) is present. Each holder of shares of the class shall have one vote in respect of every share of the class held by such person.

DISCLOSURE OF INTERESTS

  Under the Companies Act, any person who acquires (alone or, in certain circumstances, with others) an interest in the relevant share capital of Alliance in excess of the "notifiable percentage" (currently three percent) comes under an obligation to disclose prescribed information to Alliance in respect of those shares. After the "notifiable" level is exceeded, similar notifications must be made, in respect of the whole percentage figure increases or decreases, rounding down to the next whole number.

  In addition, the Companies Act gives Alliance power to require persons who it knows are, or has reasonable cause to believe to be, or to have been within the previous three years, interested in its relevant share capital to disclose prescribed particulars of those interests. Failure to supply the information required may lead to disenfranchisement of the relevant shares and a prohibition on their transfer and on dividend or other payments in respect of them.

  In this context, the term "interest" is broadly defined and will generally include an interest of any kind in shares.

EXCHANGE CONTROLS AND OTHER LIMITATIONS AFFECTING SECURITY HOLDERS

  There are currently no U.K. foreign exchange controls on the payment of dividends on the Existing or New Alliance Shares or the conduct of Alliance's operations. There are no restrictions under Alliance's Memorandum and Articles of Association or under English law that limit the right of non-resident or foreign owners to hold or vote Existing or New Alliance Shares.


                          MATERIAL TAX CONSIDERATIONS

  The following discussion is a summary of the material U.S. federal income tax consequences of the Merger and the material U.S. federal income tax and U.K. tax consequences of ownership and disposition of the New Alliance Shares. However, it is not intended to be a complete discussion of all potential tax effects that might be relevant to the Merger or the ownership or disposition of the New Alliance Shares.

  This summary deals only with citizens or residents of the United States or domestic corporations (each a "U.S. Holder"). It may not be applicable to certain classes of taxpayers, including, U.S. Holders who are residents (or, in the case of an individual, resident or ordinarily resident) for U.K. tax purposes in the U.K. or who carry on business in the U.K. through a branch or agency, insurance companies, tax-exempt organizations, financial institutions, securities dealers, broker-dealers, foreign persons and persons who acquired LaTex Shares pursuant to an exercise of employee stock options or rights or otherwise as compensation. These classes of taxpayers should consult their own tax advisors regarding the specific tax consequences of the Merger and the ownership and disposition of the New Alliance Shares. Moreover, the state, local and foreign (other than certain U.K.) tax consequences of the Merger and the ownership and disposition of New Alliance Shares are not discussed below.

  This summary is based on laws, regulations, rulings, practice and judicial decisions in effect at the date of this Proxy Statement. Legislative, regulatory or interpretive changes, future court decisions or specific tax treaty provisions may significantly modify the statements made in this description. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences described herein. EACH SHAREHOLDER IS URGED TO CONSULT WITH THE SHAREHOLDER'S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO THE HOLDER OF THE TRANSACTIONS DISCUSSED IN THIS SECTION, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF CHANGE IN APPLICABLE TAX LAWS.

  Except as otherwise indicated, statements of legal conclusions regarding United States' tax treatment, tax effect or tax consequences are the opinions of Jenkens & Gilchrist, a Professional Corporation, United States counsel for Alliance, based on the Internal Revenue Code of 1986 (the "Code") and applicable regulations thereunder, each as amended and in effect on the date of this Proxy Statement and on reported judicial decisions and published positions of the Internal Revenue Service ("IRS"). No rulings have been requested from the IRS concerning any of the matters described in this Proxy Statement. In some cases, particularly those as to which tax counsel's opinion is qualified, there is a risk that the IRS and the courts will disagree with the conclusions of tax counsel and no assurance can be given that the tax opinions will be followed by the courts if challenged.

  Except as otherwise indicated, statements of the legal conclusion regarding United Kingdom tax treatment, tax effect or tax consequences are the opinions of Ashurst Morris Crisp, United Kingdom counsel for Alliance, based on United Kingdom law and current Internal Revenue practice, as in effect of this Proxy Statement and on reported judicial decisions and published positions of the Inland Revenue ("UKIR"). No rulings have been requested from the UKIR regarding any of the matters described in this Proxy Statement. In some cases, particularly those as to which tax counsel's opinion is qualified, there is a risk that the UKIR will disagree with the conclusions of tax counsel.

  The laws, regulations, administrative rulings and judicial decisions that form the basis for conclusions with respect to the tax consequences of the Merger are very complex and are subject to change at any time. Accordingly, each LaTex shareholder is urged to consult his own tax advisor as to the consequences to him of the Merger. The tax opinions of Jenkens & Gilchrist, a Professional Corporation and Ashurst Morris Crisp are filed as exhibits to the Registration Statement on Form F-4 filed with the SEC, of which this Proxy Statement constitutes a part. The tax opinions are not filed as appendices to the Proxy Statement. Upon receipt of a written request by a LaTex shareholder (or his representative who has been so designated in writing) to Alliance Resources PLC, One Houston Center, 1221 McKinney, Suite 1814, Houston, Texas 77010, a copy of the tax opinions will be transmitted promptly, without charge, by Alliance.

U.S. TAX CONSEQUENCES OF THE MERGER

  Recognition of Gain. While the Merger qualifies as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"), because Alliance is a foreign corporation and the New Alliance Shares to be issued to the U.S. Holders of LaTex Shares are anticipated to represent more than 50% of the outstanding stock of Alliance after the Merger, U.S. Holders must recognize any gain realized on the surrender of LaTex Shares or a LaTex Warrant pursuant to the Merger (such a share or warrant is referred to as a "Gain LaTex Share"). The amount of gain recognized with respect to a Gain LaTex Share will be equal to the excess, if any, of (i) the fair market value immediately after the Merger of the New Alliance Shares received for the Gain LaTex Share, over (ii) the U.S. Holder's tax basis in the Gain LaTex Share. Any gain recognized should be long-term capital gain, provided the Gain LaTex Share was a capital asset in the hands of the U.S. Holder and had been held for more than the then applicable long-term holding period (currently one year). A U.S. Holder will have a tax basis in each New Alliance Share received for the Gain LaTex Share equal to the fair market value of the New Alliance Share immediately after the Merger. The holding period of each New Alliance Share received in exchange for a Gain LaTex Share will begin as of the Effective Time of the Merger. To the extent a U.S. Holder holds LaTex Shares subject to a substantial risk of forfeiture, the U.S. Holder will recognize ordinary income at the time the substantial risk of forfeiture lapses, equal to
(i) the then fair market value of the LaTex Shares or the New Alliance Shares received in exchange therefor, as the case may be, over (ii) the U.S. Holder's tax basis in the LaTex Shares or such New Alliance Shares, as the case may be.

  Nonrecognition of Loss. U.S. Holders will not be entitled to recognize any loss realized on the surrender of LaTex Shares or LaTex Warrant pursuant to the Merger (such a share or warrant referred to as a "Loss LaTex Share"). U.S. Holders surrendering both Gain LaTex Shares and Loss LaTex Shares will not be entitled to offset the gains recognized on the Gain LaTex Shares with the losses realized on the Loss LaTex Shares. A U.S. Holder will have an aggregate tax basis in the New Alliance Shares received for the U.S. Holder's Loss LaTex Shares equal to such U.S. Holder's aggregate tax basis in the Loss LaTex Shares. The holding period of the New Alliance Shares will include the holding period of the Loss LaTex Shares. U.S. Holders should consult their own tax advisors as to the determination of their tax basis and holding period in any New Alliance Share.

   Information Reporting. Since Alliance is a foreign corporation, U.S. Holders of LaTex Shares and LaTex Warrants may be required to complete, execute and file IRS Form 926 with such Holder's U.S. federal income tax return for the year in which the Effective Time of the Merger occurs. Failure to comply with these reporting requirements may subject a U.S. Holder to a penalty equal to 25% of the gain realized by the U.S. Holder as a result of the Merger, and the statute of limitations for assessing tax on arising from the Merger will not begin to run until the holder is in compliance with reporting requirement. U.S. Holders should consult their tax advisors regarding the U.S. information reporting requirements as a result of the Merger.

UK AND US TAX CONSEQUENCES OF OWNERSHIP AND DISPOSITION OF NEW ALLIANCE SHARES

   TAXATION OF DIVIDENDS

   U.K. Taxation. Alliance does not expect to pay dividends for the foreseeable future. Should Alliance begin paying dividends, it will be required when paying a cash dividend with respect to its New Alliance Shares to pay to the U.K. Inland Revenue a payment known as Advance Corporation Tax ("ACT"). The current rate of ACT is 25% of the net dividend paid to a holder of New Alliance Shares. An amount equivalent to the amount of the ACT paid in this way is, under current English law, normally allowed as a credit against the U.K. tax liability of holders of New Alliance Shares who are residents of the United Kingdom.

   A U.S. Holder will generally be entitled, under the current Convention between the U.S. and the U.K. for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital Gain (the "Income Tax Convention") and current U.K. law as applied by the U.K. Inland Revenue, to receive from the U.K. Inland Revenue, in addition to any dividend paid by Alliance, an amount in the nature of a tax refund (an "ACT Refund") equal to the ACT in respect of the dividend, less a U.K. withholding tax of 15% of the sum of the dividend and the related ACT. Thus, assuming continuance of the ACT at a rate of 25%, a net dividend paid to a U.S. holder of (Pounds)8 (chosen for illustrative purposes only) will entitle the U.S. Holder described above to receive, in addition to the dividend and upon compliance with the refund procedures described below, an ACT Refund of (Pounds)0.5 calculated by reducing the ACT of (Pounds)2 by a withholding tax of (Pounds)1.5. Special rules may apply to certain U.S. Holders, including, without limitation, certain domestic corporations, partnerships, trusts, estates, residents of the U.K. and domestic corporations owning, actually or constructively, 10% or more of the voting stock of Alliance.

   A U.S. Holder who is entitled to the ACT Refund may, subject to agreement with the U.K. Inland Revenue, receive payment in respect of the ACT Refund at the same time as and together with a payment of the dividend. In order to do so, a U.S. Holder must have his New Alliance Shares registered in the name of a nominee approved by the U.K. Inland Revenue for the purpose, and the nominee must follow certain procedural requirements. A U.S. Holder must provide the name of his or her nominee in order to participate in this arrangement. In addition, the U.S. Holder must be either:

1. An individual who (a) is not resident in the U.K.; (b) has not during the previous four years been in the U.K. for as much as three months a year on average, or for a period or periods amounting in all to six months in the U.K. income tax year to which the claim on his behalf relates; (c) has not been absent from the U.S. for a complete U.S. tax year in any of the previous four years; (d) does not have a permanent establishment in the U.K.; (e) does not perform professional/personal services from a fixed base in the U.K. and
   (f) does not own 10% or more of the class of shares in respect of which the dividend is paid; or

2. A corporation (a) which is managed and controlled in the U.S. and does not have a permanent establishment in the U.K.; (b) which does not own 10% or more of the class of shares in respect of which the dividend is paid; (c) which does not, alone or together with one or more associated corporations, control, directly or indirectly, 10% of the voting power of Alliance; (d) which is liable to U.S. tax on the dividend and (e) at least 75% of the capital of which is owned directly or indirectly by persons who are U.S. residents.

  These arrangements will be extended to trusts, estates in the course of administration, pension funds, foundations and similar bodies only with the prior approval of the U.K. Inland Revenue. These arrangements can be restricted without notice by the U.K. Inland Revenue.

  U.S. Holders who wish to receive an ACT Refund but do not qualify to receive the ACT Refund directly under the U.K. Inland Revenue arrangements should consult their tax advisers on their eligibility to receive and the procedures to obtain an ACT Refund.

  The U.K. Finance Act 1994 contains certain provisions allowing companies to elect to pay a foreign income dividend ("FID") to which special rules apply and, in particular, which does not carry any tax credit. Alliance has no present intention of electing to pay any dividends under the FID scheme and the above applies only to dividends not paid under the scheme.

  U.S. Taxation. A U.S. Holder will realize dividend income for U.S. federal income tax purposes in an amount equal to the sum of any dividend paid by Alliance, amounts paid in respect of the related refund of ACT and the amount of any U.K. withholding tax thereon, to the extent paid out of the current or accumulated earnings and profits of Alliance, as determined under current U.S. federal income tax principles. The amount included in income to a U.S. Holder will be the U.S. dollar value of the payment (determined at the spot rate on the date of such payment) regardless of whether the payment is in fact converted into U.S. dollars. Generally, any gain or loss resulting from currency exchange fluctuations during the period between the date of such payment and the date the dividend payment is converted into U.S. dollars will be treated as ordinary income or loss. Dividends paid to a U.S. Holder will generally not be eligible for the dividends received deduction allowed to corporations under the Code.

  Subject to certain limitations, the U.K. withholding tax will be treated as a foreign income tax that may be claimed as a deduction from taxable income or as a credit against the U.S. federal income tax liability of the U.S. Holder. The particular circumstances of each U.S. Holder will affect his ability to use the foreign tax credit. U.S. Holders should consult their own tax advisor about the availability and computation of the foreign tax credit.


  BACKUP WITHHOLDING AND INFORMATION REPORTING

  A U.S. Holder may, under certain circumstances, be subject to certain information reporting requirements with respect to dividends paid on the New Alliance Shares (but currently not backup withholding, although the issue of whether backup withholding should apply in those circumstances, where information reporting is required is under consideration by the IRS).

  TAXATION OF CAPITAL GAINS

  Upon the sale or exchange of a New Alliance Share, a U.S. Holder will recognize a gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized and the U.S. Holder's tax basis in the New Alliance Share. Such gain or loss will be a capital gain or loss if the New Alliance Share was a capital asset in the hands of the U.S. Holder and will be a long-term capital gain or loss if the New Alliance Share has been held for more than one year on the date of the sale or exchange. The deductibility of capital losses is subject to limitations.

  A U.S. Holder that is not resident (or, in the case of an individual, not resident or ordinarily resident) in the U.K. will not normally be liable for U.K. taxation on capital gains realized on the sale of such Holder's New Alliance Shares or on the sale of New Alliance Shares acquired pursuant to a U.S. Holder's exercise of New Warrants, Bank Warrants or on any disposal of the New Warrants or Bank Warrants unless such U.S. Holder carries on a trade in the U.K. through a branch or agency and such New Alliance Shares or such Alliance warrants are or have been used, held or acquired by or for the purposes of such trade, branch or agency or used in or for the purpose of such trade.

  A U.S. citizen who is resident or ordinarily resident in the U.K., a U.S. corporation that is resident in the U.K. because its business is managed or controlled there or a U.S. citizen who, or a U.S. corporation that, carries on a trade or business through a permanent establishment in the U.K. and that acquires or holds a New Alliance Share or Alliance warrant in connection with that permanent establishment may be subject to both U.S. and U.K. tax on its capital gains upon disposition of the New Alliance Share or Alliance warrant. Subject to certain limitations, however, the U.S. tax laws would permit a tax credit against U.S. federal income tax liability in the amount of any U.K. tax (namely, capital in the case of an individual and corporation tax on chargeable gains in the case of a corporation) that has been paid in respect of such gain.

   ESTATE AND GIFT TAX

   Under the U.S.-U.K. double taxation convention relating to estate and gift taxes (the "Estate and Gift Tax Convention"), a New Alliance Share held by an individual who is domiciled in the U.S. and is not a national of the U.K. will not be subject to U.K. Inheritance Tax on the individual's death or on a transfer of the New Alliance Share in trust by a settlor not domiciled in the U.S. and in the exceptional case where the New Alliance Share is part of the business property of a U.K. permanent establishment of an enterprise or pertains to a U.K. fixed base of an individual used for the performance of independent personal services. The Estate and Gift Tax Convention generally provides a credit for the amount of any tax paid in the U.K. against the U.S. federal tax liability in a case where the New Alliance Share is subject both to U.K. Inheritance Tax and to U.S. federal estate and gift tax.

   STAMP DUTY AND STAMP DUTY RESERVE TAX

   No U.K. stamp duty or stamp duty reserve tax ("SDRT") will be payable on the issuance of the New Alliance Shares, nor in practice will U.K. stamp duty or SDRT be payable on the issuance of Alliance warrants.

   Under current U.K. law, the transfer of New Alliance Shares or Alliance warrants will generally give rise to a liability to U.K. stamp duty, normally at the rate of 50p for every (Pounds)100 (or part thereof) of the actual consideration paid. Where there is no stamped document recording the sale of the shares, a charge to SDRT, also at the rate of 0.5%, arises. Provided that the transfer is executed and stamped within six years of the unconditional contract to sell, any obligation to pay SDRT is canceled and any SDRT paid is refundable.

   Special rules apply in relation to depository receipt arrangements and clearance services.

   Section 186 of the Finance Act 1996 provides that there is to be no liability for stamp duty on the transfer of shares into CREST, the paperless trading system that started in July 1996. SDRT is to be chargeable immediately on entering into an unconditional agreement to transfer shares at the rate of 0.5% of the actual consideration paid (which SDRT is to be canceled or repaid if the agreement is completed by a duly stamped transfer). Subsequent transfers of shares within CREST will not give rise to a liability to stamp duty, as there will be no stampable document.

   CONTROLLED FOREIGN CORPORATION STATUS

   Under Subpart F of the Code, a controlled foreign corporation ("CFC") is a foreign corporation that on any day of its taxable year is owned directly, indirectly or by attribution more than 50%, by vote or value, by "United States Shareholders." For this purpose, a United States Shareholder is a United States person who owns directly, indirectly or by attribution at least 10% of the total combined voting power of all shares entitled to vote of the foreign corporation. Alliance has represented that it is currently not a CFC and it is not anticipated to be a CFC immediately after the Merger.

   In the event Alliance becomes a CFC for an uninterrupted period of at least 30 days during a taxable year, a United States Shareholder of Alliance must include in income for his taxable year in which or with which the taxable year of Alliance ends his pro rata share of certain types of undistributed income of Alliance (primarily subpart F income and increase in earnings invested in U.S. property). A U.S. person who owns directly, indirectly or by attribution less than 10% of the total combined voting power of all classes of stock of Alliance entitled to vote would not be taxed on the undistributed income of Alliance. Such a U.S. person would be taxed under the ordinary rules relating to the taxation of corporate distributions as discussed above.

   U.S. Holders should consult their tax advisors as to the applicable law in any year in which Alliance is a CFC.

   PASSIVE FOREIGN INVESTMENT COMPANY STATUS

   Because Alliance will receive passive income, including interest income and royalties, Alliance may be classified as a Passive Foreign Investment Company ("PFIC") for U.S. federal income tax purposes. Under current rules, Alliance will be a PFIC if either 75% or more of its gross income in a tax year is passive income or the average percentage of its assets (by value) that produce or are held for the production of passive income is at least 50%. The determination whether a foreign corporation is a PFIC is made on a year-by-year basis. A foreign corporation's status as a PFIC for one year, however, may affect the shareholders even though the foreign corporation does not meet the PFIC definition for all other years.

  For purpose of the PFIC tests, if a foreign corporation owns directly or indirectly at least 25% by value of the stock of another corporation, the foreign corporation is treated as owning its proportionate share of the assets of the other corporation, and as if it had received directly its proportionate share of the income of such other corporation. Because Alliance will own 100% of the stock of LaTex after the Merger, Alliance will be treated as owning all of LaTex's assets and receiving directly all of LaTex's income for purposes of the PFIC tests.

  If Alliance were to be treated as a PFIC, a U.S. Holder of New Alliance Shares would be subject to an interest charge on taxes deemed deferred by such U.S. Holder on receipt of certain "excess" dividend distributions by Alliance to the U.S. Holder and on recognition of gain on disposition of any New Alliance Shares of the U.S. Holder (which distributions and gains would generally be allocated ratably to all days in the U.S. Holder's holding period for such New Alliance Shares, with the portion so allocated to prior years treated as ordinary income subject to tax at the highest marginal rate applicable in such prior years). Alternatively, a U.S. Holder could avoid such interest charge and adverse tax consequences if Alliance were to agree to comply with certain reporting requirements, and the U.S. Holder were to elect (a "qualified election") to be currently taxable on such U.S. Holder's pro rata share of Alliance's earnings and profits (excluding net capital gain) and net capital gain for each year (at ordinary and long-term capital gain rates, respectively), even if no distributions were received. U.S. Holders who make a qualified election may make an additional election (the "deferral election") to defer payment of the tax liability on such current income inclusion until the receipt of distributions from Alliance of the amounts deemed included in the U.S. Holder's income pursuant to the qualified election. However, a U.S. Holder who makes a deferral election must pay interest on the deferred tax liability.


  Qualified elections are made on a shareholder-by-shareholder basis. A U.S. Holder may make a qualified election for any taxable year at any time on or before the due date for filing his U.S. federal income tax return for the taxable year for which the election is made. A U.S. Holder makes the qualified election by attaching the shareholder election statement, the PFIC annual information statement and IRS Form 8621 to such U.S. Holder's timely filed U.S. federal income tax return and sending a copy of the shareholder election statement to the Internal Revenue Service Center at P.O. Box 21086, Philadelphia, Pennsylvania 19114. Once made, the qualified election applies to all subsequent taxable years of the U.S. Holder with respect to Alliance unless revoked by the U.S. Holder with the consent of the IRS. Alliance will supply the PFIC annual information statement required to make a qualified election to any shareholder or former shareholder who requests it and to all shareholders of record at any time in any PFIC year.

  The deferral election is also made on a shareholder-by-shareholder basis. The deferral election is made on a year-to-year basis with respect to each year's tax liability and can be made only by those U.S. Holders who own New Alliance Shares at the end of Alliance's taxable year to which such tax liability is attributable. A U.S. Holder may make a deferral election for any taxable year by attaching IRS Form 8621 or a similar statement with the U.S. Holder's timely filed U.S. federal income for the taxable year for which the election is made and sending a copy of the IRS Form 8621 or similar statement to the Internal Revenue Service Center at P.O. Box 21086, Philadelphia, Pennsylvania 19114.

  U.S. Holders should consult with their own tax advisors to decide whether and how to make the qualified and deferral elections.

  If the qualified election is made, a shareholder may recognize foreign currency gain or loss, if any, at the time it received an actual distribution from Alliance with respect to income previously included.

  U.S. Holders should consult their tax advisors as to the applicable law in any year in which Alliance is a PFIC.

  THE SUMMARY OF U.S. AND U.K. TAX CONSEQUENCES SET FORTH ABOVE IS BASED ON THE INCOME TAX CONVENTION AND ESTATE TAX CONVENTION, U.S. LAW, U.K. LAW AND U.K. INLAND REVENUE PRACTICE, ALL AS THEY EXIST AS OF THE DATE OF THIS PROXY STATEMENT. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS THAT MAY BE RELEVANT TO HOLDERS OF NEW

ALLIANCE SHARES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES. IN PARTICULAR, IT DOES NOT ADDRESS THE CONSEQUENCES TO HOLDERS OF NEW ALLIANCE SHARES RESIDENT OR DOMICILED IN THE U.K. OR DOING BUSINESS IN THE U.K. HOLDERS OF NEW ALLIANCE SHARES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER AND THE OWNERSHIP AND DISPOSITION OF NEW ALLIANCE SHARES.


               CERTAIN LONDON STOCK EXCHANGE LISTING REQUIREMENTS

  In addition to the provisions of its Articles of Association and the Companies Act, Alliance is subject to the listing rules of the London Stock Exchange ("LSE") made under Section 142 of the Financial Services Act and, in particular, to the continuing obligations under those rules. These require a listed company to provide to its shareholders any information necessary to enable them and the public to appraise the position of the company and to avoid the creation of a false market in its listed securities. The listed company must ensure equality of treatments for all shareholders who are in the same position and, where the securities are listed on more than one stock exchange, must ensure that equivalent information is made available to the market on each exchange on which its securities are listed. In addition, the listing rules impose obligations on listed companies to send the following information to shareholders:

  1. audited annual financial statements on a consolidated basis;

  2. details relating to certain acquisitions, disposals, takeovers, mergers and offers either made by or in respect of the company; and

  3. an explanatory circular or explanation in the annual report and accounts whenever a general meeting of the shareholders is convened that includes any business other than routine business at an annual general meeting (routine business includes such items as declarations of final dividends, approval of the report and financial statements, re-election of directors and appointment of auditors).

  In addition to the above requirements, a company is required to notify the LSE of certain information, which the LSE will then publish. These include details of any notifications received by the company of interests of 3% or more in the company's share capital, any changes in the Board of Directors, any purchase or redemption by the company of its own shares, any changes in directors' interests in the shares or the debentures of the company and changes in the share capital of the company. Unaudited half yearly reports of results for the first six months of any financial year and an unaudited preliminary announcement of results for any year must also be published. Quarterly results are not required to be published.

  There are additional obligations on companies listed on the LSE in relation to transactions with related parties such as substantial shareholders, directors (including directors within the last twelve months) of any group, company or associates of such persons. Where a transaction is proposed with a related party, a circular to shareholders and the prior approval of the company at a general meeting is generally required. The related party is not permitted to vote at such general meeting.

                                    EXPERTS

  The consolidated financial statements of Alliance for each of the years in the three-year period ended April 30, 1996 included in this Proxy Statement have been included in reliance upon the report of KPMG Audit Plc, Independent Chartered Accountants and Registered Auditors, appearing elsewhere in this Proxy Statement and upon the authority of that firm as experts in accounting and auditing. The consolidated financial statements of LaTex for each of the years in the three-year period ended July 31, 1996 included in this Prospectus have been included in reliance upon the report of Briscoe & Burke, certified public accountants, appearing elsewhere in this Proxy Statement, and upon the authority of that firm as experts in accounting and auditing.

  The references to the reports of Ryder Scott Company and Lee Keeling and Associates, Inc., both independent petroleum engineers, contained in this Proxy Statement with respect to Alliance's and LaTex's proved reserves, estimated future net revenue from proved reserves and discounted present values of estimated future net revenue, is made in reliance upon the authority of such firms as experts with respect to such matters.

                            U.K. LISTING PARTICULARS

  A copy of a document comprising the U.K. listing particulars relating to Alliance in accordance with the listing rules made under Section 142 of the U.K. Financial Services Act 1986 was delivered to the Registrar of Companies in England and Wales for registration in accordance with Section 149 of that Act and is available for inspection at the offices of Ashurst Morris Crisp, Broadwalk House, 5 Appold Street, London EC2A 2AH, England and at the offices of Alliance in London. The contents of such listing particulars do not form part of, nor are they incorporated into, this Proxy Statement.

                                 LEGAL MATTERS

  Certain legal matters in connection with the New Alliance Shares offered hereby are being passed upon for Alliance by Ashurst Morris Crisp, English legal advisors to Alliance. Certain legal matters in connection with the offering of the New Alliance Shares will be passed upon for Alliance by Jenkens & Gilchrist, a Professional Corporation, U.S. counsel to Alliance.

                             SHAREHOLDER PROPOSALS

  In the event that the Merger is not consummated, proposals to be included in LaTex's proxy statement relating to its next Annual Meeting of Shareholders must have been delivered in writing to LaTex and received no later than December 9, 1996.

                   ENFORCEABILITY OF CIVIL LIABILITIES UNDER
                     UNITED STATES FEDERAL SECURITIES LAWS

  Alliance is a public limited company incorporated under the laws of England. Six of its ten directors after completion of the Merger (and certain experts named in this Proxy Statement) are not subject to the jurisdiction of the U.S. because they are neither citizens nor residents of the U.S. All or a substantial portion of the assets of these persons and some of the assets of Alliance and its subsidiaries are located in jurisdictions outside the U.S. As a result, it may not be possible for investors to effect service of process within the U.S. upon these persons or upon Alliance or any of its subsidiaries (other than its U.S. subsidiaries) or to realize upon judgments of U.S. courts predicated upon civil liability under the U.S. federal or state securities laws. Alliance has been advised by its English solicitors, Ashurst Morris Crisp, that there is doubt as to the enforceability in the U.K. against Alliance or any of its subsidiaries (other than its U.S. subsidiaries) or any of their respective directors, controlling persons or executive officers or any of the experts named in this Prospectus who are not residents of the U.S., in actions for enforcement of judgments of U.S. courts of liabilities predicated upon, or in original actions predicated solely upon, U.S. federal or state securities laws. Nevertheless, Alliance has irrevocably agreed that, after the Merger is completed, it may be served with process with respect to actions based on the offer and sale of the New Alliance Shares made by this Proxy Statement by serving Alliance at its principal U.S. operations office: Attention: President, 4200 East Skelly Drive, Suite 1000, Tulsa, Oklahoma 74135.

  Alliance has been advised by its English solicitors, Ashurst Morris Crisp, that enforcement of judgments obtained outside the United Kingdom is subject to detailed rules deriving in part from treaty, in part from statute and in part from English common law. In particular, enforcement may not be permitted if a judgment was obtained by fraud, was contrary to public policy of English law, relates to foreign penal or revenue laws, is contrary to natural justice, amounts to judgment on a matter previously determined by an English court, is given in proceedings brought in breach of an agreement for settlement of disputes or if enforcement of the judgment is restricted by the provisions of the Protection of Trading Interests Act 1980 (which primarily relates to multiple damages awards).

                             ADDITIONAL INFORMATION

  Alliance has filed with the Commission a Registration Statement on Form F-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended, of which this Prospectus is a part, with respect to the New Alliance Shares and New Warrants offered hereby. This Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement for further information with respect to Alliance and the New Alliance Shares and New Warrants offered hereby. Statements contained herein concerning the provisions of documents are necessarily summaries of these documents and when any such document is an exhibit to the Registration Statement, each such statement is qualified in its entirety by reference to the copy of such document filed with the Commission. Copies of the Registration Statement, including the exhibits and schedules thereto, may be acquired upon payment of the prescribed fees or examined without charge at the public reference facilities of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20539, and at the regional offices of the Commission at Seven World Trade Center, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

  LaTex is subject to the information and reporting requirements of the Securities Exchange Act of 1934 and is, therefore, required to file reports and other information with the Commission relating to its business, financial condition and other matters. These reports, proxy statements and other information are available for inspection at the public reference facilities of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located in the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and in Seven World Trade Center, Suite 1300, New York, New York.

  Copies may be obtained by mail upon payment of the Commission's customary charges by writing to its principal office at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Historical information about LaTex is included in the LaTex Annual Report Form 10-K for the Year Ended July 31, 1996 and the LaTex Quarterly Report on Form 10-Q for the Quarter Ended October 31, 1996 that are part of this Proxy Statement.

  Copies of such material can also be obtained by mail at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.


                            REPORTS TO SHAREHOLDERS

  Upon completion of the Merger, Alliance will furnish its shareholders with annual reports containing audited financial statements and the report thereon by its auditors. In addition, Alliance will furnish its shareholders such additional unaudited financial statements and reports which are required by the various governmental regulatory agencies to whom it must report. The financial statements will be prepared under accounting principles generally accepted in the United Kingdom and include a reconciliation of profit and loss for the year and shareholders equity to amounts estimated to be in accordance with United States generally accepted accounting principles, or will be prepared in accordance with the United States generally accepted accounting principles.

                                              By Order of the Board of Directors


                                              Stacey D. Smethers
                                              Secretary

March 14, 1997

                       CONSOLIDATED FINANCIAL STATEMENTS

                                     INDEX

                                                                                                 PAGE
                                                                                                 ----
ALLIANCE

Report of Independent Auditors                                                                    F-2
Statement of Directors' Responsibility for Consolidated Financial Statements                      F-3
Consolidated Statement of Income for the years ended April 30, 1996, 1995, 1994                   F-4
Consolidated Balance Sheet as at April 30, 1996 and 1995                                          F-5
Consolidated Statement of Stockholders' Equity for the years ended April 30, 1996, 1995, 1994     F-6
Consolidated Statement of Total Recognized Gains and Losses for the years ended April 30,
  1996, 1995 1994                                                                                 F-7
Consolidated Statement of Cash Flows for the years ended April 30, 1996, 1995, 1994               F-8
Notes to the Financial Statements                                                                 F-9
Supplemental Oil and Gas data (unaudited)                                                        F-31
Unaudited interim statement for the six months ended October 31, 1996                            F-37

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
ALLIANCE RESOURCES PLC

We have audited the consolidated financial statements of Alliance Resources Plc and subsidiaries as listed in the accompanying index. These consolidated financial statements are the responsibility of the company's directors. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United Kingdom, which are substantially in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the directors as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly in all material respects the financial position of Alliance Resources Plc and subsidiaries as of April 30, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three year period ended April 30, 1996 in conformity with generally accepted accounting principles in the United Kingdom.

Generally accepted accounting principles in the United Kingdom vary in certain significant respects from generally accepted accounting principles in the United States. Application of generally accepted accounting principles in the United States would have affected the results of operations and shareholders' equity as at and for the years ended April 30, 1995 and 1996, to the extent summarized in
Note 29 to the consolidated financial statements.


London, England                                                 KPMG Audit Plc
October 16, 1996, except note 26                         Chartered Accountants
which is as of February 19, 1997                            Registered Auditor

  STATEMENT OF DIRECTORS' RESPONSIBILITY FOR CONSOLIDATED FINANCIAL STATEMENTS

  UK company law requires the Directors to prepare financial statements for each financial year which give a true and fair view of the state of affairs of the Company and Group and of the profit or loss for that period. In preparing those financial statements, the Directors are required to:

  .   select suitable accounting policies and then apply them consistently;

  .   make judgments and estimates that are reasonable and prudent;

  . state whether applicable accounting standards have been followed, subject to any material departures disclosed and explained in the financial statements;

  . prepare the financial statements on the going concern basis unless it is inappropriate to presume that the Group will continue in business.

  The Directors are responsible for keeping proper accounting records which disclose with reasonable accuracy at any time the financial position of the Company and to enable them to ensure that the financial statements comply with the UK Companies Act of 1985. They have general responsibility for taking such steps as are reasonably open to them to safeguard the assets of the Group and to prevent and detect fraud and other irregularities.

                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES

                        CONSOLIDATED STATEMENT OF INCOME

                                                                    YEAR ENDED APRIL 30,
                                                          ---------------------------------------
                                                                     1996        1995      1994

                                                          NOTES    $    000   $    000   $    000
                                                          -----    --------   --------   --------
Revenues:
Oil and natural gas sales and other operating revenues     (2)        3,686      1,483        837
                                                                   --------   --------   --------

Costs and expenses:                                        (5)

Exceptional amounts written off oil and gas interests      (3)           -      (14,881)       -
Exceptional costs arising from irregularities              (4)         (589)     (1,787)       -
Direct operating expenses                                            (2,262)       (933)     (903)
Selling, general and administrative expenses                         (2,629)     (1,637)     (927)
Depreciation, depletion and amortization                             (1,668)        (63)     (128)
                                                                   --------   ---------   -------

OPERATING (LOSS)                                           (6)       (3,462)    (17,818)   (1,121)

Other income and deductions:
Interest (net)                                             (8)          229        (114)      (56)
Profit on sales of fixed asset investment                                -          183        -
Exceptional amounts written off investments                (7)         (201)       (464)       -
Foreign exchange losses                                                (159)         -         -
                                                                   --------   ---------  --------

NET (LOSS)                                                           (3,593)    (18,213)   (1,177)
                                                                   ========   =========  ========

LOSS PER SHARE (CENTS)                                    (10)         (1.1)      (13.0)     (1.2)
                                                                   ========   =========  ========

                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES

                           CONSOLIDATED BALANCE SHEET

                                                                            AS AT
                                                                           APRIL 30,
                                                                    ---------------------
ASSETS                                                                  1996         1995
                                                           NOTES    $    000    $     000
                                                           -----    --------    ---------
Current assets:
Cash and cash equivalents                                              1,177           64
Receivables:                                                (14)
   Trade                                                                 736          626
   Other                                                                 557          484
Prepaid expenses                                                          64           88
Other current assets                                                      -            26
                                                                    --------    ---------
Total current assets                                                   2,534        1,288
                                                                    --------    ---------
Net property, plant and equipment
 (full cost method for oil and gas properties)              (11)       7,311        8,047
                                                                    --------    ---------

Total assets                                                           9,845        9,335
                                                                    ========    =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:                                        (15)
   Bank loans and overdrafts                                             37           366
   Development loans                                                      5         2,356
   Trade accounts payable                                             1,279         2,574
   Accrued expenses                                                      -          1,262
   Other                                                                677         2,945
                                                                    -------     ---------
Total current liabilities                                             1,998         9,503
Long term debt, excluding current installments              (16)         92         1,240
Other liabilities                                           (16)         -             30
                                                                    -------     ---------
Total liabilities                                                     2,090        10,773
                                                                    -------     ---------

Stockholders' equity:
Ordinary shares, (Pounds)0.01 par value.
 Authorized 465,000,000 shares;                             (17)      5,105         2,524
 issued 324,152,633 in 1996 and 161,403,971 shares in 1995
Ordinary shares, (Pounds)0.01 par value to be issued        (18)         -          2,030
Share premium                                                        20,157         7,922
Merger reserve                                                          401           401
Special reserve                                             (19)         -          4,300
Retained earnings                                                   (17,908)      (18,615)
                                                                    -------     ---------
Total stockholders' equity                                            7,755        (1,438)
                                                                    -------     ---------

Total liabilities and stockholders' equity                            9,845         9,335
                                                                    =======     =========

                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                   ORDINARY   ADDITIONAL     TOTAL
                                   ORDINARY   SHARES TO     PAID IN    MERGER   SPECIAL   RETAINED   STOCKHOLDERS'
                                    SHARES    BE ISSUED     CAPITAL    RESERVE  RESERVE   EARNINGS       EQUITY
                                    $   000     $   000      $   000      $000  $   000   $    000        $    000
                                    -------   ---------      -------   -------  -------   --------        --------
As at April 30, 1993                  3,678           -        5,808         -        -     (3,422)          6,064
Issues of shares                      1,707           -        6,308         -        -          -           8,015
Goodwill arising on acquisition           -           -            -         -        -     (1,073)         (1,073)
Retained loss for the year                -           -            -         -        -     (1,177)         (1,177)
Foreign exchange translation              -           -            -         -        -        460             460
                                    -------   ---------      -------   -------  -------   --------        --------

As at April 30, 1994                  5,385           -       12,116         -        -     (5,212)         12,289
Issues of shares                        449           -        1,931       401        -          -           2,781
Shares to be issued                       -       2,030            -         -        -          -           2,030
Share issue costs                         -           -         (317)        -        -          -            (317)
Capital reduction                    (3,310)          -       (5,808)        -    4,300      4,818               -
Retained loss for the year                -           -            -         -        -    (18,213)        (18,213)
Foreign exchange translation              -           -            -         -        -         (8)             (8)
                                    -------   ---------      -------   -------  -------   --------        --------

As at April 30, 1995                  2,524       2,030        7,922       401    4,300    (18,615)         (1,438)
Issues of shares                      2,581      (2,030)      12,678         -        -          -          13,229
Share issue costs                         -           -         (443)        -        -          -            (443)
Special reserve transfer                  -           -            -         -   (4,300)     4,300               -
Retained loss for the year                -           -            -         -        -     (3,593)         (3,593)
                                    -------   ---------      -------   -------  -------   --------        --------

As at April 30, 1996                  5,105           -       20,157       401        -    (17,908)          7,755
                                    =======   =========      -------   =======  =======   ========        ========

                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES

          CONSOLIDATED STATEMENT OF TOTAL RECOGNIZED GAINS AND LOSSES

                                                                              YEAR ENDED APRIL 30
                                                            --------------------------------------------------
                                                                  1996                1995                1994
                                                                  $000                $000                $000
                                                            ----------       -------------     ---------------
Loss for the year                                              (3,593)           (18,213)           (1,177)
Foreign exchange translation                                        -                 (8)              460
Total recognized gains and losses for the period               (3,593)           (18,221)             (717)


                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                     YEAR ENDED APRIL 30,
                                                                                -------------------------------------------------
                                                                                     1996                1995              1994
                                                                    NOTES         $   000             $   000           $   000
                                                                    -----       ---------          ----------        ------------
NET CASH (OUTFLOW)/INFLOW FROM OPERATING
ACTIVITIES                                                          (20)           (5,399)              1,987            (1,597)
                                                                                  -------             -------           -------
RETURNS ON INVESTMENTS AND SERVICING OF FINANCE
Interest received                                                                     236                  49                69
Interest paid                                                                         (28)               (163)             (125)
                                                                                  -------             -------           -------

NET CASH INFLOW/(OUTFLOW) FROM RETURNS ON
INVESTMENTS AND SERVICING OF FINANCE                                                  208                (114)              (56)
                                                                                  -------             -------           -------

INVESTING ACTIVITIES
Payments to acquire tangible fixed assets                                          (3,270)             (3,413)           (3,476)
Payments to acquire investments                                                       (59)               (165)             (402)
Purchases of subsidiaries                                           (23)                -                (941)              416
Receipts from sale of investments                                                      77                 474                 -
Receipts from sales of tangible fixed assets                                          740                   -                 -
                                                                                  -------             -------           -------

NET CASH OUTFLOW FROM INVESTING ACTIVITIES                                         (2,512)             (4,045)           (3,462)
                                                                                  -------             -------           -------

NET CASH OUTFLOW BEFORE FINANCING                                                  (7,703)             (2,172)           (5,115)
                                                                                  -------             -------           -------

FINANCING                                                           (21)
Proceeds from issue of shares                                                      12,087                   -             6,031
Share issue costs                                                                    (443)               (317)             (512)
(Decrease)/increase in bank borrowings                                               (904)               (269)              260
Repayment of notes payable                                                              -                   -              (483)
(Repayment)/proceeds from development loans                                        (1,351)              2,351                 -
(Repayment)/acquisitions of other loans                                              (528)                620                 -
                                                                                  -------             -------           -------

NET CASH INFLOW FROM FINANCING                                                      8,861               2,385             5,296
                                                                                  -------             -------           -------

INCREASE IN CASH AND CASH EQUIVALENTS                               (22)            1,158                 213               181
                                                                                  =======             =======           =======

                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES

                       NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 - ACCOUNTING POLICIES

Basis of preparation

At the time of drawing up the 1995 financial statements, the Company was in the process of investigating significant irregularities in the Group's affairs during the period in which Mr. O'Brien was Chief Executive and a forensic investigation had uncovered a number of matters which required significant adjustments to the books and records of the Group. In addition to the forensic investigation, the Company instructed Ryder Scott Company, a firm of independent petroleum reservoir engineers, to carry out an evaluation of the oil and gas reserves attributable to the Group. As the result of both the investigation which had at that time not been concluded and the Ryder Scott Company reserve review, exceptional write downs of $16,668,000 relating to the Group's oil and gas reserves and $464,000 relating to fixed asset investments, were charged to the profit and loss account. It was not possible to properly allocate these charges between items relating to the irregularities and the evaluation of the Group's oil and gas reserves at that time.

The forensic investigation has been concluded and a settlement with Mr. O'Brien has been agreed. Consequently, $1,787,000 which had originally been capitalized and provided for in the 1995 accounts as part of the $16,668,000 exceptional write down of the Group's oil and gas fixed assets, has since been identified as the estimated loss to the Group arising from the alleged fraudulent activities and has now been reclassified as a separate item (see note 4). The exceptional write down relating to oil and gas assets has accordingly been restated as $14,881,000. The accumulated cost and depletion of oil and gas interests at 1 May 1995 have been reduced by $1,787,000. In addition $285,000 of payments made to acquire tangible fixed assets have been similarly classified to operating cash flow.

The accounting policies set out below have been used by the Company in the preparation of the financial statements.

Accounting convention

The financial statements have been prepared under the historical cost convention and in accordance with applicable accounting standards in the United Kingdom.

Basis of consolidation

The consolidated financial statements comprise the financial statements of the Company and its subsidiaries.

Goodwill

Goodwill relating to businesses purchased by the Group, where arising, is set off immediately against reserves.

Reporting currency

The Group's current operations are in the oil and gas industry in the United States and are conducted through its subsidiaries, Alliance Resources (USA), Inc. and Source Petroleum, Inc. Transactions are conducted primarily in US dollars. As a result, the directors consider that the US dollar is the functional currency of the Group and the Group's financial statements have been prepared in US dollars. The Company's share capital is denominated in sterling and for the purposes of the financial statements, is translated into US dollars at the rate of exchange at the time of its issue.

Foreign currency translation

The accounts of companies of the Group whose functional currency is not US dollars are translated for consolidation purposes at the rate of exchange ruling at the balance sheet date. Exchange differences arising on the retranslation of opening net assets are taken directly to reserves.

                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES

For those companies whose functional currency is not US dollars, transactions with third parties are translated into US dollars at the exchange rate prevailing at the date of each transaction. Monetary assets and liabilities denominated in foreign currencies are translated into US dollars at the exchange rate prevailing at the balance sheet date. Any exchange gain or loss is dealt with through the profit and loss account.

Abandonment

Provision is made for abandonment costs net of estimated salvage values, on a unit-of-production basis, where appropriate.

Turnover

Turnover represents income from production and delivery of oil and gas, recorded net of royalties and fees for the provision of technical services. All turnover arises from activities within the United States.

Oil and gas interests

The Group follows the full cost method of accounting for oil and gas operations whereby all costs of exploring for and developing oil and gas reserves are capitalized as tangible fixed assets. Such costs include lease acquisition costs, geological and geophysical costs, the costs of drilling both productive and non-productive wells, production equipment and related overhead costs. Capitalized costs, plus estimated future development costs, are accumulated in pools on a country-by-country basis and depleted using the unit-of-production method based upon estimated proved net reserve volumes. Reserve volumes are combined into equivalent units using relative energy content.

Costs of acquiring and evaluating unproved properties and major development projects are excluded from the depletion calculation until it is determined whether or not proved reserves are attributable to the properties, the major development projects are completed, or impairment occurs, at which point such costs are transferred into the pool.

Proceeds from the sale or disposal of properties are deducted from the relevant cost pool with any overall deficit or surplus being recognized in the profit and loss account.

The Group performs a 'ceiling test' calculation in line with industry practice. Costs permitted to be accumulated in respect of each cost pool are limited to the future estimated net recoverable amount from estimated production of proved reserves.

Depreciation of other fixed assets

Other tangible fixed assets are stated at cost less accumulated depreciation. Depreciation is provided on a straight line basis to reduce the cost of assets, net of estimated residual values, over their estimated useful lives as follows:

Fixtures and equipment - 3 to 7 years
Freehold buildings - 30 years

No depreciation is provided on freehold land.

Deferred taxation

Deferred taxation, calculated using the liability method, is provided only where it is probable that a liability will crystallize.

                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES

Joint ventures

The Group's exploration, development and production activities are generally conducted in joint ventures with other companies. The financial statements reflect the relevant proportions of turnover, production, capital expenditure and operating costs applicable to the Group's interests.

Fixed asset investments

Fixed asset investments are stated at cost less any provisions required for permanent diminutions in value.

Leases

Rentals under operating leases are charged to the profit and loss account on a straight line basis over the lease term.


Cash equivalents

Deposits with original terms of maturity of 90 days or less are considered to be cash equivalents.

NOTE 2 - SEGMENTAL REPORTING

The Group's current operating activities are principally conducted in the United States of America and relate to the oil and gas exploration and production business and the provision of oil and gas services to this business. All turnover arises from activities within the United States of America, with turnover by destination not materially different from turnover by origin.

NOTE 3 - EXCEPTIONAL AMOUNTS WRITTEN OFF OIL AND GAS INTERESTS

The proved oil and gas reserves of the Group and the net recoverable amount arising therefrom were estimated as at April 30, 1995 by Ryder Scott Company, a firm of independent petroleum engineers following the discovery that Valentine #14 well was not capable of commercial production and that the Group had relinquished title to its undeveloped acreage in the Valentine field.

The amount of $14,881,000 (see note 1) written off in the year to April 30, 1995 represents the write down relating to the carrying value of the Group's oil and gas interests as restated after the reclassification of $1,787,000 as a separate exceptional item (see note 4). The net book value of the oil and gas interests as at April 30, 1995 is included in the balance sheet at that date at the estimated net amount recoverable through production.

NOTE 4 - EXCEPTIONAL COSTS ARISING FROM IRREGULARITIES

During the year ended April 30, 1996, following the discovery that Mr. O'Brien appeared to have been fraudulently misrepresenting the position at the Valentine field relating to the #14 well, the Company undertook (with the assistance of external advisers) an investigation into the involvement of Mr. O'Brien in the affairs of the Company.

This investigation has revealed that the Group has suffered a financial loss as the result of a number of transactions involving Mr. O'Brien or parties now known to have been connected with him.

                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES

The resulting exceptional charge comprises:

                                                                                 1996    1995
                                                                                $ 000   $  000
                                                                                -----   ------
Loss arising from transactions with certain companies related to Mr. O'Brien       73    1,787

Professional fees                                                                 788        -

Estimated proceeds resulting from the settlement with Mr. O'Brien                (272)       -
                                                                                -----   ------
                                                                                  589    1,787
                                                                                =====   ======

Loss arising from transactions with certain companies related to Mr. O'Brien

The loss of $73,000 relates to an improper payment on the June 19, 1995 of (Pounds)48,750 to Jasmine Consultants Limited. Jasmine Consultants Limited is an off-shore company beneficially owned by Mr. O'Brien.

The loss of $1,787,000 arises from a number of transactions with certain companies related to Mr. O'Brien in the year to April 30, 1995 as set out below:

  . On August 10, 1994, the Company issued 7,500,000 ordinary shares to Progas Holdings Limited, a company in which Mr. O'Brien now admits to have an interest and which is incorporated in Delaware, USA. This issue of shares was in consideration for a 5.75% working interest in the Valentine field. It has subsequently been discovered that Progas Holdings Limited acquired this interest in the Valentine field from its previous owners on 21 July 1994 at a price of $255,000.

  . On January 15, 1995 the Group entered into a loan agreement with Progas Holdings Limited to record the terms of a loan of which $1,129,000 had been advanced by Progas Holdings Limited between July 28, 1994 and December 16, 1994. The principal terms of the loan were:

     . a facility of $1,400,000 to be drawn down solely for the purpose of drilling and developing the Valentine #14 well;

     . if the well was successful in proving commercially recoverable quantities of oil and gas the amount drawn down together with a 100% premium would be payable to Progas Holdings Limited from commencement of production to July 30, 1995 at the latest, with the Group reserving a right of early settlement in full;

     . if the well was abandoned within six months of the date of the agreement the amount drawn down was repayable immediately.

     . On February 22, 1995, on the basis of representations from Mr. O'Brien that Valentine #14 well was successful, it was agreed that 10,351,966 ordinary shares of the Company would be issued to Progas Holdings Limited at 6p per share in satisfaction of $1,000,000 of the debt with the remaining $1,258,000 to be repaid in cash.

     . On May 10, 1995, 10,351,966 ordinary shares were so issued and the aggregate sum of (Pounds)794,000 was paid to Progas Holdings Limited to satisfy the liability of $1,258,000. The premium paid of $1,129,000 was not justified.


     . On April 5, 1995, the Group made a payment of $ 175,000 to Progas Holdings Limited for no apparent commercial reason.

                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES

     . Between August 26, 1993 and September 1, 1993, the Group acquired a 1.375% overriding royalty interest in the Valentine field from Royalty Investments Limited (a company which Mr. O'Brien now admits he owns), for $185,000. Royalty had acquired a 0.125% overriding royalty interest in the Valentine field from an unrelated third party on August 23, 1993 for $7,500. The Company believes the interest purchased to have been overvalued by $102,000.

Professional fees

The exceptional cost of $788,000 in the year to 30 April 1996 relates to the estimated cost of professional assistance obtained by the directors in relation to actions taken arising from the alleged fraudulent activities in the period in which Mr. O'Brien was Chief Executive.

Estimated proceeds resulting from the settlement with Mr. O'Brien

The Company has reached a settlement with Mr. O'Brien. One of the terms of the settlement requires the disposal of 10,351,966 shares in the Company held in the name of Progas Holdings Limited and the payment of the proceeds of sale of those shares to the Company. These shares are currently in the custody of an independent third party, pending their sale. Mr. J. A. Keenan, the Managing Director of Alliance, has a proxy over the voting rights attaching to these shares and to certain other shares in the Company held by Mr. O'Brien, Diamond Securities Limited and Havensworth Limited, the latter two being companies beneficially owned by Mr. O'Brien, pending their sale by Mr. O'Brien and these companies as required by the settlement. The exceptional credit of $272,000 relates to the expected proceeds resulting from the sale of the shares in the name of Progas Holdings Limited calculated using the market price prior to suspension of the Company's shares.

NOTE 5 - OPERATING COSTS

                                                                                1996         1995         1994
                                                                                $000         $000         $000
                                                                             --------     --------     --------
Total operating costs were:                                                    7,148        19,301       1,958
                                                                              ======      ========       =====
Made up as follows:
Cost of sales
Exceptional amounts written off oil and gas interests (note 3)                     -        14,881           -
Exceptional costs arising from irregularities (note 4)                             -         1,787           -
Operating costs and production taxes                                           2,318           996         903
Depletion of oil and gas interests                                             1,612             -         125
                                                                               3,930        17,664       1,028
                                                                              ======      ========       =====
Administrative expenses
Exceptional professional fees net of expected settlement proceeds (note 4)       589             -           -
Administrative expenses                                                        2,629         1,637         930
                                                                              ------      --------       -----

                                                                               3,218         1,637         930
                                                                              ======      ========       =====

The gross (loss)/profit was:                                                    (244)      (16,181)        191
                                                                              ======      ========       =====

                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES

NOTE 6 - OPERATING LOSS

The operating loss has been arrived at after charging the following:

                                                                         1996        1995     1994
                                                                         $000        $000     $000
                                                                       -------     -------   ------
Auditors' remuneration - audit                                             188          48      30
Auditors' remuneration - non-audit services                                 41          68     103
Depreciation, depletion and amortization of tangible fixed assets           56          63       3
 (excluding oil and gas assets)
Depreciation, depletion and amortization of oil and gas fixed assets     1,612      14,881     125
 (including ceiling test write-down)
Lease costs on buildings                                                    35          62      41
Hire of plant and equipment                                                 78           4      42
                                                                        ------     -------    ----

In the year ended April 30, 1995, in addition to the $68,000 charged to the profit and loss account , $129,000 of fees paid to KPMG were charged to the share premium account in connection with the placing and open offer which was completed on May 9, 1995.

NOTE 7 - EXCEPTIONAL AMOUNTS WRITTEN OFF INVESTMENTS

Following the removal of Mr. O'Brien, the Group reviewed its portfolio of investments, unlisted investments and joint venture interests. It was considered unlikely that significant amounts would be recovered from the Tatarstan investment or from the Geos joint venture. Accordingly, charges have been made to the profit and loss account in the years ended April 30, 1995 and 1996 in respect of costs incurred in relation to these investments.

NOTE 8 - INTEREST (NET)

                                                                          1996       1995      1994
                                                                          $000       $000      $000
                                                                        --------   --------  --------
Interest receivable                                                        257         49        69
Interest payable on bank loans and overdrafts wholly repayable within
 five years                                                                (28)      (163)     (125)
                                                                         -----      -----      ----
                                                                           229       (114)      (56)
                                                                         =====      =====      ====

NOTE 9 - TAXATION

No material charge to UK corporation tax or US federal income tax arises on the results for the year to April 30, 1996 (1995:$nil, 1994:$nil) due to the availability of substantial losses for taxation purposes.

Deferred taxation has not been provided as at April 30, 1996 as sufficient losses exist to extinguish potential deferred liabilities (1995: $nil; 1994:
$nil).

NOTE 10 - LOSS PER SHARE

The calculation of loss per share is based upon the following:


                                                                  1996           1995        1994
                                                             -------------  ------------  ------------
Loss for the period ($000)                                           3,593        18,213         1,177
                                                              ============  ============   ===========

Weighted average number of shares                              317,175,674   140,416,616    99,598,313
                                                              ============  ============   ===========

                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES

NOTE 11 - NET PROPERTY, PLANT AND EQUIPMENT


                                                   FREEHOLD
                                                   LAND AND   OIL AND GAS    FIXTURES &
                                                  BUILDINGS     INTERESTS     EQUIPMENT     TOTAL
                                                       $000          $000          $000      $000
                                               ------------  ------------   -----------   -------
COST
At May 1, 1994                                            -        16,150            55    16,205
Additions                                                 -         6,220            49     6,269
Acquisitions                                            104         2,012           148     2,264
Disposals                                                 -             -           (29)      (29)
                                               ------------  ------------   -----------   -------
At May 1, 1995                                          104        24,382           223    24,709
Additions                                                 -         1,657            15     1,672
Disposals                                                 -          (735)         (125)     (860)
                                               ------------  ------------   -----------   -------
At April 30, 1996                                       104        25,304           113    25,521
                                               ============  ============   ===========   =======

DEPRECIATION, DEPLETION AND
 AMORTIZATION
At May 1, 1994                                            -         1,704            17     1,721
Charge for the year                                       1             -            62        63
Exceptional charge                                        -        14,881             -    14,881
Transfer to current assets                                -             -            (3)       (3)
                                               ------------  ------------   -----------   -------
At May 1, 1995                                            1        16,585            76    16,662
Charge for the year                                       3         1,612            53     1,668
Disposals                                                 -             -          (120)     (120)
                                               ------------  ------------   -----------   -------
At April 30, 1996                                         4        18,197             9    18,210
                                               ============  ============   ===========   =======

NET BOOK VALUE
At April 30, 1996                                       100         7,107           104     7,311
                                               ============  ============   ===========   =======
At April 30, 1995                                       103         7,797           147     8,047
                                               ============  ============   ===========   =======

A substantial portion of the Group's oil and gas exploration, development and production activities are conducted jointly with others.

All of the Group's producing oil and gas interests are located in one onshore US oil and gas pool.

As at April 30, 1995 the Group had an interest in the Donkerbroek field, a non-producing pre-development field located off-shore The Netherlands which had not been included in the full cost pool and had not been subject to depletion. On June 5, 1995, the Group sold this interest for consideration after associated costs of $398,000. On July 12, 1995, the Group sold its oil and gas interests in Colorado, USA for net consideration of $283,000.

Freehold land of $25,000 is not depreciated.

                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES

NOTE 12 - INVESTMENTS

                                       $ 000
                                       -----
Cost and net book value
At May 1, 1994
Additions                                590
Amounts written off                      165
Disposal                                (464)
                                        (291)
                                       -----
At May 1, 1995
Additions                                  -
Amounts written off                      201
Disposal                                (201)
                                           -
                                       -----
At April 30, 1996
                                           -
                                       =====

As explained in note 7, an exceptional charge of $201,000 (1995: $464,000) was made in the year ended April 30, 1996 relating to the investment in Tatarstan and Geos joint venture.

                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES

NOTE 13 - PRINCIPAL SUBSIDIARIES

The principal subsidiaries of the Company all of which were wholly owned at April 30, 1996, were as follows:-

                                                                            ISSUED AND
                                                        PLACE OF            FULLY PAID           %
                                                        REGISTRATION        SHARE CAPITAL      OWNED      NATURE OF BUSINESS
Alliance Resources (USA) Inc.                           USA                 2,000              100        Oil and gas
                                                                            common                        exploration and
                                                                            shares US$1                   production
                                                                            each

Manx Petroleum Plc*                                     England             2,585,705           100       Oil services
                                                                            ordinary
                                                                            shares of 5p
                                                                            each and
                                                                            1,300,000
                                                                            non-voting
                                                                            deferred
                                                                            shares of 95p
                                                                            each

Celtic Basin Oil                                        England             621,110              100      Oil and gas
Exploration Ltd                                                             ordinary                      exploration and
                                                                            shares of (Pounds)1           production
                                                                            each

Source Petroleum Inc.                                   USA                 100 common           100      Oil and gas
                                                                            shares of                     exploration and
                                                                            US$1 each                     production

Alliance Resources Group Inc.*                          USA                 100 common          100       Investment
                                                                            shares of
                                                                            US$1 each

ARNO Inc.                                               USA                 100 common          100       Oil and gas
                                                                            shares of no                  exploration and
                                                                            par value                     production

ARCOL Inc.                                              USA                 100 common          100       Oil and gas
                                                                            shares of no                  exploration and
                                                                            par value                     production

*  owned directly by the Company.

The place of registration of each subsidiary undertaking is also its principal country of operation.

                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES

NOTE 14 - ACCOUNTS RECEIVABLE

                                                                                        1996             1995
                                                                                      $  000           $  000
                                                                                     -------          -------
Due within one year:
Trade debtors                                                                            736              626
Other debtors                                                                            557              484
Prepayments and accrued income                                                            64               88
                                                                                     -------          -------
                                                                                       1,357            1,198
                                                                                     =======          =======

NOTE 15 - CURRENT LIABILITIES

                                                                                        1996             1995
                                                                                      $  000           $  000
                                                                                     -------          -------
Bank loans (secured)                                                                      37              321
Bank overdrafts                                                                            -               45
Trade creditors                                                                        1,279            2,574
Other creditors including taxation and social security                                   677            2,945
Development loans and other loans                                                          5            2,356
Accruals                                                                                   -            1,262
                                                                                     -------          -------
                                                                                       1,998            9,503
                                                                                     =======          =======

Development loans represented specific loans granted during the year ended April 30, 1995 to provide funds for drilling and developing the Valentine #14 well.

                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES

NOTE 16 - LONG-TERM DEBT AND OTHER LIABILITIES

                                                                  1996        1995
                                                                 $ 000     $   000
                                                                 -----     -------
Bank loans (secured)                                                 -         620
Trade creditors                                                      -          30
Other loans (secured)                                               92         620
                                                                 -----     -------
                                                                    92       1,270
                                                                 =====     =======

Bank loans and overdrafts were repayable as follows:

                                                                  1996        1995
                                                                 $ 000     $   000
                                                                 -----     -------
Less than one year (see note 15)                                    37         366
Between one and two years                                            -         311
Between two and five years                                           -         309
                                                                    37         986
Less: amounts included in current liabilities                      (37)       (366)
                                                                 -----     -------
Amounts due after more than one year                                 -         620
                                                                 =====     =======

Development loans and other loans were repayable as follows:

                                                                  1996        1995
                                                                 $ 000     $   000
                                                                 -----     -------
Less than one year (see note 15)                                     5       2,356
Between one and two years                                            6         560
Between two and five years                                          21          42
After five years                                                    65          18
                                                                 -----     -------
                                                                    97       2,976
Less: amounts included in current liabilities                       (5)     (2,356)
                                                                 -----     -------
Amounts due after more than one year                                92         620
                                                                 =====     =======

The bank loan as at April 30, 1995, of $620,000 falling due after more than one year and $308,000 falling due within one year, was repayable in equal monthly instalments by June 6, 1998 at a fixed rate of interest of 8% and was secured by a $3,000,000 collateral mortgage and security interests in certain mineral leases of the Group. This loan was repaid after April 30, 1995 from the proceeds of the placing and open offer which was completed on May 9, 1995.

Other loans as at April 30, 1996 and April 30, 1995 comprised a $92,000 (1995:$95,000) loan repayable in instalments, bearing interest at 9% per annum, which was secured on the Group's freehold land and buildings. Also included in other loans at April 30, 1995 a $525,000 loan which was free of interest and secured upon certain mineral leases of the Group.

Further information in relation to development loans is set out in note 25.

                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES

NOTE 17 - SHARE CAPITAL

                                                  1996           1995
                                          ------------   ------------
Authorized
- ordinary shares of 1p each               465,000,000    216,000,000
                                          ============   ============
Allotted, called up and fully paid
- ordinary shares of 1p each               324,152,633    161,403,971
                                          ============   ============

                                                  1996           1995
Amount in SterlinG                         (Pounds)000    (Pounds)000
                                          ------------   ------------

Authorized
- ordinary shares of 1p each                     4,650          2,160
                                          ------------   ------------

Allotted, called up and fully paid
- ordinary shares of 1p each                     3,242          1,614
                                          ============   ============


                                                  1996           1995
Amount in US dollars                      $        000   $        000
                                          ------------   ------------

Allotted, called up and fully paid
- ordinary shares of 1p each                     5,105          2,524
                                          ============   ============

AUTHORIZED SHARE CAPITAL

On May 4, 1995, the authorized share capital of the Company was increased to 465,000,000 ordinary shares of 1p nominal value by the creation of an additional 249,000,000 ordinary shares of 1p each, ranking pari passu with the existing ordinary shares.

ISSUE OF SHARES

The following 1p ordinary shares were issued in the year to April 30, 1996:

(i) on May 9, 1995, 18,426,500 ordinary shares were issued in part consideration for the acquisition of a portfolio of oil and gas assets in the US from North American Gas Investment Trust PLC that had been made during the year ended 30 April 1995;

(ii) on May 10, 1995, 127,470,196 ordinary shares were issued at 6p per share by way of a placing and open offer which raised net proceeds of US$11,663,000 after share issue costs of US$443,000;

(iii) on May 9, 1995, 10,351,966 ordinary shares were issued at 6p in part repayment of a development loan from Progas Holdings Limited;

(iv) on July 19, 1995, 1,500,000 ordinary shares were issued in consideration for the acquisition of all the issued 'A' ordinary share capital of Geological Forecast Technology Limited;

(v) on November 27, 1995, 5,000,000 ordinary shares were issued as final consideration for the repayment of a development loan from North American Gas Investment Trust PLC that had been made during the year ended April 30, 1995.

                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES

SHARE OPTIONS

On June 15, 1995, the following share options were granted pursuant to Alliance Resources Plc Share Option Scheme (No. 1) to directors and employees of the Company, exercisable at 6p per share.

  John X F O'Brien     2,500,000 options
  Nicholas C Gray      1,500,000 options
  Other employees      1,325,000 options

At April 30, 1996 all options had ceased to be exercisable and have subsequently lapsed.

At the time of issue of the 1996 financial statements, there were no options granted under the schemes but the Board has resolved that the following share options be granted to the following executive directors:

  John A Keenan         6,000,000 options
  H Brian K Williams    2,500,000 options
  Paul R Fenemore       1,000,000 options

Such options were to be granted at an appropriate time and at a price to be determined in accordance with the provisions of the Company's Share Option Scheme.

By an agreement dated March 31, 1994, the Company granted to John Duncan and Co Limited an option to subscribe for 2,000,000 ordinary shares at 7.25p per share in consideration for professional services. The option is exercisable in whole or in part at any time from January 1, 1998 up to and including December 31, 2001.

NOTE 18 - SHARES TO BE ISSUED

Shares to be issued at April 30, 1995 represent the remainder of the consideration payable on the acquisition of a portfolio of oil and gas assets in the US from North American Gas Investment Trust PLC, made during the year to April 30, 1995 and consideration payable in repayment of a development loan from North American Gas Investment Trust PLC.

                                                                           $000
                                                                           ----
Shares in respect of acquisition (issued on May 9, 1995)                  1,780
Shares in respect of loan repayment (issued on November 27, 1995)           250
                                                                          -----
                                                                          2,030
                                                                          =====

Consideration given on May 9, 1995 and November 27, 1995 was made up of 18,426,500 and 5,000,000 ordinary shares of 1p each respectively issued at a premium. Aggregate increases in share capital and share premium were as follows:


                                                   $000       $000
                                                   ----       ----
Share capital issued on May 9, 1995                 297
Share capital issued on November 27, 1995            80
                                                  -----

                                                               377
Premium on shares issued on May 9, 1995           1,483
Premium on shares issued on November 27, 1995       170
                                                  -----
                                                             1,653
                                                             -----

                                                             2,030
                                                             =====

                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES

NOTE 19 - SPECIAL RESERVE

The special reserve of $4,300,000 at April 30, 1995 was set up as a result of a reduction of share capital and share premium account approved by the High Court on October 5, 1994 and was subject to restrictions imposed by the Court. These restrictions were to become inoperative when new consideration of an equivalent amount was received on shares issued after October 6, 1994. This occurred on May 9, 1995 and, accordingly, the reserve has been transferred to the accumulated profit and loss account.

NOTE 20 - RECONCILIATION OF OPERATING LOSS TO NET CASH (OUTFLOW)/INFLOW FROM OPERATING ACTIVITIES


                                                                        1996       1995      1994
                                                                     $   000    $   000   $   000
                                                                     -------    -------   -------
Operating loss                                                        (3,462)   (17,818)  (1,121)
Exceptional amounts written off                                            -     14,881        -
Profit on sale of investments                                            (51)         -        -
Depreciation, depletion and amortization of oil and gas interests      1,612          -      125
Depreciation of non-oil and gas interests                                 56         63        3
(Increase)/decrease in debtors                                          (138)       114      601
(Decrease)/increase in creditors                                      (3,416)     4,747   (1,205)
                                                                     -------    -------   ------
Net cash (outflow)/inflow from operating activities                   (5,399)     1,987   (1,597)
                                                                     =======    =======   ======

                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES

NOTE 21 - ANALYSIS OF CHANGES IN FINANCING

                                                            NOTES      OTHER         BANK      SHARE
                                                          PAYABLE      LOANS        LOANS    CAPITAL
                                                           $  000     $  000       $  000     $  000
                                                          --------   -------      -------    -------
Balance at May 1, 1993                                         483           -        965      9,486
Issues of shares for non-cash consideration                      -           -          -      2,496
Proceeds from issue of shares                                    -           -          -      6,031
Share issue cost                                                 -           -          -       (512)
Repayment of notes payable                                    (483)          -          -          -
Exchange gain                                                    -           -        (15)         -
Bank borrowings                                                  -           -        260          -
                                                             -----     -------    -------    -------

Balance at April 30, 1994                                        -           -      1,210     17,501

Issue of shares for non-cash consideration                       -           -          -      2,781
Shares to be issued for non-cash consideration                   -           -          -      2,030
Share issue costs                                                -           -          -       (317)
Non-cash share capital reduction                                 -           -          -     (4,818)
Repayment of bank borrowings                                     -           -       (269)         -
Proceeds from development loans                                  -       2,351          -          -
Loans in connection with Source acquisition                      -         625          -          -
                                                             -----     -------    -------    -------

Balance at April 30, 1995                                        -       2,976        941     17,177

Issue of shares for non-cash consideration                       -      (1,000)         -      1,142
Proceeds from issue of shares                                    -           -          -     12,087
Share issue costs                                                -           -          -       (443)
Non-cash transfer of special reserve                             -           -          -     (4,300)
Repayment of bank borrowings                                     -           -       (904)         -
Repayment of development loans                                   -      (1,351)         -          -
Repayment of other loans                                         -        (528)         -          -
                                                             -----     -------    -------    -------

Balance at April 30, 1996                                        -          97         37     25,663
                                                             =====     =======    =======    =======

Other loans include development loans and other loans disclosed in notes 15 and 16.

Share capital includes shares to be issued, share premium, merger reserve and special reserve.

NOTE 22 - ANALYSIS OF CHANGES IN CASH AND CASH EQUIVALENTS

                                                                       $  000
                                                                      -------
Balance at May 1, 1993                                                   (375)
Net cash inflow                                                           181
                                                                      -------

Balance at May 1, 1994                                                   (194)
Net cash inflow                                                           213
                                                                      -------

Balance at April 30, 1995                                                  19
Net cash inflow                                                         1,158
                                                                      -------

Balance at April 30, 1996                                               1,177
                                                                      =======

                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES

Analysis of the balances of cash and cash equivalents as shown on the consolidated balance sheets:

                                                   1996       1995      1994
                                                 $  000     $  000    $  000
                                                -------    -------   -------
Cash and cash equivalents                         1,177         64       288
Bank overdrafts                                       -        (45)     (482)
                                                -------    -------   -------

                                                  1,177         19      (194)
                                                =======    =======   =======

NOTE 23 - ACQUISITIONS.

On January 25, 1995 the Group acquired Source Petroleum Inc. ("Source"), an oil and gas exploration and production company. The acquisition has been accounted for using the acquisition method of accounting. The following summarizes the fair value ascribed at the date of acquisition:

Net assets acquired:                                                  $  000
                                                                     -------
Tangible fixed assets                                                  2,264
Debtors                                                                  340
Bank overdraft                                                           (28)
Creditors                                                             (1,210)
                                                                     -------

                                                                       1,366
                                                                     =======

Acquisition cost:
Shares allotted                                                          453
Cash                                                                     913
                                                                     -------

                                                                       1,366
                                                                     =======

The consideration for the acquisition was satisfied by the issue of 3,205,128 ordinary shares and cash of $800,000. $113,000 was expended in costs connected with the acquisition.

The amounts attributed to the assets and liabilities of Source represent estimates of fair market values at the date of acquisition. These amounts were the same as the book values at acquisition, except that the net book value of tangible fixed assets was $1,871,000 with the fair value uplift being $393,000 and the net book value of creditors was $1,611,000 with the fair value attributed being $1,210,000.

The effect of the acquisition on the Group's results for the year to April 30, 1995 was to increase the loss for the financial year by $20,000. Unaudited financial statements of Source for the five month period ended April 30, 1995 showed a loss for the period of $20,000.

                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES
                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

NOTE 24 - EMPLOYEES

                                                           1996   1995   1994
                                                          $ 000  $ 000  $ 000
                                                          -----  -----  -----
Staff costs (including Executive Directors)
  Salaries and wages                                        661    443    215
  Social security costs                                      82     16      6
  Termination costs                                         178      -      -
Other pension costs                                           7      -      -
                                                          -----  -----  -----
                                                            928    459    221
                                                          =====  =====  =====

                                                           1996   1995   1994
                                                          $ 000  $ 000  $ 000
                                                          -----  -----  -----
Aggregate directors' emoluments (including
  pension contributions) were:
as directors                                                 46      9      7
for management services
salaries                                                    341    216    137
benefits-in-kind                                              4      -      -
pension contributions                                         7      -      -
fees to third parties                                        26      -      -
Payments to former directors in respect of
 termination of contracts                                   156      -      -
                                                          -----  -----  -----
                                                            580    225    144
                                                          =====  =====  =====

The average number of persons employed by the Group, including Executive Directors, was as follows:

                                                            1996   1995   1994
                                                           $ 000  $ 000  $ 000
                                                           -----  -----  -----
Management and administration                                  8      9      5
Technical and operational                                      7     11      -
                                                           -----  -----  -----
                                                              15     20      5
                                                           =====  =====  =====

                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES
                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

NOTE 25 - DIRECTORS' AND RELATED PARTY TRANSACTIONS

Transactions related with parties now known to be connected with Mr. O'Brien are dealt with in note 4.

The following related party transactions occurred with North American Gas Investment Trust PLC (NAGIT) which on May 9, 1995 became a substantial shareholder of the Company:

(i)  July 29, 1994, the Group had entered into a loan agreement with NAGIT.

     The main terms of the interest free loan were:

     . a facility of $250,000 to be drawn down solely for the purpose of drilling the Valentine #14 well;

     . if the well was successful in improving commercially recoverable quantities of oil and gas, the capital drawn down together with a 100% premium would be payable to NAGIT from production at 30% of gross production revenues for the first 125 days, 50% of gross production thereafter to 365 days after which settlement of the remaining balance would be made in shares;

     . if the well was abandoned, NAGIT was entitled to repayment in shares to the lesser of 5,000,000 ordinary shares of 1p each and the number of ordinary shares of 1p each to the value of $250,000;

     . if drilling was suspended for more than 30 days due to lack of funds, NAGIT was entitled to repayment in shares to the value of $250,000.

     The full amount of the facility was drawn down.

     As Mr. O'Brien appeared to have fraudulently misrepresented that the Valentine #14 well was successful, on various dates between June 6, 1995 and July 19, 1995 $347,307 in aggregate was originally paid to NAGIT representing payments from production volumes. Subsequent to the discovery of the fraudulent misrepresentation concerning the Valentine #14 well, this amount was off-set against the $1,300,000 cash element of the purchase and sale agreement with NAGIT (see(ii) below).

     At April 30, 1995 $250,000 was included as shares to be issued in respect of this agreement. These shares were issued on November 27, 1995 as discussed in note 17.

(ii) on January 25, 1995, NAGIT lent the Group $1,200,000 bearing interest at 7% per annum for assistance in the financing of the acquisition of Source Petroleum Inc and to provide additional working capital. At April 30, 1995, $1,200,000 was outstanding and included in development loans and this amount was repaid from the proceeds of the placing and open offer on May 9, 1995;

(iii) on April 10, 1995, the Group entered into a purchase and sale agreement with NAGIT.

     The main terms of the agreement were:

     . the Group would purchase a portfolio of producing properties located in the US with an effective date of January 1, 1995;

     . consideration for the acquisition would comprise $1,300,000 in cash and the issue of 18,426,500 ordinary shares;

                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES
                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

     The 18,426,500 ordinary shares are included as shares to be issued at April 30, 1995 at $1,780,000. The 18,426,500 ordinary shares were issued to NAGIT on May 9, 1995. At April 30, 1995 $1,300,000 was included in other creditors. This was settled by the payment on various dates of an aggregate amount of $347,307 and a payment on November 1, 1995 of $906,000.

NOTE 26 - SUBSEQUENT EVENTS

On August 13, 1996 the Company announced that it had entered into a conditional agreement to effect a merger ("Merger") with LaTex Resources, Inc. ("LaTex"), a company listed on the NASDAQ. As a result of the Merger, the Company will issue to the LaTex shareholders shares of the Company which will equal approximately 72% of the Company's issued shares after the Merger. The Company's shareholders will own approximately 28% of the issued shares after the Merger. As a condition of the Merger, the Company will effect a share consolidation, with the result that each 40 shares that the Company's shareholders currently own will be converted into one share of the Company; the shares issued to the LaTex shareholders will be adjusted to take this consolidation into account. At the Company's request, The London Stock Exchange has suspended the listing of the Company's shares pending further details of the reorganization of the Company.

Alliance's directors have reached agreement in principle with LaTex's lenders that LaTex's current facility will be amended with the principal effect that capital repayments will be suspended until 18 months following completion of the Merger. The directors consider that the amended facility will provide a sound financial base for the enlarged group. The Merger is conditional upon a suitable facility being finalized.

On August 13, 1996, the Company also announced that it has agreed terms to stay its current litigation against Mr. John O'Brien, its former Chief Executive and other companies beneficially owned by Mr. O'Brien. Mr. O'Brien has also withdrawn a counterclaim made against the Company (see note 4).

Other transactions occurred subsequent to April 30, 1996 as follows:

(i) On May 13, 1996 the Group announced that one of its US subsidiaries ARNO Inc had reached agreement on the sale of its interest in four leases comprising the McPac field, Matagorda Island, offshore Texas to Louisiana Land and Exploration Company for a cash consideration of $525,000. The Group's interest in these blocks varied between 4.2% and 6.3% and its interest in the McPac platform was 6.3%. On May 30, 1996, the Group completed this transaction and the gross consideration was adjusted to reflect the impact of the effective date of January 1, 1996 and a gas overlift imbalance. This resulted in a net cash consideration of $432,000, which has been taken as a credit against the carrying cost of the Group's oil and gas assets in the year to April 30, 1997.

(ii) On August 15, 1996 the Group disposed of its interest in 4 leases comprising the Provident City field, Lavaca County, onshore Texas to Shana Petroleum for a net cash consideration of $435,000. The Groups' working interest in these blocks varied between 17.7% and 42.4%. The proceeds of the sale have been taken as a credit against the carrying cost of the Group's oil and gas assets in the year to April 30, 1997.

(iii) In August 1996 the Company transferred its interest in Geological Forecast Technology Ltd by transferring its 50 'A' shares to Geos Seismology Limited as part of a final settlement of an action brought by the latter.

(iv) On October 3, 1996, the Group announced that one of its US subsidiaries ARNO Inc had reached agreement for the sale of its interests in three US oil and gas fields to BWAB Incorporated for a cash consideration of $1,425,000. The disposal covered the Group's interests in the Frost, Gilmer South and Mocane Laverne fields, which are located in Texas and Oklahoma and had combined remaining reserves of 25,920 barrels of oil and 1,720 million cubic feet of gas as at May 1, 1996, representing approximately 16% of the Group's total proved and probable reserves. The interests comprised 26 wells and the working interests in those wells varied between 5% and 28%. The proceeds of the sale have been taken as a credit against the carrying cost of the Group's oil and gas assets in the year to April 30, 1997.

                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES

NOTE 27 - LITIGATION AND CONTINGENCIES

The Group is party to the following litigation:

(i) the Group is seeking to recover $1,300,000 of unpaid drilling costs from Drexco Inc, with Drexco Inc and H Huizenga claiming unspecified damages in respect of conduct, and removal of Alliance Resources (USA) Inc as operator of the Valentine field. The Group has obtained legal advice and will vigorously prosecute its claim against Drexco Inc. The Group denies the counter claim and will vigorously defend the matter;

(ii) the Group has received, on September 12, 1996, a writ from Best Royalties Plc claiming $186,368 and a declaration that they are entitled to a sum equal to 40% of Alliance (USA) Inc's net cash proceeds received from the Arrowhead well (and payment of the said sum), alternatively damages, plus interest thereon. The Group denies the claim and will vigorously defend this matter;

(iii) Ernest M Closuit et al. have asserted a claim against the Group for alleged underpayment of amounts due for Closuit et al.'s interest in the Buller No. 2 well in the South Elton field and have further claimed an interest in past and future production from certain other wells in the field. Total claims amount to approximately $1,200,000. Discovery has just begun. The Group denies all allegations and claims and will vigorously defend this matter;

(iv) the directors have not been notified and do not expect to be notified of any claims arising from the alleged fraudulent activities of Mr. O'Brien.

NOTE 28 - CAPITAL COMMITMENTS

The capital commitments in respect of drilling costs for the forthcoming year which are authorized but not contracted are as follows:

                       APRIL 30, 1994  APRIL 30, 1995  APRIL 30, 1996
                               $  000          $  000           $ 000
                       --------------  --------------  --------------
Capital commitments             6,037           5,300               -
                               ======          ======           =====

NOTE 29 - SIGNIFICANT DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED KINGDOM AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

The Company's accounting policies conform with United Kingdom generally accepted accounting principles ("UK GAAP") which differ in certain respects from United States generally accepted accounting principles ("US GAAP"). Differences which have a significant effect on the consolidated profit after tax (net income) and shareholders' equity of the Group are set out below.

(a)  Ceiling tests

A ceiling test has been carried out, in accordance with UK GAAP on an annual basis, to determine the maximum net book amount of expenditure within the cost pool of oil and gas assets which may be recognized. The ceiling test is based on the Company's best estimate of the future cash flows from the underlying properties. Under US GAAP, SEC regulations require ceiling tests to be computed at current prices discounted to present value at 10%.

Under UK GAAP a ceiling test deficit should be written off to expense only if it indicated a permanent diminution in value. Under US GAAP any deficit should be charged immediately to the profit and loss account.

                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES
                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

(b)  Goodwill

Under UK GAAP goodwill arising on acquisitions has been set off directly against reserves. Under US GAAP, goodwill arising from acquisitions is capitalized and amortized over its estimated useful life. However, following irregularities mentioned above, US GAAP requires the balance to be written of in 1995.

(c) Estimated proceeds of Alliance shares

As set out in note 4, the Company has recognized an exceptional credit of $272,000 relating to the right to receive the proceeds of the sale of Alliance shares resulting from the settlement with Mr. O'Brien under UK GAAP. Under US GAAP, such proceeds are recognized only on receipt.

(d)  Statements of cash flows

The Company has adopted United Kingdom Financial Reporting Standard No. 1 "Cash Flow Statements" ("FRS 1"). Its objectives and principles are similar to those set out in the US Statement of Financial Standards No. 95 "Statement of Cash Flows" ("SFAS 95"). The principal difference between the standards relates to classification. Under FRS 1, the Company presents its cash flows from (a) operating activities; (b) returns on investments and servicing of finance; (c) taxation; (d) investing activities; and (e) financing activities. SFAS 95 requires only three categories of cash flow activity: (a) operating; (b) investing; and (c) financing. Cash flows and taxation and returns on investments and servicing of finance shown under FRS 1 would, with the exception of dividends paid, be included as operating activities under SFAS 95. The payment of dividends would be included as a financing activity under SFAS 95.

For purposes of reporting cash flows, all cash at bank and in hand and bank overdrafts repayable on demand are considered cash equivalents.

                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES
                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

EFFECT ON PROFIT AFTER TAX OF SIGNIFICANT DIFFERENCES BETWEEN UK GAAP AND US
GAAP:


                                           REFERENCE
                                            TO NOTE
                                             ABOVE          YEAR ENDED APRIL 30
                                           ----------       --------------------
                                                               1996         1995
                                                               $000         $000
                                                            -------     --------
(Loss) after tax under UK GAAP                               (3,593)     (18,213)
Adjustments:
Ceiling test                                  a)                  -       (2,428)
Resulting adjustment to depletion
of oil and gas interests                                        437            -
Goodwill                                      b)                  -       (1,000)
Estimated proceeds of Alliance
shares                                        c)               (272)           -
                                                            -------   ----------
Approximate (loss) after tax,
adjusted for US GAAP                                         (3,428)     (21,641)
                                                            =======   ==========

Approximate (loss) per Ordinary
Share (primary), adjusted for US
GAAP (cents)                                                   (1.1)       (15.4)
                                                            =======   ==========

(Loss) per Ordinary Share, UK
  GAAP (cents)                                                 (1.1)       (13.0)
                                                            =======   ==========


EFFECT ON STOCKHOLDERS' EQUITY OF SIGNIFICANT DIFFERENCES BETWEEN UK GAAP AND US
GAAP:

                                           REFERENCE
                                            TO NOTE
                                             ABOVE          YEAR ENDED APRIL 30
                                           ----------       --------------------
                                                               1996         1995
                                                            -------     --------
                                                            $   000     $    000
Stockholders' equity under UK GAAP                            7,755       (1,438)
Adjustments:
Ceiling test                               a)                (1,991)      (2,428)
Estimated proceeds of Alliance shares      c)                  (272)           -
                                                            -------     --------
Approximate stockholders' equity in
 accordance with US GAAP                                      5,492       (3,866)
                                                            =======     ========

                            ALLIANCE RESOURCES PLC
                 SUPPLEMENTAL OIL AND GAS DATA - (UNAUDITED)

The following supplemental information on oil and gas exploration and production activities of the group is presented in accordance with Statement of Financial Accounting Standards No. 69 "Disclosures about Oil and Gas Producing Activities" ("FAS 69").

ESTIMATED QUANTITIES OF PROVED OIL AND GAS RESERVES

The Group's estimated proved developed and undeveloped reserves of oil and gas and changes thereto for the years 1994, 1995 and 1996 and proved developed reserves of oil and gas at each year end are set forth in the following table.

Ryder Scott Company, an independent firm of petroleum engineers, carried out an evaluation of approximately 71% of the Group's proved reserves for the year ended April 30, 1996 and 100% of the Group's reserves as of April 30, 1995. The reserves estimated as of April 30, 1994 are based on an evaluation carried out by Metrovest, an independent firm of petroleum engineers, as of January 1, 1994, flexed for production to April 30, 1994.

Proved reserves are reserves of crude oil, condensate, natural gas and natural gas liquids and are estimated quantities as of a specific date, which geological and engineering data demonstrate with reasonable certainty to be recoverable in the future from known reservoirs under existing economic and operating conditions.

Due to the inherent uncertainties and the limited nature of reservoir data, estimates of reserve quantities are subject to change over time as additional information becomes available.

                                          1996               1995               1994
                                    ---------------    -----------------    ---------------
                                     OIL      GAS        OIL       GAS        OIL     GAS
                                    -----    ------    -------  --------    ------  -------
Proved developed and undeveloped
 reserves:
Beginning of year                    468     3,058      1,475    47,673     1,220    5,919
Revisions of previous estimates      274       (72)    (1,441)  (47,607)        -        -
Improved recovery                    114         -          -         -         -        -
Purchases of minerals in place         -         -        481     3,230         -        -
Sales of minerals in place          (103)        -          -         -         -        -
Extensions and discoveries             -         -          -         -       282   41,909
Production                          (125)     (602)       (47)     (238)      (27)    (153)
                                    ----     -----     ------   -------     -----   ------
End of year                          628     2,384        468     3,058     1,475   47,675
                                    ====     =====     ======   =======     =====   ======

Proved developed reserves:
Beginning of year                    303     2,083        232       314       356      127
                                    ====     =====     ======   =======     =====   ======
End of year                          628     2,384        303     2,083     232      314
                                    ====     =====   ======   =======   =====   ======

Oil reserves, which include condensate and natural gas liquids, are stated in thousands of barrels and gas reserves are stated in millions of cubic feet.

Subsequent to April 30, 1996, Alliance has sold substantial properties. See "Alliance-Recent Developments". The reserves attributable to those properties accounted for approximately 25% of Alliance's proved reserves at April 30, 1996.

                            ALLIANCE RESOURCES PLC
                 SUPPLEMENTAL OIL AND GAS DATA - (UNAUDITED)

CAPITALIZED COSTS RELATED TO OIL AND GAS PRODUCING ACTIVITIES

The following table summarizes capitalized costs for oil and gas exploration and production activities and the related accumulated depreciation, depletion and amortization under UK GAAP.


                                                           1996      1995
                                                         --------  --------
                                                           ($000)    ($000)
At April 30
Unproved properties                                          118       398
Proved properties                                         25,186    23,984
                                                         -------   -------

Total before depreciation, depletion and amortization     25,304    24,382
Accumulated depreciation, depletion and amortization     (18,197)  (16,585)
                                                         -------   -------
Net capitalized costs                                      7,107     7,797
                                                         =======   =======

COSTS INCURRED IN OIL AND GAS PROPERTY ACQUISITION, EXPLORATION AND DEVELOPMENT ACTIVITIES

The following table sets forth costs incurred in oil and gas property acquisition, exploration and development activities under UK GAAP.


                              1996    1995    1994
                             ------  ------  ------
                             $  000  $  000  $  000
Property acquisitions
  unproved                      118       -       -
  proved                        794   5,092     506
Exploration and appraisal         -      20       -
Development                     745   3,120   3,500
                             ------  ------  ------

Total costs incurred          1,657   8,232   4,006
                             ======  ======  ======

                            ALLIANCE RESOURCES PLC
                  SUPPLEMENTAL OIL AND GAS DATA - (UNAUDITED)

RESULTS OF OPERATIONS FROM OIL AND GAS PRODUCING ACTIVITIES

The following sets forth certain information with respect to the Company's results of operations from oil and gas producing activities for the years ended April 30, 1994, 1995 and 1996 under UK GAAP. All of the Company's oil and gas producing activities are located within the United States.


                                                1996      1995      1994
                                              $  000   $   000    $  000
                                              -------   --------   -----
Revenues                                        3,330      1,169     837
Production Costs                               (1,770)      (756)   (454)
Gross production taxes                           (311)       (94)    (67)
Depreciation depletion and amortization        (1,612)         -    (125)
Write-down of oil and gas properties                -    (14,881)      -
                                              =======   ========   =====
Results of operations before income taxes        (363)   (14,562)    191
Income tax expense                                  -          -       -
                                              -------   --------   -----
Results of operations (excluding corporate
overhead and interest costs)                     (363)   (14,562)    191
                                              =======   ========   =====

STANDARD MEASURE OF DISCONTINUED FUTURE NET CASH FLOWS RELATING TO PROVED CRUDE OIL & GAS RESERVES QUANTITIES

The standardized measure of discounted future net cash flows related to proved crude oil and natural gas reserves is calculated in accordance with the requirements of SFAS 69 and uses reserve definitions as prescribed by the Financial Accounting Standards Board. Estimated future cash flows from production are computed by applying year end prices for crude oil and natural gas and year-end exchange rates to year end quantities of estimated net proved reserves. Future price changes are limited to those provided by contractual arrangements in existence at the end of the reporting year. Future development and production costs are those estimated future expenditures necessary to develop and produce year end estimated proved reserves based on year-end price levels and assuming the continuance of year end economic conditions. Future production costs include estimated abandonment liabilities. Discounted future net cash flows are calculated using 10% mid-period discount factors.

                            ALLIANCE RESOURCES PLC
                  SUPPLEMENTAL OIL AND GAS DATA - (UNAUDITED)

The information provided below does not represent management's estimate of the Company's expected future cash flows or value of proved reserves. Estimates of proved reserve quantities are imprecise and change over time as new information becomes available and in particular, probable and possible reserves, which may become proved reserves in 1997 or later, are excluded from the calculations. Also, assumptions have been required regarding the timing of future production and the timing and amount of future development and production costs. The calculations assume that economic conditions existing at the end of the reporting year will continue. Other different but equally valid assumptions might lead to significantly different final results. Although calculated in accordance with SFAS 69, the Company therefore cautions against the placing of unwarranted reliance on this information in view of the highly arbitrary nature of the assumptions on which it is based.


                                                        1996      1995
                                                      $  000   $   000
                                                      -------   -------
Future cash inflows                                    18,402    14,475

Future development and production costs                (6,622)   (6,909)
                                                      -------   -------

Undiscounted future cash flows before income taxes     11,780     7,566

10% discount                                           (2,883)   (2,500)
                                                      -------   -------

Standardized measure of discounted future net cash
 flows before income taxes                              8,897     5,066
                                                      =======   =======

Alliance Resources Plc is a UK listed company which was not required to present standardized measure information. Consequently no such information is available as of April 30, 1994 and the information available as of April 30, 1996 and 1995 is only available on a before tax basis. The table above has been produced on the basis of all available information.

                            ALLIANCE RESOURCES PLC
                  SUPPLEMENTAL OIL AND GAS DATA - (UNAUDITED)

CHANGES IN STANDARDIZED MEASURE DISCOUNTED FUTURE NET CASH FLOWS

                                                     $   000
                                                     -------
Present value at May 1, 1995                           5,066
                                                     -------
Sales of crude oil & natural gas produced, net of
  production costs                                    (1,249)
Net changes in prices and production costs             1,382
Development costs incurred                               734
Changes in future development costs                        3
Revisions of previous quantity estimates               3,346
Sales of minerals in place                              (917)
Accretion of discount                                    532
Net change for the year                                3,831
                                                     -------
Present value at April 30, 1996                        8,897
                                                     =======

                            ALLIANCE RESOURCES PLC
     UNAUDITED INTERIM STATEMENT FOR THE SIX MONTHS ENDED OCTOBER 31, 1996

                     CONSOLIDATED PROFIT AND LOSS ACCOUNT

                                                   SIX MONTHS   SIX MONTHS
                                                     ENDED         ENDED     YEAR ENDED
                                                  OCTOBER 31,   OCTOBER 31    APRIL 30,
                                                      1996         1995         1996
                                                   UNAUDITED     UNAUDITED     AUDITED
                                                  ------------  -----------  -----------
                                                      $   000      $   000      $   000
REVENUES                                                1,998        1,551        3,686
                                                      -------      -------      -------

COSTS AND EXPENSES:
 Exceptional costs arising from irregularities           (120)        (499)        (589)
 Other operating costs                                 (2,952)      (3,672)      (6,559)
                                                      -------      -------      -------
                                                       (3,072)      (4,171)      (7,148)
                                                      -------      -------      -------

OPERATING LOSS                                         (1,074)      (2,620)      (3,462)

Other income and deductions:
 Interest (net)                                            31          232          229
 Exceptional amounts written off investments                -            -         (201)

 Foreign exchange                                          56            -         (159)

NET LOSS                                                 (987)      (2,388)      (3,593)

LOSS PER SHARE (CENTS)                                   (0.3)        (0.8)        (1.1)

          CONSOLIDATED STATEMENT OF TOTAL RECOGNIZED GAINS AND LOSSES

                                                     SIX MONTHS    SIX MONTHS
                                                       ENDED         ENDED      YEAR ENDED
                                                    OCTOBER 31,   OCTOBER 31,    APRIL 30,
                                                        1996          1995         1996
                                                     UNAUDITED     UNAUDITED      AUDITED
                                                    ------------  ------------  -----------
                                                          $ 000       $   000      $   000
Loss for the financial period                              (987)       (2,388)      (3,593)
Foreign exchange translation                                 35           (31)           -
                                                          -----       -------   ----------
Total recognized gains and losses for the period           (952)       (2,419)      (3,593)
                                                          -----       -------   ----------

                            ALLIANCE RESOURCES PLC
     UNAUDITED INTERIM STATEMENT FOR THE SIX MONTHS ENDED OCTOBER 31, 1996

                           CONSOLIDATED BALANCE SHEET

                                                            AS AT             AS AT
                                                      OCTOBER 31, 1996   APRIL 30, 1996
                                                          UNAUDITED          AUDITED
                                                          $    000         $    000
                                                          --------         --------
ASSETS
Current assets
Cash and cash equivalents                                    2,515            1,177
Receivables                                                  1,911            1,357
                                                          --------         --------

Total current assets                                         4,426            2,534

Net property, plant and equipment                            4,368            7,311
                                                          --------         --------

Total assets                                                 8,794            9,845
                                                          ========         ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                                          1,903            1,998
Long term debt, excluding current installments                  88               92
                                                          --------         --------

Total liabilities                                            1,991            2,090
                                                          ========         ========

Stockholders' equity
Ordinary shares                                              5,105            5,105
Share premiums                                              20,157           20,157
Merge reserve                                                  401              401
Retained earnings                                          (18,860)         (17,908)
                                                          --------         --------

Total stockholders' equity                                   6,803            7,755
                                                          --------         --------
                                                             8,794            9,845
                                                          ========         ========

                            ALLIANCE RESOURCES PLC
     UNAUDITED INTERIM STATEMENT FOR THE SIX MONTHS ENDED OCTOBER 31, 1996

                        CONSOLIDATED CASH FLOW STATEMENT

                                                         SIX MONTHS ENDED                      YEAR ENDED
                                                               ENDED        SIX MONTHS ENDED    APRIL 30,
                                                         OCTOBER 31, 1996   OCTOBER 31, 1995      1996
                                                             UNAUDITED          UNAUDITED        AUDITED
                                                         -----------------  -----------------  -----------
                                                             US $000S           US $000S        US $000S
NET CASH (OUTFLOW) FROM OPERATING ACTIVITIES                         (529)            (4,766)      (5,399)
                                                                    -----             ------       ------
RETURNS ON INVESTMENTS AND SERVICING OF FINANCE
Interest received                                                      35                232          236
Interest paid                                                          (4)               (31)         (28)
                                                                    -----             ------       ------
NET CASH INFLOW FROM RETURNS ON INVESTMENTS AND
  SERVICING OF FINANCE                                                 31                201          208
                                                                    -----             ------       ------

INVESTING ACTIVITIES
 Payments to acquire tangible fixed assets                           (114)            (1,500)      (3,270)
 Payments to acquire investments                                        -                  -          (59)
 Payments associated with Merger expenses                            (246)                 -            -
 Receipts from sale of investments                                      -                  -           77
 Receipts from sales of tangible fixed assets                       2,227                696          740
                                                                    -----             ------       ------
NET CASH INFLOW / (OUTFLOW) FROM INVESTING ACTIVITIES               1,867               (804)      (2,512)
                                                                    -----             ------       ------

NET CASH / INFLOW (OUTFLOW) BEFORE FINANCING                        1,369             (5,369)      (7,703)
                                                                    -----             ------       ------
FINANCING
 Proceeds from issue of shares                                          -             12,087       12,087
 Share issue costs                                                      -               (439)        (443)
 (Decrease) in bank borrowings                                        (27)              (941)        (904)
 (Repayment) of development loans                                       -             (1,351)      (1,351)
 (Repayment) of other loans                                            (4)              (525)        (528)
                                                                    -----             ------       ------
NET CASH (OUTFLOW) / INFLOW FROM FINANCING                            (31)             8,831        8,861
                                                                    -----             ------       ------
INCREASE IN CASH AND CASH EQUIVALENTS                               1,338              3,462        1,158
                                                                    =====             ======       ======

NOTES

1. The comparative figures for the financial year ended April 30, 1996 are not the Group's statutory accounts for that year. Those accounts have been reported on by the Group's auditors and delivered to the Registrar of Companies. The report of the auditors was unqualified but included a statement regarding the adequacy of the Group's accounting records pending completion of the investigations into the activities of Mr. O'Brien, the former Chief Executive.

2. The interim financial information for the six months ended October 31, 1996 is unaudited and has been prepared in accordance with the accounting policies adopted in the statutory financial statements for the year ended April 30, 1996. The interim results reflect all adjustments which are, in the opinion of the directors, necessary for a fair presentation of the results for the interim periods presented and should be read in conjunction with the Consolidated Financial Statements presented elsewhere in this Proxy Statement. The interim results have been prepared in accordance with UK GAAP which differ in certain significant respects from US GAAP (see below).

                            ALLIANCE RESOURCES PLC
     UNAUDITED INTERIM STATEMENT FOR THE SIX MONTHS ENDED OCTOBER 31, 1996

3. The comparative figures for the six months ended October 31, 1995 have been extracted from the unaudited interim financial information dated on February 28, 1996.

4. During the six months to October 31, 1996, the Group completed its review of non-core assets and disposed of the non-operated properties owned by the wholly-owned subsidiary ARNO Inc. After depletion, the gross profit attributable to the properties disposed of in the period to October 31, 1996 was insignificant.

5. The exceptional costs arising from irregularities of $120,000 charged in the six month period ended October 31, 1996 relate largely to legal fees incurred in connection with the earlier proceedings against Mr. O'Brien and the subsequent settlement announced on August 13, 1996.

6. Included in debtors of $1,911,000 is an amount of $650,000 relating to professional fees incurred to date on the LaTex merger. It should be noted that this is an interim accounting treatment only and that on completion of the proposed transaction, the expenses relating to the merger itself will be capitalized as part of the cost of acquisition and the expenses relating to the issue of shares will be offset against the share premium account in accordance with the requirements of companies legislation.

7. Loss per share is based on the loss for the six months ended October 31, 1996 and on the weighted average of 324,152,633 ordinary shares of 1p each in issue during the period.

8. The directors do not propose to recommend the payment of an interim dividend.

SIGNIFICANT DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED KINGDOM AND THE UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.

The Company's accounting policies conform with United Kingdom generally accepted accounting principles ("UK GAAP") which differ in certain respects from United States generally accepted accounting principles ("US GAAP"). Differences which have a significant effect on the consolidated profit after tax (net income) and shareholders' equity of the Group are set out below.

(a)  Ceiling tests

A ceiling test has been carried out, in accordance with UK GAAP on an annual basis, to determine the maximum net book amount of expenditure within the cost pool of oil and gas assets which may be recognized. The ceiling test is based on the Company's best estimate of the future cash flows from the underlying properties. Under US GAAP, SEC regulations require ceiling tests to be computed at current prices discounted to present value at 10%.

Under UK GAAP a ceiling test deficit should be written off to expense only if it indicated a permanent diminution in value. Under US GAAP any deficit should be charged immediately to the profit and loss account.

(b)  Goodwill

Under UK GAAP goodwill arising on acquisitions has been set off directly against reserves. Under US GAAP, goodwill arising from acquisitions is capitalized and amortized over its estimated useful life. However, following irregularities mentioned above, US GAAP requires the balance to be written off in 1995.

(c) Estimated proceeds of Alliance shares

As set out in note 4, the Company has recognized an exceptional credit of $272,000 relating to the right to receive the proceeds of the sale of Alliance shares resulting from the settlement with Mr. O'Brien under UK GAAP. Under US GAAP, such proceeds are recognized only on receipt.

                            ALLIANCE RESOURCES PLC
     UNAUDITED INTERIM STATEMENT FOR THE SIX MONTHS ENDED OCTOBER 31, 1996

(d)  Statements of cash flows

The Company has adopted United Kingdom Financial Reporting Standard No. 1 "Cash Flow Statements" ("FRS 1"). Its objectives and principles are similar to those set out in the US Statement of Financial Standards No. 95 "Statement of Cash Flows" ("SFAS 95"). The principal difference between the standards relates to classification. Under FRS 1, the Company presents its cash flows from (a) operating activities; (b) returns on investments and servicing of finance; (c) taxation; (d) investing activities; and (e) financing activities. SFAS 95 requires only three categories of cash flow activity: (a) operating; (b) investing; and (c) financing. Cash flows and taxation and returns on investments and servicing of finance shown under FRS 1 would, with the exception of dividends paid, be included as operating activities under SFAS 95. The payment of dividends would be included as a financing activity under SFAS 95.

For purposes of reporting cash flows, all cash at bank and in hand and bank overdrafts repayable on demand are considered cash equivalents.

EFFECT OF PROFIT AFTER TAX OF SIGNIFICANT DIFFERENCES BETWEEN UNITED KINGDOM GAAP AND UNITED STATES GAAP:

                                                  REFERENCE TO
                                                   NOTE ABOVE          SIX MONTHS ENDED OCTOBER 31
                                                  ------------        -----------------------------
                                                                          1996            1995
                                                                          ----            ----
                                                                          $000            $000
(Loss) after tax under UK GAAP                                            (987)         (2,388)
Adjustment to depletion consequent upon ceiling
test adjustment                                            a)              308             270
                                                                         -----         -------

Approximate (loss) after tax adjusted for US GAAP                         (679)         (2,118)
                                                                         =====         =======
Approximate (loss) per Ordinary Share (primary)
adjusted for US GAAP (cents)                                              (0.2)           (0.7)

(Loss) per Ordinary Share, UK GAAP (cents)                                (0.3)           (0.8)

EFFECT ON STOCKHOLDERS' EQUITY OF SIGNIFICANT DIFFERENCES BETWEEN UNITED KINGDOM GAAP AND UNITED STATES GAAP:

                                                  REFERENCE TO
                                                   NOTE ABOVE                 AS AT OCTOBER
                                                  ------------        -----------------------------
                                                                          1996            1995
                                                                          ----            ----
                                                                          $000            $000
Stockholders' equity under UK GAAP                                       6,803           8,933

Ceiling test and consequent depletion adjustment         a)             (1,683)         (2,158)

Estimated proceeds of Alliance shares                    c)               (295)               -
                                                                        -------         -------

Approximate stockholders' equity in accordance with
US GAAP                                                                  4,825           6,775
                                                                        =======         =======

                                                                      APPENDIX A

                                   GLOSSARY

    The terms defined in this Appendix are used throughout this Proxy Statement.

       Alliance. Alliance Resources Plc, a corporation organized and registered under the laws of England and Wales.

       Alliance Credit Agreement. The Credit Agreement, to be signed at or before the time of Merger, between Alliance and the Bank.

       Bank or Bank of America. Bank of America NT & SA.

       bbl. One stock tank barrel, of 42 U.S. gallons liquid volume, used herein in reference to crude oil or other liquid hydrocarbons.

       bcf. One billion cubic feet of natural gas.

       boe. One barrel of oil equivalent using the ratio of one barrel of crude oil, condensate or natural gas liquids to 6 Mcf of natural gas.

       bopd. Barrels of oil per day.

       Btu. British thermal unit, which is the heat required to raise the temperature of a one-pound mass of water from 58.5 to 59.5 degrees Fahrenheit.

       Commercial Well. Commercially Productive Well. An oil and gas well which produces oil and natural gas in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

       Conversion Rate. The rate at which holders of LaTex Shares will be entitled to receive New Alliance Shares in the Merger. The Conversion Rate will be 0.85981 New Alliance Shares for each share of LaTex Common Stock, 2.58201 New Alliance Shares for each share of LaTex Series A Stock, 6.17632 New Alliance Shares for each share of LaTex Series B Stock, and a warrant to purchase 0.85981 New Alliance Shares for each share of LaTex Common Stock subject to warrants issued by LaTex. Fractional New Alliance Shares will not be issued in the merger. Instead, the shares issued to each holder will be rounded to the nearest whole number of New Alliance Shares. No cash will be paid for fractional shares not received.

       Developed Acreage. The number of acres which are allocated or assignable to producing wells or wells capable of production.

       Development Well. A development well is a well drilled within the presently proved productive area of an oil or natural gas reservoir, as indicated by reasonable interpretation of available data, with the objective of completing in that reservoir.

       DGCL.  The Delaware General Corporation Law.

       Dry Hole; Dry Well; Non-Productive Well. A well found to be incapable of producing either oil or natural gas in sufficient quantities to justify completion as an oil or natural gas well.

       Existing Alliance Shares. The ordinary shares of Alliance, of (Pounds)0.01 each, currently outstanding.

       Exploratory Well. An exploratory well is a well drilled either in search of a new, as-yet undiscovered oil or natural gas reservoir or to greatly extend the known limits of a previously discovered reservoir.

       Forbearance Agreement. An agreement entered into by LaTex Resources, Inc. and the Bank of America under which the Bank of America has agreed to delay enforcement of its rights under the LaTex Credit Agreement.

       GAAP.  Generally accepted accounting principles.

       Gross Acres or Gross Wells. The total acres or wells, as the case may be, in which a working interest is owned.

       Horizontal Wells. Wells which are drilled at angles greater than 70 degrees from vertical.

       LaTex.  LaTex Resources, Inc., a Delaware corporation.

       LaTex Common Stock. The common stock, par value $.01 per share, of LaTex.

       LaTex Credit Agreement. The Amended and Restated Credit Agreement dated October 20, 1995 among certain subsidiaries of LaTex and the Bank.

       LaTex Form 10-K. The Annual Report on Form 10-K for the year ended July 31, 1996, of LaTex.

       LaTex Form 10-Q. The Quarterly Report on Form 10-Q for the quarter ended October 31, 1996, of LaTex.

       LaTex Series A Stock. The Series A Convertible Preferred Stock of LaTex, par value $0.01 per share.

       LaTex Series B Stock. The Series B Senior Convertible Preferred Stock of LaTex, par value $0.01 per share.

       LaTex Shares. The LaTex Common Stock, LaTex Series A Stock and LaTex Series B Stock.

       mbbls.  One thousand barrels of crude oil or other liquid hydrocarbons.

       mboe.  One thousand BOEs.

       mbtu.  One thousand BTUs.

       mcf.  One thousand cubic feet of natural gas.

       mcfgpd.  Mcf of gas per day.

       Merger. The merger of Alliance Resources (Delaware) Inc., a wholly owned subsidiary of Alliance, into LaTex with the result that LaTex will become a wholly owned subsidiary of Alliance and each outstanding LaTex Share (other than LaTex Shares, if any, held by LaTex in treasury and shares held by a shareholder who has properly exercised his dissent and appraisal rights) will be automatically canceled and LaTex shareholders will receive New Alliance Shares at the Conversion Rate.

       Merger Agreement. The Agreement and Plan of Merger among Alliance, Alliance Resources (Delaware) Inc., a wholly owned subsidiary of Alliance, and LaTex dated as of August 12, 1996, as amended through March 12, 1997, which is included as Appendix B to this Proxy Statement.

       mmbbl.  One million barrels of crude oil or other liquid hydrocarbons.

       mmboe.  One million BOEs.

       mmbtu.  One million BTUs.

       mmcf.  One million cubic feet of natural gas.

       Net Revenue Interest. Production or revenue that is owned by the respective company and produced for its interest after deducting royalties and other similar interests.

       Net Acres or Net Wells. The sum of the fractional working interests owned in gross acres or gross wells.

       New Alliance Shares. The ordinary shares of Alliance, of (Pounds)0.40 each, to be outstanding after Alliance completes its 40-to-1 reverse stock split immediately before the Merger.

       New Warrants. The warrants to be issued by Alliance in the Merger to replace currently outstanding warrants issued by LaTex. The New Warrants will be convertible into 1,957,852 New Alliance Shares following the Merger.

       ORRI. The royalty interest to be acquired by Alliance from the Bank at the same time as the Merger.

       PV10 Value. When used with respect to oil and natural gas reserves, PV10 Value means the estimated future gross revenue to be generated from the production of proved reserves, net of estimated production and future development costs, using prices and costs in effect at the determination date, without giving effect to non-property related expenses such as general and administrative expenses, debt service and future income tax expense or to depreciation, depletion and amortization, discounted using an annual discount rate of 10% in accordance with the guidelines of the SEC.

       Productive Well. A well that is producing oil or natural gas or that is capable of production.

       Proved Developed Reserves. Reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

       Proved Reserves. The estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

       Proved Undeveloped Reserves. Reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

       Proxy Statement.  This Prospectus/Proxy Statement.

       Royalty Interest. An interest in an oil and natural gas property entitling the owner to a share of oil or natural gas production free of costs of production.

       Undeveloped Acreage. Lease acreage on which wells have not been participated in or completed to a point that would permit the production of commercial quantities of oil and natural gas regardless of whether such acreage contains proved reserves.

       Working Interest.   The operating interest which gives the owner the
right to drill, produce and conduct operating activities on the property as well as to a share of production.

                                                                      APPENDIX B

                         AGREEMENT AND PLAN OF MERGER
                         ----------------------------

                     (As amended through March 12, 1997.)

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of August 12, 1996, by and among ALLIANCE RESOURCES PLC, a public limited company incorporated in England and Wales ("Alliance"), ALLIANCE RESOURCES (DELAWARE), INC., a newly formed Delaware corporation ("Newco") and LATEX RESOURCES, INC., a Delaware corporation ("LaTex").

                                   Recitals
                                   --------

     The parties desire to effect a merger on the terms, and subject to the provisions and conditions, of this Agreement.

                                   Agreement
                                   ---------

     NOW, THEREFORE, for and in consideration of the premises and the mutual agreements hereinafter set forth, in accordance with the provisions of applicable law, the parties hereby agree as follows:

     1.   Definitions.  As used in this Agreement and the Exhibits, Schedules
          -----------
and documents delivered pursuant to this Agreement, the following terms shall have the following meanings:

     ADEA.  "ADEA" means the Age Discrimination in Employment Act, as amended,
     ----
or any successor statute.

     Affiliate.  "Affiliate" means an "affiliate" or associate" as those terms
     ---------
are defined in Rule 12b-2 promulgated by the Commission under the Exchange Act.

     Certificate of Merger.  "Certificate of Merger" is as defined in Section
     ---------------------                                            -------
2.2.
----

     Closing.  "Closing" means the closing referred to in Section 3.1.
     -------                                              ------------

     Closing Date.  The "Closing Date" is the second business day (other than a
     ------------
Saturday, Sunday or legal holiday) following the day on which the conditions to the obligations of the parties set forth in Articles 8 and 9 shall have been
                                            ----------     -
satisfied or waived, or such other time as shall be set by the parties in writing.

     Code.  "Code" means the Internal Revenue Code of 1986, as amended, or any
     ----
successor statute.

     Commission.  "Commission" means the Securities and Exchange and/or any
     ----------
other Governmental Entity that administers either the Securities Act or the Exchange Act.

     DGCL.  "DGCL" means the Delaware General Corporation Law, as amended, or
     ----
any successor statute.

     Dissenting Shares.  "Dissenting Shares" are as defined in Section 2.8.
     ------------------                                        -----------

     Effective Time.  "Effective Time" is as defined in Section 2.2.
     --------------                                     -----------

     Encumbrance.  An "Encumbrance" is any option, pledge, security  interest,
     -----------
lien, charge, encumbrance, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, law or otherwise, except those arising under applicable federal or state securities laws.

     ERISA.  "ERISA" means the Employee Retirement Income Security Act of 1974,
     -----
as amended, or any successor statute.

     Exchange Act.  "Exchange Act" means the Securities Exchange Act of 1934, as
     ------------
amended, or any successor statute.

     Excluded Entities.  "Excluded Entities" means LaTex Resources International
     -----------------
Inc.; Wexford Technology, Inc.; Imperial Petroleum, Inc.  and Phoenix Metals,
Inc.

     GAAP.  "GAAP," with respect to the LaTex Entities, means generally accepted
     ----
accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, in statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination, and with respect to the Alliance Entities, means Financial Reporting Standards and Statements of Standard Accounting Practice issued by the Accounting Standards Board and its predecessor which are current as of the date of determination.

     Good and Defensible Title.  "Good and defensible title" means such title
     -------------------------
that (i) is deducible of record (or otherwise acceptable to a reasonably prudent title examiner) and free from reasonable doubt to the end that a prudent person engaged in the business of the ownership, development and operation of oil and gas properties with knowledge of all of the facts and appreciation of their legal significance would be willing to accept the same, (ii) is free and clear of all Encumbrances, except for Permitted Encumbrances, and (iii) with respect to each Major Oil and Gas Interest of the Alliance Entities or the LaTex Entities, as the case may be, entitles the relevant party or Subsidiary to receive not less than the Net Revenue Interest set forth in Exhibit A-1 or A-2
                                                            -----------    ---
(with respect to the Alliance Entities), and Exhibit B-1 or B-2 (with respect to
                                             -----------    ---
the LaTex Entities) with respect to all Hydrocarbons produced and attributable to such Major Oil and Gas Interest, and obligates the party or the relevant Subsidiary to pay costs and expenses relating to such Major Oil and Gas Interest in an amount not greater than the Working Interest set forth in Exhibit A-1 or
                                                                -----------
A-2 (with respect to the Alliance Entities), and Exhibit B-1 or B-2 (with
---                                              -----------    ---
respect to the LaTex Entities) with respect to such Major Oil and Gas Interest.

     Governmental Entity.  A "Governmental Entity" is any federal, state,
     -------------------
municipal, domestic or foreign court, tribunal, administrative agency, department, commission, board, bureau or other governmental authority or instrumentality.

     Hydrocarbons.  "Hydrocarbons" mean oil, gas and/or other liquid and gaseous
     ------------
hydrocarbons or any combination thereof.

     LaTex.  "LaTex" means LaTex Resources, Inc., a Delaware corporation.
     -----

     LaTex Common Shares.  "LaTex Common Shares" means all of the issued and
     --------------------
outstanding common stock of LaTex, par value $.01 per share.

     LaTex Disclosure Schedule.  The "LaTex Disclosure Schedule" is the
     -------------------------
Disclosure Schedule delivered by LaTex to Alliance contemporaneously with the execution of this Agreement. Each heading in the LaTex Disclosure Schedule shall refer to the applicable section of this Agreement.

     LaTex Entities.  "LaTex Entities" means LaTex and its Subsidiaries other
     --------------
than the Excluded Entities.

     LaTex Financial Statements.  The "LaTex Financial Statements" are,
     --------------------------
collectively, the respective audited consolidated financial statements of the LaTex Entities as of and for the years ended July 31, 1994 and 1995; and the respective unaudited interim consolidated financial statements of the LaTex Entities as of and for the quarter and nine months ended April 30, 1996.

     LaTex Interests.  "LaTex Interests" means:
     ---------------

     (a)  the Major Oil and Gas Interests of the LaTex Entities;

     (b)  the Miscellaneous Interests of the LaTex Entities; and

     (c) all of the rights, titles and interests, whether direct or indirect, of the LaTex Entities in and to all of the property, rights and interests incident to such Major Oil and Gas Interests or such Miscellaneous Interests, including without limitation all of the rights, titles and interests of the LaTex Entities in and to all LaTex Oil and Gas Contracts, leases, rights-of-way, easements, options, orders and rulings of applicable regulatory agencies, wells, lease and well equipment, machinery, production facilities, processing facilities, gathering systems, transportation systems, disposal systems, fixtures and other items of personal property and improvements now or as of the Closing Date appurtenant to such Major Oil and Gas Interests or such Miscellaneous Interests or used, obtained or held for use in connection with the operation of such Major Oil and Gas Interests or such Miscellaneous Interests or with the production, treatment, sale or disposal of Hydrocarbons or water produced therefrom or attributable thereto.

     LaTex's Reimbursable Expenses.  "LaTex's Reimbursable Expenses" shall mean
     -----------------------------
all costs and expenses, evidenced by reasonable and customary documentary support, that have been incurred (prior to and following the execution of this Agreement) by, or for which liability has (prior to and following the execution of this Agreement) arisen on the part of the LaTex Entities in connection with
(i) the investigation of the Alliance Entities and due diligence conducted by or on behalf of LaTex and (ii) the negotiation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the financing of the Merger), including, without limitation, (A) any financial advisory fees payable by LaTex, (B) amounts payable in respect of legal, financial and accounting services provided by outside advisors to LaTex and (C) other reasonable expenses incurred by LaTex in connection with the Merger.

     LaTex Reserve Report.  "LaTex Reserve Report" means that reserve report
     --------------------
with respect to LaTex's Major Oil and Gas Interests effective April 1, 1996 prepared by Lee Keeling and Associates.

     LaTex Series A Shares.  "LaTex Series A Shares" means all of the issued and
     ----------------------
outstanding Series A Convertible Preferred Stock of LaTex, par value $.01 per share.

     LaTex Series B Shares.  "LaTex Series B Shares" means all of the issued and
     ----------------------
outstanding Series B Senior Convertible Preferred Stock of LaTex, par value $.01 per share.

     LaTex Shares.  "LaTex Shares" means the LaTex Common Shares, LaTex Series A
     -------------
Shares and LaTex Series B Shares.

     LaTex Stockholders.  "LaTex Stockholders" means the holders of LaTex Shares
     ------------------
and holders of Options and Warrants of LaTex from time to time.

     Leases.  "Leases" means oil, gas and mineral leases, oil and gas leases,
     ------
oil leases, gas leases, other mineral leases, subleases, assignments of operating rights and similar agreements, and any extensions or renewals thereof.

     Major Non-Producing Leases.  "Major Non-Producing Leases" of the Alliance
     --------------------------
Entities or the LaTex Entities, as the case may be, means all of such group's rights, titles and interests, including leasehold interests, whether direct or indirect, in and to the lands and Leases described in Exhibit A-2 (with respect to the Alliance Entities) or Exhibit B-2 (with respect to the LaTex Entities), as appropriate.

     Major Oil and Gas Interests.  "Major Oil and Gas Interests" of the Alliance
     ---------------------------
Entities or the LaTex Entities, as the case may be, means (i) the Major Producing Leases of the Alliance Entities or the LaTex Entities, as the case may be, and (ii) the Major Non-Producing Leases of the Alliance Entities or the LaTex Entities, as the case may be.

     Major Producing Leases.  "Major Producing Leases" of the Alliance Entities
     ----------------------
or the LaTex Entities, as the case may be, means all of such group's rights, titles and interests, whether direct or indirect, in and to the Wells described in Exhibit A-1 (with respect to the Alliance Entities) or Exhibit B-1(with respect to the LaTex Entities) and in and to any Leases (whether or not described in Exhibit A-1 (with respect to the Alliance Entities) or Exhibit B-2 (with respect to the LaTex Entities) upon which such Wells have been drilled or which have been pooled or unitized with Leases upon which such Wells have been drilled.

     Material Effect.  "Material Effect" means a material adverse effect on the
     ---------------
business or financial condition of a party and its Subsidiaries taken as a whole.

     Merger.  "Merger" means the merger of Newco with and into LaTex as
     ------
described in Section 2.1.
             -----------

     Miscellaneous Interests.  "Miscellaneous Interests" of the Alliance
     -----------------------
Entities or the LaTex Entities, as the case may be, means all of such group's claims, rights, titles and interests, whether direct or indirect, in and to all Leases, royalty interests, overriding royalty interests and other oil, gas and mineral properties of every kind and character, whether producing, non-producing, developed or undeveloped, wherever situated (other than its Major Oil and Gas Interests), including without limitation those oil, gas and mineral properties described in Exhibit A-3 (with respect to the Alliance Entities) or
                        -----------
Exhibit B-3 (with respect to the LaTex Entities).
-----------

     Alliance.  "Alliance" means Alliance Resources Plc, a public limited
     --------
company incorporated in England and Wales.

     Alliance Disclosure Schedule.  The "Alliance Disclosure Schedule" is the
     ----------------------------
Disclosure Schedule delivered by Alliance to LaTex contemporaneously with the execution of this Agreement. Each heading in the Alliance Disclosure Schedule shall refer to the applicable section of this Agreement.

     Alliance Entities.  "Alliance Entities" means Alliance and its
     -----------------
Subsidiaries.

     Alliance Financial Statements.  The "Alliance Financial Statements" are,
     -----------------------------
collectively, the audited consolidated financial statements of the Alliance Entities as of and for the year ended April 30, 1995 and the five month period ended September 30, 1995; and the unaudited interim financial statements of the Alliance Entities as of and for the six months ended October 31, 1995.

     Alliance Interests.  "Alliance Interests" means:
     ------------------

     (a)  the Major Oil and Gas Interests of the Alliance Entities;

     (b)  the Miscellaneous Interests of the Alliance Entities; and

     (c) all of the rights, titles and interests, whether direct or indirect, of the Alliance Entities in and to all of the property, rights and interests incident to such Major Oil and Gas Interests or such Miscellaneous Interests, including without limitation all of the rights, titles and interests of the Alliance Entities in and to all Alliance Oil and Gas Contracts, leases, rights-of-way, easements, options, orders and rulings of applicable regulatory agencies, wells, lease and well equipment, machinery, production facilities, processing facilities, gathering systems, transportation systems, disposal systems, fixtures and other items of personal property and improvements now or as of the Closing Date appurtenant to such Major Oil and Gas Interests or such Miscellaneous Interests or used, obtained or held for use in connection with the operation of such Major Oil and Gas Interests or such Miscellaneous Interests or with the production, treatment, sale or disposal of Hydrocarbons or water produced therefrom or attributable thereto.

     Alliance's Reimbursable Expenses.  "Alliance's Reimbursable Expenses" shall
     --------------------------------
mean all costs and expenses, evidenced by reasonable and customary documentary support, that have been incurred (prior to and following the execution of this Agreement) by, or for which liability has (prior to and following the execution of this Agreement) arisen on the part of the Alliance Entities in connection with (i) the investigation of the LaTex Entities and due diligence conducted by or on behalf of Alliance and (ii) the negotiation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the financing of the Merger), including, without limitation, (A) any financial advisory fees payable by Alliance, (B) amounts payable in respect of legal, financial and accounting services provided by outside advisors to Alliance and (C) other reasonable expenses incurred by Alliance in connection with the Merger.

     Alliance Reserve Report.  "Alliance Reserve Report" means that reserve
     -----------------------
report with respect to Alliance's Major Oil and Gas Interests effective April 1, 1996, prepared by Ryder Scott Company.

     Alliance Shares.  "Alliance Shares" means all of the issued and outstanding
     ---------------
ordinary shares of (Pounds)0.01 each in the capital of Alliance.

     Alliance Stockholders.  "Alliance Stockholders" means the holders of
     ---------------------
Alliance Shares from time to time.

     Net Revenue Interest.  "Net Revenue Interest" (or "NRI") means the decimal
     --------------------
interest in and to all production of the Hydrocarbons produced and saved or sold from the Alliance Interests or the LaTex Interests, as the case may be, after giving effect to all valid lessors' royalties, overriding royalties and/or other non-expense bearing burdens against production.

     Net Revenue Interest After Payout.  "Net Revenue Interest After Payout"
     ---------------------------------
("NRIAPO") means the NRI after any payout occurs in connection with any NRI described in Exhibits A-1 and A-2 (with respect to the Alliance Entities) or
             ------------     ---
Exhibits B-1 and B-2 (with respect to the LaTex Entities) to this Agreement.
------------     ---
Such payouts are defined and shall occur pursuant to the agreements relating thereto.

     Net Revenue Interest Before Payout.  "Net Revenue Interest Before Payout"
     ----------------------------------
("NRIBPO") means the NRI before any payout occurs in connection with any NRI described in Exhibits A-1 and A-2 (with respect to the Alliance Entities) or
             ------------     ---
Exhibits B-1 and B-2 (with respect to the LaTex Entities) to this Agreement.
------------     ---
Such payouts are defined and shall occur pursuant to the agreements relating thereto.

     Oil and Gas Contracts.  "Oil and Gas Contracts" means all Leases, permits,
     ---------------------
licenses, farmout or farming agreements, bottom hole or acreage contribution agreements, operating agreements, unit agreements, declarations or orders, joint venture, exploration, participation or acquisition agreements, division orders, production sales, purchase, exchange, processing or transportation agreements and all other contracts and agreements in effect or in existence on the date hereof and affecting or relating to the ownership or operation of the Alliance Interests or the LaTex Interests, as the case may be, or the disposition of the Hydrocarbons produced therefrom. The Oil and Gas Contracts affecting or relating to the Alliance Interests are referred to herein as the "Alliance Oil and Gas Contracts" and the Oil and Gas Contracts affecting or relating to the LaTex Interests are referred to herein as the LaTex Oil and Gas Contracts.

     Paying Agent.  "Paying Agent" means the transfer agent for the Alliance
     ------------
Shares.

     Permitted Encumbrances.  "Permitted Encumbrances" means (i) lessor's
     ----------------------
royalties, overriding royalties, division orders and sales contracts covering Hydrocarbons, reversionary interests and similar burdens and all existing operating agreements and unit agreements, if the net cumulative effect of the same does not operate to reduce the Net Revenue Interests of the Alliance Interests or the LaTex Interests, as the case may be, to less than the Net Revenue Interests set forth in Exhibits A-1 and A-2 (with respect to the
                               ------------     ---
Alliance Entities) or Exhibits B-1 and B-2 (with respect to the LaTex Entities)
                      ------------     ---
or increase the Working Interests of the Alliance Interests or the LaTex Interests, as the case may be, to more than the Working Interests set forth in

Exhibits A-1 and A-2 (with respect to the Alliance Entities) or Exhibits B-1 and
------------     ---                                            ------------
B-2 (with respect to the LaTex Entities) (unless there is a corresponding
---
increase in the Net Revenue Interests); (ii) any and all federal and state regulatory orders and rules to which the Alliance Interests or the LaTex Interests, as the case may be, are presently subject; (iii) preferential rights to purchase and required third-party consents to assignments and similar agreements; (iv) liens for Taxes not due or not delinquent at the time of Closing or the validity of which are being contested in good faith by appropriate actions; (v) statutory Encumbrances not yet delinquent; (vi) all rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of Leases or interests therein if the same are customarily obtained after such sale or conveyance; (vii) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or the like; and easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the Alliance Interests or the LaTex Interests, as the case may be; (viii) liens of operators relating to obligations not yet due or not delinquent; (ix) title problems commonly encountered in the oil and gas business which would not be considered material by a reasonable and prudent person engaged in the business of the ownership, development and operating of oil and gas properties with knowledge of all the facts and appreciation of their legal significance; and (x) Encumbrances described in Exhibit A-1, A-2 and A-3 (with respect to the Alliance Entities) or
             -----------  ---     ---
Exhibit B-1, B-2 and B-3 (with respect to the LaTex Entities).
-----------  ---     ---

     Plan.  "Plan" means (i) any employee benefit plan as defined in Section
     ----
3(3) of ERISA, which is (a) maintained by a party or any of its Subsidiaries, or
(b) to which a party or any of its Subsidiaries is making or accruing an obligation to make contributions, or (ii) any other formal or informal obligation to, arrangement with, or plan or program for the benefit of, employees of a party or any of its Subsidiaries, including, but not limited to, stock options, stock bonuses, stock purchase agreements, bonuses, incentive compensation, deferred compensation, supplemental pensions, vacations, severance pay, insurance or any other benefit, program or practice.

     Securities Act.  "Securities Act" means the Securities Act of 1933, as
     --------------
amended, or any successor statute.

     Subsidiary and Subsidiaries.  "Subsidiary" or "Subsidiaries" means any
     ---------------------------
corporation more than fifty percent (50%) of the voting power of which is owned directly or indirectly by a party or other relevant person, as the context requires, other than the Excluded Entities with respect to LaTex.

     Surviving Corporation.  "Surviving Corporation" is as defined in Section
     ---------------------                                            -------
2.1.
---

     Taxes.  "Taxes" means all taxes, charges, fees, levies, duties or other
     -----
assessments, including, without limitation, income, gross receipts, excise, ad valorem, property, production, severance, sales, use, license, payroll and franchise taxes, imposed by any Governmental Entity and includes any estimated tax, interest and penalties or additions to tax.

     Tax Return.  "Tax Return" means a report, return or other information
     ----------
required to be supplied by a party comprising a part of the Alliance Entities or the LaTex Entities, as the case may be, to a Governmental Entity in connection with Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes that entity.

     Warrants.  "Warrants" means those warrants to purchase up 1,927,908 LaTex
     --------
Common Shares pursuant to publicly and privately issued warrants.

     Wells.  "Wells" means the wells described in Exhibit A-1 (with respect to
     -----
the Alliance Entities) or Exhibit B-1 (with respect to the LaTex Entities), as
                          -----------
appropriate. The Wells of the Alliance Entities are referred to herein as "Alliance's Wells" and the Wells of the LaTex Entities are referred to herein as "LaTex's Wells."

     Working Interest.  "Working Interest" ("WI") means the decimal interest in
     ----------------
the full and entire leasehold estate in any of the Alliance Interests or the LaTex Interests, as the case may be, and all rights and obligations of every kind and character pertinent thereto or arising therefrom, without regard to any valid lessor royalties, overriding royalties and/or other burdens against production insofar as interest in said leasehold is burdened with the obligation to bear and pay the cost of exploration, development and operation.

     Working Interest After Payout. "Working Interest After Payout" ("WIAPO")
     -----------------------------
means the WI after any payout occurs in connection with any WI described in Exhibits A-1 and A-2 (with respect to the Alliance Entities) or Exhibits B-1 and
------------     ---                                            ------------
B-2 (with respect to the LaTex Entities) to this Agreement.  Such payouts are
---
defined and shall occur pursuant to the agreements relating thereto.

     Working Interest Before Payout.  "Working Interest Before Payout ("WIBPO")
     ------------------------------
means the WI before any payout occurs in connection with any WI described in Exhibits A-1 and A-2 (with respect to the Alliance Entities) or Exhibits B-1 and
------------     ---                                            ----------
B-2 (with respect to the LaTex Entities) to this Agreement.  Such payouts are
---
defined and shall occur pursuant to the agreements relating thereto.

     2.   The Merger.
          ----------

               2.1  The Merger.  Subject to the terms and conditions of this
                    ----------
Agreement, at the Effective Time, Newco shall be merged with and into LaTex and the separate corporate existence of Newco shall cease (the "Merger"). LaTex shall be the surviving corporation in the Merger (sometimes referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of LaTex with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth below in this Article 2. The Merger shall
                                                 ---------
have the effects specified in the DGCL.

               2.2  Effective Time.  On the Closing Date, LaTex and Alliance
                    --------------
will cause a Certificate of Merger (the "Certificate of Merger") to be executed and filed with the Secretary of State of Delaware as provided in Section 251 of the DGCL to reflect the Merger. The Merger shall become effective at the date and time at which the Certificate of Merger is duly filed with the Secretary of State of Delaware, and such time is referred to in this Agreement as the "Effective Time."

               2.3  The Certificate of Incorporation.  The Certificate of
                    --------------------------------
Incorporation of LaTex in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL.

               2.4  The Bylaws.  The Bylaws of LaTex in effect at the Effective
                    ----------
Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL.

               2.5  Officers and Directors.  The officers and directors of Newco
                    ----------------------
at the Effective Time shall be the officers and directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

               2.6  Conversion or Cancellation of LaTex Shares and Newco Shares.
                    ------------------------------------------------------------
The LaTex Shares shall be canceled and the Newco Shares shall be converted in the Merger as follows:

               (a)  At the Effective Time,

                    (i) each LaTex Common Share issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares, shall by virtue of the Merger and without any action on the part of the holder thereof, be canceled and the holder shall, in consideration of such cancellation, become entitled to the allotment of 0.85981 Alliance Shares;

                    (ii) each LaTex Series A Share issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares, shall by virtue of the Merger and without any action on the part of the holder thereof, be canceled and the holder shall, in consideration of such cancellation, become entitled to the allotment of 2.58201 Alliance Shares;

                    (iii) each LaTex Series B Share issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares, shall by virtue of the Merger and without any action on the part of the holder thereof, be canceled and the holder shall, in consideration of such cancellation, become entitled to the allotment of 6.17632 Alliance Shares;

                    (iv) each Warrant outstanding at the signing of this Agreement, and remaining outstanding at the Effective Time, whether or not then exercisable or vested, shall be canceled and the holders shall, in consideration of such cancellation, become entitled to receive a new warrant issued by Alliance pursuant to which the holder will have the right to subscribe for, in accordance with the terms and subject to the conditions of the existing Warrant, that number of Alliance Shares as the holder would have been entitled to receive had the holder exercised the existing Warrant immediately prior to the Closing Date, but only in accordance with the terms and conditions of the existing Warrant, with the result that, immediately after the Effective Time, the persons who held LaTex Shares (including those who receive LaTex Shares in consideration for the cancellation of outstanding options to purchase LaTex Shares) shall hold 21,448,787 Alliance Shares, constituting 72% of the Alliance Shares then outstanding (including the 237,500 post-reverse split Alliance Shares issuable upon exercise of the options approved for management of Alliance, but excluding for purposes of the computation any Alliance shares or warrants issuable to the Bank of America NT & SA concurrently with or after the Effective Time) and the holders of Warrants shall have the right to subscribe an additional 0.85981 Alliance Shares for each LaTex Common Share subject to the Warrants, pursuant to replacement warrants to be issued by Alliance under the provisions of Section
                                                                      -------
2.6(a)(iv), subject, in each case, to appropriate adjustments to reflect the
----------
stock split referred to in Section 2.10(c).
                           ---------------

               (b) By virtue of the Merger and without any action on the part of the holders thereof, all LaTex Shares and all Warrants shall no longer be outstanding and shall be canceled and shall cease to exist and each holder of a certificate representing LaTex Shares or an agreement representing Warrants shall thereafter cease to have any rights with respect to such LaTex Shares or such Warrants, and in consideration therefor shall be entitled to receive the Alliance Shares specified in this Section upon the surrender of the certificate representing the LaTex Shares as provided in Section 2.7, or the new warrant
                                             -----------
issued by Alliance upon the surrender of the agreement with respect to the Warrant as provided in Section 2.7 or the right, if any, to receive payment from the Surviving
--------------
Corporation of the "fair value" of such LaTex Shares as determined in accordance with Section 262 of the DGCL. This Agreement shall effect an amendment to the Certificate of Incorporation of LaTex with the effects described in this Article
                                                                         -------
2, and approval of this Agreement by holders of LaTex Shares shall constitute
-
approval of such amendments. Until such surrender, no dividend or other distribution, if any, payable to holders of record of Alliance Shares as of any date on or after the Closing Date shall be paid to the holder of certificates representing LaTex Shares but upon surrender of certificates representing the LaTex Shares as provided in Section 2.7, such holder shall be entitled to
                            -----------
receive all dividends and other distributions, if any, without interest, that have become payable subsequent to the Effective Time with respect to the number of Alliance Shares such holder is to receive.

          (c) At the Effective Time, each Newco Share issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Newco or the holder of such Shares, be converted into one share of common stock of the Surviving Corporation.

          2.7  Payment for LaTex Shares; New Warrants.
               --------------------------------------

          (a) Alliance shall, with effect from the Effective Time, allot the new Alliance Shares to the holders of LaTex Shares which allotment shall be conditioned on the relevant holders of LaTex Shares complying with Section
                                                                   -------
2.7(b) and shall make available or cause to be made available to the Paying
------
Agent at the Effective Time certificates in respect of the Alliance Shares sufficient to enable the Paying Agent to deliver the necessary certificates in respect of the Alliance Shares to the holders of LaTex Shares as required by
Section 2.6.
-----------

          (b) On or after the Closing Date, each person who is at the Effective Time a holder of record of issued and outstanding LaTex Shares may deliver to the Paying Agent a letter of transmittal in a form suitable to the Paying Agent duly executed and completed in accordance with the instructions thereto, together with such holders' certificates representing such LaTex Shares, and Alliance shall cause the Paying Agent to deliver to such holders certificates in respect of the Alliance Shares and any dividends or distributions thereon to which such holders are then entitled. Upon surrender to the Paying Agent of such certificates, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, Alliance shall promptly cause to be delivered to the persons entitled thereto certificates in respect of the Alliance Shares and any dividends or distributions thereon to which such persons are then entitled.

          (c) Fractional Alliance Shares will not be issued to any person. In lieu of issuing a fractional Alliance Share to any person, Alliance will round the number of Alliance Shares to be issued to each person to the nearest whole number of Alliance Shares. No cash will be paid for fractional shares not received.

          (d) If Alliance Shares are to be issued to a person other than the registered holder of the certificates surrendered, it shall be a condition of such issue that the certificates so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such delivery shall pay any transfer or other taxes required by reason of the delivery to a person other than the registered holder of the certificates surrendered or establish to the satisfaction of Alliance or the Paying Agent that such tax has been paid or is not applicable.

          (e) Sixty (60) days following the Effective Time, Alliance shall be entitled to cancel the allotment of Alliance Shares and to cause the Paying Agent to deliver to Alliance the share certificates in respect of any Alliance Shares made available to the Paying Agent that have not been delivered to holders of certificates formerly representing LaTex Shares outstanding at the Effective Time, and thereafter, such holders shall be entitled to look to Alliance only as general creditors thereof with respect to the issue of Alliance Shares and any dividends or distributions thereon upon due surrender of their certificates or agreements. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any holder of certificates formerly representing LaTex Shares for any Alliance Shares or any dividends or distributions thereon delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Alliance shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Alliance Shares for LaTex Shares.

          (f) On or after the Closing Date, each person who is at the Effective Time a holder of record of issued and outstanding Warrants may deliver to Alliance the agreements representing such Warrants and Alliance shall deliver to such holders an agreement representing the new warrants to purchase Alliance Shares on the terms of, and as provided by, Section 2.6(a)(iv).

          2.8  Dissenters' Rights.
               ------------------

          (a) Notwithstanding anything in this Agreement to the contrary, LaTex Shares that are issued and outstanding immediately prior to the Effective Time and that are held by LaTex Stockholders who have delivered a written demand for appraisal of such LaTex Shares in the manner provided in Section 262 of the DGCL (the "Dissenting Shares") shall not be canceled and the holders thereof shall not receive the right to receive the consideration provided in Section 2.6(a),
                                                               --------------
unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost the right to appraisal and payment under the DGCL, as the case may be. If such holder shall have failed to perfect or shall have effectively withdrawn or lost such right, the LaTex Shares shall thereupon be deemed to have been canceled and the holders thereof to have become entitled, with effect from the Effective Time, to receive the consideration specified in
Section 2.6.
-----------

          (b) LaTex promptly shall give Alliance notice of any demand made by or on behalf of any dissenting LaTex Stockholder to be paid the "fair value" of the LaTex Stockholder's LaTex Shares, as provided in Section 262 of the DGCL, and the Surviving Corporation shall thereupon have sole and exclusive rights to conduct and resolve, in its sole discretion, all negotiations proceedings and ultimate disposition with respect to any such demands in any manner that the Surviving Corporation may elect. All such payments shall be made solely by the Surviving Corporation and shall not be made by, nor shall Alliance reimburse the Surviving Corporation for, such payments.

          2.9  Transfer of LaTex Shares After the Effective Time.  No transfers
               -------------------------------------------------
of LaTex Shares shall be made on the stock transfer books of the Surviving Corporation at or after the Effective Time. If, after the Effective Time, certificates formerly representing LaTex Shares are presented to the Surviving Corporation, they shall be canceled and the holders thereof shall instead be entitled to be issued Alliance Shares as provided in this Article 2.
                                                          ---------

          2.10 Approval of the Stockholders and Registration.
               ---------------------------------------------

          (a) As soon as reasonably practicable after the date of this Agreement, LaTex will, in compliance with all applicable state and federal laws, and in form and substance satisfactory to Alliance, file with the Commission solicitation material necessary, and use its best efforts, after effectiveness of the registration statement referred to in Section 2.10(b), to obtain the
                                             ---------------
approval of the LaTex Stockholders to the Merger. The materials sent by LaTex in connection with the approval of the LaTex Stockholders will not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Alliance agrees to furnish to LaTex all information (which shall meet the standard of the preceding sentence) reasonably requested by LaTex in connection with preparing such materials. The materials shall in form and substance be satisfactory to Alliance and shall include all information regarding the Alliance Entities required by applicable law to inform holders of the LaTex Shares of all necessary information concerning the Merger and of their appraisal rights under the DGCL. LaTex agrees to use its best efforts to cooperate with Alliance in soliciting the approval of the LaTex Stockholders to the Merger as soon as is reasonably practicable. Subject to compliance with their fiduciary duties in connection with an Alternative Transaction as described in Section 6.9 as
                                                           -----------
advised in writing by outside counsel, the board of directors of LaTex shall recommend approval by the LaTex Stockholders of the Merger, without reservation or qualification.

          (b) As soon as reasonably practicable after the date of this Agreement, Alliance will, in compliance with all applicable state and federal laws, and in form and substance satisfactory to LaTex, file with the Commission and applicable state authorities, and use its best efforts to obtain the effectiveness of, a registration statement relating to the issuance of the Alliance Shares in the Merger. The filing may be made in conjunction with the filing by LaTex of solicitation material for the LaTex Stockholders. The materials filed by Alliance will not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. LaTex agrees to furnish to Alliance all information (which shall meet the standard of the preceding sentence) reasonably requested by Alliance in connection with preparing such materials. The materials shall in form and substance be satisfactory to LaTex and shall include all information regarding the Alliance Entities required by applicable law to inform holders of the LaTex Shares of all necessary information concerning the Merger and of their appraisal rights under the DGCL.

          (c) As soon as reasonably practicable after the date of this Agreement, Alliance will, in compliance with all applicable laws, and in form and substance satisfactory to LaTex, file with London Stock Exchange Limited solicitation materials reasonably necessary, and use its best efforts, to obtain the approval of the Alliance Stockholders to the Merger, to the issue of the new Alliance Shares and to a 40 to one reverse stock split of the Alliance Shares. The materials sent by Alliance in connection with the approval of Alliance Stockholders will not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. LaTex agrees to furnish to Alliance all information (which shall meet the standard of the preceding sentence) reasonably requested by Alliance in connection with preparing such materials. The materials shall in form and substance be satisfactory to LaTex and shall include all information regarding the LaTex Entities required by applicable law or regulation to inform holders of the Alliance Shares of all necessary information concerning the Merger and the reverse stock split. Alliance agrees to use its best efforts in soliciting the approval of the Alliance Stockholders to the Merger and the reverse stock split as soon as is reasonably practicable. Subject to compliance with their fiduciary duties in connection with an Alternative Transaction as described in Section 7.8
                                                                     -----------
as advised in writing by outside counsel, the board of directors of Alliance shall recommend approval by the Alliance Stockholders of the Merger and the reverse stock split, without reservation or qualification.

          2.11 Restructuring Option. At any time on or before September 27,
               --------------------
1996, Alliance shall have the right (but not the obligation) to elect to restructure the Merger and the transaction contemplated thereby in a manner determined by Alliance with the consent of LaTex, which consent will not be unreasonably withheld, and which restructured transaction will include the following: (a) the LaTex Stockholders (excluding holders of LaTex Warrants) will, immediately prior to the completion of the transaction, hold 72% of the equity, and the Alliance Stockholders and the holders of Alliance options will, immediately prior to the completion of the transaction, hold 28% of the equity, and (b) the matters to be addressed in the opinion described in Section 9(k) be
                                                                ------------
true and correct as of the closing of such restructured transaction. Furthermore, such restructured transaction will, to the extent reasonably practical, otherwise contain the terms reflected in this Agreement. Upon Alliance's timely exercise of its rights under this Section, the parties shall promptly execute such documents and agreements and shall take such other action as may be necessary or appropriate to effect such restructuring.

     3.   The Closing.
          -----------

          3.1  Time and Place of Closing.  The closing of the Merger (the
               -------------------------
"Closing"), shall, unless otherwise agreed to in writing by the parties, take place at the offices of Jenkens & Gilchrist, P.C., 1445 Ross Avenue, Suite 3200, Dallas, Texas at 10:00 a.m., local time, on the Closing Date.

          3.2  Obligations of LaTex at or Prior to the Closing.  At or prior to
               -----------------------------------------------
the Closing, LaTex shall deliver to Alliance the following:

          (a) A copy of the charters of each of the LaTex Entities certified as of a date within ten days of the Closing Date by the Secretary of State of the state of incorporation of each of the respective entities and certified by the respective corporate secretary as to the absence of any amendments between the date of certification by the respective Secretary of State and the Closing Date;

          (b) A certificate from the appropriate governmental officials of the state of incorporation as to the existence and good standing of each of the LaTex Entities and the payment of Taxes by each of the LaTex Entities as of a date within ten days of the Closing Date, and, if available, a telecopy from such officials as to the same matters dated the business day before the Closing Date;

          (c) A certificate of the corporate secretary of each of the LaTex Entities attaching thereto a true and correct copy of the bylaws of the respective entity;

          (d) A certificate of the corporate secretary of LaTex attaching copies of the resolutions of the board of directors and the LaTex Stockholders approving the Merger;

          (e)  The Certificate of Merger duly executed on behalf of LaTex;

          (f)  The certificate of an officer of LaTex referred to in Section
                                                                     -------
8(b);
----

          (g) The agreement from each of the Affiliates of LaTex relating to his, her or its investment in the Alliance Shares referred to in Section 8(d);
                                                                 ------------

          (h)  The opinion of LaTex's counsel referred to in Section 8(e);
                                                             ------------

          (i) All contracts, contract amendments, LaTex Oil and Gas Contracts, commitments, leases, books, records, files and other data relating to any of the LaTex Entities and their assets then in the possession of the LaTex Stockholders;

          (j) All consents or approvals of any third party that are required to be identified pursuant to Section 4.4; and
                          -----------

          (k) Such other documents as are required pursuant to this Agreement or as may reasonably be requested from LaTex by Alliance or its counsel.

          3.3  Obligations of Alliance and Newco at or Prior to the Closing.  At
               ------------------------------------------------------------
or prior to the Closing, Alliance shall deliver to LaTex the following:

          (a) a copy of the Memorandum and Articles of Association (and all amendments thereto, if any) of Alliance and each of Alliance's U.K. Subsidiaries certified by the corporate secretary as to the absence of any amendments as of the Closing Date;

          (b) a copy of the charters of Newco and each of Alliance's Subsidiaries not included in Section 3.3(a) certified as of a date within ten
                             --------------
days of the Closing Date by the appropriate governmental officials of the jurisdiction of organization of each of the respective entities and certified by the respective corporate secretary as to the absence of any amendments between the date of certification by the governmental official and the Closing Date;

          (c) A certificate from the appropriate governmental officials of the jurisdiction of organization of Newco and each of Alliance's Subsidiaries not included in Section 3.3(a) as to the existence and good standing of such
            --------------
Subsidiary as of the date within ten days of the Closing Date, and, if available, a telecopy from such officials as to the same matters dated the business day before the Closing Date;

          (d) A certificate of the corporate secretary of each of Alliance and Newco attaching copies of corporate resolutions duly adopted by the board of directors and stockholders of each of them approving the Merger, the issue of new Alliance Shares, the reverse stock split and authorizing the consummation of the transactions contemplated hereby;

          (e)  The Certificate of Merger duly executed on behalf of Newco;

          (f) The certificate of an officer of Alliance and Newco referred to in Section 9(b);
   ------------

          (g)  The opinions of Alliance's and Newco's counsel referred to in
Section 9(d);
------------

          (h) All consents or approvals of any third party that are required to be identified pursuant to Section 5.4;
                          -----------

          (i) Such other documents as are required pursuant to this Agreement or as may reasonably be requested from Alliance by LaTex or its counsel.

     4.   Representations, Warranties and Covenants of LaTex.  Except expressly
          --------------------------------------------------
set forth and specifically identified by section number of this Agreement in the LaTex Disclosure Schedule, LaTex represents, warrants and covenants to Alliance and Newco, on the date hereof and as of the Closing Date, as follows:

               4.1  Corporate Organization.
                    ----------------------

          (a) Each of the LaTex Entities is a corporation duly organized and validly existing as a corporation and in good standing under the laws of its jurisdiction of incorporation. Each of the LaTex Entities has the requisite corporate power and authority to carry on its business as now being conducted and to own, lease and operate its property and assets, and each of the LaTex Entities is duly qualified or licensed to do business and is in good standing in every jurisdiction in which the failure to be so qualified and licensed could have a Material Effect. Section 4.1 of the LaTex Disclosure Schedule sets forth
                         -----------------------------------
the name and state of incorporation of each of the LaTex Entities and each state in which each of them is qualified or licensed to do business. LaTex has heretofore delivered to Alliance true, correct and complete copies of each of the LaTex Entities' respective Certificate of Incorporation and Bylaws as presently in effect.

          (b)  Section 4.1 of the LaTex Disclosure Schedule sets forth a
               --------------------------------------------
complete list of the present officers and directors of each of the LaTex
Entities.

          4.2  Capitalization.
               --------------

          (a) The authorized, issued and outstanding capital stock of each of the LaTex Entities is as set forth in Section 4.2 of the LaTex Disclosure
                                     ------------------------------------
Schedule.  All of the issued shares of each of the LaTex Entities are validly
--------
issued, fully paid and nonassessable and none of such shares have been issued in violation of the preemptive rights of any person.

          (b) There are no (i) shares of capital stock or other securities bearing voting or other equity rights, whether contingent or not, of any of the LaTex Entities outstanding; (ii) outstanding subscriptions, puts, options, warrants or other rights, contractual or otherwise, to purchase or acquire any capital stock of any of the LaTex Entities; or (iii) contracts, commitments, understandings, arrangements or restrictions by which any of the LaTex Entities is or may become bound to issue any additional equity interests or any options or rights with respect thereto, or any securities convertible into any equity interests.

          (c) The issued and outstanding stock of LaTex owned by the directors, executive officers and 5% or greater stockholders of LaTex is owned of record, and to the knowledge of LaTex, beneficially, as described in Section 4.2 of the
                                                             ------------------
LaTex Disclosure Schedule.  LaTex owns all of the issued and outstanding stock
-------------------------
of each of its Subsidiaries, directly or indirectly, free and clear of all Encumbrances. Except for its Subsidiaries, neither LaTex nor any of its Subsidiaries owns or holds any equity, debt or other interest in any entity or business or any option to acquire any such interest, except for accounts receivable that have arisen in the ordinary course of business.

          4.3  Authority; No Violation.
               -----------------------

          (a) The execution and performance of this Agreement by LaTex have been duly and validly authorized by the board of directors of LaTex and, except for the approval of the LaTex Stockholders, no other corporate action is necessary to authorize the execution, delivery and performance of this Agreement by LaTex. LaTex has full, absolute and unrestricted right, power and authority to execute and perform this Agreement and, subject to the approval by the LaTex Stockholders, to carry out the transactions contemplated hereby. This Agreement has been duly and validly executed by LaTex and, subject to approval by the LaTex Stockholders, is a valid and binding obligation of LaTex, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, moratorium, reorganization, receivership or similar laws affecting the rights of creditors generally.

          (b) None of the execution, delivery or performance of this Agreement does or will, after the giving of notice, lapse of time or otherwise, (i) result in any violation of or be in conflict with or constitute a default under any term or provision of the Certificate of Incorporation or Bylaws of any of the LaTex Entities of or any term or provision of any judgment, decree, order, statute, injunction, rule or regulation applicable to any of the LaTex Entities, or of any material note, bond, mortgage, indenture, lease, license, franchise, agreement or other instrument or obligation to which any of the LaTex Entities is bound; (ii) result in the creation of any material Encumbrance upon LaTex Shares, the securities of the Surviving Corporation or any of the properties or assets of the LaTex Entities pursuant to any such term or provision; or (iii) constitute a material default under or give any party the right to accelerate, amend or modify, terminate, abandon or refuse to perform or comply with, any material contract, agreement, arrangement, commitment or plan to which any LaTex Entities is a party, or by which any of the LaTex Entities or any of their rights, properties or assets may be subject or bound.

          4.4  Consents and Approvals.  No consent, waiver, approval or
               ----------------------
authorization of, or declaration, designation, filing, registration or qualification with, any Governmental Entity or any third party, is required to be made or obtained by the LaTex Entities in connection with the execution, delivery and performance of this Agreement or to preserve any material rights and benefits enjoyed by any of the LaTex Entities on the date hereof following the consummation of the transactions contemplated by this Agreement except (a) those that have already been obtained or (b) those specifically contemplated by this Agreement.

          4.5  Violations of Laws, Permits, etc.
               ---------------------------------

          (a) None of the LaTex Entities is in violation of any term or provision of its Certificate of Incorporation or Bylaws. None of the LaTex Entities is in violation of any term or provision of any judgment, decree, order, statute, injunction, rule, ordinance or regulation applicable to it, or of any agreement or instrument applicable to such entity where the violation thereof would result in a Material Effect.

          (b) Each of the LaTex Entities holds and has maintained in full force and effect all certificates, licenses and permits material to the conduct of its business, and has not received any notification that any revocation or limitation thereof is threatened or pending where such revocation or limitation would result in a Material Effect.

          4.6  LaTex Financial Statements.
               --------------------------

          (a) In all material respects the consolidated LaTex Financial Statements fairly present the consolidated assets, liabilities and financial position of the respective entities purported to be covered thereby as of the dates thereof and the results of their operations and cash flow for the respective periods ended on such dates, all in conformity with GAAP consistently applied, except that the April 30, 1996 unaudited interim financial statements do not contain footnotes (that, if presented, would not differ materially from those in the audited LaTex Financial Statements) and are subject to normal, recurring year-end adjustments (which will not, individually or in the aggregate, have a Material Effect).

          (b) The LaTex Financial Statements were prepared from the books and records of each of the respective entities purported to be covered thereby. Such LaTex Financial Statements do not contain any items of a material special or nonrecurring nature, except as expressly noted in such statements.

          4.7  No Undisclosed Liabilities, etc.  None of the LaTex Entities has
               --------------------------------
any material liabilities or obligations, whether direct, indirect, absolute or contingent (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others), except (a) liabilities that are fully reflected on or reserved against on the latest balance sheet of such entity included in the LaTex Financial Statements or (b) liabilities incurred in the ordinary course of business since the date of the latest balance sheet included in the LaTex Financial Statements that are consistent with past practice.

          4.8  Absence of Certain Changes.  Since the date of the latest audited
               --------------------------
LaTex Financial Statement, except as specifically disclosed in the April 30, 1996 unaudited interim consolidated LaTex Financial Statements, none of the LaTex Entities has:

          (a)  Suffered any change that would result in a Material Effect;

          (b) Adopted or made any change in any pension, retirement, profit sharing or other employee benefit plan or arrangement;

          (c) Borrowed or agreed to borrow any money or incurred, assumed or become subject to, whether directly or by way of guarantee or otherwise, any other material obligation or liability for borrowed money, whether absolute or contingent;

          (d) (i) Issued, purchased or redeemed any of its capital securities or any option, warrant or right to purchase any of the same; or (ii) authorized, declared or made any dividends, distributions of earnings or capital on, or splits or any other reclassification of its equity securities;

          (e) Mortgaged, pledged or subjected to any Encumbrance any of its assets, tangible or intangible, having a value in excess of $25,000 in the aggregate;

          (f) Acquired or disposed of, or entered into any agreement to acquire or dispose of, any material assets or properties, other than oil and gas production in the ordinary course of business, or other assets having a value in excess of $25,000 in the aggregate;

          (g) Increased the salaries, compensation, pension or other benefits payable, or paid any bonuses, to its officers and directors or their Affiliates;

          (h) Forgiven or canceled any debts or claims or waived any rights against the LaTex Stockholders or any officer or director of the LaTex Entities or their Affiliates or forgiven or canceled any debts or claims or waived any rights against any other person in excess of $25,000 in the aggregate;

          (i) Entered into, terminated or received notice of the termination of any commitment, contract, agreement or transaction that is material to any of the LaTex Entities; or

          (j) Agreed, either in writing or otherwise, to take any action described in this Section 4.8.
                  ------------

          4.9   Title to Property; Encumbrances.
                -------------------------------

          (a) The LaTex Entities, either directly or indirectly, have (and as of the Closing will have) good and defensible title to the LaTex Interests.

          (b) The LaTex Entities own no real property other than the LaTex Interests. Section 4.29 of the LaTex Disclosure Schedule sets forth a complete
          ----------------------------------------------
list of all real property other than the LaTex Interests that the LaTex Entities lease or sublease, and which lease or sublease provides for payments at an annual rate in excess of $25,000. LaTex has delivered to Alliance correct and complete copies of all such leases and subleases (the "LaTex Real Property Leases"). With respect to each such Real Property Lease:

          (i) each LaTex Real Property Lease is legal, valid, binding, enforceable and in full force and effect;

          (ii) each LaTex Real Property Lease will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

          (iii) to the knowledge of the LaTex Entities, no party to any LaTex Real Property Lease is in breach or default and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder;

          (iv) to the knowledge of the LaTex Entities, no party to any LaTex Real Property Lease has repudiated any provision thereof;

          (v) to the knowledge of the LaTex Entities, there are no disputes, oral agreements or forbearance programs in effect as to any LaTex Real Property Lease;

          (vi) with respect to each sublease included as a LaTex Real Property Lease, the representations and warranties set forth in subsections (i) and
     (v) above are true and correct with respect to the underlying lease;

          (vii) none of the LaTex Entities has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

          (viii) to the knowledge of the LaTex Entities, all facilities leased or subleased thereunder have received all approvals of all Governmental Entities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws and regulations;

          (ix) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

          (x) to the knowledge of the LaTex Entities, the owner of the facility leased or subleased has good and marketable title to the parcel of real property, free and clear of any security interest, easement, covenant or other restriction, except for installments of special easements not yet delinquent and recorded easements, covenants, and other restrictions which do not impair the current use, occupancy or value or the marketability of title, of the property subject thereto.

          (c) The LaTex Entities, either directly or indirectly, have (and as of the Closing will have) good and defensible title to and other legal right to use all properties and assets, real, personal and mixed, tangible and intangible (other than the LaTex Interests), reflected as owned on the latest balance sheet included in the LaTex Financial Statements of the relevant entity or acquired after the date of such balance sheet, except for properties and assets disposed of in accordance with customary practice in the business or disposed of for full and fair value since the date of such balance sheet in the ordinary course of business consistent with past practice and except for matters that would not have a Material Effect.

          (d) There are no properties (real, personal or mixed, tangible or intangible) owned by any LaTex Stockholders or any Affiliate of the LaTex Stockholders that are used in the normal day-to-day operations of the LaTex Entities as conducted prior to the Closing Date.

          (e) The properties and assets described in (a), (b) and (c) above are free and clear of any and all Encumbrances, except the Permitted Encumbrances.

          4.10  Proceedings Affecting LaTex Interests.  There is no action,
                -------------------------------------
proceeding, investigation, inquiry, claim or demand pending or, to the knowledge of the LaTex Entities, threatened that is likely to result in the material impairment or loss of any of the LaTex Entities' title to any part of the LaTex Interests or that might hinder or impede in any material respect the use, operation or value of the LaTex Interests and LaTex shall promptly notify Alliance of any such suit, action, investigation, inquiry, claim or demand arising or threatened prior to the Closing with respect to which LaTex receives notice. To the knowledge of the LaTex Entities, there are no facts, events or conditions existing with respect to operations or conditions of the LaTex Interests which are reasonably likely to hinder or impede the use, operation or value of the LaTex Interests in any material respect or which are reasonably likely to form the basis of a claim of any party against any of the LaTex Entities or any of their assets that would result in a Material Effect.

          4.11  LaTex Oil and Gas Contracts.
                ---------------------------

          (a) To the knowledge of the LaTex Entities, all of the Leases included in the LaTex Interests are in full force and effect and are the valid and legally binding obligations of the parties to those agreements and are enforceable in all material respects in accordance with their respective terms.

          (b) To the knowledge of the LaTex Entities, none of the LaTex Entities is in material breach or default with respect to any of its representations, warranties or obligations pursuant to any of the LaTex Oil and Gas Contracts or with respect to any regulations incorporated in or governing the LaTex Oil and Gas Contracts.

          (c) To the knowledge of the LaTex Entities, all payments (including royalties, delay rentals, shut-in royalties, payments due under unit or operating agreements but excluding royalties held in suspense and good faith by the LaTex Entities for a justifiable purpose) due under the Leases included in the LaTex Interests have been properly and timely made; all conditions necessary to keep such Leases in force have been fully performed; and no notices have been received by the LaTex Entities of any claim to the contrary.

          (d) To the knowledge of the LaTex Entities, there are no obligations to engage in continuous development operations in order to maintain any Lease included in the LaTex Interests in force and effect.

          (e) To the knowledge of the LaTex Entities, the execution and delivery of this Agreement and the consummation of the transaction as contemplated by this Agreement will not result in a material breach of, constitute a material default under, result in a material violation of or entitle any party to a right of first refusal or preferential right to purchase under any of the LaTex Oil and Gas Contracts.

          (f) To the knowledge of the LaTex Entities, the LaTex Entities have fulfilled all material requirements for filings, certificates, disclosures of parties in interest and other similar matters contained in (or otherwise, by law, rule or regulation, applicable to) the Leases included in the LaTex Interests and are fully qualified to own and hold all such Leases.

          4.12  Operations.
                ----------

          (a) To the knowledge of the LaTex Entities, the LaTex Interests are being developed, operated and maintained in material compliance with the LaTex Oil and Gas Contracts. In operating the LaTex Interests, the LaTex Entities are not dependent on the right to use the property of others, except under valid and enforceable agreements, rights or other arrangements included in the LaTex Oil and Gas Contracts.

          (b) Since April 30, 1996, none of the LaTex Entities, directly or indirectly, has operated or in any manner dealt with, incurred obligations with respect to, or undertaken any transactions relating to, the LaTex Interests other than in the ordinary course of business consistent with past practice or other than sales of property in any single transaction having a value of less than $25,000, and, to the knowledge of the LaTex Entities, the LaTex Interests have not suffered any destruction, damage, or loss (except depreciation of equipment through ordinary wear and tear) that would result in a Material Effect.

          (c) To the knowledge of the LaTex Entities, there are no outstanding authorities for expenditures ("AFEs") covering work in progress or work not yet started covering the LaTex Interests. Prior to Closing, LaTex will provide Alliance with an updated listing of similar information concerning AFEs outstanding as of a date not more than three (3) business days prior to Closing.

          (d) To the knowledge of the LaTex Entities, no condition, obligation or other circumstance, including any prior overproduction under a gas balancing agreement, exists that would adversely affect the right of the LaTex Entities to receive their full share of production and full payment of proceeds from the sale of Hydrocarbons produced from any of the LaTex Interests.

          4.13  No Reversionary Interests.  To the knowledge of the LaTex
                -------------------------
Entities, the LaTex Interests are not subject to any reversionary, back-in or similar rights, the exercise of which would reduce the LaTex's Entities' Net Revenue Interests to less than the Net Revenue Interests set forth in Exhibits
                                                                      --------
B-1 and B-2.
---     ---

          4.14  Sales and Transportation Agreements. There are no material crude
                -----------------------------------
oil and condensate sales, arrangements or gas purchase and sales agreements or division orders relating to the LaTex Interests (collectively "LaTex Sales Agreements") and no material transportation agreements relating to the LaTex Interests that cannot be terminated by the LaTex Entities upon 60 days' or less notice without penalty or detriment to the LaTex Entities. There are no LaTex Sales Agreements pursuant to which Hydrocarbons are being sold at less than the prevailing market price therefor.

          4.15  Tax Partnerships.  None of the LaTex Entities have filed any
                ----------------
federal or state income tax returns identifying the LaTex Interests as held by any tax partnership.

          4.16  Prepayments.  To the knowledge of the LaTex Entities, there
                -----------
exists no material imbalance regarding production taken or marketed from any Lease included in the LaTex Interests or otherwise affecting any of the LaTex Entities which could result in (i) a portion of its interest in production therefrom to be taken or delivered after the Closing Date without the applicable entity receiving full payment therefor and at the price it would have received absent such imbalance; or (ii) the applicable entity being obligated to make payment to any person or entity as a result of such imbalance; or (iii) production being shut-in or curtailed after the Closing Date due to non-compliance with allowables, production quotas, proration rules or similar orders or regulations of a Governmental Entity; and none of the LaTex Entities is obligated, by virtue of any prepayment arrangement take-or-pay agreement or similar arrangements to deliver Hydrocarbons produced from the LaTex Interests at some future time without then receiving full payment therefor in all material respects.

          4.17  Production Sales Contracts.  To the knowledge of the LaTex
                --------------------------
Entities, the buyers under all production sales contracts pursuant to which any of the LaTex Entities is selling crude oil or natural gas or constituents thereof produced from the Leases included in the LaTex Interests are in compliance in all material respects with all the material terms of such contracts and none of the LaTex Entities has received a notice from any such buyer of such party's intention or desire to modify, renegotiate or repudiate any such contract or any of the material terms thereof.

          4.18  Calls. To the knowledge of the LaTex Entities, no person has any
                -----
call upon, option to purchase, or similar right to purchase any portion of the Hydrocarbons from the LaTex Interests at a price less than the prevailing market price therefor.

          4.19  Reserve Reports.  With respect to such LaTex Reserve Report, (a)
                ---------------
the information furnished by the LaTex Entities to the reserve engineers in connection with the preparation of the LaTex Reserve Report was true and correct in all material respects; (b) to the knowledge of the LaTex Entities, the assumptions utilized in the preparation of the LaTex Reserve Report are reasonable in light of the properties involved; (c) to the knowledge of the LaTex Entities, the calculations and other methodology utilized in the preparation of the LaTex Reserve Report are consistent with generally accepted standards of petroleum reservoir engineering at the dates of their preparation;
(d) none of the LaTex Entities have any knowledge that the oil, condensate, natural gas liquids and gas reserves attributable to the LaTex Interests as of the date of the LaTex Reserve Report are materially less than the estimates of quantities of those reserves shown in the LaTex Reserve Report; (e) none of the LaTex Entities have any knowledge of any change (other than normal depletion by production in the ordinary course, price changes, and sales of property in any single transaction having a value of less than $25,000) occurring since the date of the LaTex Reserve Report that would result in a material change in the information contained in the LaTex Reserve Report, and (f) to the knowledge of the LaTex Entities, none of the LaTex Entities or the LaTex Interests are subject to any agreements, consents, orders or regulations that would materially reduce the rate of production of Hydrocarbons or other substances from the LaTex Interests below that reflected in the LaTex Reserve Report.

          4.20  Wells.
                -----

          (a) To the knowledge of the LaTex Entities, all of LaTex's Wells have been drilled and completed within the boundaries of the Major Producing Leases of the LaTex Entities or within the limits otherwise permitted by the LaTex Oil and Gas Contracts, and by law.

          (b) To the knowledge of the LaTex Entities, the drilling and completion of all LaTex's Wells and all development and operations of the LaTex Interests have been conducted in material compliance with all applicable laws, ordinances, rules, regulations and permits, and judgments, orders and decrees of any Governmental Entity.

          (c) To the knowledge of the LaTex Entities, none of LaTex's Wells is subject to material penalties on allowable production after the date of this Agreement because of any overproduction or any other violation of applicable laws, rules, regulations or permits or judgments, orders or decrees of any Governmental Entity that would prevent any of LaTex's Wells from being entitled to its full legal and regular allowable production from and after the date of this Agreement as prescribed by any Governmental Entity.

          4.21  No Funds in Suspense.  To the knowledge of the LaTex Entities,
                --------------------
all material proceeds from the sale of Hydrocarbons produced from the LaTex Interests are currently being paid to the LaTex Entities and no portion of such proceeds is currently being held in suspense by any purchaser thereof or any other party by whom proceeds are paid except for immaterial amounts.

          4.22  Regulatory Compliance.  To the knowledge of the LaTex Entities,
                ---------------------
all material filings and approvals under the Natural Gas Policy Act of 1978, as amended for with the Federal Energy Regulatory Commission ("FERC"), or required under any rules or regulations adopted by FERC which are necessary for the operation of the LaTex Interests in the manner in which they are presently operated, have been made or granted.

          4.23  Physical Condition of Facilities.  To the knowledge of the LaTex
                --------------------------------
Entities, in all material respects, the physical facilities on the LaTex Interests (including facilities held under lease) have been maintained in accordance with good industry maintenance practices and are in a state of repair (normal wear and tear excepted) that is adequate for the intended use of such facilities in the ordinary conduct of the business.

          4.24  Data Regarding the LaTex Interests.  All of the information
                ----------------------------------
described in Sections 6.6 and 6.7 made or to be made available to Alliance and
             ------------     ---
its representatives is accurate and complete in all material respects, when considered in context and together with all relevant information made available.

          4.25  Litigation.
                ----------

          (a) There is no action, proceeding, investigation or inquiry pending or, to the knowledge of the LaTex Entities, threatened (i) against or affecting any of the LaTex Entities or their assets or ordinary conduct of the business that, if determined adversely to the LaTex Entities, would result in a Material Effect or (ii) that questions this Agreement or any action contemplated by this Agreement or in connection with the Merger.

          (b) There are no citations, fines or penalties heretofore asserted against any of the LaTex Entities or their assets under any federal, state or local law relating to air, noise or water pollution or other environmental protection matters, or relating to occupational health or safety, of which such entity has received notice and that remain unpaid or that could otherwise bind the assets of any of the LaTex Entities and that would result in a Material Effect.

          (c) LaTex has no knowledge of any state of facts or of the occurrence or nonoccurrence of any event or group of related events, that should reasonably cause LaTex to determine that there exists any basis for any material claim against the LaTex Entities for any of the matters described in paragraphs
(a) or (b).

          4.26  Tax Returns and Payments.
                ------------------------

          (a) The LaTex Entities (or the common parent of any affiliated group of which any of such entities is or has been a member) have duly filed in correct form in all material respects all Tax Returns required to be filed by such entities and have duly paid or provided for payment of (or there have been paid on their behalf) all Taxes due or claimed to be due from them by federal, state, local or foreign taxing authorities, excluding Taxes that are being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided and that are specially identified in Section 4.26 of
                                                                 ---------------
the LaTex Disclosure Schedule.
-----------------------------

          (b) There are no tax liens upon any property or assets owned by any of the LaTex Entities that would have a Material Effect.

          (c) All Tax Returns of the LaTex Entities filed, including any amendments to date, have been prepared in good faith without willful misrepresentation and are complete and accurate in all material respects. The federal income tax returns of the LaTex Entities have been examined by the Internal Revenue Service for all periods through December 31, 1990, and all deficiencies assessed as a result of such examination have been paid in full or finally settled and no issue has been raised by the Internal Revenue Service in any such examination that has been resolved adversely to any of the LaTex Entities or is still pending and, by application of similar principles, reasonably could be expected to result in an assertion by the Internal Revenue Service of a material deficiency in any other taxable year or with respect to any other of the LaTex Entities. There are no outstanding agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any Tax Returns or the payment by, or assessment against, any of the LaTex Entities for any Taxes. Each of the LaTex Entities is taxed as a C corporation under the Code.

          (d) The reserves made for Taxes on the respective balance sheets in the LaTex Financial Statements are sufficient for the payment of all unpaid Taxes due and payable by the LaTex Entities attributable to all periods ended on or before the date of the respective balance sheets in accordance with GAAP.

          4.27  Insurance.  Section 4.27 of the LaTex Disclosure Schedule
                ---------   ---------------------------------------------
contains a true, correct, and complete description of all policies of fire, casualty and extended coverage, public liability, products liability, worker's compensation and other forms of insurance owned or held by or for the benefit of the LaTex Entities (other than insurance owned or held by operators for those LaTex Interests where one of the LaTex Entities is not the operator). All such policies are sufficient for material compliance with all requirements of law and all agreements for which those entities are parties, are, to the knowledge of the LaTex Entities, valid and enforceable policies, will remain in full force and effect through the respective dates set forth in Section 4.27 of the LaTex
                                                     -------------------------
Disclosure Schedule, subject to the timely payment of the premiums set forth
-------------------
therein, and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. All premiums due under such policies have been paid and the insureds have complied in all material respects with such policies.

          4.28  Bank Accounts.  Section 4.28 of the LaTex Disclosure Schedule
                -------------   ---------------------------------------------
sets forth the names and locations of all bank institutions at which the LaTex Entities maintain accounts or lock boxes of any nature, the account or box number and the names of all persons authorized to draw thereon or make withdrawals therefrom.

          4.29  Contracts.
                ---------

          (a)   Section 4.29 of the LaTex Disclosure Schedule contains a
                ---------------------------------------------
complete and correct list as of the date hereof of all agreements, contracts and commitments of the following types (and all amendments thereto), written or oral, to which any of the LaTex Entities is a party or by which any of their properties is bound:

          (i) notes, agreements, mortgages, indentures, security agreements and other instruments relating to the borrowing of money or evidence of credit or the deferred purchase price of property, or the direct or indirect guarantee by such entities of any such indebtedness or deferred purchase price, in excess of $20,000;

          (ii) leases of real property and material personal property providing for payments under any such lease or group of related leases at an annual rate in excess of $25,000 (other than Leases);

          (iii)  partnership or joint venture agreements;

          (iv) management, employment and consulting agreements or other contracts for personal services that are not terminable by any of such entities on not more than one month's notice without penalty;

          (v) agreements providing for liability for severance pay, collective bargaining agreements, labor contracts, or labor or personnel policies;

          (vi)  surety, performance and maintenance bonds in excess of $5,000;

          (vii) agreements or commitments for capital expenditures in excess of $25,000;

          (viii) any plan, contract or arrangement providing for bonuses, pensions, deferred compensation, retirement plan payments, profit sharing, incentive pay, or for any other employee benefit plan;

          (ix)  brokerage or finder's agreements;

          (x) any agreement that (a) restricts the right of such entities to engage in any place in any line of business or (b) would restrict the right of the Surviving Corporation or any Subsidiary of the Surviving Corporation to engage in any line of business after the Closing Date;

          (xi) any contract, commitment or agreement that involves the disposition after April 30, 1996 of any assets of any of such entities not in the ordinary course of business consistent with past practice;

          (xii) any contract, commitment or agreement between any of such entities or between any of such entities and any director or officer of any of the LaTex Entities in excess of $10,000;

          (xiii) any LaTex Oil and Gas Contract that commits any of the LaTex Entities to make any capital expenditures in any calendar year; and

          (xiv) other agreements, contracts and commitments that in any way involve payments or receipts during the remaining term of such agreement, contract or commitment in excess of $25,000.

          (b) LaTex has made available to Alliance complete and correct copies of all written agreements, contracts and commitments, together with all amendments thereto, and accurate (in all material respects) descriptions of all oral agreements, in all cases, described in subparagraph (a). Such agreements, contracts and commitments are in full force and effect, and all of such entities and, to the knowledge of the LaTex Entities, all other parties to such agreements, contracts and commitments have performed all obligations required to be performed by them to date thereunder in all material respects and are not in default thereunder in any material respect.

          (c) None of the LaTex Entities has outstanding any powers of attorney, including powers of attorney with respect to representation before any Governmental Entity, customs agents and brokers, or given in connection with qualification to conduct business in any other jurisdiction.

          4.30  Transactions with Interested Persons.  No officer or director of
                ------------------------------------
any of the LaTex Entities (or spouse or any child thereof) owns, directly or indirectly, on an individual or joint basis, any material interest in, or serves as an officer, director or employee of, any customer, competitor or supplier of or any person or entity that has a material contract or arrangement with any of the LaTex Entities, except for holdings of capital stock not exceeding one percent (1%) of the total number of shares of capital stock of such customer, competitor or supplier outstanding.

          4.31  Compensation and Employee Plans.
                -------------------------------

          (a) LaTex has provided Alliance (i) the names and current annual compensation rates of all present directors, officers, employees, independent contractors or agents of each of the LaTex Entities and (ii) the number, job category and range of compensation by job category of all employees of such entities.

          (b)   Section 4.31 of the LaTex Disclosure Schedule sets forth the
                ---------------------------------------------
name of each Plan applicable to any of the LaTex Entities and lists all documents evidencing any Plan applicable to any of the LaTex Entities.

          (c) Each Plan applicable to any of the LaTex Entities is now, and has been from its inception, administered in compliance in all material respects with the provisions of all applicable laws and regulations, including ERISA, the Code and the ADEA, insofar as such statutes are applicable to such Plan.

          4.32  Accounts Receivable; Inventories.
                --------------------------------

          (a) The accounts receivable of the LaTex Entities as reflected on the respective balance sheets of the LaTex Financial Statements (except to the extent collected after the date thereof) (i) have arisen in the ordinary course of business for goods delivered or services rendered, and (ii) are good and collectible, except as otherwise reserved for on the respective balance sheets.

          (b) To the knowledge of the LaTex Entities, all of the LaTex Entities' accounts receivable existing at Closing will be collectible in all material respects at their aggregate recorded amounts (net of any allowances for doubtful accounts reflected on the LaTex Financial Statements) in the ordinary course of business within ninety (90) days of the Closing, without resort to litigation, and will not be subject to counterclaim or set off.

          (c) The inventories of the LaTex Entities as reflected on the respective balance sheets included in the LaTex Financial Statements have been valued in accordance with GAAP and customary industry practice using COPAS guidelines.

          4.33  Brokers, Finders and Advisors.  LaTex has not employed any
                -----------------------------
broker, finder, or investment advisor on its behalf, or incurred any liability for any brokerage or finder's fees or commissions in connection with the transaction contemplated hereby.

          4.34  Labor Force.
                -----------

          (a) Each of the LaTex Entities is in compliance in all material respects with all applicable laws (including without limitation federal income tax laws), ordinances, regulations, statutes, rules and restrictions of any Governmental Entity respecting employment and employment practices and terms and conditions of employment.

          (b) No union representation question exists respecting the employees of any of the LaTex Entities and, to the knowledge of the LaTex Entities, no union organizing activities are taking place.

          4.35  Books and Records.  The books and records of each of the LaTex
                -----------------
Entities (including, without limitation, the books of account, minute books and stock record books) are complete and correct in all material respects and have been maintained in accordance with sound business practices. The minute books of each of the LaTex Entities contain accurate and complete records in all material respects of all meetings held of, and corporate action taken by, the shareholders and the Boards of Directors of the respective entities and no meetings of or actions by such shareholders or any such Boards of Directors have been held or taken for which minutes have not been prepared and are not contained in such minute books. None of the records and written documents furnished or made available to Alliance's representatives or agents by the LaTex Entities concerning the LaTex Interests, when considered in context and together with any relevant or related documents also so furnished or made available, contain any untrue statement of material fact or omit a material fact necessary to make any statement therein not misleading.

          4.36  Payments.  None of the LaTex Entities has, directly or
                --------
indirectly, paid or delivered any fee, commission or other sum of money or item of property however characterized to any finder, agent, government official or other party, in the United States or any other country, in any manner related to its business or operations, which such entity knows or has reason to believe to have been illegal under any federal, state or local laws of the United States or any other country or territory having jurisdiction over such entity, and has not participated, directly or indirectly, in any boycotts or similar practices.

          4.37  Public Utility Holding Company.  None of the LaTex Entities owns
                ------------------------------
or operates any facilities used for the retail distribution of natural or manufactured gas for heat, light or power, nor does any of the LaTex Entities, directly or indirectly, own, control or hold with power to vote ten percent (10%) or more of the outstanding stock of, or exercise direct or indirect controlling influence over the management or policies of such a company or a company so controlling such a company.

          4.38  SEC Filings.  LaTex has filed all forms, reports and documents
                -----------
required to be filed with the Commission since January 1, 1993. All of such filings were prepared in accordance with the requirements of all applicable laws and did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          4.39  Disclosure.  No representation or warranty made by LaTex in this
                ----------
Agreement (including, without limitation, in the LaTex Disclosure Schedule) contains any untrue statement of material fact or omits or will omit to state any material fact necessary to make the statements herein or therein not misleading in light of the circumstances under which made.

     5.   Representations, Warranties and Covenants of Alliance.
          -----------------------------------------------------

     Except as expressly set forth and specifically identified by section number of this Agreement in the Alliance Disclosure Schedule, Alliance represents, warrants and covenants to LaTex, on the date hereof and as of the Closing Date, as follows:

          5.1   Organization, etc.
                ------------------

          (a) Alliance is a public limited company duly incorporated and validly existing under the laws of England and Wales. Each of Alliance's U.K. Subsidiaries is a limited company duly incorporated and validly existing under the laws of England and Wales. Each of Alliance's other Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of the Alliance Entities has the requisite corporate power and authority to carry on its business as now being conducted and to own, lease and operate its property and assets, and each of the United States Alliance Entities is duly qualified or licensed to do business and is in good standing in every jurisdiction in which the failure to be so qualified and licensed could have a Material Effect. Section 5.1 of the Alliance
                                                     ---------------------------
Disclosure Schedule sets forth the name and jurisdiction of incorporation of
-------------------
each of Alliance's Subsidiaries and each jurisdiction in which each of the Alliance Entities is qualified or licensed to do business. Alliance has heretofore delivered to LaTex true, correct and complete copies of the organizational documents of each of the Alliance Entities as presently in effect.

          (b)   Section 5.1 of the Alliance Disclosure Schedule sets forth a
                -----------------------------------------------
complete list of the present officers and directors of each of the Alliance Entities.

          5.2   Capitalization.
                --------------

          (a) The authorized, issued and outstanding capital stock of each of the Alliance Entities is as set forth in Section 5.2 of the Alliance Disclosure
                                         --------------------------------------
Schedule.  All of the issued shares of each of the Alliance Entities are, and of
--------
the Alliance Shares to be issued in consideration of the cancellation of LaTex Shares upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and none of such shares have been or will be issued in violation of the preemptive rights of any person.

          (b) There are no (i) shares of capital stock or other securities bearing voting or other equity rights, whether contingent or not, of any of the Alliance Entities outstanding; (ii) outstanding subscriptions, puts, options, warrants or other rights, contractual or otherwise, to purchase or acquire any capital stock of any of the Alliance Entities; or (iii) contracts, commitments, understandings, arrangements or restrictions by which any of the Alliance Entities is or may become bound to issue any additional equity interests or any options or rights with respect thereto, or any securities convertible into any equity interests.

          (c) The issued and outstanding stock of Alliance owned by the directors and 5% or greater stockholders of Alliance is owned of record, and to the knowledge of Alliance, beneficially, as described in Section 5.2 of the
                                                         ------------------
Alliance Disclosure Schedule.  Alliance beneficially owns all of the issued and
----------------------------
outstanding stock of each of its Subsidiaries, directly or indirectly, free and clear of all Encumbrances. Except for its Subsidiaries, neither Alliance nor any of its Subsidiaries owns or holds any equity, debt or other interest in any entity or business or any option to acquire any such interest, except for accounts receivable that have arisen in the ordinary course of business.

          5.3   Authority; No Violation.
                -----------------------

          (a) The execution and performance of this Agreement by Alliance and Newco have been duly and validly authorized by the respective boards of directors of Alliance and Newco and, except for the approval of the Alliance Stockholders, no other corporate action is necessary to authorize the execution, delivery and performance of this Agreement by Alliance or Newco. Alliance has full, absolute and unrestricted right, power and authority to execute and perform this Agreement and, subject to the approval by the Alliance Stockholders, to carry out the transactions contemplated hereby. This Agreement has been duly and validly executed by Alliance and Newco and, subject to approval by the Alliance Stockholders, is a valid and binding obligation of Alliance and Newco, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, moratorium, reorganization, receivership or similar laws affecting the rights of creditors generally.

          (b) None of the execution, delivery or performance of this Agreement does or will, after the giving of notice, lapse of time or otherwise, (i) result in any violation of or be in conflict with or constitute a default under any term or provision of the organizational documents of any of the Alliance Entities, or any term or provision of any judgment, decree, order, statute, injunction, rule or regulation applicable to any of the Alliance Entities or of any material note, bond, mortgage, indenture, lease, license, franchise, agreement or other instrument or obligation to which any of the Alliance Entities is bound; (ii) result in the creation of any material Encumbrance upon Alliance Shares, the securities of the Surviving Corporation or any of the properties or assets of any of the Alliance Entities pursuant to any such term or provision; or (iii) constitute a material default under or give any party the right to accelerate, amend or modify, terminate, abandon or refuse to perform or comply with, any material contract, agreement, arrangement, commitment or plan to which any of the Alliance Entities is a party, or by which any of the Alliance Entities or any of their rights, properties or assets may be subject or bound.

          5.4   Consents and Approvals.  No consent, waiver, approval or
                ----------------------
authorization of, or declaration, designation, filing, registration or qualification with, any Governmental Entity or any third party, is required to be made or obtained by any of the Alliance Entities in connection with the execution, delivery and performance of this Agreement or to preserve any material rights and benefits enjoyed by any of the Alliance Entities on the date hereof following the consummation of the transactions contemplated by this Agreement except (a) those that have already been obtained or (b) those specifically contemplated by this Agreement.

          5.5   Violations of Laws, Permits, etc.
                ---------------------------------

          (a) None of the Alliance Entities is in violation of any term or provision of its organizational documents. None of the Alliance Entities is in violation of any term or provision of any judgment, decree, order, statute, injunction, rule, ordinance or regulation applicable to it, or of any agreement or instrument applicable to such entity where the violation thereof would result in a Material Effect.

          (b) Each of the Alliance Entities holds and has maintained in full force and effect all certificates, licenses and permits material to the conduct of its business, and has not received any notification that any revocation or limitation thereof is threatened or pending where such revocation or limitation would result in a Material Effect.

          5.6   Alliance Financial Statements.
                -----------------------------

          (a) In all material respects the consolidated Alliance Financial Statements fairly present the consolidated assets, liabilities and financial position of the respective entities purported to be covered thereby as of the dates thereof and the results of their operations and cash flow for the respective periods ended on such dates, all in conformity with GAAP consistently applied, except that the October 31, 1995 unaudited interim financial statements do not contain footnotes (that, if presented, would not differ materially from those in the audited Alliance Financial Statements) and are subject to normal, recurring year-end adjustments (which will not, individually or in the aggregate, have a Material Effect).

          (b) The Alliance Financial Statements were prepared from the books and records of each of the respective entities purported to be covered thereby. Such Alliance Financial Statements do not contain any items of a material special or nonrecurring nature, except as expressly noted in such statements.

          5.7   No Undisclosed Liabilities, etc.  None of the Alliance Entities
                --------------------------------
has any material liabilities or obligations, whether direct, indirect, absolute or contingent (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others), except (a) liabilities that are fully reflected on or reserved against on the latest balance sheet of such entity included in the Alliance Financial Statements or (b) liabilities incurred in the ordinary course of business since the date of the latest balance sheet included in the Alliance Financial Statements that are consistent with past practice.

          5.8   Absence of Certain Changes. Since the date of the latest audited
                --------------------------
Alliance Financial Statement, except as specifically disclosed in the October 31, 1995 unaudited interim consolidated Alliance Financial Statements, none of the Alliance Entities has:

          (a)   Suffered any change that would result in a Material Effect;

          (b) Adopted or made any change in any pension, retirement, profit sharing or other employee benefit plan or arrangement;

          (c) Borrowed or agreed to borrow any money or incurred, assumed or become subject to, whether directly or by way of guarantee or otherwise, any other material obligation or liability for borrowed money, whether absolute or contingent;

          (d) (i) Issued, purchased or redeemed any of its capital securities or any option, warrant or right to purchase any of the same; or (ii) authorized, declared or made any dividends, distributions of earnings or capital on, or splits or any other reclassification of its equity securities;

          (e) Mortgaged, pledged or subjected to any Encumbrance any material portion of its assets, tangible or intangible, having a value in excess of $25,000 in the aggregate;

          (f) Acquired or disposed of, or entered into any agreement to acquire or dispose of, any material assets or properties, other than oil and gas production in the ordinary course of business, or other assets having a value in excess of $25,000 in the aggregate;

          (g) Increased the salaries, compensation, pension or other benefits payable, or paid any bonuses, to its officers and directors or their Affiliates;

          (h) Forgiven or canceled any debts or claims or waived any rights against any officer or director of the Alliance Entities or their Affiliates or forgiven or canceled any material debts or claims or waived any rights against any other person in excess of $25,000 in the aggregate;

          (i) Entered into, terminated or received notice of the termination of any commitment, contract, agreement or transaction that is material to any of the Alliance Entities; or

          (j) Agreed, either in writing or otherwise, to take any action described in this Section 5.8.
                  -----------

          5.9   Title to Property; Encumbrances.
                -------------------------------

          (a) The Alliance Entities, either directly or indirectly, have (and as of the Closing will have) good and defensible title to the Alliance Interests.

          (b) The Alliance Entities own no real property other than the Alliance Interests. Schedule 5.28 of the Alliance Disclosure Schedule sets forth
                    -------------------------------------------------
a complete list of all real property other than the Alliance Interests that the Alliance Entities lease or sublease and which lease or sublease provides for payments at an annual rate in excess of $25,000. Alliance has delivered to LaTex correct and complete copies of all such leases and subleases (the "Alliance Real Property Leases"). With respect to each such Real Property Lease:

          (i) each Alliance Real Property Lease is legal, valid, binding, enforceable and in full force and effect;

          (ii) each Alliance Real Property Lease will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

          (iii) to the knowledge of the Alliance Entities, no party to any Alliance Real Property Lease is in breach or default and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder;

          (iv) to the knowledge of the Alliance Entities, no party to any Alliance Real Property Lease has repudiated any provision thereof;

          (v) to the knowledge of the Alliance Entities, there are no disputes, oral agreements or forbearance programs in effect as to any Alliance Real Property Lease;

          (vi) with respect to each sublease included as a Alliance Real Property Lease, the representations and warranties set forth in subsections
     (i) and (v) above are true and correct with respect to the underlying lease;

          (vii) none of the Alliance Entities has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

          (viii) to the knowledge of the Alliance Entities, all facilities leased or subleased thereunder have received all approvals of all Governmental Entities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws and regulations;

          (ix) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

          (x) to the knowledge of the Alliance Entities, the owner of the facility leased or subleased has good and marketable title to the parcel of real property, free and clear of any security interest, easement, covenant or other restriction, except for installments of special easements not yet delinquent and recorded easements, covenants, and other restrictions which do not impair the current use, occupancy or value or the marketability of title, of the property subject thereto.

          (c) The Alliance Entities, either directly or indirectly, have (and as of the Closing will have) good and defensible title to and other legal right to use all properties and assets, real, personal and mixed, tangible and intangible (other than the Alliance Interests), reflected as owned on the latest balance sheet included in the Alliance Financial Statements of the relevant entity or acquired after the date of such balance sheet, except for properties and assets disposed of in accordance with customary practice in the business or disposed of for full and fair value since the date of such balance sheet in the ordinary course of business consistent with past practice and except for matters that would not have a Material Effect.

          (d) There are no properties (real, personal or mixed, tangible or intangible) owned by any Alliance Stockholders or any Affiliate of the Alliance Stockholders that are used in the normal day-to-day operations of the Alliance Entities as conducted prior to the Closing Date.

          (e) The properties and assets described in (a), (b) and (c) above are free and clear of any and all Encumbrances, except the Permitted Encumbrances.

          5.10  Proceedings Affecting the Alliance Interests.  There is no
                --------------------------------------------
action, proceeding, investigation, inquiry, claim or demand pending or, to the knowledge of the Alliance Entities, threatened that is likely to result in the material impairment or loss of any of the Alliance Entities' title to any part of the Alliance Interests or that might hinder or impede in any material respect the use, operation or value of the Alliance Interests and Alliance shall promptly notify LaTex of any such suit, action, investigation, inquiry, claim or demand arising or threatened prior to the Closing with respect to which Alliance receives notice. To the knowledge of the Alliance Entities, there are no facts, events or conditions existing with respect to operations or conditions of the Alliance Interests which are reasonably likely to hinder or impede the use, operation or value of the Alliance Interests in any material respect or which are reasonably likely to form the basis of a claim of any party against any of the Alliance Entities or any of their assets that would result in a Material Effect.

          5.11  Alliance Oil and Gas Contracts.
                ------------------------------

          (a) To the knowledge of the Alliance Entities, all of the Leases included in the Alliance Interests are in full force and effect and are the valid and legally binding obligations of the parties to those agreements and are enforceable in all material respects in accordance with their respective terms.

          (b) To the knowledge of the Alliance Entities, none of the Alliance Entities is in material breach or default with respect to any of its representations, warranties or obligations pursuant to any of the Alliance Oil and Gas Contracts or with respect to any regulations incorporated in or governing the Alliance Oil and Gas Contracts.

          (c) To the knowledge of the Alliance Entities, all payments (including royalties, delay rentals, shut-in royalties, payments due under unit or operating agreements but excluding royalties held in suspense and good faith by the Alliance Entities for a justifiable purpose) due under the Leases included in the Alliance Interests have been properly and timely made; all conditions necessary to keep such Leases in force have been fully performed; and no notices have been received by the Alliance Entities of any claim to the contrary.

          (d) To the knowledge of the Alliance Entities, there are no obligations to engage in continuous development operations in order to maintain any Lease included in the Alliance Interests in force and effect.

          (e) To the knowledge of the Alliance Entities, the execution and delivery of this Agreement and the consummation of the transaction as contemplated by this Agreement will not result in a material breach of, constitute a material default under, result in a material violation of or entitle any party to a right of first refusal or preferential right to purchase under any of the Alliance Oil and Gas Contracts.

          (f) To the knowledge of the Alliance Entities, the Alliance Entities have fulfilled all material requirements for filings, certificates, disclosures of parties in interest and other similar matters contained in (or otherwise, by law, rule or regulation, applicable to) the Leases included in the Alliance Interests and are fully qualified to own and hold all such Leases.

          5.12  Operations.
                ----------

          (a) To the knowledge of the Alliance Entities, the Alliance Interests are being developed, operated and maintained in material compliance with the Alliance Oil and Gas Contracts. In operating the Alliance Interests, the Alliance Entities are not dependent on the right to use the property of others, except under valid and enforceable agreements, rights or other arrangements included in the Alliance Oil and Gas Contracts.

          (b) Since October 31, 1995, none of the Alliance Entities, directly or indirectly, has operated or in any manner dealt with, incurred obligations with respect to, or undertaken any transactions relating to, the Alliance Interests other than in the ordinary course of business consistent with past practice or other than sales of property in any single transaction having a value of less than $25,000, and, to the knowledge of the Alliance Entities, the Alliance Interests have not suffered any destruction, damage, or loss (except depreciation of equipment through ordinary wear and tear) that would result in a Material Effect.

          (c) To the knowledge of the Alliance Entities, there are no outstanding AFEs covering work in progress or work not yet started covering the Alliance Interests. Prior to Closing, Alliance will provide LaTex with an updated listing of similar information concerning AFEs outstanding as of a date not more than three (3) business days prior to Closing.

          (d) To the knowledge of the Alliance Entities, no condition, obligation or other circumstance, including any prior overproduction under a gas balancing agreement exists, that would adversely affect the right of the Alliance Entities to receive their full share of production and full payment of proceeds from the sale of Hydrocarbons produced from any of the Alliance Interests.

          5.13  No Reversionary Interests.  To the knowledge of the Alliance
                -------------------------
Entities, the Alliance Interests are not subject to any reversionary, back-in or similar rights, the exercise of which would reduce the Alliance Entities' Net Revenue Interests to less than the Net Revenue Interests set forth in Exhibits
                                                                      --------
A-1 and A-2.
-----------

          5.14  Sales and Transportation Agreements. There are no material crude
                -----------------------------------
oil and condensate sales, arrangements or gas purchase and sales agreements or division orders relating to the Alliance Interests (collectively "Alliance Sales Agreements") and no material transportation agreements relating to the Alliance Interests that cannot be terminated by the Alliance Entities upon 60 days' or less notice without penalty or detriment to the Alliance Entities. There are no Alliance Sales Agreements pursuant to which Hydrocarbons are being sold at less than the prevailing market price therefor.

          5.15  Tax Partnerships.  None of the Alliance Entities have filed any
                ----------------
federal or state income tax returns identifying the Alliance Interests as held by any tax partnership.

          5.16  Prepayments.  To the knowledge of the Alliance Entities, there
                -----------
exists no material imbalance regarding production taken or marketed from any Lease included in the Alliance Interests or otherwise affecting any of the Alliance Entities which could result in (i) a portion of its interest in production therefrom to be taken or delivered after the Closing Date without the applicable entity receiving full payment therefor and at the price it would have received absent such imbalance; or (ii) the applicable entity being obligated to make payment to any person or entity as a result of such imbalance; or (iii) production being shut-in or curtailed after the Closing Date due to non-compliance with allowables, production quotas, proration rules or similar orders or regulations of a Governmental Entity; and none of the Alliance Entities is obligated, by virtue of any prepayment arrangement take-or-pay agreement or similar arrangements to deliver Hydrocarbons produced from the Alliance Interests at some future time without then receiving full payment therefor in all material respects.

          5.17  Production Sales Contracts.  To the knowledge of the Alliance
                --------------------------
Entities, the buyers under all production sales contracts pursuant to which any of the Alliance Entities is selling crude oil or natural gas or constituents thereof produced from the Leases included in the Alliance Interests are in compliance in all material respects with all material terms of such contracts and none of the Alliance Entities has received a notice from any such buyer of such party's intention or desire to modify, renegotiate or repudiate any such contract or any of the material terms thereof.

          5.18  Calls.  To the knowledge of the Alliance Entities, no person has
                -----
any call upon, option to purchase, or similar right to purchase any portion of the Hydrocarbons from the Alliance Interests at a price less than the prevailing market price therefor.

          5.19  Reserve Reports.  With respect to the Alliance Reserve Report,
                ---------------
(a) the information furnished by the Alliance Entities to the reserve engineers in connection with the preparation of the Alliance Reserve Report was true and correct in all material respects; (b) to the knowledge of the Alliance Entities, the assumptions utilized in the preparation of the Alliance Reserve Report are true and correct in all material respects in light of the properties involved; (c) to the knowledge of the Alliance Entities, the calculations and other methodology utilized in the preparation of the Alliance Reserve Report are consistent with generally accepted standards of petroleum reservoir engineering at the dates of their preparation; (d) none of the Alliance Entities have any knowledge that the oil, condensate, natural gas liquids and gas reserves attributable to the Alliance Interests as of the date of the Alliance Reserve Report are materially less than the estimates of quantities of those reserves shown in the Alliance Reserve Report; (e) none of the Alliance Entities have any knowledge of any change (other than normal depletion by production in the ordinary course, price changes, and sales of property in any single transaction having a value of less than $25,000) occurring since the date of the Alliance Reserve Report that would result in a material change in the information contained in the Alliance Reserve Report, and (f) to the knowledge of the Alliance Entities, none of the Alliance Entities or the Alliance Interests are subject to any agreements, consents, orders or regulations that would materially reduce the rate of production of Hydrocarbons or other substances from the Alliance Interests below that reflected in the Alliance Reserve Report.

          5.20  Wells.
                -----

          (a) To the knowledge of the Alliance Entities, all of Alliance's Wells have been drilled and completed within the boundaries of the Major Producing Leases of the Alliance Entities or within the limits otherwise permitted by the Alliance Oil and Gas Contracts, and by law.

          (b) To the knowledge of the Alliance Entities, the drilling and completion of all Alliance's Wells and all development and operations of the Alliance Interests have been conducted in material compliance with all applicable laws, ordinances, rules, regulations and permits, and judgments, orders and decrees of any Governmental Entity.

          (c) To the knowledge of the Alliance Entities, none of Alliance's Wells is subject to material penalties on allowable production after the date of this Agreement because of any overproduction or any other violation of applicable laws, rules, regulations or permits or judgments, orders or decrees of any Governmental Entity that would prevent any of Alliance's Wells from being entitled to its full legal and regular allowable production from and after the date of this Agreement as prescribed by any Governmental Entity.

          5.21  No Funds in Suspense. To the knowledge of the Alliance Entities,
                --------------------
all material proceeds from the sale of Hydrocarbons produced from the Alliance Interests are currently being paid to the Alliance Entities and no portion of such proceeds is currently being held in suspense by any purchaser thereof or any other party by whom proceeds are paid except for immaterial amounts.

          5.22  Regulatory Compliance.  To the knowledge of the Alliance
                ---------------------
Entities, all material filings and approvals under the Natural Gas Policy Act of 1978, as amended for with FERC, or required under any rules or regulations adopted by FERC which are necessary for the operation of the Alliance Interests in the manner in which they are presently operated, have been made or granted.

          5.23  Physical Condition of Facilities.  To the knowledge of the
                --------------------------------
Alliance Entities, in all material respects, the physical facilities on the Alliance Interests (including facilities held under lease) have been maintained in accordance with good industry maintenance practices and are in a state of repair (normal wear and tear excepted) that is adequate for the intended use of such facilities in the ordinary conduct of the business.

          5.24  Data Regarding the Alliance Interests.  All of the information
                -------------------------------------
described in Sections 7.6 and 7.7 made or to be made available to LaTex and its
             ------------     ---
representatives is accurate and complete in all material respects, when considered in context and together with all relevant information made available.

          5.25  Litigation.
                ----------

          (a) There is no action, proceeding, investigation or inquiry pending or, to the knowledge of the Alliance Entities, threatened (i) against or affecting any of the Alliance Entities or their assets or ordinary conduct of the business that, if determined adversely to the Alliance Entities, would result in a Material Effect or (ii) that questions this Agreement or any action contemplated by this Agreement or in connection with the Merger.

          (b) There are no citations, fines or penalties heretofore asserted against any of the Alliance Entities or their assets under any federal, state or local law relating to air, noise or water pollution or other environmental protection matters, or relating to occupational health or safety, of which such entity has received notice and that remain unpaid or that could otherwise bind the assets of any of the Alliance Entities and that would result in a Material Effect.

          (c) Alliance has no knowledge of any state of facts or of the occurrence or nonoccurrence of any event or group of related events, that should reasonably cause Alliance to determine that there exists any basis for any material claim against the Alliance Entities for any of the matters described in paragraphs (a) or (b).

          5.26  Tax Returns and Payments.
                ------------------------

          (a) The Alliance Entities (or the common parent of any affiliated group of which any of such entities is or has been a member) have duly filed in correct form in all material respects all Tax Returns required to be filed by such entities and have duly paid or provided for payment of (or there have been paid on their behalf) all Taxes due or claimed to be due from them by federal, state, local or foreign taxing authorities, excluding Taxes that are being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided and that are specifically identified in Section 5.26
                                                                    ------------
of the Alliance Disclosure Schedule.
-----------------------------------

          (b) There are no tax liens upon any property or assets owned by any of the Alliance Entities that would have a Material Effect.

          (c) All Tax Returns of the Alliance Entities filed, including any amendments to date, have been prepared in good faith without willful misrepresentation and are complete and accurate in all material respects. The United Kingdom income tax returns of the Alliance Entities have been examined by the Inland Revenue Service or other relevant tax authority for all periods through April 30, 1994, and all deficiencies assessed as a result of such examination have been paid in full or finally settled and no issue has been raised by the Inland Revenue Service or other relevant tax authority in any such examination that has been resolved adversely to any of the Alliance Entities or is still pending and, by application of similar principles, reasonably could be expected to result in an assertion by the Inland Revenue Service or other relevant tax authority of a material deficiency in any other taxable year or with respect to any other of the Alliance Entities. There are no outstanding agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any Tax Returns or the payment by, or assessment against, any of the Alliance Entities for any Taxes.

          (d) The reserves made for Taxes on the respective balance sheets in the Alliance Financial Statements are sufficient for the payment of all unpaid Taxes due and payable by the Alliance Entities attributable to all periods ended on or before the date of the respective balance sheets in accordance with GAAP.

          5.27  Insurance.  Section 5.27 of the Alliance Disclosure Schedule
                ---------   ------------------------------------------------
contains a true, correct, and complete description of all policies of fire, casualty and extended coverage, public liability, products liability, worker's compensation and other forms of insurance owned or held by or for the benefit of the Alliance Entities (other than insurance owned or held by operators for those Alliance Interests where one of the Alliance Entities is not the operator). All such policies are sufficient for material compliance with all requirements of law and all agreements for which those entities are parties, are, to the knowledge of the Alliance Entities, valid and enforceable policies, will remain in full force and effect through the respective dates set forth in Section 5.27
                                                                   ------------
of the Alliance Disclosure Schedule subject to the timely payment of the
-----------------------------------
premiums set forth therein, and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. All premiums due under such policies have been paid and the insureds have complied in all material respects with such policies.

          5.28  Contracts.
                ---------

          (a)   Section 5.28 of the Alliance Disclosure Schedule contains a
                ------------------------------------------------
complete and correct list as of the date hereof of all agreements, contracts and commitments of the following types (and all amendments thereto), written or oral, to which any of the Alliance Entities is a party or by which any of their properties is bound:

          (i) notes, agreements, mortgages, indentures, security agreements and other instruments relating to the borrowing of money or evidence of credit or the deferred purchase price of property, or the direct or indirect guarantee by such entities of any such indebtedness or deferred purchase price, in excess of $20,000;

          (ii) leases of real property and material personal property providing for payments under any such lease or group of related leases at an annual rate in excess of $25,000 (other than Leases);

          (iii)  partnership or joint venture agreements;

          (iv) management, employment and consulting agreements or other contracts for personal services that are not terminable by any of such entities on not more than one month's notice without penalty;

          (v) agreements providing for liability for severance pay, collective bargaining agreements, labor contracts, or labor or personnel policies;

          (vi)   surety, performance and maintenance bonds in excess of $5,000;

          (vii) agreements or commitments for capital expenditures in excess of $25,000;

          (viii) any plan, contract or arrangement providing for bonuses, pensions, deferred compensation, retirement plan payments, profit sharing, incentive pay, or for any other employee benefit plan;

          (ix)   brokerage or finder's agreements;

          (x) any agreement that (a) restricts the right of such entities to engage in any place in any line of business or (b) would restrict the right of the Surviving Corporation or any Subsidiary of the Surviving Corporation to engage in any line of business after the Closing Date;

          (xi) any contract, commitment or agreement that involves the disposition after October 31, 1995, of any assets of any of such entities not in the ordinary course of business consistent with past practice;

          (xii) any contract, commitment or agreement between any of such entities or between any of such entities and any director or officer of any of the Alliance Entities (other than those that will be terminated on or prior to Closing);

          (xiii) any Alliance Oil and Gas Contract that commits any of the Alliance Entities to make any capital expenditures in any calendar year; and

          (xiv) other agreements, contracts and commitments that in any way involve payments or receipts during the remaining term of such agreement, contract or commitment in excess of $25,000.

          (b) Alliance has made available to LaTex complete and correct copies of all written agreements, contracts and commitments, together with all amendments thereto, and accurate (in all material respects) descriptions of all oral agreements, in all cases, described in subparagraph (a). Such agreements, contracts and commitments are in full force and effect, and all of such entities and, to the knowledge of the Alliance Entities, all other parties to such agreements, contracts and commitments have performed all obligations required to be performed by them to date thereunder in all material respects and are not in default thereunder in any material respect.

          (c) None of the Alliance Entities has outstanding any powers of attorney, including powers of attorney with respect to representation before any Governmental Entity, customs agents and brokers, or given in connection with qualification to conduct business in any other jurisdiction.

          5.29  Transactions with Interested Persons.  No officer or director of
                ------------------------------------
any of the Alliance Entities (or spouse or any child thereof) owns, directly or indirectly, on an individual or joint basis, any material interest in, or serves as an officer, director or employee of, any customer, competitor or supplier of or any person or entity that has a material contract or arrangement with any of the Alliance Entities, except for holdings of capital stock not exceeding one percent (1%) of the total number of shares of capital stock of such customer, competitor or supplier outstanding.

          5.30  Compensation and Employee Plans.
                -------------------------------

          (a) Alliance has provided LaTex (i) the names and current annual compensation rates of all present directors, officers, employees, independent contractors or agents of each of the Alliance Entities and (ii) the number, job category and range of compensation by job category of all employees of such entities.

          (b)   Section 5.30 of the Alliance Disclosure Schedule sets forth the
                ------------------------------------------------
name of each Plan applicable to any of the Alliance Entities and lists all documents evidencing any Plan applicable to any of the Alliance Entities.

          (c) Each Plan applicable to any of the Alliance Entities is now, and has been from its inception, administered in compliance in all material respects with the provisions of all applicable laws and regulations, including ERISA, the Code and the ADEA, insofar as such statutes are applicable to such Plan.

          5.31  Accounts Receivable; Inventories.
                --------------------------------

          (a) The accounts receivable of the Alliance Entities as reflected on the respective balance sheets of the Alliance Financial Statements (except to the extent collected after the date thereof) (i) have arisen in the ordinary course of business for goods delivered or services rendered, and (ii) are good and collectible, except as otherwise reserved for on the respective balance sheets.

          (b) To the knowledge of the Alliance Entities, all of the Alliance Entities' accounts receivable existing at Closing will be collectible in all material respects at their aggregate recorded amounts (net of any allowances for doubtful accounts reflected on the Alliance Financial Statements) in the ordinary course of business within ninety (90) days of the Closing, without resort to litigation, and will not be subject to counterclaim or set off.

          (c) The inventories of the Alliance Entities as reflected on the respective balance sheets included in the Alliance Financial Statements have been valued in accordance with GAAP and customary industry practice using COPAS guidelines.

          5.32  Brokers, Finders and Advisors.  Alliance has not employed any
                -----------------------------
broker, finder, or investment advisor on its behalf, or incurred any liability for any brokerage or finder's fees or commissions in connection with the transaction contemplated hereby.

          5.33  Labor Force.
                -----------

          (a) Each of the Alliance Entities is in compliance in all material respects with all applicable laws (including without limitation federal income tax laws), ordinances, regulations, statutes, rules and restrictions of any Governmental Entity respecting employment and employment practices and terms and conditions of employment.

          (b) No union representation question exists respecting the employees of any of the Alliance Entities and, to the knowledge of the Alliance Entities, no union organizing activities are taking place.

          5.34  Books and Records. The books and records of each of the Alliance
                -----------------
Entities (including, without limitation, the books of account, minute books and stock record books) are complete and correct in all material respects and have been maintained in accordance with sound business practices. The minute books of each of the Alliance Entities contain accurate and complete records in all material respects of all meetings held of, and corporate action taken by, the shareholders and the Boards of Directors of the respective entities and no meetings of or actions by such shareholders or any such Boards of Directors have been held or taken for which minutes have not been prepared and are not contained in such minute books. None of the records and written documents furnished or made available to LaTex's representatives or agents by the Alliance Entities concerning the Alliance Interests, when considered in context and together with any relevant or related documents also so furnished or made available, contain any untrue statement of material fact or omit a material fact necessary to make any statement therein not misleading.

          5.35  Payments.  None of the Alliance Entities has, directly or
                --------
indirectly, paid or delivered any fee, commission or other sum of money or item of property however characterized to any finder, agent, government official or other party, in the United States or any other country, in any manner related to its business or operations, which such entity knows or has reason to believe to have been illegal under any federal, state or local laws of the United States or any other country or territory having jurisdiction over such entity, and has not participated, directly or indirectly, in any boycotts or similar practices.

          5.36  Public Utility Holding Company.  None of the Alliance Entities
                ------------------------------
owns or operates any facilities used for the retail distribution of natural or manufactured gas for heat, light or power, nor does any of the Alliance Entities, directly or indirectly, own, control or hold with power to vote ten percent (10%) or more of the outstanding stock of, or exercise direct or indirect controlling influence over the management or policies of such a company or a company so controlling such a company.

          5.37  Exchange Filings.  Alliance has filed all forms, reports and
                ----------------
documents required to be filed with the London Stock Exchange Limited since January 1, 1993. All of such filings were prepared in accordance with the requirements of all applicable laws and did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          5.38  Disclosure.  No representation or warranty made by Alliance in
                ----------
this Agreement (including, without limitation, in the Alliance Disclosure Schedule) contains any untrue statement of material fact or omits or will omit to state any material fact necessary to make the statements herein or therein not misleading in light of the circumstances under which made.

          5.39  Status of Newco. Except in connection with the Merger, Newco has
                ---------------
never had any assets or conducted any business. As of the Effective Time, all of the issued and outstanding stock of Newco will be owned by Alliance.

     6.   Actions of LaTex Prior to the Closing Date.
          ------------------------------------------

          6.1   Affirmative Covenants.  Prior to the Closing Date, LaTex, except
                ---------------------
as otherwise set forth in Section 6.1 of the LaTex Disclosure Schedule,
                          --------------------------------------------
covenants that, unless the prior written consent of Alliance is first obtained, which consent shall not be unreasonably withheld, the LaTex Entities will:

          (a) Carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all reasonable efforts to (i) preserve intact their respective present business organizations, (ii) keep available the services of their respective present officers and key employees and (iii) preserve their respective relationships with customers, suppliers and any others having business dealings with them; and

          (b) Duly comply with all laws applicable to them and their respective properties, operations, business and employees which if not complied with would result in a Material Effect.

          6.2   Negative Covenants.  Prior to the Closing Date, except with the
                ------------------
prior written consent of Alliance, and except as otherwise set forth in Section
                                                                        -------
6.2 of the LaTex Disclosure Schedule, which consent shall not be unreasonably
------------------------------------
withheld, the LaTex Entities will not:

          (a)   Do any of the restricted acts set forth in Section 4.8 hereof,
                                                           -----------
or enter into any agreement of a nature set forth in Section 4.29 hereof;
                                                     ------------

          (b) Enter into or permit any of the LaTex Entities to enter into any transaction other than in the ordinary course of business; or

          (c) Amend the respective organizational or governing documents of any of the LaTex Entities.

          6.3   Consents.  The LaTex Entities will use their best efforts to
                --------
obtain all consents from third parties necessary or appropriate to effectuate the transactions contemplated by this Agreement.

          6.4   Advice of Changes.  LaTex will promptly advise Alliance in
                -----------------
writing from time to time prior to the Closing Date with respect to any matter hereafter arising and known to it that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the LaTex Disclosure Schedule or would have resulted in any representation of LaTex in this Agreement being untrue.

          6.5   Best Efforts.  The LaTex Entities will use their best efforts to
                ------------
cause to be fulfilled those of the conditions to Alliance's and Newco's obligations to consummate the transactions contemplated by this Agreement that are dependent upon their actions and to execute and deliver such instruments and take such other actions as necessary or appropriate in order to carry out the intent of this Agreement.

          6.6   Access to Properties and Records.  From and after the date of
                --------------------------------
this Agreement through the earlier of the Closing or the termination of this Agreement, the LaTex Entities shall (a) provide Alliance an identification of and access to all books, records and documents, including contracts, agreements, consents, settlements, maps, revenue and expense information, production data and geological and geophysical data relating to the LaTex Interests, (b) afford to Alliance and their officers, attorneys, accountants and other authorized representatives free and full access during normal business hours to the offices, properties, books and records of the LaTex Entities, and (c) cause counsel and accountants to the LaTex Entities to furnish such additional financial and operating data and other information as Alliance shall from time to time request in order that Alliance may have full opportunity to make such investigation as they shall desire to make of the affairs of the LaTex Entities and their assets.

          6.7   Supply Documents, Reports, etc.
                -------------------------------

          (a) LaTex shall furnish or make available to Alliance all documents, reports and other information and data (including financial statements) concerning the LaTex Entities as Alliance may reasonably require in connection with any statement, application, or document required to be filed with applicable Governmental Entities in connection with the transaction contemplated by this Agreement or furnished to any other person, firm, corporation or Governmental Entity in connection with this Agreement, including, but not limited to the Commission, the Federal Trade Commission and the Department of Justice.

          (b) LaTex represents and warrants that all such information shall be true, correct, and complete in all material respects and shall not omit any material fact required to be stated to make such information not misleading in light of the circumstances under which made.

          6.8   Employees.  LaTex agrees to use all reasonable efforts to
                ---------
persuade such of the employees, agents, and independent contractors of the LaTex Entities as Alliance may designate to continue as employees, agents, and independent contractors of the LaTex Entities after the Closing Date.

          6.9   No Solicitation, etc.  LaTex shall not (and will cause each of
                ---------------------
the executive officers and members of its executive management, as identified in LaTex's Annual Report to Stockholders for the fiscal year ended July 31, 1995 (collectively, "LaTex's Executives"), and its directors, legal and financial advisors and Affiliates not to) directly or indirectly make, solicit, encourage, initiate or enter into any agreement or agreement in principle, or announce any intention to do any of the foregoing, with respect to any offer or proposal to acquire all or a substantial part of its or its Subsidiaries' business and properties or any of its or its Subsidiaries' capital stock whether by merger, purchase of assets, tender offer or otherwise (an "Alternative Transaction"). LaTex shall not (and will cause each of LaTex's Executives, directors, legal and financial advisors and Affiliates not to), directly or indirectly, participate in any negotiations or discussions regarding, or furnish any information with respect to, or otherwise cooperate in any way in connection with, or assist or participate in, facilitate or encourage, any effort or attempt to effect or seek to effect, any Alternative Transaction with or involving any person other than Alliance unless LaTex shall have received an unsolicited written offer to effect an Alternative Transaction which, in the exercise of its fiduciary duty after consideration of advice from its legal and financial advisors, LaTex's Board of Directors determines is likely to be more beneficial to the LaTex Stockholders than the Merger. LaTex will promptly communicate to Alliance the terms of any proposal which it may receive in respect of any such transaction and will keep Alliance informed as to the status of any actions, including negotiations or discussions, taken pursuant to the preceding sentence.

     7.   Actions of Alliance and Newco Prior to the Closing Date.
          -------------------------------------------------------

          7.1   Affirmative Covenants.  Prior to the Closing Date, Alliance,
                ---------------------
except as otherwise set forth in Section 7.1 of the Alliance Disclosure Schedule
                                 -----------------------------------------------
covenants that, unless the prior written consent of LaTex is first obtained, which consent shall not be unreasonably withheld, the Alliance Entities will:

          (a) Carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all reasonable efforts to (i) preserve intact their respective present business organizations, (ii) keep available the services of their respective present officers and key employees and (iii) preserve their respective relationships with customers, suppliers and any others having business dealings with them; and

          (b) Duly comply with all laws applicable to them and their respective properties, operations, business and employees which if not complied with would result in a Material Effect.

          7.2   Negative Covenants.  Prior to the Closing Date, except with the
                ------------------
prior written consent of LaTex, and except as otherwise set forth in Section 7.2
                                                                     -----------
of the Alliance Disclosure Schedule, which consent shall not be unreasonably
-----------------------------------
withheld, the Alliance Entities will not:

          (a)   Do any of the restricted acts set forth in Section 5.8 hereof,
                                                           -----------
or enter into any agreement of a nature set forth in Section 5.28 hereof;
                                                     ------------

          (b) Enter into or permit any of the Alliance Entities to enter into any transaction other than in the ordinary course of business; or

          (c) Amend the respective organizational or governing documents of any of the Alliance Entities.

          7.3   Consents.  The Alliance Entities will use their best efforts to
                --------
obtain all consents from third parties necessary or appropriate to effectuate the transactions contemplated by this Agreement.

          7.4   Advice of Changes.  Alliance will promptly advise LaTex in
                -----------------
writing from time to time prior to the Closing Date with respect to any matter hereafter arising and known to it that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Alliance Disclosure Schedule or would have resulted in any representation of Alliance in this Agreement being untrue.

          7.5   Best Efforts.  The Alliance Entities will use their best to
                ------------
cause to be fulfilled those of the conditions to LaTex's obligations to consummate the transactions contemplated by this Agreement that are dependent upon their actions and to execute and deliver such instruments and take such other actions as necessary or appropriate in order to carry out the intent of this Agreement.

          7.6   Access to Properties and Records.  From and after the date of
                --------------------------------
this Agreement through the earlier of the Closing or the termination of this Agreement, the Alliance Entities shall (a) provide LaTex an identification of and access to all books, records and documents, including contracts, agreements, consents, settlements, maps, revenue and expense information, production data and geological and geophysical data relating to the Alliance Interests, (b) afford to LaTex and their officers, attorneys, accountants and other authorized representatives free and full access during normal business hours to the offices, properties, books and records of the Alliance Entities, and (c) cause counsel and accountants to the Alliance Entities to furnish such additional financial and operating data and other information as LaTex shall from time to time request in order that LaTex may have full opportunity to make such investigation as they shall desire to make of the affairs of the Alliance Entities and their assets.

          7.7   Supply Documents, Reports, etc.
                -------------------------------

          (a) Alliance shall furnish or make available to LaTex all documents, reports and other information and data (including financial statements) concerning the Alliance Entities as LaTex may reasonably require in connection with any statement, application, or document required to be filed with applicable Governmental Entities in connection with the transaction contemplated by this Agreement or furnished to any other person, firm, corporation or Governmental Entity in connection with this Agreement, including, but not limited to the Commission, the Federal Trade Commission and the Department of Justice.

          (b) Alliance represents and warrants that all such information shall be true, correct, and complete in all material respects and shall not omit any material fact required to be stated to make such information not misleading in light of the circumstances under which made.

          7.8   No Solicitation, etc.  Alliance shall not (and will cause each
                --------------------
of the executive officers and members of its executive management, as identified in Alliance's Annual Report to Stockholders for the fiscal year ended April 30, 1996 (collectively, "Alliance's Executives"), and its directors, legal and financial advisors and Affiliates not to) directly or indirectly make, solicit, encourage, initiate or enter into any agreement or agreement in principle, or announce any intention to do any of the foregoing, with respect to any offer or proposal to acquire all or a substantial part of its or its Subsidiaries' business and properties or any of its or its Subsidiaries' capital stock whether by merger, purchase of assets, tender offer or otherwise (an "Alternative Transaction"). Alliance shall not (and will cause each of Alliance's
Executives, directors, legal and financial advisors and Affiliates not to), directly or indirectly, participate in any negotiations or discussions regarding, or furnish any information with respect to, or otherwise cooperate in any way in connection with, or assist or participate in, facilitate or encourage, any effort or attempt to effect or seek to effect, any Alternative Transaction with or involving any person other than LaTex unless Alliance shall have received an unsolicited written offer to effect an Alternative Transaction which, in the exercise of its fiduciary duty after consideration of advice from its legal and financial advisors, Alliance's Board of Directors determines is likely to be more beneficial to the Alliance Stockholders than the Merger. Alliance will promptly communicate to LaTex the terms of any proposal which it may receive in respect of any such transaction and will keep LaTex informed as to the status of any actions, including negotiations or discussions, taken pursuant to the preceding sentence. Nothing contained herein shall preclude Alliance from continuing negotiations to acquire certain assets and companies which have been previously disclosed to LaTex ("Potential Additional Transactions"); provided, however, that the terms of any Potential Additional
                --------  -------
Transaction shall have been disclosed in writing and are acceptable to LaTex prior to the execution of a definitive agreement with respect to such assets or companies and further provided that any agreement by Alliance to acquire such assets or companies pursuant to any Potential Additional Transaction shall require the issuance of a fairness opinion by Rothschild Natural Resources LLC; and further provided that if LaTex fails or refuses to accept the terms of any Potential Additional Transaction disclosed to it in writing by Alliance, such Potential Additional Transaction shall not constitute an Alternative Transaction, but if Alliance determines to proceed with a Potential Alternative Transaction, the terms of which have not been accepted by LaTex, LaTex shall have the absolute right to terminate this Agreement pursuant to Section 11.1(l),
                                                                ---------------
in which event neither party shall have any further obligation or liability to the other as more particularly described in Section 11.3(a).
                                            ---------------

     8.   Conditions to Alliance's or Newco's Obligations.  Each and every
          -----------------------------------------------
obligation of Alliance and Newco under this Agreement to be performed on or before the Closing Date is, at the option of Alliance, subject to the satisfaction on or before the Closing Date of each of the following conditions:

          (a) Each class of the LaTex Stockholders shall have approved the Merger.

          (b) (i) All of the terms, covenants and conditions of this Agreement to be complied with or performed by LaTex at or before the Closing Date shall have been duly complied with and performed in all material respects,
(ii) the representations and warranties of LaTex set forth in Article 4, as
                                                              ---------
modified by the statements contained in the LaTex Disclosure Schedule, shall be true in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date (but this provision shall not mean that representations and warranties relating to a specific date, such as Section 4.6(a), shall relate to
                                                --------------
any other date) and (iii) Alliance shall have received a certificate to such effect from an officer of LaTex. Whether the conditions in subparagraphs (i) and
(ii) above have been satisfied shall be determined without regard to any materiality qualifications or provisions contained in any such covenants, representations or warranties.

          (c) All consents, waivers, approvals, licenses, authorizations of, or filings or declarations with third parties or Governmental Entities required to be obtained by the LaTex Entities in order to permit the transactions contemplated by this Agreement to be consummated in accordance with governmental laws, rules, regulations and agreements shall have been obtained, and the registration statement required by Section 2.10(b) shall be effective under the
                                   ---------------
Securities Act, no stop orders suspending the effectiveness of the registration statement shall have been issued, no action, suit, proceeding or investigation by the Commission to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities laws or the Securities Act or the Securities Exchange Act of 1934 relating to the issuance or trading of the Alliance Shares issuable pursuant to the Merger shall have been received.

          (d) LaTex shall have delivered to Alliance an agreement in the form attached to this Agreement as Exhibit C, executed by each of LaTex's Affiliates
                              ---------
regarding his or its investment in the Alliance Shares.

          (e) Alliance and Newco shall have received the opinion of counsel for LaTex, dated the Closing Date, opining to certain of the matters referenced in Sections 4.1, 4.2, 4.3, 4.4, 4.10 and 4.25 and in the form acceptable to
   ---------------------------------     ----
Alliance and Newco and their counsel.

          (f) The aggregate number of each class of LaTex Shares held by the LaTex Stockholders who have delivered and not withdrawn a written demand for appraisal of their shares shall not exceed five percent (5%) of that class of LaTex Shares outstanding and entitled to vote at the meeting of LaTex Stockholders.

          (g) All outstanding options or other rights to purchase or acquire LaTex Shares (other than the Warrants) shall have been canceled without further liability to LaTex or Alliance.

          (h) All actions, proceedings, instruments and documents in connection with the consummation of the transactions contemplated by this Agreement, including the forms of all documents, legal matters, opinions and procedures in connection therewith, shall have been approved in form and substance by counsel for Alliance, Jenkens & Gilchrist, P.C., which approval shall not be unreasonably withheld.

          (i) The LaTex Entities shall have furnished such certificates to evidence compliance with the conditions set forth in this Article, as may be reasonably requested by Alliance or its counsel.

          (j) There shall not have been any material loss resulting from destruction of the LaTex Interests due to acts of God, fire, explosion or other casualty which is not reimbursable in all material respects under policies of insurance maintained by or for the benefit of the LaTex Entities.

          (k) No material information or data provided or made available to Alliance by or on behalf of LaTex shall be incorrect in any material respect.

          (l) LaTex shall have sold or otherwise disposed of its interests in the Excluded Entities. The conditions of the sale or disposition shall result in no less favorable terms to LaTex than if the existing equity and debt reflected on LaTex's books for these interests were written down to zero. At the time of the Merger, LaTex shall have no rights or obligations with respect to any of these entities.

          (m) The Alliance Shares to be issued to the LaTex Stockholders pursuant to the Merger shall have been approved for listing on the London Stock Exchange and such listing shall have become effective.

          (n) Each LaTex Stockholder who will directly own five percent (5%) or more of both the voting power and total value of Alliance as a consequence of the Merger and the transactions contemplated thereby will enter into a gain recognition agreement with the Internal Revenue Service.

     9.   Conditions to LaTex's Obligations.  Each and every obligation of LaTex
          ---------------------------------
under this Agreement to be performed on the Closing Date is, at the option of LaTex, subject to the satisfaction on or before the Closing Date, of each of the following conditions:

          (a) The Alliance Stockholders shall have approved the Merger, the issue of the new Alliance Shares and the reverse stock split of the Alliance Shares;

          (b) (i) All of the terms, covenants and conditions of this Agreement to be complied with or performed by Alliance and Newco at or before the Closing Date shall have been duly complied with and performed in all material respects,
(ii) the representations and warranties of Alliance and Newco set forth in
Article 5, as modified by the statements contained in the Alliance Disclosure
---------
Schedule, shall be true in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date (but this provision shall not mean that representations and warranties relating to a specific date, such as Section
                                                                   --------
5.6(a), shall relate to any other date), and (iii) LaTex shall have received a
------
certificate to such effect from an officer of each of Alliance and Newco at Closing. Whether the conditions in subparagraphs (i) and (ii) above have been satisfied shall be determined without regard to any materiality qualifications or provisions contained in any such covenants, representations or warranties.

          (c) All consents, waivers, approvals, licenses, authorizations of, or filings or declarations with third parties or Governmental Entities required to be obtained by Alliance and Newco in order to permit the transactions contemplated by this Agreement to be consummated in accordance with governmental laws, rules, regulations and agreements shall have been obtained, and the registration statement required by Section 2.10(b) shall be effective under the
                                   ---------------
Securities Act, no stop orders suspending the effectiveness of the registration statement shall have been issued, no action, suit, proceeding or investigation by the Commission to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities laws or the Securities Act or the Securities Exchange Act of 1934 relating to the issuance or trading of the Alliance Shares issuable pursuant to the Merger shall have been received.

          (d) LaTex shall have received opinions from counsel for Alliance and Newco, dated the Closing Date, opining to certain of the matters referenced in Sections 5.1, 5.2, 5.3, 5.4, 5.6, 5.10 and 5.24 and in the forms acceptable to
---------------------------------------     ----
LaTex and its counsel.

          (e) All actions, proceedings, instruments and documents in connection with the consummation of the transactions contemplated by this Agreement, including the forms of all documents, legal matters, opinions and procedures in connection therewith, shall have been approved in form and substance by counsel for LaTex, Pray, Walker, Jackman, Williamson & Marlar, which approval shall not be unreasonably withheld.

          (f) Alliance and Newco shall have furnished such certificates of its officers and others to evidence compliance with the conditions set forth in this Article, as may be reasonably requested by LaTex or its counsel.

          (g) There shall not have been any material loss resulting from destruction of the Alliance Interests due to acts of God, fire, explosion or other casualty which is not reimbursable in all material respects under policies of insurance maintained by or for the benefit of the Alliance Entities.

          (h) No material information or data provided or made available to LaTex by or on behalf of Alliance shall be incorrect in any material respect.

          (i) The Alliance Shares to be issued to the LaTex Stockholders pursuant to the Merger shall have been approved for listing on the London Stock Exchange and such listing shall have become effective.

          (j) Alliance shall have entered into a definitive agreement with John O'Brien, the former Chief Executive Officer of Alliance ("O'Brien"), to settle all claims, disputes, actions and disagreements between Alliance and O'Brien on terms either previously disclosed in writing to LaTex or otherwise reasonably satisfactory to LaTex.

          (k)  [INTENTIONALLY DELETED]

          (l) Alliance shall have consummated all Potential Additional Transactions, if any, for which definitive agreements were executed by Alliance on or before September 27, 1996, in accordance with the provisions of Section
                                                                      -------
7.8, and which are required so that the matters to be addressed in the opinion
---
described in Section 9(k) will be true and correct as of Closing.
             ------------

     10.  Additional Agreements.
          ---------------------

               10.1 Confidentiality. The parties hereto will, and will cause
                    ---------------
their officers, directors, employees and authorized representatives to, hold in confidence all, and not to use or to disclose to others any, nonpublic information received by them from another party hereto in connection with the transactions contemplated by this Agreement; provided, however, the foregoing shall not restrict necessary disclosures in compliance with requirements of any law, governmental order or regulation.

               10.2 Further Assurances. After Closing, the parties shall
                    ------------------
execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action including payment of monies as may be necessary or advisable to carry out their obligations under this Agreement and under any document, certificate or other instrument delivered pursuant hereto or required by law. If at any time subsequent to the Closing, any party comes into possession of money or property belonging to another party, such money or property shall be promptly turned over to the party entitled thereto.

               10.3 Resignations. Messrs. Jeffrey T. Wilson and Malcom W. Henley
                    ------------
shall resign as officers, directors and employees of the LaTex Entities as of Closing, and LaTex shall cause all other officers and directors of the LaTex Entities to resign as officers and directors as of Closing.

               10.4 Alliance Directors. At the Closing Date, the Board of
                    ------------------
Directors of Alliance will be expanded to nine members and Messrs. Jeffrey T. Wilson and John R. Martinson will be appointed to the Board of Alliance.

               10.5 Offices.  The executive offices of the Surviving Corporation
                    -------
shall be located in London, England, with LaTex's present offices becoming the operational headquarters for the assets located in the United States.

               10.6 LaTex Personnel.  Alliance agrees that any LaTex personnel
                    ---------------
terminated as a result of the Merger will be compensated on a no less favorable basis than LaTex's existing policies governing these matters currently provides; provided, however, that Alliance shall have the right to terminate any employee at any time for any reason or for no reason. The following key personnel shall be retained as full-time employees of the Surviving Corporation for a minimum of six months following the completion of the Merger: Messrs. Hull, Heinsius, Cox, Ensminger, Smethers and Burns; provided, however, that Alliance shall have the right to terminate any of the foregoing individuals for good cause.

               10.7 Consulting Agreement. As of the Closing Date, Alliance shall
                    --------------------
enter into a consulting arrangement with Mr. Jeffrey T. Wilson satisfactory to both parties pursuant to which Mr. Wilson will provide certain consulting services relating to acquisitions in the energy industry for Alliance subsequent to the Merger.

     11.  Termination, Waiver and Amendment.
          ---------------------------------

               11.1 Termination. This Agreement and the transactions
                    -----------
contemplated herein may be terminated and abandoned at any time on or prior to the Closing Date:

               (a)  By mutual consent of LaTex and Alliance; or

               (b)  By Alliance if:

                         (i) Any representation, warranty or covenant made herein for the benefit of Alliance or Newco or any certificate, schedule or document furnished to Alliance pursuant to this Agreement is untrue in any material respect (without regard to any materiality or knowledge qualifications or provisions contained in such representation, warranty or covenant) and such breach is not cured within ten (10) days of LaTex's receipt of a notice from Alliance that such breach exists or has occurred;

                         (ii) LaTex shall have defaulted in any material respect (without regard to any materiality qualifications or provisions contained in such representation, warranty or covenant) in performance of any material obligation under this Agreement and such breach is not cured within ten (10) days of LaTex's receipt of a notice from Alliance that such breach exists or has occurred; or

                         (iii) Consummation of the transactions contemplated by this Agreement would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction; or

               (c)  By LaTex if:

                         (i) Any representation, warranty or covenant made herein for the benefit of LaTex or any certificate, schedule or document furnished to LaTex pursuant to this Agreement is untrue in any material respect (without regard to any materiality or knowledge qualifications or provisions contained in such representation, warranty or covenant) and such breach is not cured within ten (10) days of Alliance's receipt of a notice from LaTex that such breach exists or has occurred;

                         (ii) Alliance or Newco shall have defaulted in any material respect (without regard to any materiality qualifications or provisions contained in such representation, warranty or covenant) in performance of any material obligation under this Agreement and such breach is not cured within ten (10) days of Alliance's receipt of a notice from LaTex and the Controlling Stockholders that such breach exists or has occurred; or

                         (iii) Consummation of the transactions contemplated by this Agreement would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction; or

               (d) By either party if the Closing Date does not occur on or before April 30, 1997 (or such later date as may be mutually agreed upon by the parties hereto), and such party has complied with the provisions of Section 6.5
                                                                    -----------
or Section 7.5, as the case may be.
   -----------

               (e) By either Alliance or LaTex, if this Agreement, the Merger and the Alliance reverse stock split shall fail to be approved and adopted by the affirmative vote of the LaTex Stockholders required under the law applicable to LaTex and LaTex's charter;

               (f) By either LaTex or Alliance, if this Agreement, the Merger and the Alliance reverse stock split shall fail to be approved and adopted by the affirmative vote of the Alliance Stockholders required under the law applicable to Alliance and Alliance's charter;

               (g) By LaTex, upon the prior payment of a termination fee to Alliance in the amount of $1,000,000, plus an amount equal to Alliance's Reimbursable Expenses if LaTex shall have received an unsolicited written offer from a person to effect an Alternative Transaction which, in the exercise of its fiduciary duty after consideration of advice from its legal and financial advisors, LaTex's Board of Directors determines will be more beneficial to the LaTex Stockholders than the Merger and which LaTex's Board of Directors has determined to accept; provided that LaTex shall not be entitled to terminate
                      --------
this Agreement pursuant to this paragraph (g) if LaTex shall have breached
Section 6.9 with respect to the offer in question;
-----------

               (h) By Alliance, upon the prior payment of a termination fee to LaTex in the amount of $1,000,000, plus an amount equal to LaTex's Reimbursable Expenses if Alliance shall have received an unsolicited written offer from a person to effect an Alternative Transaction which, in the exercise of its fiduciary duty after consideration of advice from its legal and financial advisors, Alliance's Board of Directors determines will be more beneficial to the Alliance Stockholders than the Merger and which Alliance's Board of Directors has determined to accept; provided that Alliance shall not be entitled
                                    --------
to terminate this Agreement pursuant to this paragraph (h) if Alliance shall have breached Section 7.8 with respect to the offer in question;
              -----------

               (i) By LaTex if Alliance's Board of Directors shall have approved, recommended or endorsed an Alternative Transaction; or

               (j) By Alliance if LaTex's Board of Directors shall have approved, recommended or endorsed an Alternative Transaction.

               (k) By LaTex if, on September 27, 1996, the matters to be addressed in the opinion described in Section 9(k) will not be true and correct
                                      ------------
as of that date because Alliance has neither (i) entered into any definitive agreement(s) with respect to any Potential Additional Transactions in accordance with the provisions of Section 7.8, after giving effect to such Potential
                       -----------
Additional Transaction as if it had occurred on September 27, 1996 nor (ii) elected to restructure the Merger and the transactions contemplated thereby in accordance with Section 2.11.
                ------------

               (l)  By LaTex, pursuant to its rights under Section 7.8 hereof.
                                                           -----------

               11.2 Manner of Exercise. In the event of termination and
                    ------------------
abandonment by Alliance or LaTex, or both, authorized by Section 11.1, written
                                                         ------------
notice thereof shall forthwith be given to the other parties and this Agreement shall terminate and the transactions contemplated hereunder shall be abandoned without further action by the parties.

               11.3 Effect of Termination.
                    ----------------------

               (a) In the event of the termination and abandonment authorized by Section 11.1(a), (b), (c), (d), (e), (f), (k) or (l), then, subject to, and
   ----------------------------------------------------
except as otherwise provided in, the provisions of Section 11.3(d) and Section
                                                   ---------------     -------
11.3(e), this Agreement shall become void and have no effect, without any
-------
liability on the part of any of the parties or their directors or officers or stockholders in respect of this Agreement and the transactions contemplated hereby, except for the confidentiality obligation of Section 10.1 and Section
                                                     ------------     -------
11.3.
----
               (b) LaTex shall pay to Alliance a termination fee in cash of $1,000,000 plus an amount equal to Alliance's Reimbursable Expenses within five business days of termination of this Agreement by LaTex pursuant to Section
                                                                    -------
11.1(g) or by Alliance pursuant to Section 11.1(j).
-------                            ---------------

               (c) Alliance shall pay to LaTex a termination fee in cash of $1,000,000 plus an amount equal to LaTex's Reimbursable Expenses within five business days of termination of this Agreement by Alliance pursuant to Section
                                                                       -------
11.1(h) or by LaTex pursuant to Section 11.1(i).
-------                         ---------------

               (d) At the election of Alliance, LaTex shall pay to Alliance a termination fee in cash of $1,000,000, plus the amount of Alliance's Reimbursable Expenses within five business days following written notice of such election by Alliance delivered following termination of this Agreement by Alliance pursuant to Section 11.1(b)(i) or (b)(ii), provided that any breach, in
                     ------------------    -------
addition to giving rise to Alliance's right to terminate this Agreement pursuant to Section 11.1(b)(i) or (b)(ii), constituted a knowing misrepresentation or
   ------------------    -------
intentional breach of warranty by LaTex as of the date hereof or an intentional breach of an obligation of LaTex, or a knowing or intentional breach of Article
                                                                        -------
6 hereof, provided, further, that if Alliance delivers such written notice,
-         --------  -------
payment in full of the fees and expense reimbursement pursuant to this Section shall be in complete satisfaction of any and all liabilities or obligations that LaTex or its officers, directors and stockholders may have to Alliance as a result of any of the provisions of this Agreement or the termination thereof.

               (e) At the election of LaTex, Alliance shall pay to LaTex a termination fee in cash of $1,000,000, plus the amount of LaTex's Reimbursable Expenses within five business days following written notice of such election by LaTex delivered following termination of this Agreement by LaTex pursuant to
Section 11.1(c)(i) or (c)(ii), provided that any breach, in addition to giving
------------------    -------
rise to LaTex's right to terminate this Agreement pursuant to Section 11.1(c)(i)
                                                              ------------------
or (c)(ii), constituted a knowing misrepresentation or intentional breach of
   -------
warranty by Alliance as of the date hereof or an intentional breach of an obligation of Alliance, or a knowing or intentional breach of Article 6 hereof,
                                                              ---------
provided, further, that if LaTex delivers such written notice, payment in full
--------  -------
of the fees and expense reimbursement pursuant to this Section shall be in complete satisfaction of any and all liabilities or obligations that Alliance or its officers, directors and stockholders may have to LaTex as a result of any of the provisions of this Agreement or the termination thereof.

     12.  Miscellaneous.
          -------------

               12.1 Survival. Except for Sections 2.1 through 2.9 and this
                    --------             ------------         ---
Article 12, the representations, warranties, covenants and agreements of the
----------
parties to Agreement shall not survive the Closing and shall thereafter be of no further force and effect for any purpose.

               12.2 Expenses. Except as otherwise provided herein, the parties
                    --------
shall each pay their own expenses and costs in connection with this Agreement and the transactions contemplated hereby.

               12.3 Press Releases. No party shall make any public announcement
                    --------------
or press release with respect to this transaction without first consulting with the other parties and giving such parties the opportunity to review and comment thereon.

               12.4 Binding Effect. This Agreement and all of the provisions
                    --------------
hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party without the prior written consent of the others. Nothing contained herein, express or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

               12.5 Severability. Any provision of this Agreement that is
                    ------------
prohibited or unenforceable in any jurisdiction shall, in such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

               12.6 Notices. Any notice, request, instructions or other document
                    -------
to be given hereunder to any party shall be in writing, sent by facsimile transmission or delivered personally or by courier or sent by certified mail, postage prepaid, as follows:

     If to LaTex (prior to the Closing):

          LaTex Resources, Inc.
          4200 East Skelly Drive, Suite 1000
          Tulsa, Oklahoma  74135
          Attn:  Jeffrey T. Wilson, President
          FAX:   (918) 747-7010

     If to Alliance or Newco:

          Alliance Resources Plc
          Kingsbury House
          15-17 King Street
          London SWIY 6QU

          Attn: John A. Keenan, Managing Director
          FAX: 011 44 171 930 6579

     With copy to:

          Jenkens & Gilchrist, P.C.
          1445 Ross Avenue, Suite 3200
          Dallas, Texas 75202-2711

          Attn:  Francis M. Munchinski
          FAX: (214) 855-4300

Any party may change its address for purposes of this Section by giving written notice of such change of address to the other parties in the manner herein provided for giving notice. Any notice or communication hereunder shall be deemed to have been given when (i) deposited in the United States mail, if by certified mail, and (ii) received, if delivered personally or by courier or facsimile transmission.

               12.7 Entire Agreement. This Agreement (including the instruments
                    ----------------
between the parties referred to herein and any waivers delivered pursuant hereto) constitutes the entire agreement among the parties and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, including, without limitation, that certain letter agreement, dated June 28, 1996 between Alliance and LaTex. The Exhibits and Schedules are a part of this Agreement as if fully set forth herein. All references to articles, sections, subsections, paragraphs, clauses, exhibits and schedules shall be deemed references to such part of this Agreement, unless the context shall otherwise require.

               12.8 Amendments; Waivers. No supplement, modification, or
                    -------------------
amendment of this Agreement or waiver of any provision of this Agreement will be binding unless executed in writing by, or on behalf of, all parties to this Agreement. No waiver of any of the provisions of this Agreement will be deemed or will constitute a waiver of any other provision of this Agreement (regardless of whether similar), nor will any such waiver constitute a continuing waiver unless otherwise expressly provided.

               12.9 Headings.  Descriptive headings contained herein are for
                    --------
convenience of reference only and shall not affect the meaning or interpretation hereof.

               12.10 Counterparts. This Agreement may be executed in any number
                     ------------
of counterparts, each of which shall be deemed to be an original but all of which together shall constitute but one agreement.

               12.11 Specific Performance. The parties hereto agree that
                     --------------------
irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provision hereof in any court of the United States or any state having jurisdiction, in addition to any other remedy to which they are entitled at law or in equity.

               12.12 GOVERNING LAW. THIS AGREEMENT AND THE LEGAL RELATIONS AMONG
                     -------------
THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

               12.13 Schedules.  Any item disclosed by any party in the its
                     ---------
Disclosure Schedule for one purpose and in response to a specific section of this Agreement shall not be deemed disclosed for any other purpose and in response to any other section of the Agreement unless specifically so stated.

               12.14 Time of Essence.  Time is of the essence of the parties'
                     ---------------
obligations to consummate the transactions contemplated by this Agreement on the Closing Date.

               12.15 Best Efforts.  No provision of this Agreement calling for a
                     ------------
party to use its best efforts or reasonable efforts shall be construed so as to require such party to incur out-of-pocket expenditures other than expenditures normally incurred in transactions similar to the Merger or to take any step that would not be commercially reasonable, in light of all of the circumstances.

     EXECUTED as of the day and year first above written.

Alliance:                                    NEWCO:

ALLIANCE RESOURCES PLC                       ALLIANCE RESOURCES (DELAWARE), INC.


By:     John A. Keenan                        By:    John A. Keenan
     -------------------                          ------------------------------
        President                                    President


LATEX:

LATEX RESOURCES, INC.

By:      Jeffrey T. Wilson
     -------------------------
         President

                                                                      APPENDIX C


                        OPINIONS OF WOOD ROBERTS, LLC.



August 8, 1996


The Board of Directors
LaTex Resources, Inc.
4200 East Skelly Drive, Suite 1000
Tulsa, Oklahoma  74135

Gentlemen:

You have asked Wood Roberts, LLC. to examine the terms of the proposed merger (the "Merger") between LaTex Resources, Inc. ("LaTex") and Alliance Resources PLC ("Alliance"), as set forth in the Agreement and Plan of Merger scheduled to be executed on August 9, 1996 (the "Agreement"), in conjunction with the proposed disposal of certain assets of LaTex as provided by the Agreement, and to render an opinion as to the fairness of such terms from a financial stand point to the shareholders of LaTex.

Pursuant to the Agreement, Alliance Resources (Delaware), Inc. ("Alliance Delaware"), a newly formed, wholly owned subsidiary of Alliance, will be merged with and into LaTex and the separate corporate existence of Alliance Delaware will cease. LaTex will be the surviving corporation in the Merger and will be a wholly owned subsidiary of Alliance.

All issued and outstanding Common Shares, Series A Shares and Series B Shares of LaTex will be canceled and, in consideration of such cancellation, the holders will become entitled to the allotment of common shares of Alliance with a par value (Pounds)0.40 ("Alliance Shares") in the total amount of 21,448,787 Alliance Shares, equal to 72% of the then issued Alliance Shares, and in amounts for each Common Share, Series A Share and Series B Share as will be set forth in the Agreement prior to execution. In consequence, the opinion expressed hereinbelow is qualified with respect to the fairness of the allocation of Alliance Shares between the separate classes of LaTex Shares.

Each warrant to purchase LaTex Common Shares (a "Warrant") will be canceled and, in consideration of such cancellation, the holder will become entitled to receive a new warrant to subscribe for the number of Alliance Shares that the holder of the Warrant would have been entitled to receive if such holder had exercised the Warrant prior to the Merger and received LaTex shares. The holders of Warrants will have the right to subscribe to a further number of Alliance Shares as will be set forth in the Agreement.

The Alliance Shares are currently traded on the London Stock Exchange and LaTex Common Shares are traded on the over the counter market of the NASD. Following the Merger, the Alliance Shares will be traded on the London Stock Exchange and no market will be made on NASDAQ.

It is a condition of the Agreement that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986 and that the exchange of shares in the Merger will not give rise to gain or loss to LaTex or its shareholders. As of the date of this letter, Alliance is in negotiation with certain other entities regarding the potential acquisition of other assets or companies. We cannot give an opinion on the effect of such potential acquisitions on the shareholders of LaTex. However, the terms of the Agreement provide that the terms of such potential acquisitions must be acceptable to LaTex prior to the execution of an agreement relating thereto.

The Agreement excludes certain non-performing assets of LaTex from the Merger. Such assets will be sold to Imperial Petroleum, Inc. for a consideration of 100,000 LaTex Common Shares.

                                     C-1-1

In arriving at our opinion, we have reviewed the Agreement, information provided to us by the management of LaTex and Alliance and by certain of their professional advisors, as well as information that is in the public domain. Furthermore, we have had the opportunity of meeting with the management of LaTex and Alliance to discuss the historical and current business of each company, their prospects as stand-alone entities and the potential short-term and medium-term strategic and financial benefits of the proposed Merger.

Our review of the terms of the Merger has been undertaken with reference to, among other things: the relative net asset values of LaTex and Alliance; financial condition and debt ratios; earnings, cash flow and the ability to develop or re-work assets; and the pro forma financial position of the merged company and its ability to obtain debt or equity funding. We have analyzed certain financial, industry and market related information and data. Furthermore, we have examined data indicative of the relative merits of LaTex shareholders exchanging their shares for shares listed for trading on the London Stock Exchange. We have not been asked to undertake an independent analysis of comparable transactions. However, we have reviewed certain published data in this regard.

We have not independently verified any of the foregoing information and, in using such information in our review of the Merger, we have relied upon it being complete and accurate in all material respects.

In any merger of publicly traded companies, regulatory and governmental approvals must be sought and obtained. In our review of the Merger of LaTex and Alliance, we have assumed that such approvals will be forthcoming and that no restriction will be imposed that will have a material adverse effect on the contemplated benefits of the Merger. Our opinion is rendered on the basis of our knowledge of the circumstances disclosed to us as of the date of this letter.

We act as financial advisor to LaTex in relation to the Merger. We have received fees for such services in the past and have an agreement with LaTex for the payment of a fee if the Merger is consummated. John R. Martinson, a director of LaTex, is a principal of Wood Roberts, LLC. Mr. Martinson has recused himself from consideration of the terms of the Merger for the purpose of this opinion.

Based upon the results of our analysis of the matters set forth above, our knowledge of the market for and valuation of securities in the U.S.A. and the United Kingdom, our overall experience in the energy sector in both of the aforementioned countries, all other factors that we consider to be relevant and subject to the qualification hereinbefore stated, we are of the opinion that the financial terms of the Merger are fair to the shareholders of LaTex.

Yours sincerely,



WOOD ROBERTS, LLC.

                                     C-1-2

October 1, 1996


The Board of Directors
LaTex Resources, Inc.
4200 East Skelly Drive, Suite 1000
Tulsa, Oklahoma  74135

Gentlemen:

You have asked Wood Roberts, LLC. to examine the proposed amended Section 9(k) of the proposed merger (the "Merger") between LaTex Resources, Inc. ("LaTex"), and Alliance Resources Plc ("Alliance") and Alliance Resources (Delaware), Inc. ("Alliance Delaware"), as set forth in the Agreement and Plan of Merger dated August 12, 1996 (the "Agreement") and to render an opinion as to the fairness of such amendment from a financial standpoint to the shareholders of LaTex.

The amendment, as proposed by Alliance, seeks to eliminate the condition that counsel for Alliance and Alliance Delaware shall issue a satisfactory opinion that the Merger is a tax free reorganization under Section 368(a) of the Internal Revenue Code of 1986 and that the exchange of LaTex shares and warrants for Alliance shares will not give rise to gain or loss to the LaTex shareholders.

In rendering this further opinion, Wood Roberts has relied upon information provided to it by LaTex to the effect that the transaction will be a taxable event and offers no opinion as to the tax status of the transaction. Furthermore, Wood Roberts has not been asked to, nor is it willing to, provide an opinion on the tax effect of the transaction on individual shareholders or classes of shareholders, and all such shareholders should consult their own tax advisor with reference to their own position.

The contents of this opinion and the related analysis provided herewith should be considered in conjunction with and subject in all respects to the terms of reference, contents of and limitations to the fairness opinion rendered by Wood Roberts in relation to the Merger on August 8, 1996.

Based upon our understanding of the tax effect of the proposed amendment, our knowledge of the historical and current price of LaTex shares, our knowledge of the market for and valuation of securities in the U.S.A. and the United Kingdom, our experience in the energy sector in both of the aforementioned countries, the overall and continuing benefits to be obtained by the shareholders of LaTex from the Merger with Alliance, all other factors that we consider to be relevant, and subject to the qualifications hereinbefore stated, we are of the opinion that the financial terms of the Merger remain fair to the shareholders of LaTex.

Yours sincerely,



WOOD ROBERTS, LLC.

                                     C-2-1

March 11, 1997


The Board of Directors
LaTex Resources, Inc.
4200 East Skelly Drive, Suite 1000
Tulsa, Oklahoma 74135

Gentlemen:

The terms of the proposed merger (the "Merger") between LaTex Resources, Inc. ("LaTex"), Alliance Resources Plc ("Alliance") and Alliance Resources (Delaware), Inc. ("Alliance Delaware"), as set forth in the Agreement and Plan of Merger dated August 12, 1996 (the "Agreement") have been amended with respect to the allocation of New Alliance Shares between the various classes of LaTex shareholders.

The fairness of the Merger to the shareholders of LaTex as a group from a financial standpoint has been examined and opinions of Wood Roberts on this matter have been provided to the Board of Directors of LaTex in opinions dated August 6, 1996 and October 1, 1996. You have asked Wood Roberts to provide an opinion as to the fairness of the amended allocation of the shares of New Alliance between the three classes of LaTex stock: the Common, the Series A Convertible Preferred and Series B Senior Convertible Preferred.

The contents of this opinion and all related analyses must be considered in conjunction with and subject in all respects to the terms of reference, contents of and limitations to the previous fairness opinions rendered by Wood Roberts in relation the Merger. As previously, Mr. John Martinson has recused himself from the consideration of the matters addressed herein.

The aggregate number of New Alliance Shares to be issued to the shareholders of LaTex will remain unchanged in the total amount of up to 21,448,787 shares, equal to approximately 72% of the then issued New Alliance Shares. However, pursuant to the amended terms, the LaTex shareholders will receive: 0.85981 New Alliance Shares for each Common Share; 2.58201 New Alliance Shares for each Series A Convertible Preferred Share; and 6.17632 New Alliance Shares for each Series B Senior Convertible Preferred Share.

The amendment to the terms has been made for two reasons: first, because the payment of quarterly preference dividends attributable to the Series A Convertible Preferred Stock and Series B Senior Convertible Preferred Stock has been satisfied, in the same manner as all previous dividends, by the issuance of additional shares of preferred stock, thereby increasing the proportion of the Company owned by such preferred shareholders; and, second, so as properly to reflect the value of the senior preference rights of the Series B Senior Convertible Preferred Stock.

Based upon our analysis of the rights attaching to each class of LaTex share and the number of such shares issued, Wood Roberts is of the opinion that the allocation of the New Alliance Shares between the three classes of LaTex shares is fair to the holders of each class.


Yours sincerely,


WOOD ROBERTS LLC

                                     C-3-1

                                                                      APPENDIX D

                       DELAWARE GENERAL CORPORATION LAW

(S)262.  APPRAISAL RIGHTS.

  (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S)228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections
(b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S)251, (S)252, (S)254, (S)257, (S)258, (S)263 or (S)264 of
this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
  (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsections (f) or
  (g) of (S)251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S)251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

          a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

          b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

          c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

          d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S)253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

  (d)  Appraisal rights shall be perfected as follows:

       (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand.
  A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

       (2) If the merger or consolidation was approved pursuant to (S)228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.